EXHIBIT 10.95
LEASE
between
HWA 1290 III LLC, HWA 1290 IV LLC, AND HWA 1290 V LLC,
collectively, Landlord,
and
BROADPOINT GLEACHER SECURITIES GROUP, INC.,
Tenant.
1290 Avenue of the Americas
New York, New York 10104
as of September 30, 2009

v

DEFINED TERMS

Term	Page

ACM	10
ADA	42
Additional Antennae	29
Additional Antennae Site	29
Additional Antennae Site End Date	30
Additional Power Fee	65
Additional Space	119
Additional Space Commencement Date	123
Additional Space Notice	120
Additional Space Option	120
Additional Space Term	120
Adjusted Contract Price	50
Affiliate	5
Alterations	54
Alterations Notice	56
Amortized Transfer Expenses	94
Antennae	29
Antennae Site	29
Applicable Area	125
Applicable Back-Up Power Source	63
Applicable Base Tax Period	19
Applicable Date	126
Applicable Option Space	115
Applicable Rate	5
Applicable Rent Commencement Date	3
Applicable Scheduled Commencement Date	2
Applicable Space	1
Applicable Terms	110
Appraiser	127
Approved Contractors	45
Assessed Valuation	19
ATS	63
Authorized Change	47
Average Cost per Kilowatt Hour	13
Average Cost per Peak Demand Kilowatt	13
Bank Requirements	138
Bankruptcy Code	130
Base Cleaning Services	34
Base Electrical Capacity	38
Base Rate	5
Basic Alteration	55
Basic Antennae	29
Basic Antennae Site	29
Basic Sublease Provisions	105

Term	Page

Bid	45
Bid Construction Period	44
Bid Due Date	45
Bid Packages	44
Bid Price	44
Broker	145
Building	1
Building Change	61
Building Hours	32
Building Standard Installations	53
Building Systems	32
Business Days	5
Casualty Statement	88
Change Authorization Notice	47
Changes	44
Claim	147
Claim Against Landlord	145
Claim Against Tenant	146
Cogent Plant	63
Compliance Challenge	76
Condenser Water System	36
Construction Contract	45
Construction Documents	43
Consumer Price Index	5
Contract Construction Period	45
Contract Price	45
Contractor Change Statement	46
Control	6
Cost Statement	52
Data Room Commencement Date	2
Decorative Alterations	54
Deficiency	135
Designated Pantry	34
Designated Shaftways	28
Electricity Additional Rent	39
Electricity Inclusion Charge	41
Emergency Generator System	63
Escalation Rent	6
Event of Default	128
Excluded Amounts	19
Exhibit “A”-3	2
Existing Data Room	2
Existing Letter of Credit	137
Expansion Space A	119
Expansion Space B	119
Expedited Arbitration Proceeding	149

Term	Page

Expiration Date	1
Fair Market Rent	125
Final Construction Documents	43
Final Plans	43
Fixed Expiration Date	1
Fixed Rent	4
Governmental Authority	75
Holidays	6
HVAC	32
HVAC Systems	32
Impeding Building Violation	67
Impeding Work Violation	67
Indemnitee	147
Indemnitor	147
Initial Alterations	55
Insolvency Events	132
Insolvency Party	130
Landlord	1
Landlord Indemnitees	146
Landlord’s Base Building Work	43
Landlord’s Data Room Work	43
Landlord’s Determination	127
Landlord’s Office Contribution	51
Landlord’s Property Policy	84
Landlord’s Supplemental Space Contribution	51
Landlord’s Work	43
Late Completion Penalty	45
Lessor	77
Letter of Credit	138
License Fee	30
Limited Access Period	70
LW Permits	46
Major Sublease	112
Major Sublease Guarantor	112
Major Sublease Unit	112
Major Subtenant	116
Minor Alteration	56
Minor Alterations Threshold	56
Monthly Operating Expense Payment Amount	15
Mortgage	77
Mortgagee	77
Net Worth Assignment Requirement	107
Nondisturbance Agreement	77
Non-Performance Outside Date	49, 50
Occupancy Agreement	92
Office Changes	46

x

Term	Page

Office Improvement Work	43
Office Premises	1
Office Premises Base Operating Expense Year	11
Office Premises Base Operating Expenses	11
Office Premises Base Tax Period	19
Office Premises Base Taxes	19
Office Premises Fixed Rent	3
Office Premises Rent Commencement Date	3
Office Premises Tax Payment	19
Office Premises Tax Year	21
One Penn Assignment	137
One Penn Landlord	137
One Penn Lease	137
Operating Expense Payment	11
Operating Expense Statement	11
Operating Expense Year	11
Operating Expenses	7
Option	115
Option Cutoff Date	116
Option Notice	115
Option Response Notice	115
Option Space	114
Option Space A	114
Option Space B	114
Option Space C	114
Option Space Commencement Date	118
Option Term	115
Out-of-Pocket Costs	6
Overtime Periods	32
Partial Renewal Space	124
Permitted Party	92
Permitted Uses	26
Person	6
Predecessor Tenant	131
Premises	1
Price Adjustment	47
Price Adjustments	44
Property Management Charge	7
Proposed Transfer Terms	94
Prospective Operating Expense Statement	15
Punch List Items	48
Qualified Alteration	62
Qualified Work Costs	51
Real Property	1
Recapture Assignee	98
Recapture Assignment	97

Term	Page

Recapture Assignment Notice	97
Recapture Date	95
Recapture Procedure	93
Recapture Space	94
Recapture Sublease	95
Recapture Sublease Notice	95
Recapture Subtenant	96
Recapture Termination	99
Recapture Termination Notice	99
Recognition Agreement	112
Recognition Effective Date	112
Removed Space	124
Renewal Notice	123
Renewal Option	123
Renewal Premises	124
Renewal Term	123
Rent Commencement Date	3
Rent Notice	126
Rentable Area	6
Rental	2
Requirements	75
Reserved Areas	71
Risers	28
ROFO Minimum Occupancy Requirement	116
Rules	27
Scheduled Additional Space Commencement Date	119
Scheduled Option Space Commencement Date	115
Second Bite Date	88
Security Amount	138
Selected Bid	45
Selected Contractor	45
Settlement	148
Short-Term Assignment	97
Short-Term Sublease	95
Simple Alteration	56
Special Occupant	113
Special Work	49
Specialty Alterations	55
Substantial Completion	55
Successor	78
Successor Limitation Items	79
Superior Lease	78
Supplemental Space	1
Supplemental Space Base Tax Period	20
Supplemental Space Base Taxes	20
Supplemental Space Changes	46

Term	Page

Supplemental Space Commencement Date	2
Supplemental Space Fixed Rent	4
Supplemental Space Rent Commencement Date	3
Supplemental Space Tax Payment	20
Supplemental Space Tax Year	21
Tax Payment	21
Tax Protest Request	23
Tax Statement	21
Tax Year	21
Taxes	20
Tenant	1
Tenant Indemnitees	146
Tenant Obligor	133
Tenant Work Delays	53
Tenant’s Architect	43
Tenant’s Determination	127
Tenant’s Excess Work Cost	51
Tenant’s Liability Policy	83
Tenant’s Office Premises Operating Expense Share	11
Tenant’s Office Premises Tax Share	21
Tenant’s Property	55
Tenant’s Property Policy	83
Tenant’s Representatives	44
Tenant’s Statements	82
Tenant’s Supplemental Space Tax Share	21
Tenant’s Tax Share	21
Tenant’s Work Cost	51
Tenant’s Worker’s Compensation Policy	83
Term	1
Term Sheet	105
Time Adjustment	47
Transfer	92
Transfer Date	94
Transfer Expenses	94
Transfer Inflow	107
Transfer Notice	93
Transfer Outflow	107
Transfer Profit	106
Transferee	94
Transferor	93
Unavoidable Delays	73
Usable Area	6
Utility Company	14
Work Access	70

EXHIBITS
Exhibit “A”-1 — Office Premises — 4th Floor
Exhibit “A”-2 — Office Premises — 5th Floor
Exhibit “A”-3 — Supplemental Space
Exhibit “A”-4 — Existing Data Room
Exhibit “3.3” — Rules
Exhibit “3.4” — Designated Shaftways
Exhibit “3.6” — Basic Antennae Site
Exhibit “3.10” — Certificate of Occupancy
Exhibit “4.3” — HVAC Specifications
Exhibit “4.4” — Cleaning Specifications
Exhibit “6.2”-1 —A Landlord’s Base Building Work
Exhibit “6.2”-1 —B Window Film Specifications
Exhibit “6.2”-2 Final Plans
Exhibit “17.3” — Cushman Competitors
Exhibit “18.1”- 1— Option Space A
Exhibit “18.1”- 2— Option Space B
Exhibit “18.1”- 3— Option Space C
Exhibit “19.1”-1 — Expansion Space A
Exhibit “19.1”-2 — Expansion Space B

     THIS LEASE, dated as of the                      day of September, 2009, by and between HWA 1290 III LLC, HWA 1290 IV LLC, AND HWA 1290 V LLC, each a Delaware limited liability company, having an address c/o Vornado Office Management LLC, collectively, as landlord, and BROADPOINT GLEACHER SECURITIES GROUP, INC., a New York corporation, having an address c/o Broadpoint Securities Group, Inc., One Penn Plaza, New York, New York 10019, as tenant (the Person that holds or Persons that collectively hold the interest of the landlord hereunder at any particular time being referred to herein as “Landlord”; subject to Section 17.1(F) hereof, the Person that holds the interest of the tenant hereunder at any particular time being referred to herein as “Tenant”).
WITNESSETH:
     WHEREAS, Landlord wishes to demise and let unto Tenant, and Tenant wishes to hire and take from Landlord, on the terms and subject to the conditions set forth herein, the premises located in the building that is known by the street address of 1290 Avenue of the Americas, New York, New York 10104 (the “Building”; the Building, together with the plot of land on which the Building is constructed, being collectively referred to herein as the “Real Property”), as follows:
1.	the space that is located on a portion of the fourth (4th) floor as shown by cross-hatching on Exhibit “A”-1 attached hereto and made a part hereof and the fifth (5th) floor of the Building, as shown by cross hatching on Exhibit “A”-2 attached hereto and made a part hereof (collectively, the “Office Premises”), and

2.	the space that is located on the sub-basement level of the Building, as shown by cross-hatching on Exhibit “A”-3 attached hereto and made a part hereof (the “Supplemental Space”) (each of the Office Premises and the Supplemental Space being referred to herein as an “Applicable Space”).
     NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, Landlord and Tenant hereby agree as follows:
Article 1
DEMISE, TERM, FIXED RENT
     1.1. Demise.
     Subject to the terms hereof, Landlord hereby demises and lets to Tenant and Tenant hereby hires and takes from Landlord each Applicable Space for the term to commence on the Applicable Commencement Date and to end on April 30, 2025 (the “Fixed Expiration Date”; the Fixed Expiration Date, or such earlier or later date that the term of this Lease expires or otherwise terminates pursuant to the terms hereof or pursuant to law, being referred to herein as the “Expiration Date”; the term commencing on the Commencement Date and ending on the Expiration Date being referred to herein as the “Term”; the Applicable Spaces for which the Applicable Commencement Date has occurred being collectively referred to herein as the “Premises”).

     1.2. Commencement Date.
          (A)
          (1) Subject to Section 1.2(C) hereof, the term of this Lease for the Office Premises, excluding, however, the portion thereof shown on Exhibit “A-4” attached hereto and made a part hereof (such excluded portion of the Office Premises, the “Existing Data Room”) shall commence on April 1, 2010 (the “Office Premises Commencement Date”);
          (2) The term of this Lease for the Existing Data Room shall commence on the date on which Landlord delivers the Existing Data Room to Tenant with Landlord’s Data Room Work Substantially Complete (such later date, the “Data Room Commencement Date”); and
          (3) Subject to Section 1.2(C) hereof, the term of this Lease for the Supplemental Space shall commence on April 1, 2010 (the “Supplemental Space Commencement Date”);
(being referred to herein as the “Applicable Commencement Date”).
          (B) The term “Rental” shall mean, collectively, the Fixed Rent, the Escalation Rent the additional rent payable by Tenant to Landlord hereunder, and all other amounts payable by Tenant to Landlord hereunder.
          (C) If a Person remains in occupancy of (x) the Office Premises (or any portion thereof), or (y) the Supplemental Space (or any portion thereof), on the Applicable Commencement Date, then in any case, Landlord, at Landlord’s expense, shall use reasonable diligence (which reasonable diligence shall include, without limitation, Landlord’s instituting and diligently prosecuting a holdover proceeding against such Person) to remove such Person from the Office Premises, or the Supplemental Space, as the case may be, as promptly as reasonably practicable thereafter. Landlord shall have no liability to Tenant, and Tenant shall have no right to terminate or rescind this Lease or reduce the Rental from and after the Rent Commencement Date, in each case deriving from Landlord’s failure to deliver vacant and exclusive possession of (x) the Office Premises or (y) the Supplemental Space to Tenant, as the case may be, on the Applicable Space Commencement Date. Landlord and Tenant intend that this Section 1.2(C) constitutes an “express provision to the contrary” for purposes of Section 223-a of the New York Real Property Law.
          (D) Notwithstanding anything to the contrary contained herein, the occurrence of the Office Premises Commencement Date and the Office Premises Rent Commencement Date is not conditioned on or otherwise contingent upon Landlord’s Substantial Completion of Landlord’s Base Building Work or the Office Improvement Work. Except as expressly set forth herein, in the event that Landlord’s Base Building Work or the Office Improvement Work shall not be Substantially Complete on the Office Premises Commencement Date, Landlord shall have no liability to Tenant, and Tenant shall have no right to reduce the Rental from and after the Rent Commencement Date.

     1.3. Rent Commencement Date.
          (A) The term “Rent Commencement Date” shall mean the Applicable Rent Commencement Date that first occurs.
          (B) The term “Applicable Rent Commencement Date” shall mean the Office Premises Rent Commencement Date (with respect to the Office Premises) and the Supplemental Space Rent Commencement Date (with respect to the Supplemental Space).
          (C) The term “Office Premises Rent Commencement Date” shall mean, subject to Section 6.2 hereof, May 1, 2010.
          (D) The term “Supplemental Space Rent Commencement Date” shall mean, subject to Section 6.2 hereof, February 1, 2011.
     1.4. Fixed Rent.
          (A) Subject to Section 1.4(B) hereof, the annual fixed rent for the Office Premises (the “Office Premises Fixed Rent”) which amount includes the annual fixed rent for the Existing Data Room shall be an amount equal to:
          (1) Four Million Four Hundred Three Thousand One Hundred Thirty-Six Dollars and No Cents ($4,403,136.00) ($366,928.00 per month) for the period commencing on the Office Premises Rent Commencement Date and ending on March 31, 2013;
          (2) Four Million Five Hundred Eighty-Nine Thousand Ninety-One Dollars and No Cents ($4,589,091.00) ($382,424.25 per month) for the period commencing on April 1, 2013 and ending on April 30, 2015;
          (3) Four Million Seven Hundred Thirty-Six Thousand Eighty-Three Dollars and No Cents ($4,736,083.00) ($394,673.58 per month) for the period commencing on May 1, 2015 and ending on March 31, 2017;
          (4) Four Million Nine Hundred Twenty-Two Thousand Thirty-Eight Dollars and No Cents ($4,922,038.00) ($410,169.83 per month) for the period commencing on April 1, 2017 and ending on April 30, 2020;
          (5) Five Million One Hundred Five Thousand Seven Hundred Seventy-Eight Dollars and No Cents ($5,105,778.00) ($425,481.50 per month) for the period commencing on May 1, 2020 and ending on March 31, 2021; and
          (6) Four Million Four Hundred Thirty-Six Thousand Three Hundred Forty Dollars and No Cents ($4,436,340.00) ($369,695.00 per month) for the period commencing on April 1, 2021 and ending on the Fixed Expiration Date.
          (B) Notwithstanding the provisions of Section 1.4(A) hereof to the contrary, for the period commencing on the Office Premises Rent Commencement Date and ending on the day immediately preceding the date on which the Data Room Commencement Date shall occur, the Office Premises Fixed Rent shall be reduced by an amount equal to Three Thousand Five Hundred Six Dollars and Twenty-Five Cents ($3,506.25) per month (which amount is equal to the quotient obtained by dividing (i) the product obtained by multiplying (x) Fifty-One Dollars and No Cents ($51.00), by (y) the number of square feet of Rentable Area comprising the Existing Data Room by (ii) twelve (12)). It is the intent and purpose of this Section 1.4(B) that Tenant shall not be obligated to pay Office Premises Fixed Rent with respect to the Existing Data Room until the Data Room Commencement Date shall occur.
          (C) The annual fixed rent for the Supplemental Space (the “Supplemental Space Fixed Rent”) shall be:
          (1) Twenty Thousand Seventy-Five Dollars and No Cents ($20,075.00) ($1,672.92 per month) for the period commencing on the Supplemental Space Rent Commencement Date and ending on the day immediately preceding the date that is five (5) years after the Supplemental Space Rent Commencement Date;
          (2) Twenty-Two Thousand Eighty-Two Dollars and Fifty Cents ($22,082.50) $1,840.21 per month) for the period commencing on the date that is five (5) years after the Supplemental Space Rent Commencement Date and ending on the day immediately preceding the date that is ten (10) years after the Supplemental Space Rent Commencement Date; and
          (3) Twenty-Four Thousand Ninety Dollars and No Cents ($24,090.00) ($2,007.50 per month) for the period commencing on the date that is ten (10) years after the Supplemental Space Rent Commencement Date and ending on the Fixed Expiration Date;
(the Office Premises Fixed Rent and the Supplemental Space Fixed Rent being collectively referred to herein as the “Fixed Rent”).
     1.5. Payments of Fixed Rent.
          (A) Subject to Section 1.5(B) hereof, Tenant shall pay the Fixed Rent in lawful money of the United States of America that is legal tender in payment of all debts and dues, public and private, at the time of payment, in equal monthly installments, in advance, on the first (1st) day of each calendar month during the Term commencing on the Rent Commencement Date, at the office of Landlord or such other place as Landlord may designate from time to time on at least thirty (30) days of advance notice to Tenant, without any set-off, offset, abatement or deduction whatsoever (except to the extent otherwise expressly set forth herein).
          (B) Landlord shall have the right to require Tenant to pay the Fixed Rent and any other items of Rental when due by wire transfer of immediately available funds to an account that Landlord designates from time to time on at least sixty (60) days of advance notice to Tenant.
          (C) Subject to Section 1.5(B) hereof, Tenant shall have the right to pay the Fixed Rent and any other items of Rental by wire transfer of immediately available funds to an account that Landlord designates from time to time on at least thirty (30) days of advance notice to Tenant. Landlord shall so designate an account within thirty (30) days after Tenant’s request therefor from time to time.

          (D) If the Rent Commencement Date is not the first (1st) day of a calendar month, then (x) the Fixed Rent due hereunder for the calendar month during which the Rent Commencement Date occurs shall be adjusted appropriately based on the number of days in such calendar month, and (y) Tenant shall pay to Landlord such amount (adjusted as aforesaid for such calendar month) on the Rent Commencement Date. If the Expiration Date is not the last day of a calendar month, then the Fixed Rent due hereunder for the calendar month during which the Expiration Date occurs shall be adjusted appropriately based on the number of days in such calendar month.
     1.6. Certain Definitions.
          (A) The term “Affiliate” shall mean a Person that (1) Controls, (2) is under the Control of, or (3) is under common Control with, the Person in question.
          (B) The term “Applicable Rate” shall mean, at any particular time, the lesser of (x) two hundred (200) basis points above the Base Rate at such time, and (y) the maximum rate permitted by applicable law at such time.
          (C) The term “Base Rate” shall mean the rate of interest announced publicly from time to time by Citibank, N.A., or its successor, as its “prime lending rate” (or such other term as may be used by Citibank, N.A. (or its successor), from time to time, for the rate presently referred to as its “prime lending rate”).
          (D) The term “Business Days” shall mean all days, excluding Saturdays, Sundays and Holidays.
          (E) The term “Consumer Price Index” shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, All Items (1982-84 = 100), seasonally adjusted, for the most specific area that includes the location of the Building (which the parties acknowledge is currently New York — Northern New Jersey — Long Island, NY — NJ — CT — PA), or any successor index thereto. If the Consumer Price Index is converted to a different standard reference base or otherwise revised, then the determination of adjustments provided for herein shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau does not publish such conversion factor, formula or table, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc. or any other nationally recognized publisher of similar statistical information. If the Consumer Price Index ceases to be published, and there is no successor thereto, then Landlord and Tenant shall use diligent efforts, in good faith, to agree upon a substitute index for the Consumer Price Index. Either party shall have the right to submit the issue of the designation of such substitute index to an Expedited Arbitration Proceeding.
          (F) The term “Control” shall mean direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation or other majority equity interest if not a corporation and the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or by contract.

          (G) The term “Escalation Rent” shall mean the Rental payable to Landlord under Article 2 hereof.
          (H) The term “Holidays” shall mean all days observed as legal holidays by either (x) the State of New York, (y) the United States of America, or (z) the labor unions that service the Building; provided, however, that if (x) all of the labor unions that service the Building do not observe a particular day as a holiday, and (y) the State of New York or the United States of America do not otherwise observe such day as a holiday, then such day shall constitute a Holiday for purposes hereof only to the extent that Landlord requires the services that are provided by members of the particular labor union to perform the corresponding service for Tenant hereunder (so that if, for example, (x) the labor union for office cleaning personnel observes a particular day as a holiday but the labor union for the engineers that operate the HVAC System does not observe such day as a holiday, and (y) the State of New York or the United States of America does not otherwise observe such day as a holiday, then such day shall constitute a Holiday for purposes of determining whether Landlord is required to provide office cleaning services on such day, but such day shall not constitute a Holiday for purposes of determining whether Landlord is required to provide HVAC services on such day).
          (I) The term “Out-of-Pocket Costs” shall mean costs that a Person pays to a third party that is not an Affiliate of such Person (and, accordingly, Out-of-Pocket Costs shall not include (i) the costs that such Person incurs in compensating its own employees to perform a service or supervise work within the scope of their employment, or (ii) the administrative costs that such Person incurs in operating its own offices).
          (J) The term “Person” shall mean any natural person or persons or any legal form of association, including, without limitation, a partnership, a limited partnership, a corporation, and a limited liability company.
          (K) The term “Rentable Area” shall mean, with respect to a particular floor area, the area thereof (expressed as a particular number of square feet), as determined in accordance with the standards that the parties used to calculate that the area of all of the Premises is the sum of (i) seventy-three thousand nine hundred thirty-nine (73,939) square feet for the Office Premises which includes eight hundred twenty-five (825) square feet for the Existing Data Room and (ii) eight hundred three (803) square feet for the Supplemental Space.
          (L) The term “Usable Area” shall mean, with respect to a particular floor area, the usable area thereof (expressed as a particular number of square feet), as determined in accordance with The Recommended Method of Floor Measurement of Office Buildings, Effective January 1, 1987, as published by The Real Estate Board of New York, Inc.
Article 2
ESCALATION RENT
     2.1. Operating Expense Definitions.
          (A) The term “Operating Expenses” shall mean, subject to the terms of this Section 2.1 and to Section 2.2(B) hereof, the expenses paid or incurred by or on behalf of

Landlord in insuring, maintaining, repairing, managing and operating the Real Property (and employing personnel therefor) as reflected on Landlord’s books (which Landlord shall keep in accordance with generally accepted accounting principles, or international financial reporting standards, if and when the same may be adopted, in either case, consistently applied). Landlord shall have the right to include in Operating Expenses for a particular Operating Expense Year a property management charge in an amount equal to the product obtained by multiplying (i) two percent (2%), by (ii) the gross rents that Landlord collects from Tenant and the other tenants in the Building during such Operating Expense Year (such amount being referred to herein as the “Property Management Charge”). Operating Expenses shall exclude:
          (1) Taxes,
          (2) Excluded Amounts,
          (3) subject to Section 2.2(B) hereof, payments of interest or principal in respect of Landlord’s debt (including, without limitation, any debt that is secured by Mortgages),
          (4) expenses that relate to leasing space in the Building (including, without limitation, the cost of tenant improvements (or allowances or concessions that Landlord provides to a tenant therefor), the cost of performing improvements, alterations, additions, changes, or replacements to prepare a particular portion of the Building for occupancy by a tenant, the cost of rent concessions, advertising expenses, leasing commissions, marketing and promotional costs, attorneys fees, disbursements and the cost of lease buy-outs),
          (5) expenses that Landlord incurs in selling, purchasing, financing or refinancing the Real Property,
          (6) the cost of any repairs, replacements or improvements to the Building that are required to be capitalized by generally accepted accounting principles or international financial reporting standards, if and when the same may be adopted, as the case may be (including, without limitation, lease obligations that are required to be capitalized under generally accepted accounting principles or international financial reporting standards, if and when the same may be adopted, as the case may be) (except in each case as otherwise provided in Section 2.2(B) hereof),
          (7) depreciation or amortization expense (subject, however, to Section 2.2(B) hereof),
          (8) the cost of electricity that is furnished to the portions of the Building that Landlord has leased, that Landlord is offering for lease, or that otherwise constitutes leasable space that is not used for the general benefit of the occupants the Building (it being understood that Operating Expenses shall include the cost of electricity that is required to operate the Building Systems as provided in Section 2.2(B) hereof),
          (9) salaries and the cost of benefits in either case for personnel above the grade of a dedicated, on-site building manager,

          (10) charges for the general overhead costs that Landlord incurs in managing, operating, maintaining, leasing or staffing its offices that are not located at the Building,
          (11) rent paid or payable under Superior Leases (except to the extent that (I) such rent that is paid or payable under Superior Lease is for taxes or operating expenses (but only to the extent that such taxes or operating expenses would not have been otherwise excluded from Taxes or Operating Expenses in accordance with the terms hereof), and (II) Landlord has not otherwise included such Taxes or Operating Expenses in the calculation of Escalation Rent under this Article 2),
          (12) subject to Section 2.2 hereof, any expense for which Landlord is otherwise compensated or reimbursed, including, but not limited to, by virtue of insurance proceeds, condemnation proceeds, (including any deductibles therefore) claims under warranties, Tenant or other tenants in the Building making payment directly to Landlord or Landlord’s managing agent for Landlord’s services in the Building or otherwise (other than by virtue of other tenants in the Building making payments to Landlord for Operating Expenses as escalation rental),
          (13) the cost of providing any level of service that exceeds the level of service that Landlord furnishes to Tenant hereunder,
          (14) the cost of remedying defects in the initial construction of the Building or other renovations performed by Landlord to the Building,
          (15) legal or arbitration fees and disbursements that are paid or incurred in connection with the negotiation of, or disputes arising out of, any lease, sublease, assignment, license or other occupancy agreement for space in the Real Property, whether with past, current or future tenants, subtenants, assignees, licensees or occupants,
          (16) costs that Landlord incurs in restoring the Building after the occurrence of a fire or other casualty or after a partial condemnation thereof,
          (17) costs that Landlord incurs in performing, or correcting defects in, Landlord’s Work;
          (18) advertising, entertainment, marketing and promotional costs that are paid or incurred for the Building and Real Property,
          (19) management fees that Landlord pays to a property manager or an affiliate of Landlord (it being understood, however, that nothing in this clause (19) limits Landlord’s right to include in Operating Expenses the Property Management Charge),
          (20) the expenses paid or incurred by or on behalf of Landlord in owning, maintaining, repairing, managing and operating the portion of the Real Property that is used for retail purposes,
          (21) any fee or expenditure that is paid or payable to any Affiliate of Landlord to the extent that such fee or expenditure exceeds the amount that would be reasonably expected to be paid in the absence of such relationship,

          (22) interest, fines, penalties and late charges that in either case are paid or incurred as a result of late payments made by Landlord or by reason of Landlord’s failure to comply with Requirements (to the extent that Landlord is required to comply with such Requirements pursuant to the terms hereof),
          (23) costs incurred in operating, maintaining, leasing, or repairing any sign or other similar device designed principally for advertising or promotion to the extent that Landlord leases or licenses to a third party such sign or device, or the portion of the Building where such sign or device is installed,
          (24) the cost of any judgment, settlement, or arbitration award resulting from any liability of Landlord (other than liability for amounts otherwise includible in Operating Expenses hereunder) and all expenses incurred in connection therewith,
          (25) amounts payable by Landlord for withdrawal liability or unfunded pension liability to a multi-employer pension plan (under Title IV of the Employee Retirement Income Security Act of 1974, as amended),
          (26) costs incurred by Landlord which result from Landlord’s breach of this Lease or Landlord’s negligence or willful misconduct,
          (27) costs that Landlord incurs to correct a representation made by Landlord in this Lease or any other lease (or occupancy agreement) of space in the Building,
          (28) fines or penalties that are assessed against Landlord by a Governmental Authority by virtue of violations at the Building and Real Property of applicable Requirements,
          (29) fees, dues or contributions paid by or on behalf of Landlord or Landlord’s Affiliates to civic organizations, charities, political parties or political action committees,
          (30) the cost of providing HVAC during Overtime Periods to portions of the Building that Landlord has leased, that Landlord is offering for lease, or that otherwise constitutes leasable space that is not used for the general benefit of the occupants the Building (except that Landlord shall have the right to include in Operating Expenses the cost of providing HVAC during Overtime Periods that Landlord ordinarily supplies to the Building generally in accordance with good management practices),
          (31) the cost of providing freight elevator or loading dock service during Overtime Periods (except that Landlord shall have the right to include in Operating Expenses the cost of providing freight elevator or loading dock service during Overtime Periods that Landlord ordinarily supplies to the Building generally in accordance with good management practices),
          (32) the cost of acquiring, insuring, repairing, maintaining, restoring or replacing objects of fine art that Landlord installs in the Building (with the understanding, however, that Landlord shall have the right to include in Operating Expenses the cost of fine art that Landlord installs in the Building to the extent that such installation is required by applicable Requirements),

          (33) costs associated with the construction, installation, repair or operation of any broadcasting facility, conference center, luncheon club, athletic facility, child care facility, auditorium, cafeteria, or any other similar specialty facility, except to the extent that any such facility exists in the Building as of the date hereof for the general benefit of tenants in the Building,
          (34) costs that Landlord incurs in operating an ancillary service in the Building in respect of which users pay a separate charge (such as a shoe shine stand, a newsstand, a stationery store or a parking facility),
          (35) costs that are duplicative of any other cost that is included in Operating Expenses,
          (36) costs that Landlord incurs in organizing or maintaining in good standing the entity that constitutes Landlord, or in authorizing Landlord to do business in the jurisdiction where the Building is located,
          (37) costs that Landlord incurs in abating asbestos or asbestos-containing materials (such asbestos-containing materials (“ACM”) unless such asbestos or ACMs were introduced to the Building by Tenant or anyone claiming by through or under Tenant.
          (38) the portion of any costs that are properly allocable to any building other than Building,
          (39) costs incurred in connection with the acquisition or sale of air rights, transferable development rights, easements or other real property interests,
          (40) costs incurred in connection with expanding the Rentable Area of the Building.
          (41) costs to comply with any violation of Requirements noted against the Real Property as of the date hereof or insurance requirements in effect on the date hereof of which Landlord has been notified,
          (42) costs and expenses incurred by Landlord in connection with any obligation of Landlord to indemnify any tenant or occupant of the Building (including Tenant) pursuant to its lease or otherwise, and
          (43) costs expressly excluded from Operating Expenses by any other provision of this Lease.
          (B) The term “Operating Expense Payment” shall mean, with respect to any Operating Expense Year, collectively, the product obtained by multiplying (i) the excess (if any) of (A) the Operating Expenses for such Operating Expense Year, over (B) the applicable Office Premises Base Operating Expenses, by (ii) the applicable Tenant’s Office Premises Operating Expense Share.

          (C) The term “Operating Expense Statement” shall mean a statement that shows the applicable Operating Expense Payment for a particular Operating Expense Year.
          (D) The term “Operating Expense Year” shall mean the applicable Office Premises Base Operating Expense Year and each subsequent calendar year.
          (E) The term “Office Premises Base Operating Expenses” shall mean the Operating Expenses for the applicable Office Premises Base Operating Expense Year.
          (F) The term “Office Premises Base Operating Expense Year” shall mean with respect to (i) the Minority Portion of the Office Premises, the 2010 calendar year and (ii) the Majority Portion of the Office Premises, the 2009 calendar year; provided, however, effective as of April 1, 2021, the Office Premises Base Operating Expense Year with respect to the Majority Portion of the Office Premises shall mean the 2010 calendar year.
          (G) The term “Minority Portion of the Office Premises” shall refer to thirty-six thousand seven hundred forty-eight (36,748) rentable square feet of the Office Premises. For purposes of this Article 2, the Minority Portion of the Office Premises shall be deemed to include the Existing Data Room.
          (H) The term “Majority Portion of the Office Premises” shall refer to thirty-seven thousand one hundred ninety-one (37,191) rentable square feet of the Office Premises.
          (I) The term “Tenant’s Office Premises Operating Expense Share” shall mean, subject to the terms hereof, collectively, (i) with respect to the Minority Portion of the Office Premises, one and nine thousand two ten thousandths percent (1.9002%); and (ii) with respect to the Majority Portion of the Office Premises, one and nine thousand two hundred thirty-two ten thousandths percent (1.9232%).
     2.2. Calculation of Operating Expenses.
          (A)
          (1) Subject to the terms of this Section 2.2(A), if the entire Rentable Area of the Building (other than the retail portion thereof) is not occupied by Persons conducting business therein for the entire Operating Expense Year, then, for purposes of calculating the Operating Expense Payment, Landlord shall have the right to increase Operating Expenses that vary based on the extent to which the Building is so occupied by the amount that Landlord would have included in Operating Expenses if the entire Rentable Area of the Real Property (other than the retail portion thereof) was occupied by Persons conducting business therein for the entire Operating Expense Year.
          (2) Subject to the terms of this Section 2.2(A), if (i) for any particular period, Landlord performs a particular service or a particular level of service for the benefit of Tenant in operating the Real Property, (ii) Tenant does not otherwise pay to Landlord additional rent for the costs incurred by Landlord in performing such service or such level of service, (iii) Landlord includes the cost of performing such service or such level of service in Operating Expenses for purposes of calculating the Operating Expense Payment for the applicable Operating Expense

Year, and (iv) Landlord does not perform such service or such level of service for the benefit of all of the other portions of the Real Property that are occupied by Persons conducting business therein for the applicable period, then, for purposes of calculating the Operating Expense Payment, Landlord shall have the right to increase Operating Expenses that vary based on the extent to which Landlord performs such service or such level of service for the benefit of occupants of the Building by the amount that Landlord would have included in Operating Expenses if Landlord performed such service or such level of service for the entire Rentable Area of the Real Property (other than the retail portion thereof) that is occupied by Persons conducting business therein for the applicable period.
          (3) Subject to the terms of this Section 2.2(A), if Landlord does not collect rents for all or any portion of the leasable space in the Building for any particular Operating Expense Year (or a portion thereof), then Landlord shall increase Operating Expenses to reflect the Property Management Charge that Landlord would have incurred if Landlord had collected rents for the entire applicable Operating Expense Year for all of the leasable area in the Building. If (x) a lease for the leasable space in the Building (or a portion thereof) is in effect, and (y) Landlord does not collect rent therefor for any reason (including, without limitation, the effectiveness of a rent abatement, free rent period or the tenant’s default under the applicable lease), then Landlord shall calculate the Property Management Charge as provided in this Section 2.2(A)(3) at the rental rate that applies thereunder (it being understood that if a rental abatement is in effect, then the Property Management Charge shall be calculated at the rental rate that applies immediately after the last day of the abatement period). If a lease for the leasable space in the Building (or a portion thereof) is not in effect, then Landlord shall calculate the Property Management Charge as provided in this Section 2.2(A)(3) at the then market rental rate.
          (4) Subject to the terms of this Section 2.2(A), if Landlord, during a particular Operating Expense Year (or a portion thereof), does not perform repair and maintenance on a particular element of the Building because such element of the Building is out of service or not fully in use, then Landlord shall increase Operating Expenses to reflect the amount of expenses that Landlord would have incurred if Landlord had performed such repair and maintenance for the entire Operating Expense Year. Accordingly, if, for example, during a particular Operating Expense Year, Landlord does not incur costs to repair and maintain the finishes in the lobby of the Building because the lobby is not in service for such Operating Expense Year, then Landlord shall have the right to include in Operating Expenses for such Operating Expense Year the costs that Landlord would have incurred in repairing and maintaining the finishes in the lobby of the Building for the entire Operating Expense Year.
          (5) Landlord shall increase the Operating Expenses for the Base Operating Expense Year as described in this Section 2.2(A). For purposes of calculating the Operating Expenses for the Base Operating Expense Year, any fee or expenditure that otherwise constitutes an Operating Expense and that is paid or payable to any Affiliate of Landlord shall not be less than the amount that would be reasonably expected to be paid in the absence of such relationship.
          (B) Landlord shall have the right to include in Operating Expenses (and Landlord shall include in Base Operating Expenses), for the electricity supplied to the Building

Systems and other common elements of the Building, an amount equal to one hundred three percent (103%) of the sum of:
          (1) the product obtained by multiplying (i) the Average Cost per Peak Demand Kilowatt, by (ii) the number of kilowatts that constituted the peak demand for electricity for the Building Systems and the other common elements of the Building for the applicable period (as registered on a submeter or submeters, or, at Landlord’s option, as determined from time to time by a survey prepared by an independent and reputable electrical consultant) (it being understood that such number of kilowatts as described in clause (ii) above shall not include the number of kilowatts that are attributable to the operation of the Building Systems to the extent that Tenant (or other tenants in the Building) make separate payment to Landlord therefor), and
          (2) the product obtained by multiplying (i) the Average Cost per Kilowatt Hour, by (ii) the number of kilowatt hours of electricity used by the Building Systems and the other common elements of the Building for the applicable period (as registered on a submeter or submeters, or, at Landlord’s option, as determined by a survey prepared by an independent and reputable electrical consultant) (it being understood that such number of kilowatt hours as described in clause (ii) above shall not include the number of kilowatt hours that are attributable to the operation of the Building Systems to the extent that Tenant (or other tenants in the Building) make separate payment to Landlord therefor).
          (C) The term “Average Cost per Peak Demand Kilowatt” shall mean, with respect to any particular period, the quotient obtained by dividing (x) the aggregate charge imposed by the Utility Company on Landlord for the Utility Company’s making available electricity that satisfies the Building’s peak demand for electricity during such period, by (y) the number of kilowatts that constituted such peak demand, as reflected on the electric meter or meters for the Building.
          (D) The term “Average Cost per Kilowatt Hour” shall mean, with respect to any particular period, the quotient obtained by dividing (x) the aggregate charge imposed by the Utility Company on Landlord for the electricity supplied to the Building for such period (other than the aggregate charge imposed by the Utility Company on Landlord for the Utility Company’s making available electricity that satisfies the Building’s peak demand for electricity during such period), by (y) the number of kilowatt hours of electricity used in the Building during such period, as reflected on the electric meter or meters for the Building.
          (E) The term “Utility Company” shall mean, collectively, the local electrical energy distribution company and the competitive energy provider with which Landlord has made arrangements to obtain electric service for the Building; provided, however, that if Landlord makes arrangements to produce electricity to satisfy all or a portion of the requirements of the Building, then (I) Utility Company shall also refer to the producer of such electricity, and (II) the charges imposed by such producer shall be included in the calculation of Average Cost per Kilowatt Hour and Average Cost per Peak Demand Kilowatt to the extent that such charges do not exceed the charges that Landlord would have otherwise incurred if Landlord had made arrangements to satisfy all of the Building’s electrical requirements from a local electrical energy distribution company and a competitive energy provider.

          (F) If (i) Landlord makes an improvement to the Real Property or a replacement of equipment at the Real Property in either case in connection with the maintenance, repair, management or operation thereof, (ii) generally accepted accounting principles or international financial reporting standards, if and when the same may be adopted, as the case may be, require Landlord to capitalize the cost of such improvement or such replacement, and (iii) such improvement or replacement is made (a) to comply with a Requirement that is first enacted or that the applicable Governmental Authority first enforces (or first enforces in a materially different manner) in either case from and after the date hereof, (b) in lieu of repairs, or (c) for the purpose of saving or reducing Operating Expenses (such as, for example, an improvement that reduces labor costs), then Landlord shall have the right to include in Operating Expenses for each Operating Expense Year the amount that amortizes the cost of such improvement or such replacement, in equal annual installments over the useful life of such improvement or such equipment as determined in accordance with generally accepted accounting principles or international financial reporting standards, if and when the same may be adopted, as the case may be (until the cost of such improvement or such equipment is amortized fully); provided, however, that (I) for any such improvement or replacement that Landlord makes for the purpose of saving or reducing Operating Expenses (and that Landlord does not make to comply with a Requirement or in lieu of a repair), the aforesaid amount that Landlord includes in Operating Expenses for any particular Operating Expense Year shall not exceed the amount of the reduction in other Operating Expenses for such Operating Expense Year that derives from such improvement or such replacement, and (II) for any such improvement or replacement that Landlord makes in lieu of a repair (and that Landlord does not make to comply with a Requirement or for the purpose of saving or reducing Operating Expenses), the aforesaid amount that Landlord includes in Operating Expenses for any particular Operating Expense Year shall not exceed the cost of the repairs that Landlord would have otherwise made if Landlord did not make such improvement or replacement.
     2.3. Operating Expense Payment.
          (A) Tenant shall pay the Operating Expense Payment to Landlord in accordance with the terms of this Section 2.3.
          (B) Landlord shall have the right to give a statement to Tenant from time to time pursuant to which Landlord sets forth Landlord’s good faith estimate of the Operating Expense Payment for a particular Operating Expense Year (any such statement that Landlord gives to Tenant being referred to herein as a “Prospective Operating Expense Statement”; one-twelfth (1/12th) of the Operating Expense Payment shown on a Prospective Operating Expense Statement being referred to herein as the “Monthly Operating Expense Payment Amount”). If Landlord gives to Tenant a Prospective Operating Expense Statement (or Landlord is deemed to have given to Tenant a Prospective Operating Expense Statement pursuant to Section 2.3(C) hereof), then Tenant shall pay to Landlord, as additional rent, on account of the Operating Expense Payment due hereunder for such Operating Expense Year, the Monthly Operating Expense Payment Amount, on the first (1st) day of each subsequent calendar month for the remainder of such Operating Expense Year, in the same manner as the monthly installments of the Fixed Rent hereunder (it being understood that Tenant shall not be required to commence such payments of the Monthly Operating Expense Payment Amount (x) before the first (1st) day of the Operating Expense Year to which relates the applicable Monthly Operating Expense

Payment Amount, or (y) earlier than the thirtieth (30th) day after the date that Landlord gives the Prospective Operating Expense Statement to Tenant). If Landlord gives (or is deemed to have given) to Tenant a Prospective Operating Expense Statement after the first (1st) day of the applicable Operating Expense Year, then Tenant shall also pay to Landlord, within thirty (30) days after the date that Landlord gives the Prospective Operating Expense Statement to Tenant, an amount equal to the excess of (I) the product obtained by multiplying (x) the Monthly Operating Expense Payment Amount, by (y) the number of calendar months that have theretofore elapsed during such Operating Expense Year, over (II) the aggregate amount theretofore paid by Tenant to Landlord on account of the Operating Expense Payment for such Operating Expense Year. If Landlord gives (or is deemed to have given) to Tenant a Prospective Operating Expense Statement for a particular Operating Expense Year, then Landlord shall also provide to Tenant, within two hundred seventy (270) days after the last day of such Operating Expense Year, an Operating Expense Statement for such Operating Expense Year.
          (C) Tenant shall pay to Landlord an amount equal to the excess (if any) of (i) the Operating Expense Payment as reflected on an Operating Expense Statement that Landlord gives to Tenant, over (ii) the aggregate amount that Tenant has theretofore paid to Landlord on account of the Operating Expense Payment (if any) as contemplated by Section 2.3(B) hereof, within thirty (30) days after the date that Landlord gives such Operating Expense Statement to Tenant. Tenant shall have the right to credit against the Rental thereafter coming due hereunder an amount equal to the excess (if any) of (i) the aggregate amount that Tenant has theretofore paid to Landlord on account of the Operating Expense Payment as contemplated by Section 2.3(B) hereof, over (ii) the Operating Expense Payment as reflected on such Operating Expense Statement; provided, however, that if the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (it being understood that Landlord’s obligation to make such payment to Tenant shall survive the Expiration Date). If Landlord gives Tenant an Operating Expense Statement, then, unless Landlord otherwise specifies in such Operating Expense Statement, Landlord shall be deemed to have given to Tenant a Prospective Operating Expense Statement for the Operating Expense Year immediately succeeding the Operating Expense Year that is covered by such Operating Expense Statement, that reflects an Operating Expense Payment for such immediately succeeding Operating Expense Year in an amount equal to the Operating Expense Payment for such Operating Expense Year that is covered by such Operating Expense Statement.
          (D) If the Office Premises Rent Commencement Date occurs later than the first (1st) day of the Operating Expense Year that immediately succeeds the Office Premises Base Operating Expense Year, then the applicable Operating Expense Payment for the Operating Expense Year during which the Office Premises Rent Commencement Date occurs shall be an amount equal to the product obtained by multiplying (X) the applicable Operating Expense Payment that would have been due hereunder if the Office Premises Rent Commencement Date was the first (1st) day of such Operating Expense Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the Office Premises Rent Commencement Date and ending on the last day of such Operating Expense Year, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Operating Expense Year is a leap year).

          (E) If the Expiration Date is not the last day of an Operating Expense Year, then the applicable Operating Expense Payment for the Operating Expense Year during which the Expiration Date occurs shall be an amount equal to the product obtained by multiplying (X) the applicable Operating Expense Payment that would have been due hereunder if the Expiration Date was the last day of such Operating Expense Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the first (1st) day of such calendar year and ending on the Expiration Date, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Operating Expense Year is a leap year).
          (F) Landlord’s failure to give Tenant an Operating Expense Statement or a Prospective Operating Expense Statement for any Operating Expense Year shall not impair Landlord’s right to give Tenant an Operating Expense Statement or a Prospective Operating Expense Statement for any other Operating Expense Year; it being understood, however that the foregoing shall not be construed to relieve Landlord of its obligation to deliver an Operating Expense Statement to Tenant subject to and in accordance with the terms of Section 2.3(B) hereof.
          (G) Landlord shall have the right to give to Tenant an Operating Expense Statement at any time after the last day of the Base Operating Expense Year that reflects the Base Operating Expenses (regardless of whether such Operating Expense Statement reflects a payment that is due from Tenant on account of the Operating Expense Payment); provided, however, that Landlord shall deliver to Tenant an Operating Expense Statement that reflects the Base Operating Expenses, as originally determined, within two hundred seventy (270) days after the last day of the Base Operating Year.
          (H) If the Operating Expenses for the Office Premises Base Operating Expense Year are redetermined at any time after the date that Landlord gives an Operating Expense Statement to Tenant for an Operating Expense Year, then Landlord shall give to Tenant a revised Operating Expense Statement that recalculates the Operating Expense Payment for an Operating Expense Year (using the Operating Expenses that reflects such redetermination for the Office Premises Base Operating Expense Year). If such revised Operating Expense Statements indicates that Tenant has underpaid the Operating Expense Payment for any Operating Expense Year, then Tenant shall pay to Landlord an amount equal to the amount of such underpayment within thirty (30) days after Landlord gives such revised Operating Expense Statement to Tenant. If such revised Operating Expense Statement indicates that Tenant has overpaid the Operating Expense Payment for any Operating Expense Year, then Tenant shall have the right to credit against the Rental thereafter coming due hereunder an amount equal to the amount of such overpayment; provided, however, that if the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (it being understood that (I) Landlord’s obligation to make such payment to Tenant shall survive the Expiration Date, and (II) nothing contained in this Section 2.3(H) limits Tenant’s rights under Section 2.4 hereof).
          (I) If, during any particular Operating Expense Year, Landlord receives a reimbursement, rebate or refund of an Operating Expense that Landlord incurred in a prior Operating Expense Year that occurs after the Office Premises Base Operating Expense Year, then Landlord shall (x) adjust the Operating Expenses for such Operating Expense Year retroactively, and (y) give promptly to Tenant a revised Operating Expense Statement for such Operating Expense Year. If such revised Operating Expense Statement indicates that Tenant overpaid the Operating Expense Payment for such Operating Expense Year, then Tenant shall be entitled to credit the amount of such overpayment of the Operating Expense Payment against the Rental thereafter coming due hereunder. If (x) Tenant is entitled to a credit against Rental pursuant to this Section 2.3(I), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date).
     2.4. Auditing of Operating Expense Statements.
          (A) Any Operating Expense Statement that Landlord gives to Tenant shall be binding upon Tenant conclusively unless, within one hundred eighty 180) days after the date that Landlord gives Tenant such Operating Expense Statement, Tenant gives a notice to Landlord objecting to such Operating Expense Statement. Tenant’s right to give such notice (and conduct the audit contemplated by this Section 2.4(A)) shall survive the Expiration Date (to the extent that the Expiration Date occurs earlier than the one hundred eightieth (180th) day after the date that Landlord gives the applicable Operating Expense Statement to Tenant). Tenant shall have the right to audit the Base Operating Expenses as contemplated by this Section 2.4(A) only after receiving the first Operating Expense Statement that sets forth the Base Operating Expenses (including, without limitation, an Operating Expense Statement that Landlord gives to Tenant as described in Section 2.3(G) hereof), and, accordingly, once Tenant’s right to so audit the Base Operating Expenses lapses, Tenant shall not have the right to thereafter audit the Base Operating Expenses, notwithstanding that the Base Operating Expenses are included in the calculation of the Operating Expense Payment for subsequent Operating Expense Years); it being understood, however, that in the event the Base Operating Expenses are redetermined at any time during the Term in accordance with the terms of this Article 2, Tenant shall have the right to audit the Base Operating Expenses as so redetermined as contemplated by this Section 2.4(A) only, within one hundred eighty (180) days after receiving the first Operating Expense Statement that sets forth such redetermination of the Base Operating Expenses and, accordingly, once Tenant’s right to so audit the Base Operating Expenses as so redetermined lapses, Tenant shall not have the right to thereafter audit the Base Operating Expenses as so redetermined, notwithstanding that the Base Operating Expenses as so redetermined are included in the calculation of the Operating Expense Payment for subsequent Operating Expense Years). If Tenant gives such notice to Landlord, then, subject to the terms of this Section 2.4(A), Tenant may examine Landlord’s books and records relating to such Operating Expense Statement to determine the accuracy thereof, provided that Tenant uses Tenant’s reasonably diligent efforts to consummate such examination within a reasonable period after the date that Tenant gives such notice to Landlord. Tenant may perform such examination on reasonable advance notice to Landlord, at reasonable times, in Landlord’s office or, at Landlord’s option, at the office of Landlord’s managing agent or accountants. Tenant shall not have the right to conduct an audit of Landlord’s books and records as described in this Section 2.4 during the period that an Event of Default has occurred and is continuing. Tenant shall have the right to conduct such examination using Tenant’s own employees. Tenant, in performing such examination, shall also have the right to be accompanied by a certified public accountant from one of the “big-4” firms of certified public accountants (or their successors), or, at Tenant’s option, a certified public accountant from a reputable firm of at least fifty (50) certified public accountants that is reasonably acceptable to Landlord; provided, however, that Tenant shall not be entitled to be so accompanied by any certified public accountant unless Tenant and such certified public accountant certify to Landlord in a written instrument that is reasonably satisfactory to Landlord that the compensation being paid by Tenant to such certified public accountant is not conditioned or otherwise contingent (in whole or in part) on the extent of any reduction in the Operating Expense Payment that derives from such examination. Tenant shall not have the right to conduct any such audit unless Tenant delivers to Landlord a statement, in a form reasonably designated by Landlord, signed by Tenant and Tenant’s certified public accountant to which such books and records are proposed to be disclosed, pursuant to which Tenant and such certified public accountants agree to maintain the information obtained from such examination in confidence (subject, however, to the disclosure of the information that Tenant or Tenant’s certified public accountant derive from such examination as required by Requirements, to Tenant’s counsel or other professional advisors that in either case agree to maintain such information in confidence.
          (B) If it is determined ultimately that (i) Landlord, in an Operating Expense Statement, overstated the Operating Expense Payment, and (ii) Tenant overpaid the Operating Expense Payment for a particular Operating Expense Year, then Tenant shall be entitled to (x) credit the amount of such overpayment of the Operating Expense Payment against the Rental thereafter coming due hereunder, together with interest thereon calculated at the Base Rate to the date that Tenant uses such credit (it being understood that such interest shall be calculated assuming that the last payments made to Landlord on account of the Operating Expense Payment for the applicable Operating Expense Year constitute such overpayment), and (y) reimbursement from Landlord for the reasonable Out-of Pocket Costs of such audit provided that Landlord shall not have to comply with clauses (x) and (y) of this sentence unless it is determined that any such Operating Expense Payment was overstated by more than five percent (5%). If Tenant is entitled to a credit against Rental pursuant to this Section 2.4(B), and the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date). If Tenant is entitled to reimbursement pursuant to this Section 2.4(B), Landlord shall promptly pay such amount to Tenant from and after the date on which the Operating Expense Payment is ultimately determined, provided that Tenant has then delivered to Landlord reasonable supporting documentation for the reasonable Out-of-Pocket Costs of Tenant’s audit (and Landlord’s obligation to make such payment shall survive the Expiration Date).
          (C) Nothing contained in this Section 2.4 shall constitute an extension of the date by which Tenant is required to pay the Operating Expense Payment to Landlord hereunder.
     2.5. Tax Definitions.
          (A) The term “Applicable Base Tax Period” shall mean the applicable Office Premises Base Tax Period and the Supplemental Space Base Tax Period.
          (B) The term “Assessed Valuation” shall mean the amount for which the Real Property is assessed pursuant to applicable provisions of the New York City Charter and of the

Administrative Code of The City of New York, in either case for the purpose of calculating all or any portion of the Taxes.
          (C) The term “Excluded Amounts” shall mean (w) any taxes imposed on Landlord’s income, (x) franchise, estate, inheritance, capital stock, excise, excess profits, gift, payroll or stamp taxes imposed on Landlord, (y) any transfer taxes or mortgage taxes that are imposed on Landlord in connection with the conveyance of the Real Property or granting or recording a mortgage lien thereon, and (z) any other similar taxes imposed on Landlord.
          (D) The term “Office Premises Base Taxes” shall mean the quotient obtained by dividing (i) the Taxes for the applicable Office Premises Base Tax Period, by (ii) the number of Tax Years in the applicable Office Premises Base Tax Period.
          (E) The term “Office Premises Base Tax Period” shall mean, with respect to (i) the Minority Portion of the Office Premises, the period consisting of one (1) fiscal year commencing on July 1, 2010 and ending on June 30, 2011 and (ii) with respect to the Majority Portion of the Office Premises, the period consisting of one (1) fiscal year commencing on July 1, 2008 and ending on June 30, 2009; provided, however, effective as of April 1, 2021, the Office Premises Base Tax Period with respect to the Majority Portion of the Office Premises shall mean, the period consisting of one (1) fiscal year commencing on July 1, 2010 and ending on June 30, 2011.
          (F) The term “Office Premises Tax Payment” shall mean, with respect to any Tax Year, collectively, the product obtained by multiplying (i) the excess of (A) Taxes for such Tax Year, over (B) the applicable Office Premises Base Taxes, by (ii) applicable Tenant’s Office Premises Tax Share (it being understood that the Office Premises Tax Payment shall be due with respect to each Tax Year following the Office Premises Base Tax Period).
          (G) The term “Supplemental Space Base Taxes” shall mean the Taxes for the Supplemental Space Base Tax Period.
          (H) The term “Supplemental Space Base Tax Period” shall mean the period consisting of one (1) fiscal year commencing on July 1, 2010 and ending on June 30, 2011.
          (I) The term “Supplemental Space Tax Payment” shall mean, with respect to any Tax Year, the product obtained by multiplying (i) the excess of (A) Taxes for such Tax Year, over (B) the Supplemental Space Base Taxes, by (ii) Tenant’s Supplemental Space Tax Share (it being understood that the Supplemental Space Tax Payment shall be due with respect to each Tax Year following the Supplemental Space Base Tax Period).
          (J) Subject to the terms of this 2.5(J), the term “Taxes” shall mean the aggregate amount of real estate taxes and any general or special assessments that in each case are imposed upon the Real Property, including, without limitation, (i) any fee, tax or charge imposed by any Governmental Authority for any vaults or vault spaces that in either case are appurtenant to the Real Property (except that Taxes shall not include such fee, tax or charge to the extent that Landlord leases or licenses such vaults or vault spaces to a third party), and (ii) any taxes or assessments levied, in whole or in part, for public benefits to the Real Property (including, without limitation, any business improvement district taxes and assessments). Taxes shall be calculated without taking into account (a) any discount that Landlord receives by virtue of any early payment of Taxes, (b) any penalties or interest that the applicable Governmental Authority imposes for the late payment of such real estate taxes or assessments, (c) any Excluded Amounts, (d) any real estate taxes that are separately assessed against a sign or billboard that is affixed to the Building or otherwise located on the Real Property, and (e) any exemption or deferral of Taxes to which the Real Property is entitled under any program that a Governmental Authority adopts to promote the improvement or redevelopment of real property. If, because of any change in the taxation of real estate, any other tax or assessment, however denominated (including, without limitation, any franchise, income, profits, sales, use, occupancy, gross receipts or rental tax), is imposed upon the Real Property, the owner thereof, or the occupancy, rents or income derived therefrom, in substitution for any of the Taxes (to the extent that such substitution is evidenced by either the terms of the legislation imposing such tax or assessment, the legislative history thereof, or other documents or evidence that reasonably demonstrate that the applicable Governmental Authority intended for such tax or assessment to constitute a substitution for any Taxes), then such other tax or assessment to the extent substituted shall be included in Taxes for purposes hereof (assuming that the Real Property is Landlord’s sole asset and the income therefrom is Landlord’s sole income). If any such real estate taxes or assessments are payable in installments without interest, premium or penalty, then Landlord shall include in Taxes for any particular Tax Year only the installment of such real estate taxes or assessments that the applicable Governmental Authority requires Landlord to pay (and that Landlord actually pays) during such Tax Year.
          (K) The term “Tax Payment” shall mean, with respect to any Tax Year, the sum of the Office Premises Tax Payment and the Supplemental Space Tax Payment.
          (L) The term “Tax Statement” shall mean a statement that shows the applicable Tax Payment for a particular Tax Year.
          (M) The term “Tax Year” shall mean (i) the applicable Office Premises Tax Year (with respect to the Office Premises), and (ii) the Supplemental Space Tax Year (with respect to the Supplemental Space).
          (N) The term “Office Premises Tax Year” shall mean the first period from July 1 through June 30 (or such other period as hereinafter may be duly adopted by the Governmental Authority then imposing Taxes as its fiscal year for real estate tax purposes) in the applicable Office Premises Base Tax Period and each subsequent period from July 1 through June 30 (or such other period as hereinafter may be duly adopted by the Governmental Authority then imposing Taxes as its fiscal year for real estate tax purposes).
          (O) The term “Supplemental Space Tax Year” shall mean the first period from July 1 through June 30 (or such other period as hereinafter may be duly adopted by the Governmental Authority then imposing Taxes as its fiscal year for real estate tax purposes) in the Supplemental Space Base Tax Period and each subsequent period from July 1 through June 30 (or such other period as hereinafter may be duly adopted by the Governmental Authority then imposing Taxes as its fiscal year for real estate tax purposes).

          (P) The term “Tenant’s Tax Share” shall mean, subject to the terms hereof, the sum of (i) Tenant’s Office Premises Tax Share (with respect to the Office Premises) and (ii) Tenant’s Supplemental Space Tax Share (with respect to the Supplemental Space).
          (Q) The term “Tenant’s Office Premises Tax Share” shall mean, subject to the terms hereof, collectively, with respect to (i) the Minority Portion of the Office Premises, one and seven thousand four hundred thirty ten thousandths percent (1.7430%); and (ii) with respect to the Majority Portion of the Office Premises, one and seven thousand six hundred forty ten thousandths percent (1.7640%).
          (R) The term “Tenant’s Supplemental Space Tax Share” shall mean, subject to the terms hereof, three hundred eighty-one ten thousandths percent (.0381%).
     2.6. Tax Payment.
          (A) Subject to the provisions of this Section 2.6, Tenant shall pay to Landlord, as additional rent, the Tax Payment.
          (B) Subject to the provisions of this Section 2.6, Tenant shall pay to Landlord the Tax Payment for a particular Tax Year on or prior to the thirtieth (30th) day before the date that the applicable Governmental Authority obligates Landlord to make the corresponding payment of Taxes for such Tax Year. If the applicable Governmental Authority requires Landlord to pay the Taxes for a Tax Year in more than one (1) installment, then Tenant shall pay the Tax Payment to Landlord for such Tax Year in a corresponding number of installments. Tenant shall not be required to make a Tax Payment to Landlord (or to pay an installment thereof to Landlord) earlier than the thirtieth (30th) day after the date that Landlord gives Tenant a Tax Statement therefor. If Tenant’s obligation to make the Tax Payment hereunder commences on a date that is not the date that the applicable Governmental Authority requires Landlord to make a corresponding payment of Taxes, then Tenant shall pay to Landlord, on such date that Tenant’s obligation to make the Tax Payment hereunder commences, the installment of the Tax Payment due hereunder for the corresponding period, which installment shall be apportioned appropriately.
          (C) If the Office Premises Rent Commencement Date occurs later than the first (1st) day of the Tax Year that immediately succeeds the Applicable Base Tax Period, then the Office Premises Tax Payment for the Tax Year during which the Office Premises Rent Commencement Date occurs shall be an amount equal to the product obtained by multiplying (X) the Office Premises Tax Payment that would have been due hereunder if the Office Premises Rent Commencement Date was the first (1st) day of such Tax Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the Office Premises Rent Commencement Date and ending on the last day of such Tax Year, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Tax Year includes the month of February in a leap year).
          (D) If the Supplemental Space Rent Commencement Date occurs later than the first (1st) day of the Tax Year that immediately succeeds the Applicable Base Tax Period, then the Supplemental Space Tax Payment for the Tax Year during which the Supplemental Space

Rent Commencement Date occurs shall be an amount equal to the product obtained by multiplying (X) the Supplemental Space Tax Payment that would have been due hereunder if the Supplemental Space Rent Commencement Date was the first (1st) day of such Tax Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the Supplemental Space Rent Commencement Date and ending on the last day of such Tax Year, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Tax Year includes the month of February in a leap year).
          (E) If the Expiration Date is not the last day of a Tax Year, then the Tax Payment for the Tax Year during which the Expiration Date occurs shall be an amount equal to the product obtained by multiplying (X) the Tax Payment that would have been due hereunder if the Expiration Date was the last day of such Tax Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the first (1st) day of such Tax Year and ending on the Expiration Date, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Tax Year includes the month of February in a leap year).
          (F) The Tax Payment shall be computed initially on the basis of the Assessed Valuation in effect on the date that Landlord gives the applicable Tax Statement to Tenant (as the Taxes may have been settled or finally adjudicated prior to such time) regardless of any then pending application, proceeding or appeal to reduce the Assessed Valuation, but shall be subject to subsequent adjustment as provided in Section 2.7 hereof.
          (G) Tenant shall pay the Tax Payment regardless of whether Tenant is exempt, in whole or part, from the payment of any Taxes by reason of Tenant’s diplomatic status or otherwise.
          (H) If Taxes are required to be paid on any date or dates other than as presently required by the Governmental Authority imposing Taxes, then the due date of the installments of the Tax Payment shall be adjusted so that each such installment is due from Tenant to Landlord thirty (30) days prior to the date that the corresponding payment is due to the Governmental Authority (with the understanding, however, that Tenant shall not be required to pay a Tax Payment to Landlord earlier than the thirtieth (30th) day after the date that Landlord gives the applicable Tax Statement to Tenant).
          (I) Landlord’s failure to give to Tenant a Tax Statement for any Tax Year shall not impair Landlord’s right to give to Tenant a Tax Statement for any other Tax Year.
          (J) Landlord shall give to Tenant a copy of the relevant tax bill for each Tax Year (to the extent that the applicable Governmental Authority has issued such tax bill to Landlord) together with Landlord’s delivery of the Tax Statement or promptly after Tenant’s request therefor from time to time.
     2.7. Tax Reduction Proceedings.
          (A) Landlord (and not Tenant) shall be eligible to institute proceedings to reduce the Assessed Valuation.

          (B) Subject to the terms of this Section 2.7(B), Tenant shall have the right from time to time to request (a “Tax Protest Request”) that Landlord indicates whether Landlord intends to file a notice of protest with respect to a particular Tax Year. Tenant shall not have the right to give a Tax Protest Request to Landlord earlier than the sixtieth (60th) day before, or later than the twentieth (20th) day before, the last day that applicable Requirements permit Landlord to file a notice of protest for such Tax Year. If Tenant gives a Tax Protest Request to Landlord, then Landlord shall have the right to give to Tenant, not later than the tenth (10th) day before the last day that applicable Requirements permit Landlord to file a notice of protest for the applicable Tax Year, a notice indicating whether Landlord intends to file a notice of protest for such Tax Year. If Landlord so indicates that Landlord intends to file such notice of protest, then Landlord shall do so in accordance with applicable Requirements. If (I) (i) Landlord (x) so indicates that Landlord does not intend to file such notice of protest, and (y) has not theretofore settled or compromised the Taxes for the applicable Tax Year, or (ii) Landlord fails to respond to the Tax Protest Request on or prior to the tenth (10th) day before the last day that applicable Requirements permit Landlord to file a notice of protest, as aforesaid, and (II) Tenant, and other tenants in the Building to which is demised no less than seventy-five percent (75%) of the Rentable Area of the Building thereof in the aggregate, give to Landlord, not later than the fifth (5th) day before the last day that applicable Requirements permit Landlord to file a notice of protest for the applicable Tax Year, a notice directing Landlord to file such notice of protest, then Landlord shall (x) file such notice of protest for the applicable Tax Year in accordance with applicable Requirements, and (y) institute and prosecute a tax certiorari proceeding for the applicable Tax Year; provided, however, that Landlord shall not be required to file such notice of protest or institute and prosecute a tax certiorari proceeding to the extent that Landlord has theretofore settled or compromised the Taxes for the applicable Tax Year. If (i) Tenant gives a Tax Protest Request to Landlord as contemplated by this Section 2.7(B), (ii) Landlord indicates in response to the Tax Protest Request that Landlord intends to file a notice of protest, (iii) Landlord subsequently elects not to institute and prosecute a tax certiorari proceeding for the applicable Tax Year, and (iv) Landlord has not theretofore settled or compromised the Taxes for the applicable Tax Year, then Landlord shall give Tenant notice thereof not later than the twentieth (20th) day before the last day that applicable Requirements permit Landlord to institute such tax certiorari proceeding. If (x) Landlord gives such notice to Tenant, and (y) Tenant, and other tenants in the Building to which is demised no less than seventy-five percent (75%) of the Usable Area thereof in the aggregate, give to Landlord, not later than the tenth (10th) day before the last day that applicable Requirements permit Landlord to institute a tax certiorari proceeding for the applicable Tax Year, a notice directing Landlord to file such tax certiorari proceeding, then Landlord shall file and prosecute in good faith such tax certiorari proceeding for the applicable Tax Year in accordance with applicable Requirements; provided, however, that Landlord shall not be required to file and prosecute such tax certiorari proceeding to the extent that Landlord has settled or compromised the Taxes for the applicable Tax Year.
          (C) If, after a Tax Statement has been sent to Tenant, an Assessed Valuation that Landlord used to compute the Tax Payment for a Tax Year is reduced, and, as a result thereof, a refund of Taxes is actually received by, or credited to, Landlord, then Landlord, promptly after Landlord’s receipt of such refund (or such refund is credited to Landlord, as the case may be), shall send to Tenant a Tax Statement adjusting the Taxes for such Tax Year and setting forth, based on such adjustment, the portion of such refund for which Tenant is entitled a credit as set forth in this Section 2.7(C). Landlord shall have the right to deduct from such refund the Out-of-Pocket Costs that Landlord incurs in obtaining such refund (so that Landlord, in calculating the adjusted Tax Payment, takes into account only the net proceeds of such refund that Landlord receives (or that is credited to Landlord)). Landlord shall credit the portion of such refund to which Tenant is entitled against the Rental thereafter coming due hereunder. If (x) Tenant is entitled to a credit against Rental pursuant to this Section 2.7(C), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date). If (i) Landlord receives such refund (or a credit therefor) after the Expiration Date, and (ii) Tenant is entitled to a portion thereof as contemplated by this Section 2.7(C), then Landlord shall pay to Tenant an amount equal to Tenant’s share of such refund (or such credit) within thirty (30) days after the date that such refund is paid to Landlord (or such refund is credited to Landlord, as the case may be) (and Landlord’s obligation to make such payment shall survive the Expiration Date).
          (D)
          (1) If the Assessed Valuation for a Tax Year in the Applicable Base Tax Period is reduced at any time after the date that Landlord gives a Tax Statement to Tenant for a Tax Year, then Landlord shall have the right to give to Tenant a revised Tax Statement that recalculates the Tax Payment for a Tax Year (using the Taxes that reflect such reduction in such Assessed Valuation). Tenant shall pay to Landlord an amount equal to the excess of (i) the Tax Payment as reflected on such revised Tax Statement, over (ii) the Tax Payment as reflected on the prior Tax Statement, within thirty (30) days after Landlord gives such revised Tax Statement to Tenant.
          (2) If the Assessed Valuation for a Tax Year in the Applicable Base Tax Period is increased at any time after the date that Landlord gives a Tax Statement to Tenant for a Tax Year, then Landlord shall give to Tenant a revised Tax Statement that recalculates the Tax Payment for a Tax Year (using the Taxes that reflect such increase in such Assessed Valuation). Landlord shall credit against the Rental thereafter coming due hereunder an amount equal to Tenant’s overpayment of the Tax Payment (calculated as aforesaid using such increased Assessed Valuation). If (x) Tenant is entitled to a credit against Rental pursuant to this Section 2.7(D)(2), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date). If (i) such increase in such Assessed Valuation occurs after the Expiration Date, and (ii) Tenant is entitled to a credit against Rental as contemplated by this Section 2.7(D)(2), then Landlord shall pay to Tenant an amount equal to such credit within thirty (30) days after the date that such increase in such Assessed Valuation occurs (and Landlord’s obligation to make such payment shall survive the Expiration Date).
     2.8. Building Additions.
          (A) If Landlord makes improvements to the Building to expand the Rentable Area thereof, then, with respect to the period from and after the date that Taxes are assessed on the Building to reflect such improvements, (I) each of (i) the applicable Tenant’s Office Premises Tax Share and (ii) Tenant’s Supplemental Space Tax Share shall be recalculated as of the date that Taxes are so assessed as the quotient (expressed as a percentage) that is obtained by dividing (x) the number of square feet of Rentable Area in the Premises, by (y) the number of square feet of Rentable Area in the Building (after taking into account such expansion of the Rentable Area thereof) and (II) each of (i) the applicable Office Premises Base Taxes and (ii) the Supplemental Space Base Taxes shall be an amount equal to the product obtained by multiplying (x) each of (i) the applicable Office Premises Base Taxes and (ii) the Supplemental Space Base Taxes in each case immediately prior to the date that Taxes are assessed on the Building to reflect such improvements, by (y) a fraction, the numerator of which is the Taxes that are assessed against the Building (after taking such improvements into account), and the denominator of which is the Taxes that are assessed against the Building (before taking such improvements into account).
          (B) If Landlord makes improvements to the Building to expand the Rentable Area thereof, then, with respect to the period from and after the date that such improvements are Substantially Completed, (I) the applicable Tenant’s Office Premises Operating Expense Share shall be recalculated as of the date that such improvements are Substantially Completed as the quotient (expressed as a percentage) that is obtained by dividing (x) the number of square feet of Rentable Area in the Office Premises, by (y) the number of square feet of Rentable Area in the Building (other than any retail portion thereof) (after taking such expansion into account) and (II) the applicable Office Premises Base Operating Expenses shall be deemed to be an amount equal to the product obtained by multiplying (x) the applicable Office Premises Base Operating Expenses prior to the date that such improvements are Substantially Completed, by (y) a fraction, the numerator of which is the Operating Expenses for the Building (after such improvements are Substantially Completed), and the denominator of which is the Operating Expenses for the Building (prior to such improvements being Substantially Completed).
Article 3
USE
     3.1. Permitted Use.
          (A) Subject to Section 3.2 hereof, Tenant shall use the Office Premises, and Tenant shall cause any other Person claiming by, through or under Tenant to use the Office Premises, in either case only as general, administrative and executive offices, trading floors, and for investment banking, brokerage and financial services and for uses reasonably incidental thereto (collectively, the “Permitted Uses”).
          (B) Subject to Section 3.2 hereof, Tenant shall, at Tenant’s option, use the Supplemental Space or any portion thereof, and Tenant shall cause any other Person claiming by, through or under Tenant to use the Supplemental Space or any portion thereof, in either case, as either (i) as a storage room and for uses reasonably incidental thereto or (ii) as additional working space for Tenant’s employees and for uses reasonably incidental thereto.
          (C) Landlord acknowledges that the following items qualify as uses that are incidental to the Permitted Uses (provided that Tenant’s use of the Office Premises for such purposes supports Tenant’s primary use of the Office Premises for the Permitted Uses):

          (1) pantries and vending machines;
          (2) conference rooms and board rooms;
          (3) data processing centers;
          (4) duplicating and photographic reproduction facilities;
          (5) mailroom and messenger facilities; and
          (6) secured storage facilities for Tenant’s Property, including, without limitation, equipment, records and files.
Nothing contained in this Section 3.1(C) impairs Tenant’s obligation to perform Alterations in accordance with the provisions of Article 7 hereof. Landlord and Tenant acknowledge that the parties’ description of particular incidental uses in this Section 3.1(C) does not impair Tenant’s right to use the Office Premises for other uses that are otherwise reasonably incidental to Tenant’s use of the Office Premises for the Permitted Uses as provided in this Section 3.1.
     3.2. Limitations.
     Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used:
          (1) for the conduct of “off-the-street” retail trade;
          (2) by any Governmental Authority or any other Person having sovereign or diplomatic immunity (it being understood, however, that this clause (2) shall not prohibit a Permitted Party from permitting representatives of a Governmental Authority to enter a portion of the Premises temporarily to perform audits or other similar regulatory review of such Permitted Party’s business);
          (3) for the sale, storage, preparation, service or consumption of food or beverages in any manner whatsoever (except that a Permitted Party has the right to store, prepare, and serve food and beverages, by any reasonable means (including, without limitation, by means of customary vending machines), for consumption by such Permitted Party’s personnel and business guests in the Premises);
          (4) as an employment agency, executive search firm or similar enterprise (other than an executive search firm or similar enterprise where members of the public visit the Premises on an appointment only basis and not more than ten (10) members of the public visit the Premises per day), labor union, school, or vocational training center (except for the training of employees of a Permitted Party who are employed at the Premises); or
          (5) for gaming or gambling.

     3.3. Rules.
          (A) Subject to the terms of this Section 3.3, Tenant shall comply with, and Tenant shall cause any other Person claiming by, through or under Tenant to comply with, the rules set forth in Exhibit “3.3” attached hereto and made a part hereof, and other reasonable rules that Landlord hereafter adopts from time to time on reasonable advance notice to Tenant, including, without limitation, rules that govern the performance of Alterations (such rules that are attached hereto, and such other rules, being collectively referred to herein as the “Rules”). Tenant shall have the right to institute an Expedited Arbitration Proceeding to determine the reasonableness of any additional Rule hereafter adopted by Landlord only by giving notice thereof to Landlord within sixty (60) days after the date that Landlord gives Tenant notice of Landlord’s adoption of any such additional Rule (it being understood that Tenant shall not have any other right to dispute the reasonableness of any such additional Rule hereafter adopted by Landlord). Except as expressly set forth in Section 3.3(B) hereof, Landlord shall not have any obligation to enforce the Rules or the terms of any other lease against any other tenant, and Landlord shall not be liable to Tenant for violation thereof by any other tenant. Landlord shall not enforce any Rule against Tenant (i) that Landlord is not then enforcing against all other office and storage tenants in the Building (as the case may be), or (ii) in a manner that differs in any material respect from the manner in which Landlord is enforcing the applicable Rule against other office and storage tenants in the Building (as the case may be). If a conflict or inconsistency exists between the Rules and the provisions of the remaining portion of this Lease, then the provisions of the remaining portion of this Lease shall control.
          (B) If (i) another occupant in the Building fails to comply with a Rule that is applicable to Tenant under this Lease, (ii) such failure by such other occupant violates the terms of a lease between such occupant and Landlord, (iii) such failure by such other occupant has a material adverse effect on Tenant’s ability to conduct business in the Premises, (iv) Tenant is then in compliance with such Rule, and (v) Tenant requested that Landlord enforce Landlord’s rights against such other occupant in respect of such failure, then Landlord shall use due diligence to enforce such rights as aforesaid against such other occupant in respect of such failure (it being agreed, however, that Landlord shall have no obligation to institute a proceeding against such other occupant and Landlord shall not be liable to Tenant for such occupant’s failure to comply with a Rule as provided in this Section 3.3(B)) promptly after Tenant’s request to Landlord therefor. Landlord shall consult from time to time with Tenant in connection with Landlord’s using due diligence to enforce the aforesaid rights of Landlord against such other occupant as contemplated by this Section 3.3(B).
     3.4. Risers.
          Subject to the terms of this Section 3.4, Landlord hereby consents to Tenant’s installing and maintaining (a) fuel lines, electrical lines, exhaust ducts and flues or other similar lines, ducts, and conduits, (b) two (2) dedicated four inch (4”) empty telecommunications conduits connecting two of the Building’s diverse points of entry to the Premises (for a total of four (4) conduits) and (c) a conduit route from the Premises to the Antennae Site (the aforesaid lines, ducts, flues and conduits described in clauses (a) and (b) hereof, are collectively referred to as the “Risers”) in the shaft locations shown on Exhibit “3.4” attached hereto and made a part hereof (the “Designated Shaftways”). Landlord shall provide Tenant with reasonably necessary access in accordance with good construction practice for the installation, operation and maintenance of the Risers, provided that such access shall (i) not unreasonably interfere with or interrupt the operation and maintenance of the Building, and (ii) be upon such other terms reasonably designated by Landlord. Tenant shall install the Risers at Tenant’s expense. Tenant shall perform such installation in accordance with the provisions of this Lease, including, without limitation, the provisions pertaining to the performance of Alterations. Notwithstanding the foregoing to the contrary if, any asbestos or asbestos containing materials that violate applicable Requirements are found in all or any portion of the Designated Shaftways, then unless the existence of such asbestos or asbestos containing materials results from any act or omission of Tenant, or any Person claiming by, through or under Tenant (including, without limitation, any subtenant or other occupant of all or any portion of the Premises) or any of Tenant’s or such Person’s respective employees, agents, contractors, or subcontractors, Landlord, at Landlord’s option, shall either be responsible, at Landlord’s own cost and expense to remove or abate such asbestos or asbestos containing materials from the applicable portion(s) of the Designated Shaftways, to the extent required by applicable Requirements or, shall designate reasonably such other shaft locations in the Building which do not contain such asbestos or asbestos containing materials for Tenant’s use in accordance with the terms hereof. If Tenant exercises Tenant’s right to install the Risers as contemplated by this Section 3.4, then Tenant, at Tenant’s expense, shall maintain the Risers in good condition during the Term. Tenant, upon the Expiration Date, shall not be required to remove the Risers.
     3.5. Promotional Displays.
     Tenant shall not have the right to use any window in the Premises for any sign or other display that is designed principally for advertising or promotion.
     3.6. Antennae Roof Rights.
          (A) Subject to the terms of this Section 3.6, Tenant shall have the right to install two (2) satellite dishes, each having a diameter not to exceed twenty-six inches (“26”), together with related equipment, mountings and supports, in a location on the roof to be reasonably designated by Landlord for use solely by Tenant (or other Permitted Parties) (and not for resale purposes) (such antenna and such related equipment, mountings and supports being collectively referred to herein as the “Basic Antennae”). A copy of the floor plan showing the locations on the roof which are available to accommodate the Basic Antennae as of the date hereof is attached hereto as Exhibit “3.6” and made a part hereof. The location on the roof of the Building so reasonably designated by Landlord shall be sufficient in size to accommodate the Basic Antennae and shall be subject to Tenant’s prior reasonable approval thereof (the area on the roof reasonably designated by Landlord and reasonably approved by Tenant, the “Basic Antennae Site”).
          (B) Landlord shall not unreasonably withhold, condition or delay Landlord’s consent to Tenant’s installation of additional antennae, or satellite dishes, together with related equipment, mountings and supports to the extent the same is reasonably requested by Tenant (such additional antennae and such related equipment, mountings and supports being collectively referred to herein as the “Additional Antennae”), in locations on the roof of the Building other than the Basic Antennae Site (it being understood, however, that Landlord, in considering any such additional installations of Additional Antennae in locations other than the Basic Antennae Site, shall have the right to take into account the requirements of the Building and the requirements of other occupants of the Building, or any such requirements that Landlord reasonably expects to arise in the foreseeable future) (each such additional location on the roof of the Building where Landlord consents to Tenant’s installation of Additional Antennae being referred to herein as an “Additional Antennae Site”).
          (C) Tenant’s rights to use the Basic Antennae Site and any Additional Antennae Site (the Basic Antennae Site and any Additional Antennae Site being collectively referred to herein as the “Antennae Site”) as contemplated by this Section 3.6 shall be on a non-exclusive basis. Landlord shall make available to Tenant reasonable access to the roof of the Building for the construction, installation, maintenance, repair, operation and use of the Basic Antennae or the Additional Antennae (collectively, “Antennae”) in the Antennae Site. Except as otherwise expressly set forth in this Section 3.6, the Antennae shall be deemed for all purposes of this Lease to be a Specialty Alteration. Tenant shall perform Tenant’s installation of the Antennae as contemplated by this Section 3.6 in accordance with the provisions of Article 7 hereof. Tenant, as part of such installation, shall reinforce the structure of the Building (including, without limitation, the roof of the Building and the columns on the floors below such roof), to the extent reasonably required by Landlord. The rights granted to Tenant in this Section 3.6 shall not be assignable by Tenant separate and apart from this Lease. Tenant and any Major Subtenant shall have the right to use the Antennae Site as contemplated by this Section 3.6.
          (D) Tenant shall not be required to pay any license fee or other similar charge for the Basic Antennae Site (it being understood, however, that Tenant shall remain obligated to pay any other actual Out-of-Pocket Costs that Landlord otherwise incurs and which Tenant is otherwise obligated to reimburse Landlord for under this Lease in connection therewith, including, without limitation, amounts that are payable to Landlord under Article 7 hereof in connection with Tenant’s performance of Alterations in the Basic Antennae Site). Tenant shall pay a fee (the “License Fee”) to Landlord, as additional rent, for Tenant’s right to use an Additional Antennae Site, in a monthly amount equal to the Fair Market Rent therefor, payable in equal monthly installments in advance commencing on the date that Landlord gives Tenant the use thereof and ending on the earlier to occur of the Expiration Date and the Additional Antennae Site End Date. Landlord and Tenant shall determine the Fair Market Rent of the Additional Antennae Site in accordance with the terms of Article 21 hereof. Notwithstanding anything to the contrary contained herein, Tenant shall have the right at any time to remove any Antennae which are then located in an Antennae Site by providing Landlord with at least ten (10) days prior notice thereof; it being understood, however, that if Tenant exercises the aforesaid right to remove any Antennae which are then located in an Antennae Site, then Tenant shall have no further right to use such Antennae Site and (x) subject to all provisions of Article 7 hereof, Tenant shall perform, at Tenant’s expense, any work necessary in connection therewith and repair any damage to the applicable Antennae Site or any other portion of the Building caused by such removal, and (y) to the extent that any such Antennae constitute Additional Antennae, from and after the date that Tenant removes such Additional Antennae from any Additional Antennae Site (such date, the “Additional Antennae Site End Date”), Tenant shall have no further obligation to pay Landlord the License Fee with respect to the applicable Additional Antennae Site hereunder (it being understood that if Tenant removes an Additional Antennae from an Additional Antennae Site on a date other than the last day of the calendar month, the amount of the License Fee due with respect to the applicable Additional Antennae Site for such month shall be proportionately adjusted).
          (E) Landlord retains the right to use the Antennae Site for any reasonable purpose whatsoever, including, without limitation, for purposes of running pipes, ducts, or other equipment through the Antennae Site, provided that Landlord does not unreasonably interfere with the use of the Antennae Site by Tenant (or the applicable Permitted Party) for the operation of the Antennae. Tenant shall use the Antennae in a manner that does not interfere materially with (i) the use and occupancy of leasable areas in the Building by other tenants or occupants, (ii) the reception or transmission of communication signals by or from any antennae, satellite dishes or similar equipment installed by Landlord or any other tenant or occupant in the Building in either case prior to the date that the Antennae is installed, or (iii) the operation of the Building Systems. If, after any Antennae is installed by Tenant, it is discovered that the Antennae causes any such interference, then Tenant, at its expense, shall relocate its Antennae from the Antennae Site to another area on the roof reasonably designated by Landlord, as promptly as reasonably practicable.
          (F) Landlord shall not have any obligation to maintain, repair or restore the Antennae, or to cause the Antennae to comply with Requirements. Landlord shall not be required to obtain or maintain any required permits or licenses for the Antennae (with the understanding, however, that Landlord shall cooperate reasonably with Tenant in connection with Tenant’s obtaining such permits or licenses). Landlord shall not be responsible for any damage that is caused to Tenant or the Antennae by any other tenant or occupants of the Building, or for any interference or disturbance caused to the Antennae by any equipment installed on or in the Building (except to the extent that such interference or disturbance derives from Landlord’s negligence or willful misconduct). Landlord makes no representation that the Antennae will receive or transmit communication signals without interference or disturbance and Tenant agrees that Landlord shall not be liable to Tenant therefor.
          (G) Tenant, at Tenant’s expense, to the extent required by applicable Requirements shall install lightning rods or air terminals on or about the Antennae. Tenant shall (i) be solely responsible for any damage caused to Landlord or any other Person or property as a result of the installation, maintenance or use of the Antennae, (ii) promptly pay any tax, license, permit or other fees or charges imposed pursuant to any Requirements relating to the installation, maintenance or use of the Antennae, (iii) promptly comply with Requirements in connection with the installation, maintenance or use of the Antennae, and (iv) perform all necessary repairs or replacements to, or maintenance of, the Antennae.
          (H) The license granted to Tenant under this Section 3.6 shall automatically terminate and expire upon the expiration or earlier termination of this Lease.
          (I) Tenant, at Tenant’s expense, shall remove the Antennae from the Antennae Site promptly after the date that Tenant’s rights under this Section 3.6 lapse or otherwise terminate (and any installment of the License Fee paid by Tenant to Landlord hereunder in respect of any period of time after the date that Tenant so removes the Antennae shall be credited by Landlord against Tenant’s next installments of Rental due hereunder). If (i) Tenant fails to remove the Antennae as required hereunder, and (ii) such failure continues for more than thirty (30) days after the date that Landlord gives Tenant notice thereof, then Landlord may remove the Antennae as required hereunder, and Tenant shall reimburse Landlord for any reasonable costs incurred by Landlord in connection therewith within thirty (30) days after Landlord’s request therefor.
     3.7. Core Toilets.
     Tenant shall have the right to use the toilets that are located in the core area of the Building on any floor of the Building where the Premises is located and where the Premises does not include the entire Rentable Area of such floor (in common with the other occupants of such floor of the Building).
     3.8. Wireless Internet Service.
     Subject to the terms of this Section 3.8, Tenant shall have the right to install wireless Internet service in the Premises. Tenant shall not solicit other occupants of the Building to use wireless Internet service that emanates from the Premises. Tenant shall not permit the signals of Tenant’s wireless Internet service (if any) to emanate beyond the Premises in a manner that interferes in any material respect with any Building Systems or with any other occupant’s use of other portions of the Building. Nothing contained in this Section 3.8 diminishes Tenant’s obligation to perform Alterations in accordance with the provisions of Article 7 hereof.
     3.9. Telecommunications.
     Landlord shall permit Tenant to gain access to the facilities of the telecommunications provider that services the Building from time to time through the telecommunication closet on the floor of the Building where the Premises is located (it being understood that Landlord’s granting such access to Tenant shall not constitute Landlord’s agreement to provide telecommunications services to Tenant or to otherwise have responsibility for the operation or security thereof).
     3.10. Floor Load.
     To Landlord’s knowledge, the live load permitted for each floor of the Premises is described on the certificate of occupancy of the Building that is attached hereto as Exhibit “3.10” and made a part hereof.
Article 4
SERVICES
     4.1. Certain Definitions.
     (A) The term “Building Hours” shall mean the period from 8:00 AM to 6:00 PM on Business Days and the period from 9:00 AM to 1:00 PM on Saturdays that are not Holidays.

          (B) The term “Building Systems” shall mean the service systems of the Building, including, without limitation, the mechanical, gas, steam, electrical, sanitary, HVAC, elevator, plumbing, and life-safety systems of the Building (it being understood that the Building Systems shall not include any systems that Tenant installs in the Premises as an Alteration).
          (C) The term “HVAC” shall mean heat, ventilation and air-conditioning.
          (D) The term “HVAC Systems” shall mean the Building Systems that provide HVAC.
          (E) The term “Overtime Periods” shall mean any times that do not constitute Building Hours; provided, however, that the Overtime Periods for the freight elevator shall also include the lunch period of the personnel who operate the freight elevator or the related loading facility and the Building Hours that occur on Saturdays.
     4.2. Elevator Service.
          (A) Subject to the terms of Section 9.6(C) hereof, Article 10 hereof and this Section 4.2, Landlord shall provide Tenant with passenger elevator service for the Premises using the Building Systems therefor. Tenant’s use of the passenger elevators shall be in common with other occupants of the Building. Tenant shall have the use of the passenger elevators that service the Premises at all times, except that Landlord, during Overtime Periods, shall have the right to limit reasonably the passenger elevators that Landlord makes available to service the Premises (provided that there is available to Tenant on a non-exclusive basis at all times at least one (1) passenger elevator that services the Premises). Tenant shall use the passenger elevators only for purposes of transporting persons to and from the Premises.
          (B) Subject to the terms of Section 9.6(C) hereof, Article 10 hereof and this Section 4.2, Landlord shall provide Tenant with freight elevator service for the Premises using the Building Systems therefor. Tenant’s use of the freight elevator shall be in common with other occupants of the Building. Landlord shall have the right to prescribe reasonable rules from time to time regarding the rights of the occupants in the Building (including, without limitation, Tenant) to use the freight elevator (governing, for example, the responsibility of occupants of the Building to reserve freight elevator use in advance, particularly for Overtime Periods). Tenant shall use the freight elevator in accordance with applicable Requirements. If Tenant uses the freight elevator during Overtime Periods, then Tenant shall pay to Landlord, as additional rent, an amount calculated at the reasonable hourly rates that Landlord charges from time to time therefor, within thirty (30) days after Landlord’s giving to Tenant an invoice therefor; provided, however, that Tenant shall not be required to pay for the first one hundred fifty (150) hours of Tenant’s overtime use of the freight elevator only for Tenant’s initial move into the Premises or Tenant’s performance of the Initial Alterations (but not for purposes associated with the ordinary conduct of Tenant’s business); it being understood, however, that the time periods during which the freight elevators are used incidentally by Tenant’s consultants during Overtime Periods in connection with the Initial Alterations shall not be included in the calculation of the aforesaid one hundred fifty (150) hours. Landlord shall have the right to charge Tenant for a particular minimum number of hours of usage of the freight elevator during Overtime Periods to the extent that the applicable union contract or service contract requires Landlord to engage the necessary personnel (including, without limitation, a freight elevator operator and loading dock attendant) for such minimum number of overtime hours. If (x) Tenant requests Landlord to provide Tenant with freight elevator service during Overtime Periods as provided in this Section 4.2(B), and (y) another tenant in the Building also uses, or other tenants in the Building also use, the applicable freight elevator during such Overtime Period, then Landlord shall allocate equitably the charges described in this Section 4.2(B) among Tenant and such other tenant or tenants.
     4.3. Heat, Ventilation and Air-Conditioning.
          (A) Subject to the terms of Article 10 hereof and this Section 4.3, (x) Landlord shall operate the HVAC System to provide HVAC at the perimeter of the Office Premises and the Additional Occupancy Space that satisfies, at a minimum, the specifications set forth on Exhibit “4.3” attached hereto and made a part hereof and (y) Landlord shall operate the HVAC System to provide HVAC at the perimeter of the Actual Storage Space in the same manner and in accordance with the specifications therefor existing as of the date hereof. Except to the extent otherwise part of Landlord’s Work, Landlord shall not be required to make any installations in the Premises to distribute HVAC within the Premises. Landlord shall not be required to repair or maintain during the Term (i) any installations that exist in each Applicable Space on the Applicable Commencement Date that distribute within the Premises HVAC that the HVAC System provides, or (ii) any system that is located in the Premises on the Applicable Commencement Date that provides supplemental HVAC for the Premises (in addition to the HVAC provided by the HVAC System). Tenant shall endeavor to keep closed the curtains, blinds, shades or screens that Tenant installs on the windows of the Premises in accordance with the terms hereof to the extent reasonably necessary to reduce the interference of direct sunlight with the operation of the HVAC System.
          (B) Landlord shall operate the HVAC System for Tenant’s benefit during Overtime Periods if Tenant so advises Landlord not later than 2:00 P.M. on the Business Day immediately preceding the day on which Tenant requires HVAC during Overtime Periods. If Landlord so provides HVAC to the Premises during Overtime Periods (as so requested by Tenant), then Tenant shall pay to Landlord, as additional rent, an amount calculated at the hourly rates of Four Hundred Dollars and No Cents ($400.00) for heating, Five Hundred Dollars and No Cents ($500.00) for air-conditioning, and Two Hundred Fifty Dollars and No Cents ($250.00) for ventilation within thirty (30) days after Landlord gives to Tenant an invoice therefor. The aforesaid amounts shall be in effect throughout the Term. If (x) Landlord so provides HVAC to the Premises during an Overtime Period (as so requested by Tenant), and (y) another tenant requests or other tenants request HVAC during the same Overtime Period, then Landlord shall reduce equitably Landlord’s aforesaid charge to Tenant for HVAC during such Overtime Period to reflect such other tenant’s use, or such other tenants’ use, of HVAC during such Overtime Period. Landlord shall have the right to charge Tenant for a particular minimum number of hours of usage of the HVAC System during Overtime Periods to the extent that the applicable union contract or service contract requires Landlord to engage the necessary personnel (including, without limitation, a building engineer) for such minimum number of overtime hours.

     4.4. Cleaning.
          (A) Subject to the terms of Article 10 hereof and this Section 4.4, Landlord shall cause the Premises to be cleaned substantially in accordance with the standards set forth in Exhibit “4.4” attached hereto and made a part hereof (such cleaning standards as described on such exhibit being collectively referred to herein as the “Base Cleaning Services”); provided, however, that Landlord shall not be required to provide the Base Cleaning Services for the Supplemental Space or any portion thereof. Landlord shall not be required to clean the portions of the Premises (if any) (x) that Tenant uses for the storage, preparation, service or consumption of food or beverages (except Landlord shall cause one (1) pantry on each floor of the Office Premises but not a kitchen in which food is cooked (each such pantry, a “Designated Pantry”) to be cleaned to the extent each Designated Pantry is used in connection with use of the Premises for ordinary office purposes; it being understood, however, that in the event that more than one (1) pantry exists on either floor of the Office Premises, Tenant shall notify Landlord as to which pantry constitutes the Designated Pantry and if Tenant fails to notify Landlord as aforesaid, Landlord shall designate the pantry to be cleaned on the applicable floor(s) of the Office Premises), (y) in which Tenant is performing Alterations, or (z) in which the interior installation has been demolished in all material respects. Tenant shall pay to Landlord, as additional rent, the reasonable costs incurred by Landlord in removing from the Building any of Tenant’s refuse and rubbish to the extent exceeding the amount of refuse and rubbish usually generated by a tenant that uses the Premises for ordinary office purposes. Tenant shall make such payments to Landlord not later than the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor from time to time.
          (B) Tenant, at Tenant’s expense, shall exterminate the portions of the Premises that Tenant uses for the storage, preparation, service or consumption of food against infestation by insects and vermin regularly and, in addition, whenever there is evidence of infestation. Tenant shall engage Persons to perform such exterminating that are approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Tenant shall cause such Persons to perform such exterminating in a manner that is reasonably satisfactory to Landlord.
          (C) Tenant, at Tenant’s expense, shall clean daily all portions of the Premises used for the storage, preparation, service or consumption of food or beverages excluding each Designated Pantry. Tenant shall not have the right to perform any cleaning services (or any other similar facilities management services such as, for example, matron services or handyman services) in the Premises using any Person other than the cleaning contractor that Landlord has engaged from time to time to perform cleaning services in the Building for Landlord; provided, however, that (x) Landlord shall not have the right to require Tenant to use such cleaning contractor unless the rates that such cleaning contractor agrees to charge Tenant for such additional cleaning services are commercially reasonable, and (y) subject to Section 4.14 hereof, Tenant shall have the right to use Tenant’s own employees for such additional cleaning services. If such cleaning contractor does not agree to charge Tenant for such additional cleaning services (or such similar services) at commercially reasonable rates, then Tenant may employ to perform such additional cleaning services (or such similar services) another cleaning contractor that Landlord approves, which approval Landlord shall not unreasonably withhold, condition or delay.

          (D) Tenant shall comply with any refuse disposal program (including, without limitation, any waste recycling program) that Landlord imposes reasonably after having given Tenant reasonable advance notice of the effectiveness thereof or that is required by Requirements.
          (E) Tenant shall not clean any window in the Premises, nor require, permit, suffer or allow any window in the Premises to be cleaned, in either case from the outside in violation of Section 202 of the New York Labor Law, any other Requirement, or the rules of the Board of Standards and Appeals, or of any other board or body having or asserting jurisdiction.
     4.5. Water.
     Landlord shall provide, through the Building Systems, hot and cold water at one (1) connection point at the perimeter of the Office Premises on each floor of the Building only for ordinary drinking, pantry, cleaning and lavatory purposes. Except to the extent otherwise part of Landlord’s Work, Landlord shall not be required to make any installations in the Office Premises to distribute water within the Office Premises. Tenant acknowledges that Landlord shall not be required to provide hot or cold water service for the Supplemental Space. Landlord shall not be required to repair or maintain during the Term any installations that exist in each Applicable Space on the Applicable Commencement Date that distribute water in the Premises. Nothing contained in this Section 4.5 limits the provisions of Article 10 hereof.
     4.6. Directory.
     Subject to the terms of this Section 4.6, Landlord shall make available to Tenant, from and after the Commencement Date, the computerized directory in the lobby of the Building for purposes of listing the names of the personnel of Permitted Parties. Landlord shall reprogram such directory to add or delete names of the personnel or Permitted Parties promptly after Tenant’s request from time to time, except that Tenant shall not have the right to make any such request more frequently than once in any particular period of ninety (90) days. If Landlord replaces the computerized directory with a standard directory in the lobby of the Building, then Tenant shall be entitled to Tenant’s Office Premises Operating Expense Share of such listings on such directory for purposes of listing the names of the personnel of Permitted Parties as provided in this Section 4.6. Landlord reserves the right to remove the directory in the lobby of the Building at any time (without making a replacement thereof).
     4.7. Condenser Water.
     Subject to the terms of Article 10 hereof and this Section 4.7, Tenant, at Tenant’s expense, may tap into the applicable Building System (the “Condenser Water System”) to obtain condenser water for a supplemental air-conditioning system(s) that Tenant installs in the Office Premises (on either or both floors thereof) as part of the Initial Alterations in accordance with the provisions of Article 7 hereof. Any such supplemental air-conditioning system(s) that Tenant installs shall not use in the aggregate, at any particular time, more than eighty (80) tons. In the event that Tenant shall demonstrate to Landlord that Tenant reasonably requires an amount of condenser water capacity in excess of such eighty (80) tons then Landlord shall not unreasonably withhold it consent to such amount taking into account the then and future requirements of the other tenants in the Building. Any installations that are required to connect Tenant’s supplemental air-conditioning system(s) to the condenser water pipes shall be made by Landlord (based on the plans and specifications therefor as designed by Tenant and approved by Landlord as contemplated by Article 7 hereof) as part of Landlord’s Work. If Tenant shall install a supplemental air-conditioning unit system(s) as contemplated under this Lease, then, from and after such installation and the actual connection of each ton of capacity from time to time, Tenant shall pay to Landlord, as additional rent:
          (A) the actual Out-of-Pocket costs that Landlord incurs in making such connection; and
          (B) an annual charge in the amount of Three Hundred Fifty Dollars and No Cents ($350.00) per ton of capacity of the system so connected and operational (excluding redundant or back-up units in such calculation provided the same are not used at the same time as such system and which amount per ton shall be increased on each anniversary of the Commencement Date to reflect the percentage increase, if any, in the Consumer Price Index from the Consumer Price Index that is in effect on the Commencement Date).
Tenant shall pay such amounts to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor from time to time.
     4.8. Building Security.
     Subject to the terms of this Section 4.8, Landlord shall arrange for security personnel to staff the lobby of the Building at all times, twenty-four hours per day, seven days per week in a manner that is consistent with the security provided by landlords of comparable office buildings in midtown Manhattan. Tenant acknowledges that (x) Landlord, in agreeing to arrange for such security personnel, does not ensure the security of the Building, and (y) accordingly, Tenant remains responsible for making the Alterations in, and adopting procedures for, the Premises that Tenant considers adequate to provide for Tenant’s security.
     4.9. Fire System.
     As part of Landlord’s Base Building Work, Landlord shall provide Tenant with sufficient connection points to the Building System that constitutes the fire alarm system in the Building in accordance with the applicable Requirements required to be complied with by Tenant or Landlord on each floor of the Premises. Nothing contained in this Section 4.9 obligates Landlord to install elements of the fire alarm system within the Premises.
     4.10. Loading Dock.
     Tenant shall have use of the Building’s loading dock (a) from 8:00 A.M. to 6 P.M. on Business Days, on a first come-first serve basis and no tenant in the Building, including Tenant, shall be permitted to advance schedule use of the Building’s loading dock during such time periods, and (b) on a reserved basis at all other times and Tenant shall pay Landlord’s established charges for such after hours use of loading dock, provided that Tenant shall not be required to pay Landlord’s established charges for after hours use for the loading dock if it is paying Landlord’s Overtime Period charge for the freight elevator and trucklift for the same period.

     4.11. No Other Services.
     Landlord shall not be required to provide any services to support Tenant’s use and occupancy of the Premises, except to the extent expressly set forth herein.
     4.12. Food Deliveries.
     Tenant and Tenant’s employees shall be permitted to receive food deliveries to the reception areas located in the Premises throughout the Term; it being understood, however, that either a Building messenger or a Building security guard shall, at Landlord’s option, accompany any food delivery person from the lobby up to the Premises and any such Building messenger or security guard shall remain in the Premises while such food delivery person makes the delivery to any employee at their desk if authorized by a representative of Tenant.
     4.13. Signage.
     Subject to and in accordance with Article 6, hereof, Landlord, as part of Landlord’s Work, shall install on Tenant’s behalf, a building standard sign identifying Tenant as an occupant of the Premises in the Building’s placard of signs located in the Building’s elevator lobby on the fourth (4th) and fifth (5th) floors of the Building. Subject to and in accordance with Article 7 hereof, Tenant, at Tenant’s own cost and expense, shall have the right to install a sign identifying Tenant as an occupant of the Premises on the entrance doors of the Office Premises on the fourth (4th) and fifth (5th) floor of the Premises or on the walls adjacent to such entrance doors; it being understood that such signs shall be subject to Landlord’s prior approval of Tenant’s plans and specifications therefor, which approval shall not unreasonably withheld, conditioned or delayed.
     4.14. Labor Harmony.
     If (i) Tenant employs, or permits the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, (ii) such employment interferes or causes any conflict with other contractors, mechanics or laborers engaged in the maintenance, repair, management or operation of the Building or any adjacent property owned or managed by Landlord, and (iii) Landlord gives Tenant notice thereof (which notice may be given verbally to the person employed by Tenant with whom Landlord’s representative ordinarily discusses matters relating to the Premises), then Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building promptly and shall take such other action as may be reasonably necessary to resolve such conflict.
Article 5
ELECTRICITY
     5.1. Capacity.
          (A) Subject to the terms of this Article 5, Landlord shall provide (i) to the electrical closet on the floor of the Building where each portion of the Office Premises is located, for Tenant’s use, eight and 0/100 (8) watts of electrical capacity (demand load) per square foot of Usable Area in the portion of the Premises located on such floor of the Building (exclusive of the electrical capacity that is required to operate the Building Systems but inclusive of the taps, disconnects and transformers which exist in the electrical closets on each floor of the Building where each portion of the Office Premises is located as of the date hereof) and (ii) to the electrical closet on the floor of the Building where the Supplemental Space is located, for Tenant’s use, the electric capacity being furnished thereto as of the date hereof (such electrical capacity being collectively, referred to herein as the “Base Electrical Capacity”). Tenant, during the Term, shall use electricity in the Premises only in such manner that complies with the requirements of the Utility Company. Tenant shall not permit the demand for electricity in the Premises to exceed the Base Electrical Capacity.
          (B) Landlord shall provide, at Tenant’s expense, up to 800 amps of electrical capacity at 265/460 volt, three phase, 4-wire, submetered and delivered to the Premises as directed by Tenant, for Tenant’s critical technical and supplemental air conditioning systems.
          (C) Notwithstanding the foregoing to the contrary, if Tenant shall require electrical capacity in excess of the Base Electrical Capacity and shall provide Landlord with evidence reasonably satisfactory to Landlord of such requirement, then provided that the Building has such additional capacity available and that such request is reasonable, Landlord shall provide, at Tenant’s sole cost and expense, such additional capacity to the extent available and thereby increase the Base Electrical Capacity accordingly. To the extent that Tenant shall require electrical capacity in excess of the Base Electrical Capacity and Landlord is unable to provide such additional capacity, then Tenant shall have the right to request that Landlord permit Tenant, at Tenant’s own risk, cost and expense, to obtain such additional electrical capacity for the Premises directly from the Utility Company, in which case the Base Electrical Capacity shall be increased correspondingly. Landlord shall not unreasonably withhold, condition, or delay such consent, provided that Tenant’s increasing such electrical capacity does not have a reasonable likelihood of diminishing materially the electrical capacity that the Utility Company would otherwise have made available to the Building; it being understood, however, that (i) Tenant shall pay directly to the Utility Company the cost of any such additional electricity, (ii) Tenant shall use Tenant’s own Risers to bring such additional electricity to the Premises, and (iii) Landlord makes no representation or warranty with respect to the additional electricity being furnished to the Premises by the Utility Company. Nothing contained in this Section 5.1(B) expands the Premises or otherwise grants to Tenant rights to use portions of the Building that are not otherwise demised to Tenant hereunder.
     5.2. Electricity for the Building.
     Landlord shall arrange with a Utility Company to provide electricity for the Building. Landlord shall not be liable to Tenant for any failure or defect in the supply or character of electricity furnished to the Building, except to the extent that such failure or defect results from Landlord’s negligence or willful misconduct. Landlord shall not be required to make any installations in the Premises to distribute electricity within the Premises. Landlord shall not be required to maintain or repair during the Term any installations that exist in each Applicable Space on the Applicable Commencement Date that distribute electricity within such Applicable Space.

     5.3. Submetering.
          (A) Subject to the provisions of this Section 5.3, Landlord shall measure Tenant’s demand for and consumption of electricity in the Premises using a submeter that is, or submeters that are, installed and maintained by Landlord. Any such submeters installed by Landlord shall be connected in such a manner that the “demand factor” of Tenant’s electric usage as shown on such submeters can be read and totalized on a “coincident and diversified demand” basis. Landlord shall pay the cost of installing and subject to the terms hereof, maintaining such submeter or submeters. If, at any time during the Term, Tenant performs Alterations that require modifications to the aforesaid submeter or submeters that Landlord installs, or that require a supplemental submeter or supplemental submeters, then Tenant shall perform such modification, or the installation of such supplemental submeter or submeters, at Tenant’s cost, as part of the applicable Alteration.
          (B) Tenant shall pay to Landlord, as additional rent, an amount (the “Electricity Additional Rent”) equal to one hundred three percent (103%) of the sum of:
          (1) the product obtained by multiplying (x) the Average Cost per Peak Demand Kilowatt, by (y) the number of kilowatts that constituted the peak demand for electricity in the Premises for the applicable billing period, as registered on the submeter or submeters for the Premises, and
          (2) the product obtained by multiplying (x) the Average Cost per Kilowatt Hour, by (y) the number of kilowatt hours of electricity used in the Premises for the applicable billing period, as registered on the submeter or submeters for the Premises.
          (C) Subject to Section 5.3(D) hereof, Landlord shall give Tenant an invoice for the Electricity Additional Rent from time to time (but no less frequently than quarter-annually). Tenant shall pay the Electricity Additional Rent to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant each such invoice. Tenant shall not have the right to object to Landlord’s calculation of the Electricity Additional Rent unless Tenant gives Landlord notice of any such objection on or prior to the ninetieth (90th) day after the date that Landlord gives Tenant the applicable invoice for the Electricity Additional Rent. If Tenant gives Landlord a notice objecting to Landlord’s calculation of the Electricity Additional Rent, as aforesaid, then Tenant shall have the right to review Landlord’s submeter readings and Landlord’s calculation of the Electricity Additional Rent, at Landlord’s offices or, at Landlord’s option, at the offices of Landlord’s managing agent, in either case at reasonable times and on reasonable advance notice to Landlord. Either party shall have the right to submit a dispute regarding the Electricity Additional Rent to an Expedited Arbitration Proceeding.
          (D) If a submeter measuring Tenant’s electrical demand and consumption in the Premises has not been installed in the Premises, or the submeters measuring Tenant’s electrical demand and consumption in the Premises have not been installed in the Premises, in either case on or prior to the date hereof, then (x) Landlord shall order such submeter or such submeters promptly after the date hereof, and (y) Landlord shall, at Landlord’s own cost and expense, install such submeter or such submeters during the performance of the Office Improvement Work; it being understood, however, that Landlord and Tenant shall cooperate with each other in good faith to coordinate the installation of such submeter or such submeters with the Office Improvement Work. Landlord, in installing such submeter or such submeters, shall have the right to interrupt electrical service to the Premises temporarily and in accordance with good construction practice.
          (E) Subject to the terms of this Section 5.3(E), if, prior to Landlord’s installing a submeter or the submeters in the Premises, Tenant commences the performance of the Initial Alterations, then Tenant shall pay to Landlord, as additional rent, a fee for electricity service in an amount equal to the product obtained by multiplying (I) $0.0048, by (II) the number of square feet of Rentable Area in the Premises (or the portion thereof in which Tenant is performing the Initial Alterations), by (III) the number of days in the period commencing on the date that Tenant so commences the Initial Alterations and ending on the earlier of (a) the date immediately preceding the date that Tenant first occupies the Premises (or the applicable portion thereof) for the conduct of business, and (b) the date immediately preceding the date that the submeter for the Premises (or the applicable portion thereof) is operational or the submeters for the Premises (or the applicable portion thereof) are operational. Landlord shall give Tenant an invoice for the aforesaid fee from time to time (but not less frequently than monthly). Tenant shall pay the aforesaid fee to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives each such invoice to Tenant.
          (F) Subject to the terms of this Section 5.3(F), if, prior to Landlord’s installing a submeter or submeters in the Premises, Tenant occupies all or any portion of the Premises for the conduct of business, then Tenant shall pay to Landlord, as additional rent, a fee for electricity service in an amount equal to the product obtained by multiplying (I) $0.0048, by (II) the number of square feet of Rentable Area in the Premises (or the portion thereof that Tenant is occupying for the conduct of business), by (III) the number of days in the period commencing on the date that Tenant occupies the Premises (or the applicable portion thereof) for the conduct of business and ending on the date immediately preceding the date that the submeter for the Premises or the applicable portion thereof is operational or that the submeters for the Premises or the applicable portion thereof are operational (such fee being referred to herein as the “Electricity Inclusion Charge”). Landlord shall give Tenant an invoice for the Electricity Inclusion Charge from time to time (but not less frequently than monthly). Tenant shall pay the Electricity Inclusion Charge to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives each such invoice to Tenant. If (I) the monthly amount that Tenant would have paid to Landlord as the Electricity Additional Rent for the period that Tenant occupies the Premises or the applicable portion thereof for the conduct of business prior to the date that the submeter is, or the submeters are, operational (as determined using the average monthly submeter readings for the period of three (3) months after the date that the submeter is, or the submeters are, operational), exceeds (II) the Electricity Inclusion Charge for any particular period of one (1) month, then Tenant shall pay to Landlord an amount equal to such excess for each such month within thirty (30) days after Landlord gives to Tenant an invoice therefor. If (I) the Electricity Inclusion Charge for any particular period of one (1) month, exceeds (II) the monthly amount that Tenant would have paid to Landlord as the Electricity Additional Rent for the period that Tenant occupies the Premises or the applicable portion thereof for the conduct of business prior to the date that the submeter is, or the submeters are, operational (as determined using the average monthly submeter readings for the period of three (3) months after the date that the submeter is, or the submeters are, operational), then Landlord, at Landlord’s option, shall either (x) refund promptly to Tenant an amount equal to such excess for each such month, or (y) credit such excess for each such month against the monthly installments of Rental next becoming due and payable hereunder (together with interest on such excess calculated at the Base Rate from the date that Tenant is entitled to such credit). If Landlord gives Tenant such credit for such excess, and the Expiration Date occurs before the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date).
     5.4. Termination of Electric Service.
          (A) If Landlord is required by any Requirement to discontinue furnishing electricity to the Premises as contemplated by this Lease, then this Lease shall continue in full force and effect and shall be unaffected thereby, except that from and after the effective date of any such Requirement, (x) Landlord shall not be obligated to furnish electricity to the Premises, and (y) Tenant shall not be obligated to pay to Landlord the charges for electricity as described in this Article 5.
          (B) If Landlord discontinues Landlord’s furnishing electricity to the Premises pursuant to a Requirement, then Tenant shall use Tenant’s diligent efforts to obtain electricity for the Premises directly from the Utility Company. Tenant shall pay directly to the Utility Company the cost of such electricity. Tenant shall have the right to use the electrical facilities that then exist in the Building to obtain such direct electric service (without Landlord having any liability or obligation to Tenant in connection therewith except that Landlord shall cooperate reasonably with Tenant in connection therewith, at no cost to Landlord.) Nothing contained in this Section 5.4 shall permit Tenant to use electrical capacity in the Building that exceeds the Base Electrical Capacity. Tenant, at Tenant’s expense, shall make any additional installations that are required for Tenant to obtain electricity from the Utility Company.
          (C) Landlord shall not discontinue furnishing electricity to the Premises as contemplated by this Section 5.4 (to the extent permitted by applicable Requirements) until Tenant obtains electric service directly from the Utility Company.
Article 6
INITIAL CONDITION OF THE PREMISES
     6.1. Condition of Premises.
          (A) Subject to Section 8.1 hereof and Section 6.2 hereof, (a) Tenant shall accept possession of each Applicable Space in the condition that exists on the Applicable Commencement Date “as is,” and (b) Landlord shall have no obligation to perform any work or make any installations in order to prepare the Building or each Applicable Space for Tenant’s occupancy. Except as expressly set forth herein, Landlord has made no representations or promises with respect to the Building, the Real Property or the Premises. Landlord shall cause the Premises, and the common areas of the Building, including, without limitation, the paths of travel from the entrance of the Building to the Premises, that Tenant has the right to use pursuant to the terms hereof, to comply with applicable Requirements (including, without limitation, the

Americans with Disabilities Act of 1990 (“ADA”) with the understanding, however, that Landlord shall not be responsible for elements of the Office Improvement Work or the Supplemental Space Work that do not comply with applicable Requirements to the extent that the applicable items of work are reflected on the Construction Documents.
          (B) Tenant hereby acknowledges and agrees that (x) the Office Premises Commencement Date may occur prior to the Substantial Completion of Landlord’s Base Building Work and/or the Office Improvement Work and (y) the Supplemental Space Commencement Date may occur prior to the Substantial Completion of the Supplemental Space Work, and Tenant hereby agrees to provide Landlord with access to the Office Premises and/or the Supplemental Space, as the case may be, and to otherwise cooperate fully with Landlord in connection with the performance of Landlord’s Base Building Work, the Office Improvement Work and/or the Supplemental Space Work, as the case may be; it being understood that Tenant’s full cooperation shall include, without limitation, prohibiting Tenant’s employees, agents, invitees and/or guests from using the Office Premises and the Supplemental Space during the performance of the applicable work and moving and protecting any Tenant’s Property that may be located therein. Notwithstanding anything to the contrary herein contained, in no event shall Landlord have any liability to Tenant for damage caused to Tenant’s Property which arises in connection with Tenant’s failure to move or protect Tenant’s Property during the performance of Landlord’s Base Building Work, the Office Improvement Work and/or the Supplemental Work, as the case may be. Nothing contained in this Section 6.1(B) shall be deemed to limit Tenant’s right to perform the Special Work, subject and in accordance with Section 6.2(I)(ii) hereof.
     6.2. Landlord’s Work.
          (A) The following terms shall have the following meanings:
          (1) “Construction Documents” shall mean the plans and specifications (including, without limitation, layout, architectural, mechanical and structural drawings, to the extent applicable) that contain sufficient detail for Landlord and Landlord’s consultants to assess the work proposed to be performed in the Office Premises and the Supplemental Space which plans and specifications are to be prepared by Tenant’s Architect (as hereinafter defined), at Tenant’s expense.
          (2) “Final Construction Documents” shall mean the Construction Documents as finally approved or deemed approved by Landlord, subject to and in accordance with Article 7 hereof, in form suitable for bidding.
          (3) “Tenant’s Architect” shall mean a + i architecture PC (or such other architect, licensed in the State of New York, retained by Tenant and approved by Landlord, which approval shall not be unreasonably withheld), with respect to the Office Improvement Work, the Supplemental Space Work and Landlord’s Data Room Work.
          (B) Landlord shall, at Landlord’s expense, (i) perform the work as described on Exhibit “6.2"-1-A attached hereto and made a part hereof (such work being collectively referred to herein as “Landlord’s Base Building Work”), (ii) subject to Section 6.3 hereof, perform on Tenant’s behalf, the work necessary to construct the portion of the Office Premises which excludes the Existing Data Room in accordance with the Final Construction Documents to prepare the same for Tenant’s initial occupancy thereof excluding, however, the installation or construction of any furniture systems, or furniture (such work, the “Office Improvement Work”), (iii) subject to Section 6.3 hereof, perform on Tenant’s behalf, the work necessary to construct the Supplemental Space in accordance with the Final Construction Documents to prepare the same for Tenant’s initial use thereof, excluding, however, the installation or construction of any furniture systems or furniture, or telecom wiring, computer wiring or computer systems and (iv) subject to and in accordance with Section 6.4 hereof, demolish the Existing Data Room and perform the work necessary to construct the Existing Data Room in accordance with the final construction plans therefor are identified on Exhibit “6.2"-2 attached hereto and made a part hereof (collectively, the “Final Plans”) prepared by Tenant’s Architect, at Landlord’s expense (such work, “Landlord’s Data Room Work”; together with Landlord’s Base Building Work, the Office Improvement Work, and the Supplemental Space Work, “Landlord’s Work”). Landlord shall perform Landlord’s Work in accordance with all applicable Requirements. Landlord shall perform Landlord’s Work in a good and workmanlike manner. Prior to commencing the performance of the Office Improvement Work, (x) Landlord shall deliver to Tenant, four (4) originals of a Form ACP-5, duly executed by an appropriate party and covering the Office Premises excluding the Existing Data Room and (y) if there exists an Impeding Work Violation, then Landlord, at Landlord’s expense, shall use diligent efforts to cause the Impeding Work Violation to be removed as promptly as reasonably practicable after Landlord receives notice thereof.
          (C) After Landlord’s approval (or deemed approval) of the Construction Documents, Tenant shall deliver to Landlord six (6) copies of the Final Construction Documents for bid together with an additional five (5) copies thereof for Landlord’s internal review and promptly thereafter Landlord shall prepare six (6) complete bid packages (the “Bid Packages”) which shall request the following: (1) the fixed price for which the Approved Contractor is willing to fully perform and complete the Office Improvement Work and the Supplemental Space Work as set forth on the Final Construction Documents, assuming that there are no ACMs in or appurtenant to the Office Premises and/or the Supplemental Space (as to each Bid, the “Bid Price”); (2) the overall project schedule to which the Approved Contractor shall adhere to complete the Office Improvement Work and the Supplemental Space Work (other than punch list items) assuming that (x) the Approved Contractor is granted commercially reasonable access to the Office Premises and the Supplemental Space throughout such time period, and (y) that there are no ACMs in the portions of the Office Premises in which the Office Improvement Work is proposed to be performed or in the portions of the Supplemental Space in which the Supplemental Space Work is proposed to be performed (as to each Bid, the “Bid Construction Period”); (3) the Approved Contractor’s agreement to commence the Office Improvement Work and the Supplemental Space Work as of the first date that Landlord grants access to the Office Premises and the Supplemental Space, respectively, to the Approved Contractor; (4) the Approved Contractor’s acknowledgement that it has reviewed the provisions of Section 6.2(F) of this Lease and its agreement to comply with the provisions thereof (a copy of which provisions shall be enclosed in each Bid Package); (6) the mechanism that will be utilized by the Approved Contractor in determining “Price Adjustments” (i.e., pricing “Changes”); (5) the Approved Contractor’s agreement to a 10% retainage of the Bid Price until the completion of all punchlist items; and (6) the Approved Contractor’s agreement to deliver to Tenant upon completion of the

Office Improvement Work and the Supplemental Space Work, a copy of the Final Construction Drawings marked to show modifications actually made to complete the Office Improvement Work and/or the Supplemental Space Work, as the case may be. Tenant shall cooperate with Landlord in all reasonable respects to enable Landlord to finalize the Bid Packages. The Bid Packages shall be subject to Tenant’s approval which shall not be unreasonably withheld or delayed; provided, however, if Tenant shall not make a representative available to review the same at Landlord’s offices at 888 Seventh Avenue, New York, New York, within five (5) Business Days of Landlord notifying Tenant (which notice, notwithstanding the provisions of Article 30 hereof, shall be given to Laurence Mascera either by facsimile to 212-273-7145, email laurence.mascera@bpsg.com, or by telephone call to 212-271-7171, Andrew Mann either by facsimile to 212-661-6393, email a.mann@gardinerusa.com or by telephone call to 212-661-6624 and Mark Deieso either by facsimile to 212-661-6393, email m.deieso@gardinerusa.com or by telephone call to 212-661-6624 (collectively, “Tenant’s Representatives”) then Tenant shall be deemed to have approved same. In the event that Tenant shall not give its consent to the Bid Packages, Tenant shall give Landlord a reasonably detailed commentary of its objections thereto. Upon Tenant’s approval or deemed approval, as the case may be, of the Bid Packages, Landlord shall submit the Bid Packages to the following general contractors (such contractors, the “Approved Contractors”): Benchmark, Ambassador Construction, McHugh Divicent Alessi, Structure Tone, Tri-Star and JT Megan and shall solicit bids (each, a “Bid”) on a fixed lump sum basis. Landlord shall direct each Approved Contractor to submit original signed and sealed Bids to each of Landlord and Tenant, and if to Landlord, c/o Vornado Office Management LLC, 888 Seventh Avenue, New York, New York Attention: Steve Sonitis and if to Tenant, c/o Tenant at 1 Penn Plaza, New York, New York, Attention: Laurence Mascera, within fourteen (14) days after the delivery of the Bid Package (the “Bid Due Date”). Within five (5) Business Days after the Bid Due Date, Landlord and Tenant shall meet at Landlord’s offices at 888 Seventh Avenue, New York, New York at a reasonable time selected by Landlord and reasonably agreed upon by Tenant to open, review and initially evaluate the same. Within four (4) Business Days after such meeting, Tenant shall decide with which of the Approved Contractors Tenant would like to meet. Landlord shall assist Tenant in all reasonable respects in value engineering the Bids to enable Tenant to select such Approved Contractors. On the following Business Day, Landlord and Tenant shall use commercially reasonable efforts to meet with the Approved Contractors so selected by Tenant at Landlord’s offices. During such meetings, (i) Landlord and Tenant shall have joint discussions with the Approved Contractors to the extent necessary to qualify the Bids and request additional or alternative pricing and (ii) Tenant, in its sole discretion, shall select one of the Bids as the Bid pursuant to which the Office Improvement Work and the Supplemental Space Work will be performed (such selected Bid being herein called the “Selected Bid”, and the Approved Contractor submitting the Selected Bid being herein called the “Selected Contractor”). Landlord covenants to perform the Office Improvement Work and the Supplemental Space Work using the Selected Contractor as its general contractor, and, in that regard, Landlord, promptly after the selection of the Selected Contractor, shall enter into a construction contract(s) with the Selected Contractor, on terms consistent with the Bid Package, the Selected Bid and otherwise on reasonable and customary terms (such construction contract(s) being herein called the “Construction Contract”), (i) including a fixed lump sum contract price equal to the Bid Price set forth in the Selected Bid, as may have been amended by written qualifications and alternatives selected by Tenant (herein called the “Contract Price”), (ii) including a construction period equal to the Bid Construction Period set forth in the Selected Bid which may be adjusted in writing to accommodate the foregoing qualifications and alternatives (herein called the “Contract Construction Period”) and (iii) at Tenant’s written request, Landlord shall use commercially reasonable efforts to include in the Construction Contract a normal and customary per diem late completion penalty on account of the Selected Contractor’s failure to Substantially Complete the Office Improvement Work and/or the Supplemental Space Work, as the case may be, within ten (10) days of the Contract Construction Period (such late completion penalty, the “Late Completion Penalty”). The Construction Contract shall be subject to Tenant’s prior approval thereof which shall not be unreasonably withheld, conditioned, or delayed; provided, however, if Tenant shall not make a representative available to review the same at Landlord’s offices at 888 Seventh Avenue, New York, New York, within five (5) Business Days of Landlord notifying Tenant (which notice, notwithstanding the provisions of Article 30 of this Lease, shall be given to Tenant’s Representatives in the same manner previously set forth in this Paragraph 6.2(C)), then Tenant shall be deemed to have approved same. In the event that Tenant shall not approve of the Construction Contract, Tenant shall give Landlord a reasonably detailed commentary of its reasonable objections thereto and Landlord shall use commercially reasonable efforts to work with the Selected Contractor to promptly revise the Construction Contract to address Tenant’s objections thereto. Upon the execution of the Construction Contract, Landlord shall furnish Tenant with a true and complete copy thereof. Landlord shall use commercially reasonable efforts to collect any Late Completion Penalty that Landlord is entitled to receive from the Selected Contractor pursuant to the Construction Contract by offsetting any such Late Completion Penalty against amounts due to the Selected Contractor.
          (D) Promptly after executing the Construction Contract or promptly following the date hereof, to the extent permitted by applicable Requirements, Landlord, at Landlord’s expense, subject to the provisions of Section 6.3 hereof, shall apply to the appropriate Governmental Authorities for, and shall thereafter obtain, any and all governmental approvals and/or building permit(s) that shall be required in connection with the performance of the Office Improvement Work and/or the Supplemental Space Work, as the case may be (herein collectively called the “LW Permits”) (and shall be responsible for the delivery of any necessary Form ACP-5 that shall be necessary in connection therewith). Landlord shall use commercially reasonable efforts to expedite the obtaining of all LW Permits. Promptly following Tenant’s request therefor made after any such application is submitted or after any LW Permits are received, as the case may be, Landlord shall deliver to Tenant a copy of any such application and a copy of any LW Permits.
          (E) Landlord shall perform the Office Improvement Work and the Supplemental Space Work, at Landlord’s expense, subject, however, to the provisions of Section 6.3 hereof, using the Selected Contractor pursuant to the Construction Contract. Landlord shall (i) commence the Office Improvement Work and the Supplemental Space Work promptly after obtaining the respective LW Permits required in connection therewith, and (ii) thereafter, use commercially reasonable efforts to diligently prosecute the Office Improvement Work and the Supplemental Space Work to completion. The Office Improvement Work and the Supplemental Space Work shall be performed in accordance with the Final Construction Documents (as modified by any Authorized Changes and field conditions), and in compliance with all requirements of insurance and governmental authorities and otherwise in a good and workmanlike manner.

          (F) Throughout Landlord’s prosecution of the Office Improvement Work Tenant shall be permitted to direct changes in the Office Improvement Work (such changes, “Office Changes”) and throughout Landlord’s prosecution of the Supplemental Space Work, Tenant shall be permitted to direct changes in the Supplemental Space Work (such changes, “Supplemental Space Changes”) subject to, and in accordance with, the provisions of Article 7 hereof. If Landlord shall approve any requested Office Change or Supplemental Space Change, then, within five (5) Business Days after such approval, Landlord shall cause the Selected Contractor to deliver to Landlord and Tenant, a statement (each, a “Contractor Change Statement”), setting forth (a) the Selected Contractor’s determination of the dollar amount by which the Contract Price (as the same may have been theretofore adjusted under clause (i) of Section 6.3(A) hereof would increase (or decrease) if such Office Change and/or such Supplemental Space Change, as the case may be, were incorporated into the Office Improvement Work or the Supplemental Space Work, as the case may be, which determination shall be made consistent with the Construction Contract and assuming that there are no ACM’s in the applicable portions of the Office Premises and/or the Supplemental Space, as the case may be (such determination, with respect to any Office Change and/or any Supplemental Space Change, as the case may be, being herein called the “Price Adjustment”), and (b) the Selected Contractor’s determination of the number of days (either positive or negative) by which the Contract Construction Period would be increased or decreased if such Office Change were incorporated into the Office Improvement Work or if such Supplemental Space Change were incorporated into the Supplemental Space Work, as the case may be, which determination shall be made consistent with the Construction Contract and assuming that there are no ACM’s in the applicable portions of the Office Premises and/or the Supplemental Space (such determination, with respect to any Office Change and/or Supplemental Space Change, as the case may be, being herein called the “Time Adjustment”). Tenant, for a period of five (5) Business Days after the delivery of any Contractor Change Statement, shall have the right (at its option) to authorize the incorporation of the requested change and approve the Office Change and/or the Supplemental Space Change, as the case may be, by delivering a notice to Landlord to such effect (each, a “Change Authorization Notice”); in which event (x) such Office Change and/or such Supplemental Space Change shall be deemed irrevocably authorized (and shall be herein referred to as an “Authorized Change”), (y) Landlord and Tenant shall be deemed to have unconditionally accepted and agreed to the Price Adjustment with respect to such Authorized Change (as set forth in the Contractor Change Notice), and (z) Tenant shall be deemed to have unconditionally accepted and agreed to the Time Adjustment with respect to such Authorized Change (as set forth in the Contractor Change Notice). If, for any reason, Tenant, after the delivery of any Contractor Change Statement, shall not, within the aforementioned five (5) Business Day period, deliver a Change Authorization Notice in response thereto, then Tenant shall be deemed to have withdrawn and canceled the Office Change and/or the Supplemental Space Change, as the case may be. Tenant acknowledges and agrees that Landlord may suspend the performance of the Office Improvement Work and/or the Supplemental Work Space in the area affected by or work associated with the Authorized Change (if such suspension is in accordance with good construction practices) during the period that Tenant is considering a Office Change and/or a Supplemental Space Change, as the case may be, until Landlord receives a Change Authorization Notice or the aforesaid five (5) Business Day period expires; provided, however, prior to such suspension, Landlord shall notify Tenant’s Representatives in any of the manners set forth above. If Tenant so directs within twenty-four (24) hours of Landlord’s notice, Landlord shall not so suspend the performance of the Office Improvement Work and/or the Supplemental Space Work, as the case may be; provided, however, Tenant shall be responsible (and the Contract Price or the Adjusted Contract Price, as the case may be, shall be adjusted accordingly) for any increased costs (i.e., costs that would not have been incurred if Landlord had suspended the applicable Office Improvement Work and/or the applicable Supplemental Space Work and thereafter elects to proceed with the Authorized Change).
          (G) (i) During the period commencing on the date which is seven (7) days prior to the anticipated date of Substantial Completion of the Office Improvement Work and during the five (5) day period following the date on which the Office Improvement Work is Substantially Complete and (ii) during the period commencing on the date which is seven (7) days prior to the anticipated date of Substantial Completion of the Supplemental Space Work and during the five (5) day period following the date on which the Supplemental Space Work is Substantially Complete, Landlord and Tenant shall jointly inspect the Office Improvement Work and/or the Supplemental Space Work, as the case may be, and develop a list identifying the minor or insubstantial details of construction and/or and mechanical adjustment that remain to be performed, the non-completion of which will not interfere by more than a de minimis amount with Tenant’s occupancy of the Office Premises for the conduct of its business or Tenant’s use of the Supplemental Space as storage space, as the case may be (collectively, the “Punch List Items”). Within thirty (30) days after Landlord’s receipt of the Punch List Items, Landlord shall install, complete, repair or otherwise remedy all such items listed thereon; provided, however, that if any of the Punch List Items cannot with commercially reasonable diligence be remedied within such thirty (30) day period, the time within which to install, complete, repair or otherwise remedy the same shall be extended for such period as may be reasonably necessary to remedy the same with commercially reasonable diligence, so long as Landlord promptly commences and proceeds with commercially reasonable diligence to remedy the same.
          (H) Landlord shall have the right to delegate Landlord’s obligations to perform all or any portion of the Office Improvement Work and/or the Supplemental Space Work to an Affiliate of Landlord (it being understood, however, that Landlord’s delegating such obligations to an Affiliate of Landlord shall not diminish Landlord’s liability for the performance of the Office Improvement Work and/or the Supplemental Space Work, as the case may be, in accordance with the terms of this Section 6.2). Landlord shall also have the right to assign to such Affiliate the rights of Landlord hereunder to receive from Tenant the payments for the performance of the portions of the Office Improvement Work and/or the Supplemental Space Work (it being understood that if (i) Landlord so assigns such rights to such Affiliate of Landlord, and (ii) Landlord gives Tenant notice thereof, then Tenant shall pay directly to such Affiliate any such amounts otherwise due and payable to Landlord hereunder). Landlord shall not be required to maintain or repair during the Term any items of the Office Improvement Work or items of the Supplemental Space Work except to the extent Landlord is otherwise expressly required to maintain or repair the same pursuant to this Lease, it being agreed that Landlord shall make available to Tenant all guaranties or warranties received by Landlord in connection with the Office Improvement Work and the Supplemental Space Work to the extent such guaranties and warranties shall not be rendered invalid thereby.
          (I) (i) Tenant and its representatives, and any agents of Tenant shall have access to the Office Premises and/or the Supplemental Space at all times during normal business hours,

and at all other reasonable times, upon reasonable prior written or oral notice to Landlord or if accompanied by the Building’s on-site property manager then without prior notice, in order to inspect the Office Improvement Work and/or the Supplemental Space Work, as the case may be and monitor the progress thereof, provided that any such access shall not interfere with the progress of the Office Improvement Work and/or the Supplemental Space Work, as the case may be, and Landlord shall have no liability to Tenant or its representatives or agents with respect to such access. In addition to the foregoing rights, Tenant may also have one or more representatives present at the Office Premises or the Supplemental Space at all times during the performance by Landlord of the Office Improvement Work and the Supplemental Space Work, respectively; provided that such representatives shall not interfere with the progress of the Office Improvement Work or the Supplemental Space Work being performed by Landlord and Landlord shall have no liability to Tenant or such representatives with respect to the presence of such representatives.
          (ii) With respect to the Office Improvement Work, commencing on the date on which Landlord commences the performance of the Office Improvement Work and with respect to the Supplemental Space, commencing on the date on which Landlord commences the performance of the Supplemental Space Work and throughout Landlord’s prosecution of the Office Improvement Work and the Supplemental Space Work, Tenant and its contractors shall be permitted, simultaneously with Landlord’s performance of the Office Improvement Work and the Supplemental Space Work, to enter the Office Premises or the Supplemental Space, respectively, solely for the purpose of installing in the Office Premises or the Supplemental Space, in either case, at Tenant’s cost, items of Tenant’s furniture, fixtures and equipment as the case may be) for Tenant’s use and occupancy, including the installation of wiring and telephone lines (collectively, the “Special Work”). The entry upon the Office Premises and/or the Supplemental Space by Tenant and Tenant’s contractors as contemplated by this Section 6.2(G)(ii) shall be governed by all of the provisions of this Lease that govern (x) Tenant’s occupancy of the Office Premises from and after the Office Premises Commencement Date (including, without limitation, the provisions of Article 7 hereof) and (y) Tenant’s use of the Supplemental Space from and after the Supplemental Space Commencement Date, except that Tenant shall not be required to pay any Fixed Rent or Escalation Rent by reason thereof. Tenant shall perform the Special Work prior to the Commencement Date as contemplated by this Section 6.2(G) in a manner that is sequenced and coordinated with the construction schedules, milestone dates and access dates for the Office Improvement Work and the Supplemental Space Work and in conformity with good construction practice, with the understanding, however, that the performance of the Office Improvement Work and the Supplemental Space Work has priority over the performance by Tenant of the Special Work and, accordingly, Landlord shall have the right to require Tenant to perform the Special Work during overtime periods to the extent reasonably necessary, or to even prevent Tenant from making such installations entirely to the extent reasonably necessary. Without limiting the generality of the foregoing, Landlord shall permit Tenant to bring and store on the Office Premises and/or the Supplemental Space all equipment, supplies and other property required or appropriate in connection with the Special Work, provided that such storage shall not unreasonably interfere with the performance by Landlord of the Office Improvement Work or the Supplemental Space Work and Landlord shall have no liability or obligation with respect to such equipment, supplies or other property.

          (I) In the event that Landlord negligently or willfully breaches the normal standards of a construction manager in performing work in connection with the Office Improvement Work for a period of sixty (60) consecutive days or more (the sixtieth (60th) consecutive day, the “Non-Performance Outside Date”), then in such event, Tenant shall have only the following remedies: (i) Tenant shall be entitled to a credit against the Office Premises Fixed Rent coming due from and after the Office Premises Rent Commencement Date in an amount equal to Twelve Thousand Sixty-Three Dollars and Thirty-Eight Cents ($12,063.38) per day for each day in the period commencing on the Non-Performance Outside Date and ending on the date on which the Selected Contractor resumes the performance of the Office Improvement Work; it being understood, however, in calculating the total number of days during which the Selected Contractor has ceased performance of the Office Improvement Work, periods of Unavoidable Delays shall be excluded therefrom; and/or (ii) Tenant shall have the right to assume the Construction Contract and Landlord shall be obligated to assign the Construction Contract to Tenant and to complete the Office Improvement Work and in such event, Landlord shall pay to Tenant within thirty (30) days of Tenant’s invoice therefor together with reasonable evidence of the amounts so expended, Tenant’s Out-of-Pocket Costs incurred in connection with correcting Landlord’s defaults, assuming such Construction Contract and/or obtaining the services of a replacement contractor in order to complete the Office Improvement Work. In the event that Landlord shall fail to pay any such amount within such thirty (30) day period then Tenant shall have the right to offset such amount against the Rental next coming due hereunder.
          (J) In the event that Landlord negligently or willfully breaches the normal standards of a construction manager in performing work in connection with the Supplemental Space Work for a period of sixty (60) consecutive days or more (the sixtieth (60th) consecutive day, the “Supplemental Non-Performance Outside Date”), then in such event, Tenant shall have only the following remedies: (i) Tenant shall be entitled to a credit against the Supplemental Space Fixed Rent coming due from and after the Supplemental Space Rent Commencement Date in an amount equal to Fifty-Five Dollars and No Cents ($55.00) per day for each day in the period commencing on the Supplemental Non-Performance Outside Date and ending on the date on which the Selected Contractor resumes the performance of the Supplemental Space Work; it being understood, however, in calculating the total number of days during which the Selected Contractor has ceased performance of the Supplemental Space Work, periods of Unavoidable Delays shall be excluded therefrom; and/or (ii) Tenant shall have the right to assume the Construction Contract and Landlord shall be obligated to assign the Construction Contract to Tenant and to complete the Supplemental Space Work and in such event, Landlord shall pay to Tenant within thirty (30) days of Tenant’s invoice therefor together with reasonable evidence of the amounts so expended, Tenant’s Out-of-Pocket Costs incurred in connection with correcting Landlord’s defaults, assuming such Construction Contract and/or obtaining the services of a replacement contractor in order to complete the Supplemental Space Work. In the event that Landlord shall fail to pay any such amount within such thirty (30) day period then Tenant shall have the right to offset such amount against the Rental next coming due hereunder.
     6.3. Tenant’s Contribution to the Cost of The Office Improvement Work.
          (A) (i) As used herein, the following terms shall have the following meanings:

               (a) “Adjusted Contract Price” shall mean the Contract Price, as adjusted by (i.e., plus/minus) costs in connection with field conditions (other than the existence of ACM’s) and the Price Adjustments with respect to all Authorized Changes.
               (b) “Qualified Office Work Costs” shall mean the sum of (x) all reasonable Out-of-Pocket Costs (excluding, however, supervisory fees and construction management fees) incurred by Landlord in connection with the review of the Construction Documents as they pertain to the Office Improvement Work and the performance and completion of the Office Improvement Work (excluding however, the costs incurred in connection with Landlord’s abatement of ACMs as contemplated by Article 7 hereof); provided, however, all such Out-of-Pocket Costs paid to Affiliates of Landlord shall not exceed commercially reasonable prices for such expenses, (y) the Out-of-Pocket Costs incurred by Landlord in obtaining the LW Permits in connection with the Office Improvement Work and (z) the amounts payable by Landlord pursuant to the Construction Contract for the Office Improvement Work, but only if, and to the extent, the same are part of the Adjusted Contract Price for the Office Improvement Work.
               (c) “Qualified Supplemental Work Costs” shall mean the sum of (x) all reasonable Out-of-Pocket Costs (excluding, however, supervisory fees and construction management fees) incurred by Landlord in connection with the review of the Construction Documents as they pertain to the Supplemental Space Work and the performance and completion of the Supplemental Space Work (excluding however, the costs incurred in connection with Landlord’s abatement of ACMs as contemplated by Article 7 hereof); provided, however, all such Out-of-Pocket Costs paid to Affiliates of Landlord shall not exceed commercially reasonable prices for such expenses, (y) the Out-of-Pocket Costs incurred by Landlord in obtaining the LW Permits in connection with the Supplemental Space Work and (z) the amounts payable by Landlord pursuant to the Construction Contract for the Supplemental Space Work, but only if, and to the extent, the same are part of the Adjusted Contract Price for the Supplemental Space Work.
          (B) Subject to the terms of this Section 6.3, Landlord shall contribute an amount not to exceed Five Million Seven Hundred Thirty-Nine Thousand Seven Hundred Fifty-Three Dollars and No Cents ($5,739,753.00) with respect to the Office Improvement Work (“Landlord’s Office Contribution”) towards the Qualified Office Work Costs.
          (C) Subject to the terms of this Section 6.3, Landlord shall contribute an amount not to exceed Twenty Thousand Seventy-Five Dollars and No Cents ($20,075.00) (“Landlord’s Supplemental Space Contribution”) with respect to the Supplemental Space Work, towards the Qualified Supplemental Work Costs.
          (D) Tenant shall pay to Landlord, as additional rent, an amount equal to the sum of (I) the excess, if any, of (i) the Qualified Office Work Costs, over (ii) Landlord’s Office Contribution (the amount of any such excess being referred to herein as “Tenant’s Excess Office Work Costs”) and (II) the excess, if any, of (i) the Qualified Supplemental Work Costs, over (ii) Landlord’s Supplemental Space Contribution (the amount of any such excess being referred to herein as “Tenant’s Excess Supplemental Work Costs”).

          (E) From time to time and promptly following Tenant’s written request therefor, Landlord shall deliver to Tenant a statement (each, a “Cost Statement”) setting forth, in reasonable detail, the Qualified Office Work Costs and the Qualified Supplemental Work Costs incurred by Landlord since the last Cost Statement. Each such Cost Statement shall indicate (i) the extent to which the Qualified Office Work Costs and/or the Qualified Supplemental Work Costs, as the case may be, have been paid by Landlord (and the extent to which Landlord’s Office Contribution and/or Landlord’s Supplemental Space Contribution, as the case may be, have been applied thereto), and (ii) the extent to which (x) such Qualified Office Work Costs constitute Tenant’s Excess Office Work Costs and (y) such Qualified Supplemental Work Costs constitute Tenant’s Excess Supplemental Work Costs.
          (F) All Qualified Office Work Costs incurred by Landlord shall be the responsibility of Landlord, and shall be paid by Landlord as and when due, subject to reimbursement by Tenant subject to and in accordance with the provisions of Section 6.3(H) hereof. Landlord shall apply Landlord’s Office Contribution to pay the costs of the Qualified Office Work Costs until Landlord’s Office Contribution is fully disbursed.
          (G) All Qualified Supplemental Work Costs incurred by Landlord shall be the responsibility of Landlord, and shall be paid by Landlord as and when due, subject to reimbursement by Tenant subject to and in accordance with the provisions of Section 6.3(I) hereof. Landlord shall apply Landlord’s Supplemental Space Contribution to pay the costs of the Qualified Supplemental Work Costs until Landlord’s Supplemental Space Contribution is fully disbursed.
          (H) If, as and when (x) the Qualified Office Work Costs incurred by Landlord exceed (y) the amount of Landlord’s Office Contribution, then such Tenant’s Excess Office Work Costs shall be the responsibility of Tenant, and shall be paid by Tenant within thirty (30) days after its receipt of the Cost Statement setting forth such Tenant’s Excess Office Work Costs.
          (I) If, as and when (x) the Qualified Supplemental Work Costs incurred by Landlord exceed (y) the amount of Landlord’s Supplemental Space Contribution, then such Tenant’s Excess Supplemental Work Costs shall be the responsibility of Tenant, and shall be paid by Tenant within thirty (30) days after its receipt of the Cost Statement setting forth such Tenant’s Excess Supplemental Work Costs.
     6.4. Landlord’s Data Room Work.
          (A) Provided that the Final Space Plan and the Final Plans provide for a build out of offices (as opposed to an equipment room), Landlord shall perform Landlord’s Data Room Work at Landlord’s own cost and expense. Landlord shall perform Landlord’s Data Room Work using the same materials and finishes used in the portion of the Office Premises adjacent to the Existing Data Room provided that the same are then currently available (if such materials or finishes are not readily available, have been discontinued or have increased in cost by more than a de minimis amount, then Landlord shall be permitted to use other materials and finishes that are comparable in quality provided that Tenant has approved or is deemed to have approved such comparable materials and finishes which approval shall not be unreasonably, withheld in accordance with the provisions of this Section 6.3) (such materials and finishes and/or such comparable materials and finishes are hereinafter referred to as the “Building Standard Installations”). Notwithstanding the provisions of Article 30 hereof, Landlord shall have the right to request Tenant’s approval to any such comparable materials or finishes by email given to Tenant’s Representatives at the addresses set forth in Section 6.2(C) hereof. In the event that Landlord shall give such request to Tenant, then Tenant shall have five (5) Business Days (time being of the essence) from the date of such email to approve or disapprove same by responding to such email and indicating such approval or disapproval. If Tenant fails to respond within such five (5) Business Day period, then Tenant shall be deemed to have approved same. If within such five (5) Business Day period Tenant shall advise Landlord that Tenant does not approve same, then Landlord shall use commercially reasonable efforts to propose alternatives therefor to Tenant; provided, however, in such event, any period during which Landlord shall seek alternatives and Tenant shall consider and choose or refuse any such alternative following such five (5) Business Day period shall constitute a Tenant Delay. If any alternative chosen by Tenant as aforesaid exceeds the cost of the particular item of Building Standard Installations, then Tenant shall pay to Landlord the amount of such excess within five (5) Business Days of Landlord’s demand therefor and any period following such time period during which Tenant fails to pay therefor shall constitute a Tenant Delay.
          (B) Notwithstanding the provisions of Section 1.4(B) hereof to the contrary, in the event that Substantial Completion of Landlord’s Data Room Work shall be delayed by reason of any Tenant Delays and/or items of Long Lead Work, then only for purposes of determining the date on which Tenant shall commence paying Fixed Rent with respect to the Existing Data Room, the Substantial Completion of Landlord’s Data Room Work and the Data Room Commencement Date shall be deemed to have occurred on the date it would have otherwise occurred but for such Tenant Delays and/or such items of Long Lead Work, notwithstanding that Landlord has not yet delivered possession of the Existing Data Room to Tenant.
          (C) The following terms shall have the following meanings as used herein:
               (1) The term “Long Lead Work” shall mean any item which is not a stock item and must be specially manufactured, fabricated or installed or is of such an unusual, delicate or fragile nature that there is a substantial risk that (i) there will be a delay in its manufacture, fabrication, delivery or installation, or (ii) after delivery of such item will need to be reshipped or redelivered or repaired so that, in Landlord’s reasonable judgment, the item in question cannot be completed when the standard items are completed even though the items of Long Lead Work in question are (1) ordered together with the other items required and (2) installed or performed (after the manufacture or fabrication thereof) in order and sequence that such Long Lead Work and other items are normally installed or performed in accordance with good construction practice. In addition, Long Lead Work shall include any standard item, which in accordance with good construction practice should be completed after the completion of any item of work in the nature of the items described in the immediately preceding sentence.
               (2) “Tenant Delays” shall mean Tenant’s acts or omissions (including, without limitation, changes or change orders to plans and/or finishes) that actually delay Landlord in the performance of Landlord’s Data Room Work and of which Tenant is notified in writing (which notice may be by email) during the continuance thereof.

     6.5. Slab Opening.
     In connection with the performance of the Office Improvement Work, Landlord shall perform, at Landlord’s expense, the opening of the slab including all necessary structural steel and fireproofing work required in connection therewith between the fourth (4th) and fifth (5th) floors of the Building as shown on the Construction Documents. For purposes of clarity, it being agreed that the amount of such expense shall not be included as part of the Qualified Office Work Costs and shall be in addition to Landlord’s Office Contribution. Such slab work shall be performed by Landlord in coordination with the Office Improvement Work schedule such that any associated work that is required to be performed (e.g., fabrication and installation of the stair) can be completed within the normal construction period and prior to Substantial Completion of the Office Improvement Work.
     6.6. Electrical Work.
     In connection with the performance of the Office Improvement Work Landlord shall perform, at Landlord’s expense not to exceed Twenty Thousand Dollars ($20,000.00) the work requested by Tenant to the electrical panels in the Premises and the transformers and the circuit breaker panels in the electrical closet on the floors on which the Premises is located. For purposes of clarity, it being agreed that such expense up to a maximum amount of Twenty Thousand Dollars ($20,000.00) shall not be included as part of the Qualified Office Work Costs and shall be in addition to Landlord’s Office Contribution but any expense in connection therewith in excess of Twenty Thousand Dollars ($20,000.00) shall be included as part of the Qualified Office Work Costs.
Article 7
ALTERATIONS
     7.1. General.
          (A) Except as otherwise provided in this Article 7, Tenant shall not make any Alterations without Landlord’s prior consent.
          (B) Tenant may make Decorative Alterations without Landlord’s prior consent.
          (C) The term “Alterations” shall mean alterations, installations, improvements, additions or other physical changes in each case in or to the Premises that are made by or on behalf of Tenant or any other Person claiming by, through or under Tenant; provided, however, that Alterations shall not include Landlord’s Work.
          (D) The term “Decorative Alterations” shall mean Alterations that constitute merely decorative changes to the Premises (such as, for example, the installation of carpeting or other customary floor coverings or painting or the installation of customary wall coverings) that in each case do not involve electrical, plumbing or mechanical connections.

          (E) The term “Initial Alterations” shall mean the Alterations to prepare the Premises for Tenant’s initial occupancy.
          (F) The term “Specialty Alterations” shall mean Alterations that (i) perforate a floor slab in the Premises or a wall that encloses the core of the Building, (ii) require the reinforcement of a floor slab in the Premises, (iii) consist of the installation of a raised flooring system in excess of 2,000 square feet of Rentable Area, (iv) consist of the installation of a vault or other similar device or system that is intended to secure the Premises or a portion thereof in a manner that exceeds the level of security that a reasonable Person uses for ordinary office space, or (v) involve material plumbing connections (such as kitchens and executive bathrooms outside of the Building core).
          (G) The term “Substantial Completion” or words of similar import shall mean that the applicable work has been substantially completed in accordance with the applicable plans and specifications if any, and with respect to the Office Improvement Work only, as approved by Tenant’s Architect in Tenant’s Architect’s professional, good faith judgment using current industry standards, it being agreed that (i) such work shall be deemed substantially complete notwithstanding the fact that minor or insubstantial details of construction or demolition, mechanical adjustment or decorative items remain to be performed, and (ii) with respect to work that is being performed in the Premises, such work shall be deemed substantially complete only if the incomplete elements thereof do not interfere materially with Tenant’s use and occupancy of the Premises for the conduct of business.
          (H) The term “Tenant’s Property” shall mean Tenant’s personal property (other than fixtures), including, without limitation, Tenant’s movable fixtures, movable partitions, telephone equipment, computer equipment, furniture, furnishings and decorations.
     7.2. Basic Alterations and Minor Alterations.
          (A) Subject to the provisions of Section 7.1(B) hereof and this Section 7.2, Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Alteration, provided that such Alteration (i) is not visible in any material respect, at street level, from the outside of the Building, (ii) does not affect adversely any part of the Building other than the Premises, (iii) does not require any alterations, installations, improvements, additions or other physical changes to be performed in or made to any portion of the Building other than the Premises, (iv) does not affect adversely the proper functioning of any Building System, (v) does not materially reduce the value or utility of the Building, (vi) does not affect the structure of the Building, (vii) does not impede Landlord’s access to Reserved Areas in any material respect, and (viii) does not violate or render invalid the certificate of occupancy for the Building or any part thereof (any Alteration that satisfies the requirements described in clauses (i) through (viii) above being referred to herein as a “Basic Alteration”).
          (B) Tenant shall not be required to obtain Landlord’s prior consent to a particular Basic Alteration if the sum of (X) the “hard” construction cost of such Basic Alteration, and (Y) the “hard” construction cost of any other Basic Alterations performed during the immediately preceding period of twelve (12) months without Landlord’s consent as contemplated by this Section 7.2, does not exceed the Minor Alterations Threshold (any such

Basic Alteration for which Landlord’s prior consent is not required being referred to herein as a “Minor Alteration”). The term “Minor Alterations Threshold” shall mean Three Hundred Thousand Dollars ($300,000.00), except that on each anniversary of the Commencement Date, the Minor Alterations Threshold shall be adjusted to reflect the percentage increase in the Consumer Price Index from the Consumer Price Index that is in effect on the Commencement Date. Nothing contained in this Section 7.2(B) limits Tenant’s liability to Landlord if (i) Tenant performs an Alteration without Landlord’s consent, and (ii) it is determined ultimately that such Alteration does not constitute a Minor Alteration.
          (C) Nothing contained in this Section 7.2 limits the provisions of Section 7.11 hereof.
     7.3. Approval Process.
          (A) Subject to the terms of this Section 7.3(A), Tenant shall not perform any Alteration (other than Decorative Alterations) unless Tenant first gives to Landlord a notice thereof (an “Alterations Notice”) that (i) refers specifically to this Section 7.3, (ii) includes six (6) copies of the plans and specifications for the proposed Alteration (including, without limitation, layout, architectural, mechanical and structural drawings, to the extent applicable) in CADD format that contain sufficient detail for Landlord and Landlord’s consultants to reasonably assess the proposed Alteration, (iii) indicates whether Tenant considers the proposed Alterations to constitute a Basic Alteration, (iv) indicates whether Tenant considers the proposed Alteration to constitute a Minor Alteration and whether Tenant intends to perform the proposed Alteration without Landlord’s consent as contemplated by this Article 7, and (v) includes with such notice a bona fide estimate issued by a reputable and independent construction company of the “hard” construction cost of performing the proposed Alteration (if Tenant considers the proposed Alteration to constitute a Minor Alteration and plans to perform such Alteration without Landlord’s consent). Tenant shall not be required to include with the Alterations Notice the plans and specifications for a proposed Alteration as described in clause (ii) above if (w) applicable Requirements do not require Tenant to obtain a building permit therefor, (x) such Alteration does not involve any material electrical or plumbing work or any material connections to the life-safety systems of the Building, (y) such plans and specifications would not otherwise be prepared in accordance with good construction practice, and (z) Tenant so advises Landlord in the applicable Alterations Notice; provided, however, that if Tenant does not submit such plans and specifications to Landlord as aforesaid, then Landlord shall have the right to nevertheless require Tenant to submit such plans and specifications (or another reasonable technical description of the proposed Alteration) to the extent that Landlord has a reasonable basis for requiring such plans and specifications (or such other technical description)(any such Alteration for which Tenant is not required to provide such plans and specifications being referred to herein as a “Simple Alteration”).
          (B) Landlord shall have the right to object to a proposed Alteration only by giving notice thereof to Tenant, and setting forth in such notice a statement in reasonable detail of the grounds for Landlord’s objections.
          (C) If (i) Tenant gives Landlord an Alterations Notice, (ii) Tenant, in the Alterations Notice, does not indicate that Tenant plans to perform the applicable Alteration without Landlord’s consent, (iii) the Alterations Notice states in bold, capital letters as follows: “LANDLORD’S FAILURE TO RESPOND TO THIS ALTERATIONS NOTICE WITHIN TEN (10) BUSINESS DAYS SHALL RESULT IN LANDLORD BEING DEEMED TO HAVE CONSENTED TO THE ALTERATION(S) DESCRIBED HEREIN”, (iv) Landlord fails to respond to the Alterations Notice within ten (10) Business Days after Tenant gives the Alterations Notice to Landlord, then Landlord shall be deemed to have consented to such Alteration; provided, however, that in no event shall Landlord be deemed to have consented to any Alteration that is otherwise expressly prohibited by the terms of this Lease.
          (D) If (i) Tenant resubmits any Alterations Notice to Landlord in accordance with this Section 7.3, (ii) Tenant, together with such resubmission, does not indicate that Tenant plans to perform the applicable Alteration without Landlord’s consent, (iii) such resubmission Alterations Notice includes a notice that states in bold, capital letters as follows: LANDLORD’S FAILURE TO RESPOND TO THIS RESUBMITTED ALTERATIONS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN LANDLORD BEING DEEMED TO HAVE CONSENTED TO THE ALTERATION(S) DESCRIBED HEREIN, and (iv) Landlord fails to respond to the resubmitted Alterations Notice within five (5) Business Days after Tenant gives the resubmitted Alterations Notice to Landlord, then Landlord shall be deemed to have consented to such Alteration; provided, however, that in no event shall Landlord be deemed to have consented to any Alteration that is otherwise expressly prohibited by the terms of this Lease.
          (E) Landlord shall have the right to (a) disapprove any plans and specifications for a particular Alteration in part, (b) reserve Landlord’s approval of items shown on such plans and specifications pending Landlord’s review of other plans and specifications that Tenant is otherwise required to provide to Landlord hereunder, and (c) condition Landlord’s approval of such plans and specifications upon Tenant’s making revisions to the plans and specifications or supplying reasonably required additional information (which Landlord shall have the right to request only reasonably if the applicable Alteration constitutes a Basic Alteration). Nothing contained in this Section 7.3(E) limits the provisions of Section 7.2 hereof or Section 7.3(B) hereof.
          (F) Tenant acknowledges that (i) the review of plans or specifications for an Alteration by or on behalf of Landlord, or (ii) the preparation of plans or specifications for an Alteration by Landlord’s architect or engineer (or any architect or engineer designated by Landlord), is solely for Landlord’s benefit, and, accordingly, Landlord makes no representation or warranty that such plans or specifications comply with any Requirements or are otherwise adequate or correct.
     7.4. Performance of Alterations.
          (A) Tenant, at Tenant’s expense, prior to the performance of any Alteration, shall obtain all permits, approvals and certificates required by any Governmental Authorities in connection therewith. Landlord shall have the right to require Tenant to make all filings with Governmental Authorities to obtain such permits, approvals and certificates using an expeditor designated reasonably by Landlord (provided that the charges imposed by such expeditor are commercially reasonable). Landlord shall execute any applications for any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (provided that the applicable Requirement requires Landlord to execute such application) within ten (10) Business Days after Tenant’s request from time to time and shall otherwise cooperate reasonably with Tenant in connection therewith. Tenant shall have the right to require Landlord to so execute such applications prior to the date that Landlord approves (or is deemed to have approved) the applicable Alteration (to the extent that this Article 7 requires Tenant to obtain Landlord’s approval of the applicable Alteration), subject to Tenant (at Tenant’s sole cost and expense) making such changes to the drawings as may be required and resubmitting the same for Landlord’s approval. Tenant shall reimburse Landlord for any reasonable Out-of-Pocket Costs, including, without limitation, reasonable attorneys’ fees and disbursements, that Landlord incurs in so executing such applications and cooperating with Tenant, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor from time to time.
          (B) Prior to performing any Alteration, Tenant shall also furnish to Landlord duplicate original policies of, or, at Tenant’s option, certificates of, (1) worker’s compensation insurance in amounts not less than the statutory limits (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors, in connection with such Alteration), and (2) commercial general liability insurance (including property damage and bodily injury coverage), in each case in customary form, and in amounts that are not less than Five Million Dollars ($5,000,000) with respect to general contractors and One Million Dollars ($1,000,000) with respect to subcontractors, naming the Landlord Indemnitees as additional insureds; provided, however, that on each anniversary of the Commencement Date, the aforesaid amounts shall be adjusted to reflect the percentage increase in the Consumer Price Index from the Consumer Price Index that is in effect on the Commencement Date. Landlord acknowledges that Tenant’s contractors and subcontractors may satisfy the liability insurance requirements as set forth in this Section 7.4(B) with an umbrella insurance policy if such umbrella insurance policy contains an aggregate per location endorsement that provides the required level of protection for the Premises.
          (C) Within thirty (30) days after the Substantial Completion of each Alteration (other than Decorative Alterations and Simple Alterations), Tenant, at Tenant’s expense, shall (1) obtain certificates of final approval for each Alteration to the extent required by any Governmental Authority, (2) furnish Landlord with copies of such certificates, and (3) give to Landlord copies of the “as-built” plans and specifications (which for purposes hereof shall mean working drawings or “bubbled” construction drawings) for such Alterations in CADD format (or, if the applicable Alteration constitutes a Minor Alteration, appropriate record drawings or shop drawings therefor).
          (D) All Alterations (other than Decorative Alterations and Simple Alterations) shall be made and performed substantially in accordance with the plans and specifications therefor as approved by Landlord (to the extent such approval of Landlord is required under this Article 7). All Alterations shall be made and performed in accordance with all Requirements and the Rules. All materials and equipment incorporated in the Premises as a result of any Alterations shall be first-quality.
          (E) Landlord shall deliver to Tenant, in connection with Tenant’s applications to the applicable Governmental Authority for a building permit regarding any Alterations, a

Form ACP-5 for each applicable portion of the Premises, duly executed by an appropriate party and covering the Premises. Landlord acknowledges that Tenant may disclose such Form ACP-5 to Permitted Parties and contractors that Tenant engages to perform Alterations in accordance with the terms hereof. If (x) any asbestos or ACMs are located in the Premises, or any other portions of the Building in which Tenant has the right to perform Alterations and (y) applicable Requirements mandate that such asbestos or ACMs be abated in connection with any Alteration that Tenant proposes to perform, then Landlord, at Landlord’s expense, shall perform such abatement, with reasonable diligence, in accordance with good construction practice and in compliance with all applicable Requirements (it being agreed that Landlord’s obligation to deliver such Form ACP-5 shall be adjourned until Landlord performs such abatement). Landlord shall not be required to (A) deliver such Form ACP-5 for the portion of the Premises in which Tenant, or any Person claiming by, through or under Tenant, installs asbestos or ACMs from and after the Commencement Date, or (B) remove any such asbestos or ACMs to the extent that such asbestos or ACMs are installed in the Premises by Tenant, or any other Person claiming by, through or under Tenant, after the Commencement Date. If the abatement of any asbestos or ACMs is required pursuant to the terms of this Section 7.4(E), and in connection with such abatement, Landlord removes any existing fireproof material originally located in certain portions of the Premises where Landlord is performing such abatement, Landlord shall refireproof such portions of the Premises to the extent required by Requirements. If (x) any asbestos or asbestos-containing materials are located in the Premises, and (y) applicable Requirements mandate that such asbestos or asbestos-containing materials be abated in connection with any Alteration that Tenant proposes to perform, then Tenant shall be entitled to apply (until exhausted) a credit against the Rental that is otherwise due hereunder in an amount equal to the product obtained by multiplying (I) the number of Business Days that Landlord’s performance of such abatement as provided in this Section 7.4(E) delays Tenant’s performance of the Alteration(s) (if any) (it being understood that the number of Business Days as described in this clause (I) shall not exceed the number of days in the period of the Work Access that Landlord requires to perform such abatement), by (II) the quotient obtained by dividing (A) the Fixed Rent that is due hereunder for the first (1st) year after the Rent Commencement Date, by (B) the number of square feet of Rentable Area in the Premises, by (C) three hundred sixty-five (365) (or three hundred sixty-six (366), if the Rent Commencement Date occurs in a leap year), by (III) the number of square feet of Rentable Area in the Premises in respect of which Tenant is delayed in performing the Alterations, as aforesaid; provided, however, that (A) Tenant shall not have the right to apply such credit against the Rental that is otherwise due hereunder unless (x) Tenant gives Landlord notice of such delay not later than the second (2nd) Business Day after the date that such delay first occurs, and (y) Tenant includes in such notice a reasonable description of the extent of the impact of such delay on Tenant’s performance of the Alterations, and (B) if the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (it being understood that Landlord’s obligation to make such payment to Tenant shall survive the Expiration Date).
     7.5. Financial Integrity.
          (A)

          (1) Tenant shall not permit any materials or equipment that are incorporated as fixtures into the Premises in connection with any Alterations to be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement.
          (2) Tenant shall discharge of record any mechanic’s lien that is filed against the Real Property for work claimed to have been done for, or for materials claimed to have been furnished to, Tenant (or any Person claiming by, through or under Tenant) within thirty (30) days after Tenant has received notice thereof, at Tenant’s expense, by payment or filing the bond required by law. Nothing contained in this Section 7.5(A)(2) (x) limits Tenant’s right to challenge the claim that is made by the Person that files a mechanic’s lien, provided that Tenant discharges such lien of record as aforesaid, or (y) obligates Tenant to discharge of record any mechanic’s lien that derives from Landlord’s acts or omissions. If (i) any mechanic’s lien is filed against the Real Property for work claimed to have been done for, or for materials claimed to have been furnished to, Tenant (or any Person claiming by, through or under Tenant), and (ii) Tenant does not discharge such lien within thirty (30) days after Tenant has received notice thereof, at Tenant’s expense, by payment or filing the bond required by law, then Landlord shall have the right to use the Tenant Fund (or the portion thereof that Landlord has not theretofore disbursed to or on behalf of Tenant as provided in Section 7.14 hereof, as the case may be) to so discharge such lien (it being understood that (x) if Landlord so uses the Tenant Fund (or such undisbursed portion thereof) to discharge such lien in full, then Tenant’s failure to discharge such lien initially shall not continue to constitute a default by Tenant hereunder, and (y) Landlord’s aforesaid right to use the Tenant Fund (or such undisbursed portion thereof) to discharge such lien shall be in addition to the rights and remedies that are available to Landlord at law, in equity or as otherwise set forth herein by reason of an Event of Default that derives from Tenant’s failure to so discharge such lien).
          (B) Subject to the terms of this Section 7.5(B), within thirty (30) days after the Substantial Completion of any Alterations (other than Decorative Alterations), Tenant shall deliver to Landlord: (i) waivers of lien from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property in connection with such Alterations, and (ii) a certificate from a licensed architect that Tenant engages in accordance with the terms of this Article 7 certifying that, in his or her opinion, the Alterations have been Substantially Completed in substantial accordance with the final detailed plans and specifications for such Alterations as approved by Landlord (to the extent Landlord’s approval was required under this Article 7); provided, however, that this clause (ii) shall not apply in respect of Simple Alterations. Tenant shall not be required to deliver to Landlord any waiver of lien if Tenant is disputing in good faith the payment which would otherwise entitle Tenant to such waiver, provided that (x) Tenant keeps Landlord advised in a timely fashion of the status of such dispute and the basis therefor, and (y) Tenant delivers to Landlord the waiver of lien promptly after the date that the dispute is settled. Nothing contained in this Section 7.5(B), however, shall relieve Tenant from complying with the provisions of Section 7.5(A)(2) hereof.
     7.6. Effect on Building.
     Subject to the terms of this Section 7.6, if (i) as a result of any Alterations, any alterations, installations, improvements, additions or other physical changes are required to be performed in or made to any portion of the Building other than the Premises in order to comply with any Requirements (any such alterations, installations, improvements, additions or changes being referred to herein as a “Building Change”), and (ii) such Building Change would not otherwise have had to be performed or made pursuant to applicable Requirements at such time, then (x) Landlord may perform such Building Change, and (y) Tenant shall pay to Landlord the reasonable Out-of-Pocket Costs thereof, as additional rent, within thirty (30) days after Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein. Landlord shall seek to accomplish any such Building Change that minimizes the cost thereof to the extent reasonably practicable. Landlord shall give Tenant reasonable advance notice of Landlord’s performance of the Building Change, and shall consult reasonably from time to time with Tenant in connection therewith (with the understanding that such consultations shall include, without limitation, Landlord’s providing Tenant with the information that Landlord has in its possession regarding the expected cost of such Building Change). Tenant shall not be required to pay for the cost of performing a Building Change as contemplated by this Section 7.6 if (a) Tenant submits to Landlord for Landlord’s approval the plans and specifications for the applicable Alteration, (b) the representative of Landlord who has principal responsibility for approving the applicable Alteration has personal knowledge that the applicable Alteration requires such Building Change, and (c) Landlord fails to advise Tenant of such Building Change concurrently with Landlord’s approval of the applicable Alteration.
     7.7. Time for Performance of Alterations.
     If the performance of any Alteration by or on behalf of Tenant, or any other Person claiming by, through or under Tenant, during Building Hours interferes with or interrupts the maintenance, repair, management or operation of the Building in any material respect or interferes with or interrupts the use and occupancy of the Building by other tenants in the Building in any material respect, then Landlord shall have the right to require Tenant to perform such Alteration at other times that Landlord reasonably designates from time to time.
     7.8. Removal of Alterations and Tenant’s Property.
          (A) On or prior to the Expiration Date, Tenant, at Tenant’s expense, shall remove Tenant’s Property from the Premises, and, subject to Section hereof, at Tenant’s option, Tenant also may remove, at Tenant’s expense, all Alterations made by or on behalf of Tenant or any other Person claiming by, through or under Tenant; provided, however, in any case, that Tenant shall repair and restore in a good and workmanlike manner to good condition any damage to the Premises or the Building caused by such removal. Landlord, upon notice to Tenant given at least sixty (60) days prior to the Expiration Date, may require Tenant to remove any Specialty Alterations from the Premises, and to repair and restore in a good and workmanlike manner to good condition any damage to the Premises or the Building caused by such removal; provided, however, that Landlord shall not have the right to require Tenant to remove any Qualified Alterations. If (x) the Expiration Date is not the Fixed Expiration Date, or the last day of the Renewal Term, as the case may be, and (y) Landlord gives a notice to Tenant on or prior to the thirtieth (30th) day after the Expiration Date to the effect that Landlord does not wish to retain a particular Specialty Alteration, then Tenant shall pay to Landlord the reasonable Out-of-Pocket Costs that are incurred by Landlord in so removing such Specialty Alterations, and in so repairing and restoring any such damage to the Building or the Premises, within thirty (30) days after Landlord submits to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein; provided, however, that Landlord shall not have the right to give any such notice to Tenant in respect of Qualified Alterations. Any Alterations that remain in the Premises after the Expiration Date shall be deemed to be the property of Landlord (with the understanding, however, that Tenant shall remain liable to Landlord for any default of Tenant in respect of Tenant’s obligations under this Section 7.8(A)).
          (B) Prior to Tenant’s performance of a Specialty Alteration, Tenant shall have the right to request (simultaneously with Tenant’s submission to Landlord of plans and specifications for such Specialty Alteration) that Landlord advise Tenant if Tenant shall be required to remove (or pay the cost to remove) such Specialty Alteration upon the Expiration Date or earlier termination of the Term, provided, however, that such request shall state in bold capital letters as follows: “LANDLORD TO ADVISE TENANT IF TENANT SHALL BE OBLIGATED TO REMOVE THE SPECIALTY ALTERATION(S) DESCRIBED HEREIN AT THE EXPIRATION OR EARLIER TERMINATION OF THE TERM AND LANDLORD’S FAILURE TO RESPOND TO THIS ALTERATIONS REMOVAL REQUEST WITHIN TEN (10) BUSINESS DAYS SHALL BE DEEMED TO INDICATE THAT LANDLORD SHALL NOT REQUIRE REMOVAL OF THE SPECIALTY ALTERATION(S) DESCRIBED HEREIN.” Landlord shall have the right to require removal of the applicable Specialty Alteration upon the expiration or earlier termination of the Term in Landlord’s sole discretion. If (i) Tenant makes any such request, and (ii) Landlord advises Tenant that removal shall not be required, or fails to respond to such request within ten (10) Business Days, then Landlord shall not have the right to require Tenant to remove (or pay the cost to remove) such Specialty Alteration upon the Expiration Date or earlier termination of the Term (any such Specialty Alteration which Tenant shall not be required to remove (or to pay the cost of removal) as aforesaid being referred to herein as a “Qualified Alteration”).
     7.9. Contractors and Supervision.
          (A) All Alterations (other than Decorative Alterations and Simple Alterations) that require Landlord’s consent shall be performed only under the supervision of a licensed architect that Landlord approves, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord shall be deemed to have approved any such architect if Landlord fails to respond to Tenant’s request for approval thereof within ten (10) Business Days after the date that Tenant gives such request to Landlord.
          (B) Subject to the provisions of this Section 7.9(B), Tenant shall perform all Alterations (other than Decorative Alterations) using, at Tenant’s option, either (i) contractors, subcontractors, and mechanics that in each case Landlord designates from time to time, or (ii) contractors, subcontractors or mechanics that in each case Tenant designates and that Landlord approves, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord shall be deemed to have approved any such contractors, subcontractors or mechanics that in each case Tenant designates if Landlord fails to respond to Tenant’s request for approval thereof within ten (10) Business Days after the date that Tenant gives such request to Landlord. If an Alteration affects a Building System, then (i) Tenant shall engage to perform such Alteration (or the applicable portion thereof that affects such Building System) a contractor and subcontractors that in each case Landlord designates from time to time and charge commercially reasonable prices, and (ii) Tenant shall engage an engineer that Landlord designates and that charges fees that are commercially reasonable to design such Alteration (or the applicable portion thereof that affects such Building System). Landlord shall give Tenant a notice containing a list of such contractors, such subcontractors and such engineer that Landlord designates promptly after Tenant’s request therefor from time to time (it being understood that Landlord shall include in such list the names of at least three (3) subcontractors for each trade and at least three (3) general contractors).
     7.10. Landlord’s Expenses.
     Tenant shall pay to Landlord, from time to time, as additional rent, the reasonable Out-of-Pocket Costs incurred by Landlord in connection with an Alteration (other than Decorative Alterations) (including, without limitation, the reasonable Out-of-Pocket Costs that Landlord incurs in reviewing the plans and specifications for such Alterations,) within thirty (30) days after Landlord gives Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein; it being understood, however, that in no event shall Landlord charge Tenant any fees in connection with Landlord’s supervision of any Alterations.
     7.11. Window Coverings.
     Tenant may replace the window blinds installed as part of the Office Improvement Work only with curtains, blinds, shades, or screens that Landlord designates reasonably.
     7.12. Emergency Generator System.
          (A) Landlord hereby agrees to furnish and install either (i) a co-generation and backup power plant (a “Co-Gen Plant”) or (ii) an emergency generator system (such emergency generator system being referred to herein as an “Emergency Generator System”), that, in either case, shall constitute part of the Building Systems and to give Tenant notice not later than August 1, 2010, as to whether Landlord shall install a Co-Gen Plant or an Emergency Generator. For purposes hereof, the term “Applicable Back-Up Power Source”) shall refer to either the Co-Gen Plant or the Emergency Generator System, as the case may be. In connection with the installation of the Applicable Back-Up Power Source, Landlord shall provide a single or multiple automatic transfer switches (an “ATS”), at Tenant’s expense, within the room in which the Applicable Back-Up Power Source is located and shall enclose, at Tenant’s expense, such ATS within a security cage accessible only by Tenant’s personnel and Landlord upon reasonable prior notice to Tenant which notice may be oral. Tenant shall reimburse Landlord for Landlord Out-of-Pocket Costs in connection with such ATS, the installation thereof and such security cage within thirty (30) days of Landlord giving Tenant an invoice therefor. The configuration of the ATS equipment shall be mutally agreed to by Landlord and Tenant. If Landlord elects to furnish and install a Co-Gen Plant, Landlord shall use Landlord’s diligent efforts to Substantially Complete Landlord’s installation of the Co-Gen Plant on or prior to January 1, 2012. If Landlord elects to furnish and install an Emergency Generator System, Landlord shall commence the installation thereof no later than October 1, 2010 and shall use Landlord’s diligent efforts to Substantially Complete the installation of the Emergency Generator System on or prior to March 1, 2011. In the event that Landlord elects to install an Emergency Generator, and Landord shall fail to commence the installation of such Emergency Generator prior to October 1, 2010, Landlord shall fail to commence the installation of the Co-Gen Plant by January 1, 2011 (provided, however, for purposes hereof commencing installation of the Co-Gen Plant shall mean that Landlord or its Affiliate has paid a non-refundable deposit for the fabrication of customized equipment for installation of a co-generation plant at the Building) or if Landlord shall fail to complete installation of the Co-Gen Plant by January 1, 2012, by such date, as such date shall be extended by periods of Unavoidable Delays, then provided that Tenant thereafter gives Landlord a notice that Tenant intends to install an Emergency Generator System and Landlord fails to Substantially Complete or commence and thereafter diligently prosecute to completion the installation of the Applicable Back-Up Power Source within thirty (30) days of the date on which Tenant gives Landlord such notice, then Tenant, as its sole remedy, shall have the right to install the Emergency Generator System in a location reasonably designated by Landlord subject to the provisions of Article 7 hereof and Landlord shall reimburse Tenant for the reasonable expenses incurred by Tenant in connection with such installation within thirty (30) days of Landlord’s receipt of Tenant’s invoice therefor together with reasonable evidence of such expenses. In the event that Landlord fails to so reimburse Tenant within such time period then Tenant shall be entitled to offset the amount of such expenses against the Rental thereafter coming due hereunder. From and after the date on which Landlord Substantially Completes the installation of the Applicable Back-Up Power Source, Landlord shall pursue the final completion of Landlord’s installation of the Applicable Back-Up Power Source, with due diligence and reasonable continuity. Subject to and in accordance with all applicable provisions of this Article 7, Landlord and Tenant acknowledge and agree that (x) Tenant, at Tenant’s expense (but subject to clause (y) hereof) shall have the right to connect certain of Tenant’s systems to the Applicable Back-Up Power Source, and in connection therewith, Landlord shall provide access to shaftways in the Building for the Risers that Tenant shall install in accordance with Section 3.7 and Article 7 hereof, to connect Tenant’s systems to the Applicable Back-Up Power Source (and, accordingly, Tenant shall have the right to use such Risers for the Term for such purpose of connecting Tenant’s systems to the Applicable Back-Up Power Source) and (y) Landlord shall reimburse Tenant for an amount equal to fifty percent (50%) of the reasonable Out-of-Pocket Costs incurred by Tenant only in connection with Tenant’s actual, physical tap-in to the Riser located in the Designated Shaftway which connects the Premises to the Applicable Back-Up Power Source, promptly following receipt of Tenant’s invoice therefor which invoice shall include reasonable supporting documentation for the charges set forth therein. Tenant, during the Term, shall maintain in good condition any such connection that Tenant makes to the Applicable Back-Up Power Source (it being understood, however, that nothing contained in this Section 7.13 diminishes Landlord’s obligation to make repairs to the Applicable Back-Up Power Source to the extent required by Article 8 of this Lease). Landlord shall maintain an annual maintenance contract for the Applicable Back-Up Power Source which shall include quarterly testing and annual load testing to Tenant’s peak demand capacity to be performed by an authorized servicing agent engaged by Landlord. Tenant shall have the right to have an employee (which employee shall be designated in a notice given to Landlord by Tenant) present during the performance of any regularly scheduled maintenance and/or testing of the Emergency Generator System to the extent reasonably practical. Notwithstanding anything to the contrary contained herein, Landlord shall not be obligated to reschedule such regularly scheduled maintenance and/or testing of the Emergency Generator System, in the event that such employee is unavailable to accompany Landlord at the time same is scheduled to be performed. Landlord shall provide Tenant with copies of the records with respect to such tests of the Applicable Back-Up Power Source from time to time, following Tenant’s reasonable request therefor. In the event that Landlord fails to perform maintenance and testing on a regular basis in accordance with commercially reasonable standards then Tenant shall have the right to perform such maintenance and testing if Landlord fails to perform such maintenance and testing within thirty (30) days of Tenant’s notice to Landlord that Tenant is exercising such right. In such event, Landlord shall reimburse Tenant for Tenant’s Out-of-Pocket Costs in connection with any such maintenance and testing within thirty (30) days of Landlord’s receipt of Tenant’s invoice therefor together with reasonable supporting documentation of such costs. Notwithstanding anything to the contrary contained herein, the Building cooling tower which facilitates the operation of the Condenser Water System shall be connected via a transfer switch for one redundant cell to and supported by the Applicable Power Source to enable Tenant to obtain sufficient condenser water in the event of a power outage. The Applicable Power Source connection shall be made through an automatic transfer switch or switches providing redundancy in the operation of the Condenser Water System. Tenant acknowledges that Landlord shall have no liability to Tenant to the extent that the Applicable Back-Up Power Source fails to provide emergency power to Tenant or that the Applicable Back-Up Power Source damages Tenant’s systems (except in either case to the extent that Tenant sustains personal injury or property damage and such personal injury or property damage results from Landlord’s negligence or willful misconduct (or the negligence or willful misconduct of other Persons for which Landlord has vicarious liability under applicable Requirements)). Tenant shall not permit the aggregate demand load of Tenant’s systems on the Applicable Back-Up Power Source to exceed three hundred fifty (350) kilowatts. Tenant, during the Term from and after the date on which Tenant’s systems are so connected to the Applicable Back-Up Power Source, shall pay to Landlord, in consideration of Landlord’s making available to Tenant a portion of the capacity of the Emergency Generator System, as additional rent, an annual amount equal to Ninety Thousand Dollars ($90,000.00) (the “Additional Power Fee”) which Tenant shall pay to Landlord, in equal monthly installments of Seven Thousand Five Hundred Dollars and No Cents ($7,500.00) at the same time and in the same manner as the Fixed Rent that is due hereunder; provided, however, that on each anniversary of the Rent Commencement Date, the Additional Power Fee shall be adjusted to reflect the percentage increase, if any, in the Consumer Price Index that is in effect on the Commencement Date. If Landlord operates the Applicable Back-Up Power Source to provide electric service (at a time that the Building is not receiving electrical service), then Tenant shall also pay to Landlord, as additional rent, an amount equal to the product obtained by multiplying (x) the Out-of-Pocket Costs that Landlord incurs in so operating the Applicable Back-Up Power Source (including, without limitation, the costs incurred by Landlord in purchasing fuel for the Applicable Back-Up Power Source), by (y) a fraction, the numerator of which is the aggregate demand load (in kilowatts) of Tenant’s systems on the Applicable Back-Up Power Source and the denominator of which is the aggregate capacity (in kilowatts) of the Applicable Back-Up Power Source, within thirty (30) days after Landlord’s submission to Tenant of an invoice therefor. Landlord, in operating the Applicable Back-Up Power Source for the benefit of Tenant and the other tenants in the Building, shall make arrangements to obtain deliveries of fuel for the Applicable Back-Up Power Source as necessary, and shall use commercially reasonable efforts to maintain a sufficient amount of fuel on-site at the Building as would be necessary to operate the Emergency Generator at full load for twenty-four (24) consecutive hours; with the understanding, however, that Landlord shall not have any liability to Tenant to the extent that the Applicable Back-Up

Power Source fails to operate by reason of the unavailability of fuel for the Applicable Back-Up Power Source, provided that Landlord has placed orders for such fuel in a manner that conforms with the standards ordinarily employed in first-class office buildings in Manhattan. If at any time during the Term, Tenant gives Landlord a notice to the effect that Tenant requires the use of capacity of the Applicable Back-Up Power Source that exceeds the three hundred fifty (350) kilowatts demand load that Landlord has reserved initially for Tenant, then Landlord shall permit Tenant to increase the capacity of the Applicable Back-Up Power Source that Tenant has the right to use (in which case Landlord shall have the right to increase the annual charge that Landlord imposes on Tenant for accessing such capacity under this Section 7.12 correspondingly) to the extent that Landlord determines that such capacity is available to Tenant, with the understanding that Landlord, in making such determination, shall have the right to take into account Landlord’s requirements in operating and leasing the Building, including, without limitation, the extent to which Landlord will be required to dedicate any then unused capacity of the Applicable Back-Up Power Source to meet the needs of future tenants of the Building. If Landlord determines that there is not sufficient remaining capacity for the Applicable Back-Up Power Source to meet Tenant’s requirements, then Landlord shall use Landlord’s reasonable efforts to identify a location in the Building for Tenant to install, at Tenant’s cost and in accordance with the terms of Article 7 hereof, an emergency generator system (including, without limitation, a location for the required fuel tank and locations in the shaftways of the Building to accommodate the associated fuel lines and conduits and risers that connect Tenant’s systems to such generator), with the understanding that if Landlord identifies any such location, then Landlord shall have the right to impose on Tenant a reasonable charge therefor). Notwithstanding anything to the contrary contained herein, Tenant at Tenant’s expense, shall have the right at any time to disconnect all of Tenant’s systems which are then connected to the Applicable Back-Up Power Source by providing Landlord with at least ten (10) days prior notice thereof; it being understood that if Tenant exercises the aforesaid right to disconnect its systems from the Applicable Back-Up Power Source, (w) subject to all provisions of this Article 7, Tenant shall perform, at Tenant’s expense, any work necessary in connection therewith, (y) Landlord shall have no further obligation to provide Tenant with a connection to the Applicable Back-Up Power Source and (z) Tenant shall have no further obligation to pay Landlord the Additional Power Fee to Landlord hereunder (it being understood that if Tenant disconnects its systems from the Applicable Power Source on a date other than the last day of the calendar month, the amount of any Additional Power Fee due for such month shall be proportionately adjusted). Notwithstanding the foregoing to the contrary, if Tenant exercises the aforesaid right to disconnect its systems from the Applicable Back-Up Power Source and the Applicable Back-Up Power Source constitutes an Emergency Generator System (as opposed to a Co-Gen Plant), then Tenant shall reimburse Landlord in an amount equal to the then unamortized portion of the initial capital investment made by Landlord in connection with the installation of such Emergency Generator System (including, without limitation, the hard and soft costs thereof) within thirty (30) days after receipt of Landlord’s invoice therefor. Landlord hereby acknowledges and agrees that any Major Subtenant shall have the right use any existing connection to the Applicable Back-Up Power Source made by Tenant in accordance with the terms hereof, provided that Tenant shall cause such Major Subtenant to comply with all applicable provisions of this Section 7.12 in connection therewith.

     7.13. Violations; Tenant’s Remedies.
     Subject to the terms of this Section 7.13, if there exists a violation of applicable Requirements at the Building that delays, impedes or increases the cost of (i) the Office Improvement Work (an “Impeding Work Violation”) (ii) Tenant’s performance of an Alteration, (iii) Tenant’s obtaining a permit from the applicable Governmental Authority for any such Alteration, or (iv) Tenant’s occupying the Premises for the conduct of business (any such violation being referred to herein as an “Impeding Building Violation”), then Landlord, at Landlord’s expense, shall use diligent efforts to cause the Impeding Building Violation to be removed as promptly as reasonably practicable after Tenant gives Landlord notice thereof. Nothing contained in this Section 7.13 shall require Landlord to remove any such Impeding Building Violation to the extent that Section 11.1 hereof requires Tenant to comply therewith. If (u) an Impeding Building Violation exists, (v) Tenant gives Landlord notice thereof, (w) Landlord fails to remedy such Impeding Building Violation within thirty (30) days after Tenant gives Landlord notice thereof, (x) Tenant, in such notice, describes with reasonable particularity the Out-of-Pocket Costs that Tenant then reasonably expects to incur to the extent attributable solely to the existence of such Impeding Building Violation, (y) Tenant gives to Landlord from time to time additional notices that describe with reasonable particularity the Out-of-Pocket Costs that Tenant actually incurs to the extent attributable solely to the existence of such Impeding Building Violation, with reasonable promptness after the date that Tenant so incurs such costs, and (z) Tenant takes reasonable steps to minimize such costs to the extent reasonably practicable, then Landlord shall reimburse Tenant for such costs within thirty (30) days after Tenant’s request therefor (it being agreed that if Landlord fails to so reimburse Tenant on or prior to thirty (30) days after Tenant’s rendition of a statement therefor, then Tenant shall have the right to offset the amount of the costs set forth in such statement against the Rental due hereunder, subject to Landlord’s right to dispute detailed below (so that Tenant shall not have the right to exercise such offset right during the pendency of the dispute detailed below)). Landlord acknowledges that an Impeding Building Violation that impedes Landlord’s performance of Landlord’s Work shall be Landlord’s responsibility to clear. Either party shall have the right to submit any dispute between the parties regarding any such costs to be reimbursed by Landlord to Tenant or any abatement of Rental, as the case may be, to an Expedited Arbitration Proceeding.
     7.14. Air-Cooled HVAC Installations.
     Tenant shall not have the right to install a supplementary HVAC system for the Premises that requires vents or louvers to be installed on the exterior of the Building.
Article 8
REPAIRS
     8.1. Landlord’s Repairs.
     Subject to the terms of this Article 8 and to Article 15 hereof and Article 16 hereof, Landlord shall maintain and make all necessary repairs to and replacements of (i) the Building Systems that service the Premises, (ii) the structural portions of the Building, (iii) the roof of the Building, (iv) the sidewalks that are adjacent to the Building, (v) the exterior walls of the

Premises, (vi) the windows of the Premises, (vii) the public portions of the Building, and (viii) the Premises (to the extent that the necessity for such repair derives from a Work Access) in each case in conformity with the standards that are customary for first-class office buildings in the vicinity of the Building. Nothing contained in this Section 8.1 requires Landlord to maintain or repair the systems within the Premises that distribute within the Premises electricity, HVAC or water.
     8.2. Tenant’s Repairs.
          (A) Subject to the terms of this Article 8 and to Article 15 hereof and Article 16 hereof, Tenant, at Tenant’s expense, shall take good care of the Premises (including, without limitation, (i) the fixtures and equipment that are installed in each Applicable Space on the Applicable Commencement Date, (ii) the Alterations, and (iii) the systems within the Premises that distribute within the Premises electricity, HVAC or water). Tenant shall make all repairs to the Premises as and when needed to preserve the Premises in good condition, except for reasonable wear and tear, obsolescence and damage for which Tenant is not responsible pursuant to the provisions of Article 15 hereof. Nothing contained in this Section 8.2(A) shall require Tenant to perform any repairs to the Premises that are Landlord’s obligation to perform under Section 8.1 hereof. All repairs made by Tenant as contemplated by this Section 8.2(A) shall be in conformity with the standards that are customary for first-class office buildings in the vicinity of the Building. Tenant shall perform such repairs in accordance with the terms of Article 7 hereof.
          (B) Subject to the terms of this Section 8.2(B), if (a) Landlord gives Tenant a notice that Tenant has failed to perform a repair that this Section 8.2 obligates Tenant to perform, and (b) Tenant fails to proceed with reasonable diligence to make such repair within thirty (30) days after the date that Landlord gives such notice to Tenant (or such shorter period that Landlord designates in such notice to the extent reasonably required under the circumstances to alleviate an imminent threat to persons or property), then (i) Landlord may make such repair, and (ii) Tenant shall pay to Landlord, as additional rent, the reasonable Out-of-Pocket Costs thereof, with interest thereon at the Applicable Rate calculated from the date that Landlord incurs such expenses, within thirty (30) days after Landlord gives Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein. If (x) a particular repair that this Section 8.2 obligates Tenant to perform cannot be performed with reasonable diligence during the aforesaid period of thirty (30) days (or during such shorter period that Landlord designates, as the case may be), and (y) Tenant commences such repair during such period of thirty (30) days (or such shorter period that Landlord designates), then Landlord shall not have the right to perform such repair on Tenant’s behalf as otherwise described in this Section 8.2(B) unless Tenant fails to pursue such repair with reasonable continuity and diligence. Nothing contained in this Section 8.2(B) limits the remedies that are available to Landlord after the occurrence of an Event of Default.
     8.3. Certain Limitations.
          (A) Tenant, at Tenant’s expense, shall repair in accordance with the terms set forth in Section 8.2 hereof all damage to the Premises, or to any other part of the Building or the Building Systems, in each case to the extent resulting from the negligence or willful misconduct of, or Alterations made by, Tenant or any other Person claiming by, through or under Tenant; provided, however, that Landlord shall have the right to perform any such repair to the extent that such repair affects the structure of the Building or such repair affects any Building System, in which case Tenant shall pay to Landlord an amount equal to the Out-of-Pocket Costs that Landlord reasonably incurs in performing such repair, on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein. Nothing contained in this Section 8.3(A) limits the provisions of Section 14.3 hereof.
          (B) Landlord, at Landlord’s expense, shall repair promptly all damage to the Premises that results from Landlord’s negligence or willful misconduct. Nothing contained in this Section 8.3(B) limits the provisions of Section 14.3 hereof.
     8.4. Overtime.
     Subject to the provisions of this Section 8.4, Landlord shall have no obligation to employ contractors or labor at overtime or premium pay rates in connection with Landlord’s making repairs as contemplated by this Article 8. If Landlord’s repair (or the condition that Landlord is required to repair) (i) denies Tenant from having reasonable access to the Premises, (ii) threatens the health or safety of any occupant of the Premises, or (iii) materially interferes with Tenant’s ability to conduct its business in the Premises during Tenant’s ordinary business hours, then Landlord shall employ contractors or labor at overtime or premium pay rates to the extent reasonably necessary. Landlord, at Tenant’s request, shall also perform any other repair that this Article 8 requires Landlord to perform, to the extent reasonably practicable, using contractors or labor at overtime or premium pay rates, in which case Tenant shall pay to Landlord, as additional rent, an amount equal to the excess of (x) the Out-of-Pocket Costs that Landlord incurs in performing such repair (using contractors or labor at overtime or premium pay rates), over (y) the Out-of-Pocket Costs that Landlord would have incurred in performing such repair without using contractors at overtime or premium pay rates, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein (it being understood that if more than one tenant requests that Landlord perform any such repair using contractors or labor at overtime or premium pay rates, then Landlord shall allocate such costs among such tenants equitably).
Article 9
ACCESS; LANDLORD’S CHANGES
     9.1. Access.
          (A) Subject to the terms of this Lease, during the Term, Tenant shall have access to the Premises at all times, notwithstanding the occurrence of a power outage, power failure or non- life threatening emergency (subject, however, to any Requirements prohibiting such access), twenty-four (24) hours per day, every day of the year. Tenant hereby acknowledges and agrees that any access to the Premises during a period in which Landlord is otherwise prohibiting or limiting access to the Building or any portions thereof to other tenants (such period, a “Limited Access Period”) shall be at Tenant’s own risk and liability; it being understood, however that Landlord’s obligations to provide services to the Premises during such Limited Access Period shall be subject to Article 10 hereof.
          (B) Subject to the terms of this Section 9.1(B), Landlord and Landlord’s designees may enter the Premises at reasonable times upon reasonable prior notice to Tenant (which notice may be given verbally to the person employed by Tenant with whom Landlord’s representative ordinarily discusses matters relating to the Premises) to (i) examine the Premises, (ii) show the Premises to prospective tenants during the last nine (9) months of the Term, (iii) show the Premises to prospective purchasers or master lessees of Landlord’s interest in the Real Property, (iv) show the Premises to Mortgagees or Lessors (or prospective Mortgagees or Lessors), (v) gain access to Reserved Areas, or (vi) make repairs, alterations, improvements, additions or restorations that (I) Landlord is required to make pursuant to the terms of this Lease (including, without limitation, Landlord’s Work), or (II) are reasonably necessary in connection with the maintenance, repair, or operation of the Real Property (Landlord’s entry upon the Premises to perform such repairs, alterations, improvements, additions or restorations being referred to herein as a “Work Access”). Tenant shall have the right at all times other than during an emergency, to have an employee whom Tenant designates from time to time to Landlord in writing, accompany Landlord during a Work Access. Notwithstanding anything to the contrary contained herein, Landlord shall not be obligated to reschedule any Work Access in the event that such employee is unavailable to accompany Landlord at the time the same is scheduled to be performed. Landlord shall not be required to give Tenant advance notice of the entry by Landlord or Landlord’s designees into the Premises as contemplated by this Section 9.1(B) to the extent necessary by reason of the occurrence of an emergency (with the understanding, however, that Landlord shall give Tenant notice of such emergency access as promptly as reasonably practicable thereafter). Landlord, in connection with a Work Access, shall have the right to bring into the Premises, and store in the Premises in a reasonable manner for the duration of the Work Access, the materials and tools that Landlord reasonably requires to perform the applicable repair, alteration, improvement, addition or restoration. Landlord shall have no liability to Tenant for any loss sustained by Tenant by reason of Landlord’s entry upon the Premises; provided, however, that (w) nothing contained in this Section 9.1(B) diminishes Landlord’s obligation to repair the Premises (to the extent that the necessity for such repair derives from a Work Access) as provided in Section 8.1 hereof, (x) subject to Section 14.3 hereof, Landlord shall remain liable to Tenant for personal injury or property damage that derives from Landlord’s negligence or wilful misconduct in connection with any such entry upon the Premises, (y) nothing contained in this Section 9.1(B) limits Tenant’s rights to an abatement of Rental after a fire or other casualty as provided herein, and (z) nothing contained in this Section 9.1(B) limits Tenant’s rights to an abatement of Rental as provided in Section 10.3 hereof.
     9.2. Landlord’s Obligation to Minimize Interference.
          (A) Subject to Section 9.2(B) hereof, Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of the Premises in connection with Landlord’s accessing the Premises as contemplated by Section 9.1 hereof.
          (B) Subject to the provisions of this Section 9.2(B), Landlord shall have no obligation to employ contractors or labor at overtime or premium pay rates in connection with a Work Access as contemplated by this Article 8. If a Work Access (i) denies Tenant from having reasonable access to the Premises, (ii) threatens the health or safety of any occupant of the Premises, or (iii) materially interferes with Tenant’s ability to conduct its business in the Premises during Tenant’s ordinary business hours, then Landlord shall employ contractors or labor at overtime or premium pay rates to the extent reasonably necessary. Landlord, at Tenant’s request, shall also conduct a Work Access, to the extent reasonably practicable, using contractors or labor at overtime or premium pay rates, in which case Tenant shall pay to Landlord, as additional rent, an amount equal to the excess of (x) the Out-of-Pocket Costs that Landlord incurs in conducting such Work Access (using contractors or labor at overtime or premium pay rates), over (y) the Out-of-Pocket Costs that Landlord would have incurred in conducting such Work Access without using contractors at overtime or premium pay rates, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein (it being understood that if more than one tenant requests that Landlord conduct such Work Access using contractors or labor at overtime or premium pay rates, then Landlord shall allocate such costs among such tenants equitably).
     9.3. Reserved Areas.
     The Premises shall not include (i) the demising walls of the Premises (except for the interior face thereof), (ii) the walls of the Premises that constitute the curtain wall for the Building (except for the interior face thereof), (iii) balconies, terraces and roofs that are adjacent to the Premises, and (iv) space that is used for Building Systems or other purposes associated with the operation, repair, management or maintenance of the Real Property, including, without limitation, shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, mechanical rooms, plumbing facilities, and service closets (except to the extent expressly provided herein) (the areas described in clauses (iii) and (iv) above being collectively referred to herein as the “Reserved Areas”).
     9.4. Ducts, Pipes and Conduits.
     Landlord shall have the right to install, use and maintain ducts, cabling, pipes and conduits in and through the Premises, provided that (a) such ducts, cabling, pipes and conduits are concealed within or above partitioning columns, walls or ceilings, except that if such ducts, cabling, pipes or conduits are installed in areas that are utility areas (such as storage areas, mailrooms or mud rooms), then such ducts, cabling, pipes or conduits may also be installed on partitioning walls, columns or ceilings, (b) such ducts, cabling, pipes and conduits do not reduce the Usable Area of the Premises by more than a de minimis amount, and (c) Landlord installs such ducts, cabling, pipes and conduits in a manner that minimizes, to the extent reasonably practicable, any adverse effect on an Alteration theretofore performed in the Premises. If Landlord requires access to the Premises to make the installations as contemplated by this Section 9.4, then Landlord shall perform such installations in accordance with the terms hereof that govern a Work Access.
     9.5. Keys.
     Tenant shall provide Landlord, from time to time, with the keys to the Premises (or with the appropriate means to access the Premises using Tenant’s electronic security systems).

     9.6. Landlord’s Changes.
          (A) Subject to Section 9.6(B) hereof, Tenant shall have the right to use, in common with the other occupants of the Building, the portions of the Building that Landlord dedicates from time to time as common area for the general use of the occupants of the Building.
          (B) Landlord, from time to time, shall have the right to change the arrangement or location of the public portions of the Building, including, without limitation, lobbies, entrances, passageways, doors, corridors, stairs and toilets that in each case are not located in the Premises, provided any such change does not (a) unreasonably reduce or unreasonably interfere with Tenant’s access to the Building or the Premises, (b) reduce the floor area of the Premises (except to a de minimis extent), or (c) reduce to a material extent the level or quality of services that are available to Tenant on the Commencement Date.
          (C) Landlord, from time to time, shall have the right to change, or reduce the number of, the passenger or freight elevators serving the Premises, provided that such change or reduction does not reduce to a material extent the passenger or freight elevator service standards that the passenger and freight elevators meet on the date hereof.
          (D) Landlord, from time to time, shall have the right to change the name, number or designation by which the Building is commonly known.
          (E)
          (1) Landlord shall have the right, from time to time, to close, obstruct or darken the windows of the Premises temporarily to the extent required to comply with a Requirement or to perform repairs, maintenance, alterations, or improvements to the Building. Landlord shall have the right to close, obstruct or darken the windows of the Premises permanently to the extent required to comply with a Requirement that does not become applicable to the Building by virtue of Landlord’s performance of elective construction in the Building.
          (2) If, at any time, the windows of the Premises are closed, obstructed or darkened temporarily, as aforesaid, then Landlord shall perform (or cause to be performed) such repairs, maintenance, alterations or improvements, or shall comply with the applicable Requirement (or cause such Requirement to be complied with), in each case with reasonable diligence, and otherwise take such action as may be reasonably necessary to minimize the period during which such windows are temporarily closed, obstructed or darkened (it being understood, however, that subject to Section 8.4 hereof, Landlord shall not be required to perform such repairs, maintenance, alterations or improvements using contractors or labor at overtime or premium pay rates).

Article 10
UNAVOIDABLE DELAYS AND INTERRUPTION OF SERVICE
     10.1. Unavoidable Delays.
     Subject to Section 10.3 hereof, Article 15 hereof and Article 16 hereof, this Lease and the obligation of Tenant to pay Rental hereunder and to perform all of Tenant’s other covenants shall not be affected, impaired or excused, and Landlord shall not have any liability to Tenant, to the extent that Landlord is unable to perform Landlord’s covenants under this Lease by reason of any cause beyond Landlord’s reasonable control, including, without limitation, strikes, labor troubles, acts of terrorism or the occurrence of an act of God (such events collectively, “Unavoidable Delays”); provided, however, that Landlord shall not have the right to claim under this Section 10.1 that Landlord’s failure to have funds available to make a payment of money constitutes an excuse for Landlord’s performance of an obligation of Landlord hereunder.
     10.2. Interruption of Services.
     Subject to Section 10.3 hereof, Landlord, from time to time, shall have the right to interrupt or curtail the level of service provided by the Building Systems to the extent reasonably necessary to accommodate the performance of repairs, additions, alterations, replacements or improvements that in Landlord’s reasonable judgment are desirable or necessary. Landlord shall give Tenant reasonable advance notice of any such interruption or curtailment (to the extent that Landlord does not need to arrange for such interruption or curtailment to manage an emergency) and schedule any such interruption or curtailment at times that minimizes, to the extent reasonably practicable, the effect of such interruption or curtailment on Tenant’s ability to conduct its business in the Premises during Tenant’s ordinary business hours. If such interruption or curtailment of the level of service provided by the Building Systems (i) denies Tenant from having reasonable access to the Premises, (ii) threatens the health or safety of any occupant of the Premises, or (iii) materially interferes with Tenant’s ability to conduct its business in the Premises during Tenant’s ordinary business hours, then Landlord shall employ contractors or labor at overtime or premium pay rates to the extent reasonably necessary. Landlord, at Tenant’s request, shall also schedule any such interruption or curtailment, to the extent reasonably practicable, using contractors or labor at overtime or premium pay rates, in which case Tenant shall pay to Landlord, as additional rent, an amount equal to the excess of (x) the Out-of-Pocket Costs that Landlord incurs in so scheduling such interruption or curtailment (using contractors or labor at overtime or premium pay rates), over (y) the Out-of-Pocket Costs that Landlord would have incurred in scheduling such interruption or curtailment without using contractors at overtime or premium pay rates, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein (it being understood that if more than one tenant requests that Landlord conduct such Work Access using contractors or labor at overtime or premium pay rates, then Landlord shall allocate such costs among such tenants equitably).
     10.3. Rent Credit.
     Subject to the terms of this Section 10.3, if (I) (i) Landlord fails to perform Landlord’s covenants hereunder, (ii) Landlord interrupts or curtails the level of service provided by Building

Systems as contemplated by Section 10.2 hereof, or (iii) Landlord performs repairs, alterations, improvements, additions or restorations in the Building, and (II) Tenant, by reason of the event described in clause (I) above, is unable for (x) at least three (3) consecutive Business Days during the period prior to the date that Landlord’s installation of the Applicable Back-Up Power Source is complete or (y) at least five (5) consecutive Business Days during the period from and after the date on which Landlord’s installation of the Applicable Back-Up Power Source is complete, to operate Tenant’s business in the Premises (or a portion thereof) in substantially the same manner that Tenant conducted its business prior to such event, then Tenant shall be entitled to a credit to apply against the Fixed Rent and the Escalation Rent thereafter coming due hereunder in an amount equal to the product obtained by multiplying (A) the quotient obtained by dividing (a) the sum of the Fixed Rent and the Escalation Rent for the Applicable Space or Applicable Spaces in which is located the portion of the Premises that is unusable, as aforesaid, by (b) three hundred sixty-five (365) (or three hundred sixty-six (366) in a leap year), by (c) the number of square feet of Rentable Area in the Applicable Space or Applicable Spaces in which is located the portion of the Premises that is unusable, by (B) the number of square feet of Rentable Area of the portion of the Applicable Space or Applicable Spaces which is unusable, as aforesaid, by (C) the number of days in the period commencing on (and including) the date immediately following the date that is three (3) Business Days or five (5) Business Days, as the case may be, after the event that is described in clause (I) above and ending on the date that such portion of the Applicable Space or Applicable Spaces becomes usable. If (x) Tenant is entitled to a credit against Rental pursuant to this Section 10.3, and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date). This Section 10.3 shall not apply in respect of the occurrence of a fire or other casualty or in respect of a condemnation. This Section 10.3 shall not limit the provisions of Section 5.2 hereof.
Article 11
REQUIREMENTS
     11.1. Tenant’s Obligation to Comply with Requirements.
          (A) Subject to the terms of this Article 11, Tenant, at Tenant’s expense, shall comply with all Requirements applicable to the Premises, including, without limitation, (i) Requirements that are applicable to the performance of Alterations, (ii) Requirements that become applicable by reason of Alterations having been performed, and (iii) Requirements that are applicable by reason of the specific nature or type of business operated by Tenant (or any other Person claiming by, through or under Tenant) in the Premises. Tenant shall not be required to make any Alteration or other changes to the structural components of the Building or to the Building Systems in either case to comply with any Requirement unless (a) such Alteration or other change is required by reason of Alterations having been performed by Tenant (or another Person claiming by, through or under Tenant), or (b) such Alteration or other change is required by reason of the specific nature of the use of the Premises by Tenant (or such other Person) (as opposed to the use of the Premises for the general purposes otherwise permitted under Section 3.1 hereof), or (c) such Alteration or other change is required to install, modify or replace any fire suppression device or system in the Premises (including, without limitation, sprinkler systems).
          (B) The term “Requirements” shall mean, collectively, (i) all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders of all Governmental Authorities, and of any applicable fire rating bureau, or other body exercising similar functions, and (ii) all requirements that the issuer of Landlord’s Property Policy imposes (including, without limitation, any such requirements that such issuer requires as the basis for the premium that such issuer charges Landlord for Landlord’s Property Policy), provided that such requirements that the issuer of Landlord’s Property Policy imposes are reasonably consistent with the requirements imposed by reputable insurers of comparable properties in The City of New York.
          (C) The term “Governmental Authority” shall mean the United States of America, the State of New York, The City of New York, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, or any quasi-governmental authority, now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof.
          (D) Subject to the terms of this Section 11.1(D), if (a) Landlord gives Tenant a notice that Tenant has failed to comply with a Requirement as required by this Section 11.1, and (b) Tenant fails to proceed with reasonable diligence to comply with such Requirement within thirty (30) days after the date that Landlord gives such notice to Tenant (or such shorter period that Landlord designates in such notice to the extent reasonably required under the circumstances to alleviate an imminent threat to persons or property), then (i) Landlord may perform the work and otherwise take steps that are required to comply with such Requirement, and (ii) Tenant shall pay to Landlord, as additional rent, the reasonable Out-of-Pocket Costs thereof, with interest thereon at the Applicable Rate calculated from the date that Landlord incurs such expenses within thirty (30) days after Landlord gives Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein. If (x) Tenant’s compliance with a particular Requirement as required by this Section 11.1 cannot be accomplished with reasonable diligence during the aforesaid period of thirty (30) days (or during such shorter period that Landlord designates, as the case may be), and (y) Tenant commences such compliance during such period of thirty (30) days (or such shorter period that Landlord designates), then Landlord shall not have the right to perform the work and otherwise take steps that are required to comply with such Requirement on Tenant’s behalf as otherwise described in this Section 11.1(D) unless Tenant fails to pursue such compliance with reasonable continuity and diligence. Nothing contained in this Section 11.1(D) limits the remedies that are available to Landlord after the occurrence of an Event of Default.
     11.2. Landlord’s Obligation to Comply with Requirements.
     Landlord shall comply with all Requirements applicable to the Premises and the Building (including, without limitation, Requirements in respect of which the violation thereof impedes Tenant’s performance of Alterations in the Premises) other than the Requirements with respect to which Tenant is required to comply pursuant to Section 11.1 hereof, subject, however, to Landlord’s right to contest in good faith the applicability or legality thereof (provided that

Landlord’s contesting such Requirements does not interfere in any material respect with Tenant’s use and occupancy of the Premises).
     11.3. Tenant’s Right to Contest Requirements.
     Subject to the provisions of this Section 11.3, Tenant, at Tenant’s expense, may contest by appropriate proceedings prosecuted diligently and in good faith the legality or applicability of any Requirement affecting the Premises (any such proceedings instituted by Tenant being referred to herein as a “Compliance Challenge”). Tenant shall not have the right to institute a Compliance Challenge unless Tenant first gives Landlord notice thereof. Tenant shall not institute any Compliance Challenge if, by reason of Tenant’s delaying its compliance with the applicable Requirement or by reason of the Compliance Challenge, (a) Landlord (or any Landlord Indemnitee) may be imprisoned, (b) the Real Property or any part thereof may be condemned or vacated, or (c) the certificate of occupancy for the Premises or the Building may be suspended. If Landlord or any Landlord Indemnitee would likely be subject to any civil fines or penalties or other criminal penalties or if Landlord or any Landlord Indemnitee may be liable to any third party in either case by reason of Tenant’s delaying its compliance with the applicable Requirement or by reason of the Compliance Challenge, then Tenant shall furnish to Landlord, at Tenant’s option, either (x) a bond of a surety company that is issued by, and in form and substance, reasonably satisfactory to Landlord, or (y) such other security that is reasonably satisfactory to Landlord, and, in either case, in an amount equal to one hundred twenty percent (120%) of the sum of (A) the cost of such compliance, (B) the criminal or civil penalties or fines that may accrue by reason of such non-compliance (as reasonably estimated by Landlord), and (C) the amount of such liability to third parties (as reasonably estimated by Landlord). If Tenant initiates any Compliance Challenge, then Tenant shall keep Landlord advised regularly as to the status of such proceedings. Landlord shall have the right to use the aforesaid bond or other security to satisfy any such fines or penalties that are levied or assessed against a Landlord Indemnitee. Landlord shall return to Tenant the aforesaid bond or other security (or the unapplied portion thereof, as the case may be), promptly after Tenant completes the Compliance Challenge.
     11.4. Certificate of Occupancy.
          (A) Subject to the terms of this Section 11.4(A), Landlord covenants that from and after the Applicable Commencement Date a temporary or permanent certificate of occupancy covering the Applicable Space (or such other certificate as may be required by Requirements from time to time to lawfully occupy the Applicable Space) shall be in full force and effect permitting the Applicable Space to be used for the general purposes that are permitted under Article 3 hereof. Nothing contained herein constitutes Landlord’s covenant, representation or warranty that the Premises or any part thereof lawfully may be used or occupied for any particular purpose or in any particular manner; provided, however, that Landlord shall not have the right to amend the certificate of occupancy for the Applicable Space (or such other certificate as may be required by Requirements from time to time to lawfully occupy the Applicable Space) in a manner that limits the uses that Tenant may perform in the Applicable Space in accordance with Article 3 hereof. Landlord shall have no liability to Tenant under this Section 11.4(A) to the extent such certificate of occupancy (or such other certificate) is not in full force and effect by reason of Tenant’s default hereunder or by reason of Alterations.

          (B) Tenant shall use the Premises only in a manner that conforms with the certificate of occupancy that is in effect for the Premises. Tenant shall not have the right to amend the certificate of occupancy for the Premises or the Building without Landlord’s prior approval.
Article 12
QUIET ENJOYMENT
     12.1. Quiet Enjoyment.
     Landlord covenants that Tenant may peaceably and quietly enjoy the Premises for the Term, subject, nevertheless, to the terms and conditions of this Lease.
Article 13
SUBORDINATION
     13.1. Subordination.
          (A) This Lease shall be subject and subordinate to the priority of each Superior Lease that hereafter exists (and does not exist as of the date hereof) if the applicable Lessor executes and delivers to Tenant a Nondisturbance Agreement. This Lease shall be subject and subordinate to the lien of each Mortgage that hereafter exists (and does not exist as of the date hereof) if the applicable Mortgagee executes and delivers to Tenant a Nondisturbance Agreement. Landlord shall request that the existing Mortgagee execute and deliver to Tenant a Nondisturbance Agreement on the existing Mortgagee’s standard form with such commercially reasonable changes as are acceptable to Tenant and the existing Mortgagee. Tenant, at Tenant’s expense, shall execute and deliver promptly a Nondisturbance Agreement that a Lessor or a Mortgagee proposes to use and that conforms to the terms of this Article 13.
          (B) The term “Lessor” shall mean a lessor under a Superior Lease.
          (C) The term “Mortgage” shall mean any trust indenture or mortgage which now or hereafter encumbers Landlord’s estate in the Premises.
          (D) The term “Mortgagee” shall mean any trustee, mortgagee or holder of a Mortgage.
          (E) The term “Nondisturbance Agreement” shall mean, subject to Section 13.2 hereof, an agreement, in recordable form, between a Lessor or a Mortgagee, as the case may be, and Tenant, to the effect that (i) if there is a foreclosure of the Mortgage, then the successor to Landlord by virtue of the foreclosure will not evict Tenant, disturb Tenant’s possession under this Lease, or terminate or disturb Tenant’s leasehold estate or rights hereunder, and will recognize Tenant as the direct tenant of such successor to Landlord on the same terms and conditions as are contained in this Lease, or (ii) if the Superior Lease terminates, then the Lessor will not evict Tenant, disturb Tenant’s possession under the Lease, or terminate or disturb Tenant’s leasehold estate or rights hereunder, and will recognize Tenant as the direct tenant of such Lessor on the same terms and conditions as are contained in this Lease.
          (F) The term “Superior Lease” shall mean any lease pursuant to which Landlord now or hereafter obtains or retains its interest in the Premises (to the extent that Landlord’s interest in the Premises is a leasehold estate).
     13.2. Terms of Nondisturbance Agreements.
     Subject to the terms of this Section 13.2, any Nondisturbance Agreement may provide that the Person that succeeds to Landlord by reason of the foreclosure of a Mortgage, or the termination of a Superior Lease, as the case may be (any such Person being referred to herein as the “Successor”) shall not be:
          (A) liable for any act or omission of any prior landlord (including, without limitation, the then defaulting landlord), except to the extent that (i) such act or omission continues after the date that the Successor succeeds to Landlord’s interest in the Real Property, and (ii) such act or omission of such prior landlord is of a nature that the Successor can cure by performing a service or making a repair,
          (B) subject to any defenses or offsets that Tenant has against any prior landlord (including, without limitation, the then defaulting landlord),
          (C) bound by any payment of Rental that Tenant has made to any prior landlord (including, without limitation, the then defaulting landlord) more than thirty (30) days in advance of the date that such payment is due (other than the Rental that Tenant pays in advance pursuant to Article 2 hereof),
          (D) bound by any obligation to make any payment to or on behalf of Tenant to the extent that such obligation accrues prior to the date that the Successor succeeds to Landlord’s interest in the Real Property,
          (E) bound by any obligation to perform any work or to make improvements to the Premises, except for:
          (1) repairs and maintenance that Landlord is required to perform pursuant to the provisions of this Lease and that first become necessary, or the need for which continues, after the date that the Successor succeeds to Landlord’s interest in the Real Property,
          (2) repairs to the Premises that become necessary by reason of a fire or other casualty that occurs from and after the date that the Successor succeeds to Landlord’s interest in the Real Property and that Landlord is required to perform pursuant to Article 15 hereof,
          (3) repairs to the Premises that become necessary by reason of a fire or other casualty that occurs prior to the date that the Successor succeeds to Landlord’s interest in the Real Property and that Landlord is required to perform pursuant to Article 15 hereof, to the extent that the net proceeds of Landlord’s Property Policy that are actually made available to the Successor are sufficient to cover the cost of such repairs (with the understanding, however, that if (i) a fire or other casualty occurs prior to the date that the Successor succeeds to Landlord’s interest in the Real Property, (ii) Landlord is required to repair the resulting damage to the Building pursuant to Article 15 hereof, and (iii) such net proceeds are not sufficient to cover the cost of such repairs, then Tenant shall have the right to terminate this Lease by giving notice thereof to the Successor within fifteen (15) days after the date that the Successor gives Tenant notice that the Successor does not intend to perform such repairs),
          (4) repairs to the Premises as a result of a partial condemnation that occurs from and after the date that the Successor succeeds to Landlord’s interest in the Real Property and that Landlord is required to perform pursuant to Article 16 hereof, and
          (5) repairs to the Premises as a result of a partial condemnation that occurs prior to the date that the Successor succeeds to Landlord’s interest in the Real Property and that Landlord is required to perform pursuant to Article 16 hereof, to the extent that the net proceeds of any condemnation award that is made available to the Successor is sufficient to cover the cost of such repairs (with the understanding, however, that if (i) a partial condemnation occurs prior to the date that the Successor succeeds to Landlord’s interest in the Real Property, (ii) Landlord is required to make repairs to the Building pursuant to Article 16 hereof by reason of such partial condemnation, and (iii) such net proceeds are not sufficient to cover the cost of such repairs, then Tenant shall have the right to terminate this Lease by giving notice thereof to the Successor within fifteen (15) days after the date that the Successor gives Tenant notice that the Successor does not intend to perform such repairs),
          (F) bound by any amendment or modification of this Lease made without the consent of the Mortgagee or the Lessor, as the case may be, or
          (G) bound to return the Letter of Credit until the Letter of Credit has come into the Successor’s actual possession and Tenant is entitled to the Letter of Credit pursuant to the terms of this Lease
(the aforesaid items in clause (A) through clause (G) above for which a Successor is not liable being referred to herein as the “Successor Limitation Items”).
Any Nondisturbance Agreement may also contain other terms and conditions that are reasonably required by the Mortgagee, or the Lessor, as the case may be, that do not (i) increase Tenant’s monetary obligations under this Lease, (ii) adversely affect or diminish Tenant’s rights under this Lease (except in either case to a de minimis extent), or (iii) increase Tenant’s other obligations under this Lease (except to a de minimis extent). A Successor that is an Affiliate of the Person that constitutes Landlord shall not have the right to include in a Nondisturbance Agreement the Successor Limitation Items, or such other terms and conditions.
     13.3. Attornment.
          (A) If, at any time prior to the Expiration Date, a Successor succeeds to Landlord’s interest in the Real Property, then Tenant, at the Successor’s election, shall attorn, from time to time, to the Successor, in either case upon the then executory terms of this Lease, for the remainder of the Term. If the Successor is not an Affiliate of the Person that constituted

Landlord immediately prior to such Successor’s obtaining an interest in the Premises, then the Successor shall not have liability for the Successor Limitation Items from and after the date that Tenant so attorn to the Successor.
          (B) The provisions of this Section 13.3 shall apply notwithstanding that, as a matter of law, this Lease terminates upon the termination of any Superior Lease or the foreclosure of a Mortgage. No further instrument shall be required to give effect to Tenant’s attorning to a Successor as contemplated by this Section 13.3. Tenant, however, upon demand of any Successor, shall execute, from time to time, instruments, in a recordable form and in a form reasonably satisfactory to the Successor, confirming the foregoing provisions of this Section 13.3. A Mortgagee or a Lessor shall have the right to include such provisions in a Nondisturbance Agreement. Nothing contained in this Section 13.3 limits the obligations of the Successor under a Nondisturbance Agreement.
     13.4. Amendments to this Lease.
     Tenant shall execute and deliver, from time to time, amendments to this Lease, promptly after Landlord’s request, to the extent that (x) such amendments are reasonably required by a Mortgagee or a Lessor that in either case is not an Affiliate of Landlord (or are reasonably required by a proposed Mortgagee or proposed Lessor that in either case is not an Affiliate of Landlord and that consummates the applicable Mortgage or the applicable Superior Lease contemporaneously with Tenant’s execution and delivery of such amendment hereof), and (y) Landlord gives to Tenant reasonable evidence to the effect that such Mortgagee or Lessor requires such amendments; provided, however, that Tenant shall not be required to agree to any such amendments to this Lease that (i) increase Tenant’s monetary obligations under this Lease, (ii) adversely affect or diminish Tenant’s rights under this Lease (except in either case to a de minimis extent), or (iii) increase Tenant’s other obligations under this Lease (except to a de minimis extent).
     13.5. Tenant’s Estoppel Certificate.
     Tenant, within ten (10) Business Days after Landlord’s request from time to time (but not more frequently than three (3) times in any particular period of twelve (12) months), shall deliver to Landlord a written statement executed by Tenant, in form reasonably satisfactory to Landlord, (1) stating that this Lease is then in full force and effect and has not been modified (or if this Lease is not in full force and effect, stating the reasons therefor, or if this Lease is modified, setting forth all modifications), (2) setting forth the date to which the Fixed Rent, the Escalation Rent and other items of Rental have been paid, (3) stating whether, to the actual knowledge of Tenant (without having made any investigation), Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, and (4) stating any other matters reasonably requested by Landlord and related to this Lease. Tenant acknowledges that any such statement that Tenant delivers to Landlord pursuant to this Section 13.5 may be relied upon by (x) any purchaser or owner of the Real Property or any interest therein (including, without limitation, any Lessor), or (y) any Mortgagee.

     13.6. Landlord’s Estoppel Certificate.
     Landlord, within ten (10) Business Days after Tenant’s request from time to time (but not more frequently than three (3) times in any particular period of twelve (12) months), shall deliver to Tenant a written statement executed by Landlord, in form reasonably satisfactory to Tenant, (i) stating that this Lease is then in full force and effect and has not been modified (or if this Lease is not in full force and effect, stating the reasons therefor, or if this Lease is modified, setting forth all modifications), (ii) setting forth the date to which the Fixed Rent, the Escalation Rent and any other items of Rental have been paid, (iii) stating whether, to the actual knowledge of Landlord (without having made any investigation), Tenant is in default under this Lease, and, if Tenant is in default, setting forth the specific nature of all such defaults, and (iv) stating any other matters reasonably requested by Tenant and related to this Lease. Landlord acknowledges that any statement delivered by Landlord to Tenant pursuant to this Section 13.6 may be relied upon by (w) any Person that extends credit to Tenant, (x) any assignee of Tenant’s interest hereunder, (y) any subtenant of all or any part of the Premises, or (z) any Person that acquires Control of Tenant (provided that such assignment, sublease or transfer of Control is accomplished in a manner that complies with the provisions of Article 16 hereof).
     13.7. Rights to Cure Landlord’s Default.
     If (x) a Superior Lease or Mortgage exists, (y) the Lessor or Mortgagee is not an Affiliate of Landlord, and (z) Landlord gives Tenant notice thereof, then Tenant shall not seek to terminate this Lease by reason of Landlord’s default hereunder until Tenant has given written notice of such default to such Lessor or such Mortgagee in either case at the address that has been furnished to Tenant. If any such Lessor or Mortgagee notifies Tenant, within ten (10) Business Days after the date that such Lessor or Mortgagee receives such notice from Tenant, that such Lessor or Mortgagee intends to remedy such act or omission of Landlord, then Tenant shall not have the right to so terminate this Lease unless such Lessor or Mortgagee fails to remedy such act or omission of Landlord within a reasonable period of time after the date that such Lessor or Mortgagee gives such notice to Tenant (it being understood that such Lessor or Mortgagee shall not have any liability to Tenant for the failure of such Lessor or Mortgagee to so remedy such act or omission of Landlord during such period).
     13.8. Zoning Lot Merger Agreement.
     Tenant hereby waives irrevocably any rights that Tenant may have in connection with any zoning lot merger or transfer of development rights with respect to the Real Property, including, without limitation, any rights that Tenant may have to be a party to, to contest, or to execute any Declaration of Restrictions (as such term is used in Section 12-10 of the Zoning Resolution of The City of New York effective December 15, 1961, as amended) with respect to the Real Property, which would cause the Premises to be merged with or unmerged from any other zoning lot pursuant to such Zoning Resolution or to any document of a similar nature and purpose. Tenant agrees that this Lease shall be subject and subordinate to any Declaration of Restrictions or any other document of similar nature and purpose now or hereafter affecting the Real Property (it being understood, however, that Landlord shall not permit such Declaration of Restrictions or any such other document to impair Tenant’s rights hereunder, or expand Tenant’s obligations hereunder, except, in either case, to a de minimis extent). In confirmation of such subordination and waiver, Tenant, from time to time, shall execute and deliver promptly any certificate or instrument that Landlord reasonably requests.
     13.9. Tenant’s Financial Statements.
     Subject to the terms of this Section 13.9, Tenant shall provide to Landlord (a) the balance sheet of Tenant and each Predecessor Tenant (if any) in either case dated as of the last day of each fiscal year (to the extent that the last day of each such fiscal year occurs during the Term), (b) the income statement of Tenant and each Predecessor Tenant (if any) for each such fiscal year that occurs, in whole or in part, during the Term, and (c) the statement of changes in financial condition of Tenant and each Predecessor Tenant (if any) for each such fiscal year that occurs, in whole or in part, during the Term, in each case on or prior to the one hundred twentieth (120th) day after the last day of each such fiscal year (such financial statements being collectively referred to herein as “Tenant’s Statements”). Tenant shall cause Tenant Statements to be prepared in accordance with generally accepted accounting principles, or international financial reporting standards, if and when the same may be adopted, in either case, consistently applied. Landlord shall not disclose Tenant’s Statements to any third party, except that Landlord may disclose Tenant’s Statements (i) to Persons that provide (or that propose to provide), directly or indirectly, debt or equity capital to Landlord or Landlord’s Affiliates and that provide Landlord with reasonable assurances that such Persons will maintain the confidentiality of Tenant’s Statements, (ii) to Persons that purchase (or that propose to purchase) the Real Property or any portion thereof and that provide Landlord with reasonable assurances that such Persons will maintain the confidentiality of Tenant’s Statements, (iii) to Lessors (or prospective Lessors) that provide Landlord with reasonable assurances that such Lessors (or prospective Lessors) will maintain the confidentiality of Tenant’s Statements, (iv) to Persons that provide professional services for Landlord (such as, for example, Landlord’s attorneys and accountants) and that provide Landlord with reasonable assurances that such Persons will maintain the confidentiality of Tenant’s Statements, (v) to the extent required by law, (vi) to the extent reasonably required by Landlord in enforcing Landlord’s rights hereunder, and (vii) to the extent that Tenant’s Statements are otherwise available to the general public. Tenant shall not have any obligation to provide Tenant’s Statements to Landlord as provided in this Section 13.9 during the period that (x) the stock of Tenant is publicly traded on a recognized stock exchange, and (y) Tenant’s Statements are available to the general public under filings that Tenant makes with the Securities and Exchange Commission.
Article 14
INSURANCE
     14.1. Tenant’s Insurance.
          (A) Tenant, at Tenant’s expense, shall obtain and keep in full force and effect (i) an insurance policy for Tenant’s Property and the Specialty Alterations, in either case to the extent insurable under the available standard forms of “all-risk” insurance policies, in an amount equal to one hundred percent (100%) of the replacement value thereof (subject, however, at Tenant’s option, to a reasonable deductible) (the insurance policy described in this clause (i) being referred to herein as “Tenant’s Property Policy”), (ii) a policy of worker’s compensation insurance, to the extent required by law (such policy being referred to herein as “Tenant’s Worker’s Compensation Policy”), and (iii) a policy of commercial general liability and property damage insurance on an occurrence basis, with a broad form contractual liability endorsement (the insurance policy described in this clause (iii) being collectively referred to herein as “Tenant’s Liability Policy”). Tenant’s Property Policy and Tenant’s Liability Policy shall name Tenant as the insured. Tenant’s Liability Policy shall name the Landlord Indemnitees as additional insureds thereunder.
          (B) Tenant’s Liability Policy shall contain a provision that (a) no act or omission of Tenant shall affect or limit the obligation of the insurer to pay the amount of any loss sustained, and (b) the policy is non-cancelable with respect to the Landlord Indemnitees unless at least thirty (30) days of advance written notice is given to Landlord, except that Tenant’s Liability Policy may be cancelable on no less than ten (10) days of advance written notice to Landlord for non-payment of premium. If Tenant receives any notice of cancellation or any other notice from the insurance carrier which may adversely affect the coverage of the insureds under Tenant’s Property Policy or Tenant’s Liability Policy, then Tenant shall immediately deliver to Landlord a copy of such notice. The minimum amounts of liability under Tenant’s Liability Policy shall be a combined single limit with respect to each occurrence in the amount of Five Million Dollars ($5,000,000) for injury (or death) to persons and damage to property, which minimum amount Landlord may increase from time to time to the amount of insurance that in Landlord’s reasonable judgment is then being customarily required by prudent landlords of first-class buildings in the vicinity of the Building from tenants leasing space similar in size, nature and location to the Premises.
          (C) Tenant shall cause Tenant’s Liability Policy, Tenant’s Worker’s Compensation Policy and Tenant’s Property Policy to be issued by reputable and independent insurers that are (x) permitted to do business in the State of New York, and (y) rated in Best’s Insurance Guide, or any successor thereto, as having a general policyholder rating of A and a financial rating of at least XII (it being understood that if such ratings are no longer issued, then such insurer’s financial integrity shall conform to the standards that constitute such ratings from Best’s Insurance Guide as of the date hereof).
          (D) Tenant has the right to satisfy Tenant’s obligation to carry Tenant’s Liability Policy with an umbrella insurance policy if such umbrella insurance policy contains an aggregate per location endorsement that provides the required level of protection for the Premises. Tenant has the right to satisfy Tenant’s obligation to carry Tenant’s Property Policy with a blanket insurance policy if such blanket insurance policy provides, on a per occurrence basis, that a loss that relates to any other location does not impair or reduce the level of protection available for the Premises below the amount required by this Lease.
     14.2. Landlord’s Insurance.
          (A) Subject to the terms of this Section 14.2, Landlord shall obtain and keep in full force and effect insurance against loss or damage by fire and other casualty to the Building, to the extent insurable on commercially reasonable terms under then available standard forms of “all-risk” insurance policies, in an amount equal to one hundred percent (100%) of the replacement value thereof or, at Landlord’s option, in such lesser amount as will avoid co-

insurance (such insurance being referred to herein as “Landlord’s Property Policy”). Tenant acknowledges that (i) Landlord’s Property Policy may encompass rent insurance, (ii) the risks that Landlord’s Property Policy covers may include, without limitation, fire, war, terrorism, environmental matters, and flood, and (iii) Landlord may also obtain a commercial general liability insurance policy.
          (B) Landlord shall not be liable to Tenant for any failure to insure any Alterations unless Tenant notifies Landlord of the completion of such Alterations and the cost thereof, and maintains adequate records with respect to such Alterations to facilitate the adjustment of any insurance claims with respect thereto. Landlord shall have the right to provide that the coverage of Landlord’s Property Policy is subject to a reasonable deductible. Tenant shall cooperate with Landlord and Landlord’s insurance companies in the adjustment of any claims for any damage to the Building or the Alterations. Landlord shall not be required to carry insurance on Tenant’s Property or the Specialty Alterations. Landlord shall not be required to carry insurance against any loss suffered by Tenant due to the interruption of Tenant’s business.
     14.3. Mutual Waiver of Subrogation.
          (A) Subject to the provisions of this Section 14.3, Landlord and Tenant shall each obtain an appropriate clause in, or endorsement on, Landlord’s Property Policy or Tenant’s Property Policy (as the case may be) pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery. Landlord and Tenant also agree that, having obtained such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, they shall not make any claim against or seek to recover from the Landlord Indemnitees or the Tenant Indemnitees (as the case may be) for any loss or damage to its property or the property of others resulting from fire or other hazards covered by Landlord’s Property Policy or Tenant’s Property Policy (as the case may be); provided, however, that the release, discharge, exoneration and covenant not to sue herein contained shall be limited by and be coextensive with the terms and provisions of the waiver of subrogation clause or endorsements or clauses or endorsements consenting to a waiver of right of recovery.
          (B) If the payment of an additional premium is required for the inclusion of a waiver of subrogation provision as described in Section 14.3(A) hereof, then each party shall advise the other party of the amount of any such additional premiums and the other party at its own election may, but shall not be obligated to, pay such additional premium. If (x) Tenant is the party that elects to pay such additional premium to include such a waiver in Landlord’s Property Policy, and (y) other tenants in the Building make concurrently a similar election, then the aforesaid amount that Tenant is obligated to pay to Landlord on account of such additional premium shall be only the portion thereof that Landlord allocates equitably to Tenant. If such other party does not elect to pay such additional premium, then the party whose insurer is charging the additional premium shall not be required to obtain such waiver of subrogation provision.
          (C) If either party is unable to obtain the inclusion of such waiver of subrogation provision even with the payment of an additional premium, then such party shall attempt to name the other party as an additional insured (but not a loss payee) under the applicable insurance policy. If the payment of an additional premium is required for naming the other party as an additional insured (but not a loss payee), then such party shall advise the other of the amount of any such additional premium and the other party at its own election may, but shall not be obligated to, pay such additional premium. If (x) Tenant is the party that elects to pay such additional premium to name Tenant as an additional insured (but not as loss payee), and (y) other tenants in the Building make concurrently a similar election, then the aforesaid amount that Tenant is obligated to pay to Landlord on account of such additional premium shall be only the portion thereof that Landlord allocates equitably to Tenant. If such other party does not elect to pay such additional premium or if it is not possible to have the other party named as an additional insured (but not loss payee), even with the payment of an additional premium, then (in either event) the party whose insurer refuses to include such waiver of subrogation provision shall so notify the other party and such party shall not have the obligation to name the other party as an additional insured.
     14.4. Evidence of Insurance.
     On or prior to the Commencement Date, each party shall deliver to the other party appropriate certificates of insurance required to be carried by the parties pursuant to this Article 14, including evidence of waivers of subrogation and naming of additional insureds in either case as required by Section 14.3 hereof. Each party shall deliver to the other party evidence of each renewal or replacement of a policy at least twenty (20) days prior to the expiration of such policy.
     14.5. No Concurrent Insurance.
     Tenant shall not obtain any property insurance (under Tenant’s Property Policy or otherwise) that covers the property that is covered by Landlord’s Property Policy.
     14.6. Tenant’s Obligation to Comply with Landlord’s Fire and Casualty Insurance.
     If (i) Tenant (or any other Person claiming by, through or under Tenant) uses the Premises for any purpose other than Permitted Uses (as the case may be), and (ii) the use of the Premises by Tenant (or such other Person) causes the premium for Landlord’s Property Policy to exceed the premium that would have otherwise applied therefor if Tenant (or such Person) used the Premises for the Permitted Uses, then Tenant shall pay to Landlord, as additional rent, an amount equal to such excess, on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor, together with reasonable supporting documentation for the charges set forth therein. Nothing contained in this Section 14.6 expands Tenant’s rights under Article 3 hereof.
Article 15
CASUALTY
     15.1. Notice.
     Tenant shall notify Landlord promptly of any fire or other casualty that occurs in the Premises.

     15.2. Landlord’s Restoration Obligations.
     Subject to the terms of this Section 15.2, Landlord, with reasonable diligence, shall repair the damage to (i) the Premises (including, without limitation, the Alterations), (ii) the Building Systems that service the Premises, and (iii) the common elements of the Building that Tenant uses to gain access to the Premises, in each case to the extent caused by fire or other casualty. The restoration work to be performed by Landlord shall include, without limitation, any portion of Landlord’s Work that Landlord did not Substantially Complete on the date that the fire or other casualty occurred. Landlord shall commence the performance of such repairs as promptly as reasonably practicable after the occurrence of such fire or other casualty. Landlord shall use commercially reasonable efforts to perform such repairs diligently, in a good and workmanlike manner, and in a manner that minimizes to the extent reasonably practicable interference with Tenant’s use and occupancy of any portion of the Premises that remains tenantable. Landlord shall not be required to restore Tenant’s Property or the Specialty Alterations. Landlord shall not be required to commence such restoration until Tenant gives Landlord the notice described in Section 15.1 hereof (unless Landlord otherwise has received actual notice of the fire or other casualty). Landlord shall not be obligated to restore any Alterations unless (i) Tenant has Substantially Completed the performance thereof, (ii) Tenant has given Landlord notice to the effect that Tenant has Substantially Completed such Alterations, (iii) Tenant has given Landlord notice of the cost incurred by Tenant in performing such Alterations, and (iv) Tenant has maintained records with respect to such Alterations in a form that allows Landlord to make a full insurance recovery therefor under Landlord’s Property Policy. If (x) Tenant, as part of the Initial Alterations, demolishes all or a material part of the interior installation that exists in the Applicable Space on the Applicable Commencement Date, and (y) the Applicable Space (including any Alterations) is damaged by fire or other casualty at any time prior to the date that Tenant Substantially Completes the Initial Alterations therein, then Landlord’s obligation to repair the Applicable Space (and any Alterations) shall be limited to (w) the performance of Landlord’s Work (to the extent that the performance of Landlord’s Work remains feasible after such fire or other casualty), (x) the part of the Building Systems serving the Applicable Space on the Applicable Commencement Date, but not the distribution portions of such Building Systems located within the Applicable Space, (y) the floor and ceiling slabs of the Applicable Space, and (z) the exterior walls of the Applicable Space, all to substantially the same condition that existed on the Applicable Commencement Date. Landlord shall have the right to adapt the restoration of the Premises as contemplated by this Section 15.2 to comply with applicable Requirements that are then in effect. Landlord shall not be obligated to restore the Applicable Space as provided in this Section 15.2 to the extent that this Lease terminates by reason of such fire or other casualty as provided in this Article 15.
     15.3. Rent Abatement.
          (A) Subject to Section 15.3(A) hereof, the Fixed Rent and the Escalation Rent that is otherwise due and payable hereunder for an Applicable Space shall be reduced in the proportion that the number of square feet of Rentable Area of the part of the Applicable Space that is not usable or accessible by Tenant by reason of such fire or other casualty bears to the total Rentable Area of the Applicable Space immediately prior to such fire or other casualty, for the period commencing on the date of such fire or other casualty and ending on the date that

Landlord Substantially Completes the restoration described in Section 15.2 hereof or the applicable portion of the Premises becomes accessible, as the case may be.
          (B) If (i)(x) fifty percent (50%) or more of the Rentable Area of the entire Premises or (y) one hundred percent (100%) of the Premises located on the fifth (5th) floor of the Building, is rendered untenantable by reason of a fire or other casualty, (ii) in Tenant’s good faith judgment Tenant cannot use the tenantable portion of the Premises for the conduct of Tenant’s business in a manner which is consistent with Tenant’s use during the thirty (30) day period prior to such fire or other casualty, and (iii) Tenant actually ceases to use the entire Premises for the conduct of its business, then the entire Premises shall be deemed to be untenantable. Landlord shall give Tenant no less than ten (10) Business Days of prior notice of Landlord’s Substantial Completion of its repairs pursuant to Section 15.2(B) hereof.
          (C) If a fire or other casualty occurs in an Applicable Space after the Applicable Commencement Date and prior to the Applicable Rent Commencement Date, then the aggregate abatement of Fixed Rent and the Escalation Rent to which Tenant is entitled as contemplated by Section 15.3(A) hereof (from and after the Applicable Rent Commencement Date) shall be an amount equal to the aggregate abatement of Fixed Rent and the Escalation Rent to which Tenant would have been entitled under Section 15.3(A) hereof if the Applicable Rent Commencement Date had occurred immediately prior to such fire or other casualty.
     15.4. Landlord’s Termination Right.
     If the Building is so damaged by fire or other casualty that, in Landlord’s opinion, substantial alteration, demolition, or reconstruction of the Building is required (regardless of whether the Premises have been damaged or rendered untenantable), then Landlord may terminate this Lease by giving Tenant notice thereof on or prior to the ninetieth (90th) day after such fire or other casualty; provided, however, that if the Premises are not substantially damaged or rendered substantially untenantable by such fire or other casualty, then Landlord may not so terminate this Lease unless Landlord elects to terminate leases (including this Lease) affecting at least seventy-five percent (75%) of the leasable area of the Building (excluding any portion of the Building leased to or occupied by Landlord or Landlord’s Affiliates). If Landlord elects to terminate this Lease as aforesaid, then (I) the Term shall expire on a date set by Landlord that (A) is not sooner than (i) the tenth (10th) day after the date that Landlord gives such notice (if all or substantially all of the Premises is rendered untenantable by such fire or other casualty), and (ii) the ninetieth (90th) day after the date that Landlord gives such notice (if less than all or substantially all of the Premises is rendered untenantable by such fire or other casualty), and (B) is not later than the first (1st) anniversary of the date on which such fire or other casualty occurs, and (II) Tenant, on such date set by Landlord, shall vacate the Premises and surrender the Premises to Landlord in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of the Term. Upon the termination of this Lease under this Section 15.4, the Rental shall be apportioned and any prepaid portion of the Rental for any period after the date that the abatement of Rental as described in Section 15.3 hereof becomes effective shall be refunded promptly by Landlord to Tenant (and Landlord’s obligation to make such refund shall survive the Expiration Date).

     15.5. Tenant’s Termination Right.
          (A) Landlord, within forty-five (45) days after the earlier to occur of (x) the date that Tenant gives Landlord notice of the occurrence of a fire or other casualty as contemplated by Section 15.1 hereof, and (y) the date that Landlord otherwise has actual notice of such fire or other casualty, shall give to Tenant a statement prepared by a reputable and independent contractor setting forth such contractor’s reasonable estimate as to the time required for Landlord to Substantially Complete the restoration described in Section 15.2 hereof (such statement that Landlord gives to Tenant being referred to herein as the “Casualty Statement”); provided, however, that Landlord shall not be required to give Tenant a Casualty Statement if Landlord has theretofore exercised Landlord’s right to terminate this Lease under Section 15.4 hereof. Tenant shall be deemed to have accepted conclusively the reasonableness of the Casualty Statement unless Tenant objects thereto by giving notice thereof to Landlord on or prior to the tenth (10th) Business Day after the date that Landlord give the Casualty Statement to Tenant. Either party shall have the right to submit to an Expedited Arbitration Proceeding a dispute between the parties regarding the reasonableness of the Casualty Statement after Tenant objects thereto as aforesaid. If the estimated time period (as finally determined) exceeds twelve (12) months from the date of the applicable fire or other casualty, then Tenant may elect to terminate this Lease by giving notice to Landlord not later than the thirtieth (30th) day after the date that Landlord gives the Casualty Statement to Tenant, or the date that the estimated time period is finally determined, as the case may be. If Tenant makes such election to so terminate this Lease, then the Term shall expire on the thirtieth (30th) day after Tenant gives such notice to Landlord.
          (B) This Lease shall terminate if (i) a fire or other casualty occurs, and, by reason thereof, Landlord has an obligation to perform a restoration as contemplated by Section 15.2 hereof, (ii) Tenant does not exercise Tenant’s right to terminate this Lease under Section 15.5(A) hereof in connection with such fire or other casualty (or Tenant does not have the right to terminate this Lease under Section 15.5(A) hereof in connection with such fire or other casualty), (iii) Landlord fails to Substantially Complete the performance of the restoration work that Landlord is required to perform on or prior to the date that is sixty (60) days after the last day of the estimated time period set forth in the Casualty Statement (the date described in this clause (iii) being referred to herein as the “Second Bite Date”), (iv) Tenant gives Landlord notice no earlier than the Second Bite Date to the effect that this Lease will terminate under this Section 15.5(B) if Landlord fails to Substantially Complete the restoration within sixty (60) days after the Second Bite Date, and (v) Landlord fails to Substantially Complete the restoration within sixty (60) days after the Second Bite Date.
          (C) If the Term terminates as provided in this Section 15.5, then (I) Tenant shall vacate the Premises and surrender the Premises to Landlord on the date of such termination “as is” and otherwise in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of the Term, (II) any Rental due hereunder shall be apportioned as of the date of such termination, and (III) any portion of the Rental that is then prepaid by Tenant and relates to the period after the date that the abatement of Rental as described in Section 15.3 hereof becomes effective shall be promptly refunded by Landlord to Tenant (with the understanding that Landlord’s obligation to make any such refund shall survive such termination of this Lease).

     15.6. Termination Rights at End of Term.
     Subject to the terms of this Section 15.6, if the Premises are substantially damaged by a fire or other casualty that occurs during the period of eighteen (18) months immediately preceding the Fixed Expiration Date, or the last day of the Renewal Term, as the case may be, then either Landlord or Tenant may elect to terminate this Lease by notice given to the other party within thirty (30) days after such fire or other casualty occurs. If either party makes such election, then the Term shall expire on the thirtieth (30th) day after the notice of such election is given, and, accordingly, Tenant, on or prior to such thirtieth (30th) day, shall vacate the Premises and surrender the Premises to Landlord in accordance with the provisions of this Lease that govern Tenant’s obligation to deliver vacant and exclusive possession of the Premises to Landlord upon the expiration of the Term. Upon the termination of this Lease under this Section 15.6, the Rental shall be apportioned and any prepaid portion of the Rental for any period after the Expiration Date shall be refunded promptly by Landlord to Tenant (and Landlord’s obligation to make such refund shall survive the Expiration Date). For purposes of this Section 15.6, the term “substantially damaged” shall mean that: (a) a fire or other casualty precludes Tenant from using more than thirty percent (30%) of the Premises for the conduct of its business, and (b) Tenant’s inability to so use the Premises (or the applicable portion thereof) is reasonably expected to continue until at least the earlier to occur of (i) the Fixed Expiration Date, or the last day of the Renewal Term, as the case may be, and (ii) the two hundred seventieth (270th) day after the date that such fire or other casualty occurs. If (x) the Premises are substantially damaged by a fire or other casualty that occurs during the period of eighteen (18) months immediately preceding the Fixed Expiration Date, and (y) Landlord exercises Landlord’s right to terminate this Lease under this Section 15.6, then Tenant shall have the right to make Landlord’s aforesaid termination ineffective by exercising the Renewal Option within ten (10) Business Days after the date that Landlord exercises Landlord’s aforesaid right to terminate this Lease under this Section 15.6 (as to which period of ten (10) Business Days time shall be of the essence) (it being understood, however, that nothing contained in this Section 15.6 (I) extends the date by which Tenant has the right to exercise the Renewal Option pursuant to Article 20 hereof, or (II) limits Landlord’s right to terminate this Lease under Section 15.4 hereof).
     15.7. No Other Termination Rights.
     Tenant shall have no right to cancel this Lease by virtue of a fire or other casualty except to the extent specifically set forth herein. This Article 15 is intended to constitute an “express agreement to the contrary” for purposes of Section 227 of the New York Real Property Law.
Article 16
CONDEMNATION
     16.1. Effect of Condemnation.
          (A) Subject to the provisions of Section 16.2 hereof, if the entire Real Property, the entire Building or the entire Premises is condemned or otherwise acquired by the exercise of the power of eminent domain, then this Lease shall terminate as of the date that such condemnation or acquisition is consummated.

          (B) If only a part of the Real Property and not the entire Premises is so acquired or condemned, then:
          (1) except as hereinafter provided in this Section 16.1, this Lease shall remain effective, and, from and after the date that the condemnation or acquisition is consummated, (w) the Fixed Rent for the Applicable Space or the Applicable Spaces, as the case may be, that are affected by such acquisition or condemnation shall be reduced in the proportion that the number of square feet of Rentable Area of the part of such Applicable Space or such Applicable Spaces so acquired or condemned bears to the total Rentable Area of such Applicable Space or such Applicable Spaces immediately prior to such acquisition or condemnation, (x) Tenant’s Tax Share for such Applicable Space or such Applicable Spaces shall be redetermined based upon the proportion that the number of square feet of Rentable Area of such Applicable Space or such Applicable Spaces that is remaining after such acquisition or condemnation bears to the number of square feet of Rentable Area of the Building that is remaining after such acquisition or condemnation, and (y) Tenant’s Office Premises Operating Expense Share shall be redetermined based upon the proportion that the number of square feet of Rentable Area of the Office Premises remaining after such acquisition or condemnation bears to the number of square feet of Rentable Area of the Building remaining after such acquisition or condemnation (other than any retail portion of the Building);
          (2) on or prior to the sixtieth (60th) day after the date that the condemnation or acquisition is consummated, Landlord shall have the right to terminate this Lease by giving notice to Tenant if either (i) at least fifty percent (50%) of the Usable Area of the Premises is so acquired or condemned, or (ii) Landlord terminates leases (including this Lease) for at least seventy-five percent (75%) of the Usable Area of the Building (excluding any portion of the Building leased to or occupied by Landlord or Landlord’s Affiliates); and
          (3) if (a) (x) fifty percent (50%) or more of the Rentable Area of the entire Premises or (y) one hundred percent of the Premises located on the fifth (5th) floor of the Building is so aquired or condemned, or (b) by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises, then Tenant may elect to terminate this Lease by giving notice to Landlord on or prior to the sixtieth (60th) day after the date that Tenant is given notice of such acquisition or condemnation being consummated.
The Term shall expire on the thirtieth (30th) day after the date that Landlord or Tenant give any such notice to terminate this Lease.
          (C) Landlord shall refund to Tenant, promptly after the date that such taking or acquisition becomes effective, any Rental that Tenant has theretofore paid for the Premises (or the applicable portion thereof that is so taken or acquired) to the extent that such Rental is properly allocable to the period after the date that such taking or acquisition becomes effective (and Landlord’s obligation to make such refund shall survive the Expiration Date).
          (D) If this Lease terminates pursuant to the provisions of this Section 16.1, then the Rental for the portion of the Premises that is not taken or acquired shall be apportioned as of the termination date. Landlord shall refund promptly to Tenant any Rental that Tenant has theretofore paid for any period after the date that such termination becomes effective (and Landlord’s obligation to make such refund shall survive the Expiration Date).
          (E) If a part of the Premises is so acquired or condemned and this Lease and the Term is not terminated pursuant to the foregoing provisions of this Section 16.1, then Landlord, at Landlord’s expense, shall restore the part of the Premises that is not so acquired or condemned to a self-contained rental unit inclusive of Alterations that Tenant has theretofore Substantially Completed, except that if such acquisition or condemnation occurs prior to the Substantial Completion of the Initial Alterations, then Landlord shall only be required to restore the part of the Premises not so acquired or condemned to a self-contained rental unit exclusive of any Alterations.
     16.2. Condemnation Award.
     Subject to Section 16.3 hereof, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation of all or any part of the Real Property. Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term, and, accordingly, Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 16.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the value of any Tenant’s Property included in such taking, for any moving expenses or for the costs incurred by Tenant in performing the Initial Alterations (prior to Tenant’s Substantial Completion thereof) in the portion of the Premises that is not so condemned or acquired.
     16.3. Temporary Taking.
     If the whole or any part of the Premises is acquired or condemned temporarily during the Term, then (a) Tenant shall give prompt notice thereof to Landlord, (b) the Term shall not be reduced or affected in any way, (c) Tenant shall continue to pay in full all items of Rental payable by Tenant hereunder without reduction or abatement, and (d) Tenant shall be entitled to receive for itself any award or payments for such use, provided, however, that if the acquisition or condemnation is for a period extending beyond the Term, then such award or payment shall be apportioned equitably between Landlord and Tenant. Tenant, at Tenant’s expense, shall make Alterations to restore the Premises to the condition existing prior to any such temporary acquisition or condemnation.
Article 17
ASSIGNMENT AND SUBLETTING
     17.1. General Limitations.
          (A) Subject to the terms of this Article 17, without the prior consent of Landlord in each instance, Tenant shall not, and Tenant shall not permit any other Permitted Party to, consummate a Transfer. The term “Transfer” shall mean:
          (1) (a) an assignment of a Permitted Party’s rights under, or a delegation of such Permitted Party’s duties under, the applicable Occupancy Agreement by express assignment or by operation of law or by other means, (b) a mortgage or other encumbrance of such Permitted Party’s interest in the applicable Occupancy Agreement, in whole or in part, (c) a subletting, or further subletting, of the Premises or any part thereof, or (d) the occupancy of the Premises or any part thereof by any Person other than such Permitted Party; and
          (2) any transaction that modifies or supplements (or further modifies or supplements) an Occupancy Agreement to decrease the rental that is payable thereunder, to change the premises that is demised thereby, or to change the term thereof, in either case in any material respect (it being understood that (i) a termination or cancellation of an Occupancy Agreement shall not constitute a Transfer for purposes hereof, and (ii) such modification or supplement shall be treated for purposes hereof as a transaction on the terms of such Occupancy Agreement, as so modified or supplemented, for the balance of the term thereof).
          (B) The term “Occupancy Agreement” shall mean the lease, sublease, license or other agreement pursuant to which a Permitted Party has the right to occupy the Premises (or the applicable portion thereof).
          (C) The term “Permitted Party” shall mean Tenant and any other Person that has the right to occupy the Premises (or any part thereof) in accordance with the terms of this Article 17 (other than a Person that has the right to occupy the Premises (or the applicable part thereof) by virtue of Landlord’s exercising Landlord’s rights under Section 17.3 hereof).
          (D) Subject to Section 17.9 hereof, the transfer of Control in a Permitted Party, however accomplished, whether in a single transaction or in a series of unrelated or related transactions, shall constitute an assignment of such Permitted Party’s interest in the applicable Occupancy Agreement for purposes of this Article 17.
          (E) The consent by Landlord to any Transfer shall not relieve Tenant from its obligation to obtain the prior consent of Landlord to any other Transfer to the extent required by this Lease.
          (F) The assignment by any Person that constitutes Tenant of the tenant’s interest under this Lease shall not relieve such Person of the obligations of the tenant under this Lease. Such Person’s liability under this Lease shall continue notwithstanding (x) the subsequent release of any other Person that constitutes Tenant from liability under this Lease, (y) any limitation on any such other Person’s liability hereunder by virtue of the Bankruptcy Code, or (z) any modification or amendment of this Lease that Landlord consummates with any such other Person that constitutes Tenant subsequently; provided, however, that if such other Person is not an Affiliate of such Person, then any such modification or amendment shall not expand such Person’s liability hereunder.
          (G) Notwithstanding anything to the contrary contained herein, Tenant shall not, and Tenant shall not permit any other Permitted Party to, enter into any lease, sublease, license, concession or other agreement for use or occupancy of the Premises or any portion thereof which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any Person from the property leased, occupied or used, or which would require the payment of any consideration that would not qualify as “rents from real property,” as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended.
          (H) If Tenant assigns the tenant’s interest under this Lease in violation of the terms of this Article 17, then such assignment shall be void and of no force and effect against Landlord; provided, however, that Landlord (x) may collect an amount equal to the then Rental from the assignee as a fee for such assignee’s use and occupancy, and (y) shall apply the net amount collected to the Rental reserved in this Lease. If the Premises or any part thereof are sublet to, occupied by, or used by any Person other than Tenant (regardless of whether such subletting, occupancy or use violates this Article 17), then Landlord (a) after the occurrence of an Event of Default, may collect amounts from the subtenant, user or occupant as a fee for its use and occupancy, and (b) shall apply the net amount collected to the Rental reserved in this Lease. No such assignment, subletting, occupancy or use, with or without Landlord’s prior consent, nor any such collection or application of fees for use and occupancy, shall (i) be deemed a waiver by Landlord of any term, covenant or condition of this Lease, (ii) be deemed the acceptance by Landlord of such assignee, subtenant, occupant or user as tenant hereunder, or (iii) relieve Tenant of the obligations of the tenant under this Lease.
     17.2. Landlord’s Expenses.
     Tenant shall reimburse Landlord for a reasonable processing fee, any reasonable Out-of-Pocket Costs that Landlord incurs in connection with any proposed Transfer, including, without limitation, reasonable attorneys’ fees and disbursements, and the reasonable costs of making investigations as to the acceptability of the proposed Transferee, within thirty (30) days after Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein.
     17.3. Recapture Procedure.
          (A) Tenant shall have the right to institute the procedure described in this Section 17.3 (the “Recapture Procedure”) only by giving to Landlord notice thereof (a “Transfer Notice”), which:
          (1) identifies the Permitted Party that proposes to make the Transfer (the Permitted Party that makes a Transfer being referred to herein as the “Transferor”),
          (2) refers expressly to this Section 17.3 and indicates that such notice constitutes a Transfer Notice,
          (3) sets forth a description of the Premises (or the portion thereof) that is involved in the proposed Transfer (the Premises, or the portion thereof, that is involved in the proposed Transfer being referred to herein as the “Recapture Space”), Landlord and Tenant agree for purposes of this Article 17 the Rentable Area thereof shall be determined using a twenty-seven percent (27%) loss factor,
          (4) sets forth the material terms under which the Transferor intends to consummate the Transfer (including, for example, (a) the rental to be paid by a subtenant, (b) the consideration to be paid by or to an assignee, (c) the work allowance to which a subtenant is entitled, (d) the term of a proposed sublease, and (e) the nature and cost of any work that the Transferor intends to perform to prepare the Recapture Space for occupancy by the subtenant or assignee), and
          (5) sets forth the date on which the Transferor proposes that the term of a Transfer that constitutes a sublease, license or other similar agreement that grants occupancy rights will commence, or that a Transfer that constitutes an assignment will occur, as the case may be (such date being referred to herein as the “Transfer Date”) (it being understood that, subject to the terms of this Section 17.3(A), the Transfer Date shall be no sooner than forty-five (45) days, and no later than two hundred seventy (270) days, after the date that Tenant gives the Transfer Notice to Landlord) (the material terms of a proposed Transfer as set forth in the Transfer Notice being referred to herein as the “Proposed Transfer Terms”).
Tenant shall not be required to identify, in the Transfer Notice, the Person to which Tenant intends to make the Transfer (the Person to which a Transfer is made being referred to herein as a “Transferee”).
          (B) The term “Transfer Expenses” shall mean the actual Out-of-Pocket Costs that the Transferor pays solely in consummating a Transfer, including, without limitation, (i) brokerage commissions, (ii) allowances that a Transferor makes available to the Transferee to fund the cost of Alterations that the Transferee makes to the Applicable Space (or the applicable portion thereof that is involved in the Transfer), (iii) costs that a Transferor pays in making Alterations to prepare the Applicable Space (or the applicable portion thereof that is involved in the Transfer) solely for the Transferee’s initial occupancy, (iv) the amount payable to Landlord under Section 17.2 hereof for such Transfer, (v) reasonable attorneys’ fees and disbursements that a Transferor pays in connection with consummating such Transfer, (vi) the transfer taxes (and other similar charges and fees) that Tenant pays pursuant to Section 17.7 hereof (vii) advertising and marketing costs that the Transferor incurs in connection with such Transfer and (viii) if the applicable Occupancy Agreement grants to the Transferee a free rent period, the aggregate amount of rental that such Transferee would have paid to Transferor in the absence of such free rent period.
          (C) The term “Amortized Transfer Expenses” shall mean, with respect to any period, the amount of the Transfer Expenses that amortize during such period if the Transfer Expenses are amortized, in equal monthly installments, with interest calculated at the Base Rate, over the term of the applicable Transfer.
          (D) The term “Recapture Date” shall mean the forty-fifth (45th) day after the date that Tenant gives the Transfer Notice to Landlord; provided, however, that if (i) the Transferor has theretofore received a bona fide written offer that then remains effective from a prospective Transferee, (ii) the net economic benefit to the Transferor of the terms of such bona fide written offer is no less than ninety percent (90%) of the net economic benefit of the Proposed Transfer Terms to the Transferor, (iii) Tenant gives to Landlord a copy of such written offer (either simultaneously with the Transfer Notice or any time thereafter until the forty-fifth (45th) day after the date that Tenant gives the Transfer Notice to Landlord), and (iv) Tenant notifies Landlord that Tenant intends to accelerate the Recapture Date as provided in this Section 17.3(D), then the Recapture Date shall be the earlier to occur of (I) the forty-fifth (45th) day after the date that Tenant gives the Transfer Notice to Landlord, and (II) the thirtieth (30th) day after the date that Tenant gives to Landlord a copy of such written offer and such notice.
          (E)
          (1) If (x) Tenant gives a Transfer Notice to Landlord, and (y) the Transfer described in the Transfer Notice constitutes a sublease (or a further sublease) for the Recapture Space with respect to which the term thereof expires prior to the date that is twelve (12) months before the Fixed Expiration Date (any sublease (or further sublease) that expires before such date being referred to herein as a “Short-Term Sublease”), then Landlord shall have the right to sublease (or to cause the Recapture Subtenant to sublease) the Recapture Space from the Transferor, on the terms set forth in this Section 17.3(E), by giving notice thereof (the “Recapture Sublease Notice”) to Tenant not later than the Recapture Date (as to which date time shall be of the essence) (any such sublease of the Recapture Space that Landlord elects to consummate under this Section 17.3(E) being referred to herein as a “Recapture Sublease”).
          (2) If Landlord gives a Recapture Sublease Notice to Tenant, then Tenant shall (or Tenant shall cause the Transferor to), and Landlord shall (or Landlord shall cause the Recapture Subtenant to), consummate a Recapture Sublease for the Recapture Space on the following terms:
               (a) Landlord shall give to Tenant, within ten (10) Business Days after the date that Landlord gives to Tenant the Recapture Sublease Notice, a proposed sublease that conforms with the terms set forth in this Section 17.3(E) and is otherwise on the terms set forth in this Lease. Tenant shall execute and deliver (or cause the applicable Transferor to execute and deliver) such sublease promptly after Landlord’s submission thereof to Tenant. Landlord shall execute and deliver (or cause the Recapture Subtenant to execute and deliver) such sublease promptly after Tenant delivers to Landlord the counterpart thereof that is executed by Tenant or the Transferor (as the case may be).
               (b) Landlord shall have the right to designate that the subtenant under the Recapture Sublease is a Person other than Landlord (the Person that constitutes the subtenant under a Recapture Sublease being referred to herein as the “Recapture Subtenant”); provided, however, in such instance, if such Person is not Landlord then Landlord shall guaranty to Tenant the obligations of such Person under the Recapture Sublease.
               (c) The rental payable by the Recapture Subtenant to the Transferor shall be calculated on either of the following methods, as designated by Landlord (with the understanding that Landlord shall be deemed to have elected clause (i) below if Landlord does not designate otherwise in the Recapture Sublease Notice):
                    (i) the excess of (I) the rental that would have been payable by the Transferee for the applicable calendar month as contemplated by the Proposed Transfer Terms, over (II) the Amortized Transfer Expenses for such month that would have resulted from the Proposed Transfer Terms;

                    (ii) the Fixed Rent and the Escalation Rent that is due under this Lease for the Applicable Space or the Applicable Spaces, as the case may be (or the applicable portion thereof) that constitutes the Recapture Space (for purposes hereof, the Escalation Rent with respect to the Office Premises shall be deemed to be the product of (x) the quotient obtained by dividing (I) the aggregate amount of the Escalation Rent due, as calculated from time to time, with respect to the Office Premises by (II) the Rentable Area of the Office Premises and (y) the Rentable Area of the Applicable Space or the Applicable Spaces, as the case may be); or
                    (iii) if the Transferor is not Tenant, the rental that is payable for the Recapture Space by the Transferor under the Occupancy Agreement (other than this Lease) through which the Transferor derives its interest in the Recapture Space.
               (d) The term of the Recapture Sublease shall commence on the Transfer Date and shall extend for the term set forth in the Transfer Notice as part of the Proposed Transfer Terms (with the understanding that the Recapture Subtenant shall have the right to extend the term of the Recapture Sublease for a term that corresponds, or for terms that correspond, to any renewal right or renewal rights that are set forth in the Transfer Notice as part of the Proposed Transfer Terms).
               (e) If, during the term of the Recapture Sublease (or during the period that the Recapture Subtenant, or any Person claiming by, through or under the Recapture Subtenant, remains in occupancy of the Applicable Space or the Applicable Spaces, as the case may be (or the applicable portion thereof) that constitutes the Recapture Space after the term of the Recapture Sublease expires or earlier terminates), an event or circumstance occurs that is attributable to the Recapture Subtenant (or a Person claiming by, through or under the Recapture Subtenant), then such event or circumstance shall not constitute a default by Tenant hereunder (and, accordingly, Tenant shall not have liability to Landlord in connection therewith).
               (f) Tenant shall have the right to offset against the Rental due hereunder an amount equal to the rental that the Recapture Subtenant fails to pay when due to the Transferor.
               (g) The Recapture Subtenant (and any Person claiming by, through or under the Recapture Subtenant), during the term of the Recapture Sublease, shall have the right to make alterations to the Recapture Space; provided, however, that the Recapture Subtenant shall be required to restore the Recapture Space upon the expiration of the term of the Recapture Sublease to the extent required by the applicable Proposed Transfer Terms.
               (h) If the Recapture Space does not constitute the entire Premises and the Proposed Transfer Terms contemplated a separate demise thereof, then Tenant, at Tenant’s expense, shall cause the Recapture Space to be demised separately from the remainder of the Premises on or prior to the Transfer Date (except that Landlord shall so demise the Recapture Space separately from the remainder of the Premises, at Landlord’s cost, to the extent provided in the applicable Proposed Transfer Terms).

               (i) The Recapture Subtenant shall have the right to further sublease the Recapture Space, or assign the Recapture Subtenant’s rights as subtenant under the Recapture Sublease, to any third party, without Tenant having any rights to consent thereto or to receive additional payments from the Recapture Subtenant in connection therewith.
               (j) The Recapture Subtenant shall not have the right to receive from the Transferor any free rent, tenant improvement allowance or other similar concession that constitutes part of the Proposed Transfer Terms.
          (3) If Landlord does not exercise its rights under this Section 17.3(E), or under 17.3(G) of this Lease with respect to a transaction that constitutes a sublease for the Recapture Space, then Tenant shall not be permitted to sublet (or further sublet) the Recapture Space to a third party without again complying with all of the provisions of this Section 17.3 and re-submitting a Transfer Notice with respect to such Recapture Space to Landlord if (x) one hundred eighty (180) days have elapsed since Tenant gave Landlord the initial Transfer Notice with respect to the Recapture Space or (y) the net economic benefit to Tenant of the Proposed Transfer Terms has decreased by ten percent (10%) in connection with such proposed Transfer.
          (F)
          (1) If (x) Tenant gives a Transfer Notice to Landlord, and (y) the Transfer described in the Transfer Notice constitutes the assignment of a subtenant’s interest under a Short-Term Sublease (any such assignment being referred to herein as a “Short-Term Assignment”), then Landlord shall have the right to take the subtenant’s interest in such Short Term Sublease by assignment (or to cause the Recapture Assignee to take the subtenant’s interest in such Short-Term Sublease by assignment) from the applicable Transferor, on the terms set forth in this Section 17.3(F), by giving notice thereof (the “Recapture Assignment Notice”) to Tenant not later than the Recapture Date (as to which date time shall be of the essence) (any such assignment of the subtenant’s interest in a Short-Term Sublease that Landlord elects to consummate under this Section 17.3(F) being referred to herein as a “Recapture Assignment”).
          (2) If Landlord gives a Recapture Assignment Notice to Tenant, then Tenant shall cause the Transferor to, and Landlord shall (or Landlord shall cause the Recapture Assignee to), consummate a Recapture Assignment of the subtenant’s interest under the applicable Short-Term Sublease on the following terms:
               (a) Landlord shall give to Tenant, within twenty (20) days after the date that Landlord gives to Tenant the Recapture Assignment Notice:
                    (i) a proposed assignment, pursuant to which the Transferor assigns the subtenant’s interest under the applicable Short-Term Sublease to Landlord (or to a Recapture Assignee, as the case may be), on the terms set forth in this Section 17.3(F) and otherwise on reasonable terms, and
                    (ii) a proposed amendment, between the Person that constitutes the lessor under the applicable Short-Term Sublease and the Recapture Assignee, pursuant to which the parties agree to amend such Short-Term Sublease to constitute a Recapture Sublease for the balance of the term thereof (as if Landlord had exercised Landlord’s rights to consummate a Recapture Sublease at the time that Tenant submitted a Transfer Notice to Landlord for such Short-Term Sublease initially), effective as of the date that the Transferor and the Recapture Assignee consummate the Recapture Assignment.
               (b) Tenant shall cause the Transferor to execute and deliver the assignment described in Section 17.3(F)(2)(a)(i) hereof promptly after Landlord’s submission thereof to Tenant. Tenant shall (or Tenant shall cause the aforesaid lessor to) execute and deliver the amendment described in Section 17.3(F)(2)(a)(ii) hereof promptly after Landlord’s submission thereof to Tenant. Landlord shall execute and deliver (or cause the Recapture Assignee to execute and deliver) such assignment and such amendment promptly after Tenant’s delivery to Landlord of the counterparts thereof that the Transferor and Tenant (or such other lessor) have executed.
               (c) Landlord shall have the right to designate that the assignee of the subtenant’s interest under the applicable Short-Term Sublease is a Person other than Landlord (the Person that constitutes such assignee being referred to herein as the “Recapture Assignee”); provided, however, in such instance, if such Person is not Landlord then Landlord shall guaranty to Tenant the obligations of such Person under the Short-Term Sublease.
               (d) The Recapture Assignment (and the aforesaid amendment to the Short-Term Sublease) shall be effective as of the Transfer Date.
               (e) The Recapture Assignee shall not have the right to receive from the Transferor any consideration (which constituted an element of the Proposed Transfer Terms) to induce the Recapture Assignee to take by assignment the subtenant’s interest under the applicable Short-Term Sublease.
               (f) Tenant shall pay to Landlord, on the Transfer Date, an amount equal to the sum of:
                    (i) the present value of the consideration (if any) that would have been payable by the Transferor to the Transferee under the Proposed Transfer Terms for the Short-Term Assignment (calculated as of the Transfer Date using a discount rate equal to the Base Rate), and
                    (ii) the excess, if any, of (I) the present value of the Transfer Expenses that the Transferor would have incurred under the Proposed Transfer Terms for the Short-Term Assignment, over (II) the present value of the consideration (if any) that would have been payable by the Transferee to the Transferor under the Proposed Transfer Terms for the Short-Term Assignment (in either case calculated as of the Transfer Date using a discount rate equal to the Base Rate).
          (G)
          (1) If (x) Tenant gives a Transfer Notice to Landlord, and (y) the Transfer described in the Transfer Notice constitutes either a sublease for the Recapture Space for the entire Term or an assignment (other than a Short-Term Assignment), then Landlord shall have the right to terminate this Lease with respect to the Recapture Space, on the terms set forth in this Section 17.3(G), by giving notice thereof (the “Recapture Termination Notice”) to Tenant not later than the Recapture Date (any such termination of this Lease with respect to the Recapture Space being referred to herein as a “Recapture Termination”); it being understood that for purposes hereof, a sublease other than a Short-Term Sublease shall be deemed a sublease which extends for the entire Term.
          (2) If (x) Landlord gives to Tenant a Recapture Termination Notice, and (y) the Recapture Space constitutes the entire Premises, then the Term shall terminate on the Transfer Date. If the Term so terminates on the Transfer Date, then Tenant, on the Transfer Date, shall vacate the Premises and deliver exclusive possession thereof to Landlord in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of the Term.
          (3) If (x) Landlord gives to Tenant a Recapture Termination Notice, and (y) the Recapture Space does not constitute the entire Premises, then:
               (a) if the Proposed Transfer Terms contemplated a separate demise thereof Tenant, at Tenant’s expense, shall demise the Recapture Space separately from the remainder of the Premises on or prior to the Transfer Date (except that Landlord shall so demise the Recapture Space separately from the remainder of the Premises, at Landlord’s cost, to the extent provided in the applicable Proposed Transfer Terms),
               (b) effective as of the Transfer Date, both of Tenant’s Office Premises Operating Expense Shares shall be redetermined on a pro-rata basis based on the ratio that (I) the number of square feet of Rentable Area of the Office Premises that remains after excluding therefrom the Recapture Space, bears to (II) the number of square feet of Rentable Area of the Building (other than any retail portion thereof); for example, during the period prior to April 1, 2021, if the Rentable Area of the Office Premises is 50,000 rentable square feet after excluding the Recapture Space therefrom, Tenant’s Office Premises Operating Share with respect to the Minority Portion of the Premises would be one and two hundred eighty-five thousandths percent (1.285%) and Tenant’s Office Premises Operating Share with respect to the Majority Portion of the Premises would be one and three thousand five ten thousandths percent (1.3005%). The aforesaid shares were obtained by calculating the quotient of (I) the product obtained by multiplying (x) the quotient of (i) the number of rentable square feet in the Minority Portion of the Office Premises or the Majority Portion of the Office Premises, as the case may be, divided by (ii) the total Rentable Area of the Office Premises by (y) the number of square feet of Rentable Area of the Office Premises that remains after excluding the Recapture Space therefrom, divided by (II) the number of square feet of Rentable Area of the Building (other than the retail portion);
               (c) effective as of the Transfer Date, Tenant’s Tax Share for the Applicable Space or the Applicable Spaces where the Recapture Space is located shall be redetermined based on the ratio that (I) the number of square feet of Rentable Area of the Applicable Space or the Applicable Spaces that remains after excluding therefrom the Recapture Space, bears to (II) the number of square feet of Rentable Area of the Building (including, without limitation, the retail portion thereof) (it being understood, however, that both of Tenant’s Tax Shares with respect to the Office Premises, as the case may, shall be adjusted on a pro-rata basis, in accordance with the terms hereof; for example, during the period prior to April 1, 2021, if the Rentable Area of the Office Premises is 50,000 rentable square feet after excluding the Recapture Space therefrom, Tenant’s Office Premises Tax Share with respect to the Minority Portion of the Premises would be one and one thousand seven hundred eighty-seven ten thousandths percent (1.1787%) and Tenant’s Office Premises Tax Share with respect to the Majority Portion of the Premises would be one and one thousand nine hundred twenty-nine ten thousandths percent (1.1929%). The aforesaid shares were obtained by calculating the quotient of (I) the product obtained by multiplying (x) the quotient of (i) the number of rentable square feet in the Minority Portion of the Office Premises or the Majority Portion of the Office Premises, as the case may be, divided by (ii) the total Rentable Area of the Office Premises by (y) the number of square feet of Rentable Area of the Office Premises that remains after excluding the Recapture Space therefrom, divided by (II) the number of square feet of Rentable Area of the Building (including, without limitation, the retail portion thereof).
               (d) the Fixed Rent as set forth in Article 2 hereof from and after the Transfer Date shall be reduced by an amount equal to the Fixed Rent that would have been due under this Lease for the Applicable Space or the Applicable Spaces, as the case may be (or the applicable portion thereof) that constitutes the Recapture Space, and
               (e) Tenant, on the Transfer Date, shall vacate the Recapture Space and deliver exclusive possession thereof to Landlord in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of the Term; and
               (f) effective as of the Transfer Date, the references in this Lease to the Premises shall be deemed to be references to the Premises (other than the Recapture Space).
          (4) If (x) Landlord elects to consummate a Recapture Termination, and (y) the Transfer described in the applicable Transfer Notice constitutes a sublease or sublicense (or a further sublease or sublicense), then Tenant shall pay to Landlord, as additional rent, on the first day of each calendar month during the period from the Transfer Date to the date that the term of such sublease or sublicense would have expired under the Proposed Transfer Terms, an amount equal to the excess (if any) of:
               (a) the Fixed Rent and the Escalation Rent that would have otherwise been due under this Lease since the Transfer Date for the Applicable Space or the Applicable Spaces (or the applicable portion thereof that constitutes the Recapture Space) (for purposes hereof, the Escalation Rent with respect to the Office Premises shall be deemed to be the product of (x) the quotient obtained by dividing (I) the aggregate amount of the Escalation Rent due, as calculated from time to time, with respect to the Office Premises by (II) the Rentable Area of the Office Premises and (y) the Rentable Area of the Applicable Space or the Applicable Spaces, as the case may be), over
               (b) either of the amounts described below, as designated by Landlord in the Recapture Termination Notice (with the understanding that Landlord shall be deemed to have so designated clause (i) below unless Landlord otherwise sets forth in the Recapture

Termination Notice, unless the Transferor is Tenant, in which case Landlord shall be deemed to have so designated clause (ii) below, regardless of whether Landlord makes a designation in the Recapture Termination Notice):
                    (i) if the Transferor is not Tenant, the sum of (I) the rental that would have otherwise been payable for the Recapture Space since the Transfer Date by the Transferor under the Occupancy Agreement (other than this Lease) through which the Transferor derives its interest in the Recapture Space, and (II) the amounts theretofore paid by Tenant to Landlord under this Section 17.3(G)(4) in respect of such Recapture Termination, and
                    (ii) the sum of (A) the excess of (I) the rental that would have been payable by the Transferee since the Transfer Date as contemplated by the Proposed Transfer Terms, over (II) the Amortized Transfer Expenses under the Proposed Transfer Terms that would have theretofore accrued, and (B) the amounts theretofore paid by Tenant to Landlord under this Section 17.3(G)(4) in respect of such Recapture Termination.
Tenant’s obligation to pay such amount to Landlord shall survive the termination of this Lease (or the termination of this Lease only with respect to the Recapture Space, as the case may be).
          (5) If (x) Landlord elects to consummate a Recapture Termination, and (y) the Transfer described in the applicable Transfer Notice constitutes an assignment of the Transferor’s interest under the applicable Occupancy Agreement, then Tenant shall pay to Landlord the sum of:
               (a) the present value of the consideration (if any) that would have been payable by the Transferor to the Transferee under the Proposed Transfer Terms (calculated as of the Transfer Date using a discount rate equal to the Base Rate),
               (b) the excess, if any, of (I) the present value of the Transfer Expenses that the Transferor would have incurred under the Proposed Transfer Terms, over (II) the present value of the consideration (if any) that would have been payable by the Transferee to the Transferor under the Proposed Transfer Terms (in either case calculated as of the Transfer Date using a discount rate equal to the Base Rate), and
               (c) if the Transferor is not Tenant, the excess (if any) of:
                    (i) the present value of the Fixed Rent and the Escalation Rent that would have otherwise been due under this Lease for each calendar month from and after the Transfer Date for the Applicable Space or the Applicable Spaces (or the applicable portion thereof) that constitutes the Recapture Space (calculated as of the Transfer Date using a discount rate equal to the Base Rate)(for purposes hereof, the Escalation Rent with respect to the Office Premises shall be deemed to be the product of (x) the quotient obtained by dividing (I) the aggregate amount of the Escalation Rent due, as calculated from time to time, with respect to the Office Premises by (II) the Rentable Area of the Office Premises and (y) the Rentable Area of the Applicable Space or the Applicable Spaces, as the case may be), over
                    (ii) the present value of the rental that would have otherwise been payable for the Recapture Space for such calendar month by the Transferor under the

Occupancy Agreement (other than this Lease) through which the Transferor derives its interest in the Recapture Space (calculated as of the Transfer Date using a discount rate equal to the Base Rate).
Tenant shall pay the amounts described in clauses (a) and (b) above on the Transfer Date. Tenant shall pay the amount described in clause (c) above on the first day of each calendar month from the Transfer Date to the date that the term of the proposed Occupancy Agreement with respect to which Landlord exercised Landlord’s rights to consummate a Recapture Termination would have expired. Tenant’s obligation to pay such amounts to Landlord shall survive the termination of this Lease (or the termination of this Lease only with respect to the Recapture Space, as the case may be).
          (H) If Landlord does not exercise its option under Section 17.3(G) of this Lease, with respect to a proposed Transfer which constitutes an assignment then (I) Tenant shall not be permitted to assign this Lease to a third party (as the case may be) without again complying with all of the provisions of this Section 17.3 and re-submitting a Transfer Notice to Landlord if (i) one hundred eighty (180) days have elapsed since Tenant gave Landlord the initial Transfer Notice with respect to such assignment or (ii) the net economic benefit to Tenant of the Proposed Transfer Terms has decreased by ten percent (10%) or more in connection with such proposed Transfer.
     17.4. Certain Transfer Rights.
     Subject to Section 17.9 hereof, Landlord shall not unreasonably withhold, condition or delay Landlord’s consent to a Permitted Party’s consummating a Transfer, provided that:
          (A) Tenant has theretofore instituted the Recapture Procedure for such Transfer;
          (B) Landlord’s right to elect to consummate a Recapture Sublease, a Recapture Assignment or a Recapture Termination (as the case may be) with respect to the proposed Transfer has lapsed (without Landlord’s having exercised Landlord’s rights to consummate a Recapture Sublease, a Recapture Assignment or a Recapture Termination (as the case may be));
          (C) the net economic benefit of the Transfer to the Transferor is no less than ninety percent (90%) of the net economic benefit of the Proposed Transfer Terms to the Transferor;
          (D) the Transfer occurs not later than the one hundred eightieth (180th) day after the Transfer Date;
          (E) Tenant submits to Landlord a counterpart of the documents that the Transferor intends to use to consummate the proposed Transfer, which have been executed and delivered by the proposed Transferor and the proposed Transferee, and which are subject to no conditions to the effectiveness thereof (other than Landlord’s granting Landlord’s consent thereto and Landlord’s consummating a Recognition Agreement with a Transferee that is a subtenant as provided in Section 17.10 hereof);

          (F) the Premises (or the applicable portion thereof) has not been listed or otherwise publicly advertised at a rental rate that is less than the prevailing rental rate set by Landlord for comparable space in the Building, or, if there is no comparable space, the prevailing rental rate reasonably determined by Landlord (it being agreed that nothing contained in this clause (F) prohibits a Permitted Party from (I) consummating a Transfer at a rental rate that is less than such prevailing rate, or (II) disseminating broker’s fliers or other marketing materials that indicate that the rental rate for the Premises (or the applicable portion thereof) is available upon request);
          (G) no Event of Default has occurred and is continuing;
          (H) the proposed Transferee has a financial standing (taking into consideration the obligations of the Transferee under the applicable Occupancy Agreement) that is reasonably satisfactory to Landlord (it being understood that if the proposed Transferee has a net worth equal to or greater than twelve (12) times the annual Fixed Rent and Escalation Rent payable under such Occupancy Agreement and Tenant provides Landlord with reasonable evidence thereof, then such Transferee shall be deemed to be reasonably satisfactory to Landlord);
          (I) the proposed Transferee is of a character, is engaged in a business, and proposes to use the Premises (or the applicable portion thereof) in a manner that in each case is in keeping with the standards of a first-class office building in the vicinity of the Building;
          (J) if Landlord has or within six (6) months thereafter reasonably expects to have space available in the Building that is reasonably comparable to the Premises (or the portion thereof involved in the Transfer), the proposed Transferee, or any Affiliate of the proposed Transferee, does not occupy any space in the Building;
          (K) if Landlord has or within six (6) months thereafter reasonably expects to have space available in the Building that is reasonably comparable to the Premises (or the portion thereof involved in the Transfer), neither the proposed Transferee, nor an Affiliate of the proposed Transferee, is a Person with whom Landlord is then engaged in bona fide negotiations regarding the leasing or subleasing of space in the Building;
          (L) after taking into account the proposed Transfer, there will not exist more than (x) four (4) spaces in the portion of the Premises as demised on the date hereof located on the fourth (4th) floor, (y) four (4) spaces in the portion of the Premises as demised on the date hereof located on the fifth (5th) floor, or (z) more than two (2) spaces in the Supplemental Space, that in each case, are separately demised in any material respect;
          (M) the proposed Transferee does not violate the provisions of that certain lease between Landlord and Cushman & Wakefield Inc. that are attached hereto as Exhibit “17.3”;
          (N) the Transferor and each other Permitted Party (if any) whose interest is superior to the interest of the Transferor, and the Transferee, executes and delivers to Landlord a consent to the Transfer in a form reasonably designated by Landlord;

          (O) if the Transfer constitutes an assignment of the tenant’s interest under this Lease, the assignee has expressly assumed all of the obligations of Tenant hereunder to the extent accruing from and after the date that the Transfer is effective; and
          (P) if the Transfer constitutes a sublease (or a further sublease), such sublease provides expressly that (i) such sublease is subject and subordinate to the Lease (and to the terms thereof), and (ii) if this Lease terminates, then Landlord, at Landlord’s option, may take over all of the right, title and interest of the Transferor under such sublease, and the Transferee, at Landlord’s option, shall attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be:
          (1) liable for any act or omission of the Transferor under such sublease (except for any such acts or omissions that (x) continue after the date that Landlord succeeds to the interest of the Transferor under such sublease, and (y) may be remedied by the providing a service or performing a repair),
          (2) subject to any defense or offsets which the Transferee may have against the Transferor that accrue prior to the date that Landlord succeeds to the interest of the Transferor,
          (3) bound by any previous payment that the Transferee made to the Transferor more than thirty (30) days in advance of the date that such payment was due,
          (4) bound by any obligation to make any payment to or on behalf of the Transferee that accrues prior to the date that Landlord succeeds to the interest of the Transferor under such sublease,
          (5) bound by any obligation to perform any work or to make improvements to the Premises, or the applicable portion thereof demised by such sublease (other than the obligation to perform maintenance, repairs or restoration that in each case first becomes necessary from and after the date that Landlord succeeds to the interest of the Transferor under such sublease) (with the understanding, however, that if (I) the Premises, or the applicable portion thereof, is damaged by fire or other casualty, or affected by condemnation, prior to the date that Landlord succeeds to the interest of the Transferor under such sublease, (II) Landlord would have otherwise been required to perform the restoration of the Premises, or the applicable portion thereof, that is required by virtue of such fire or other casualty, or such condemnation, in accordance with the terms hereof, and (III) Landlord does not elect to perform such restoration by giving notice thereof to the subtenant on or prior to the tenth (10th) day after the date that Landlord so succeeds, then such subtenant shall have the right to terminate such sublease (and such subtenant’s obligation to so attorn to Landlord, as aforesaid) by giving notice thereof to Landlord within ten (10) days after the last day of such period of ten (10) days during which Landlord has the right to give such notice to such subtenant),
          (6) bound by any amendment or modification of such sublease made without Landlord’s consent, or

          (7) bound to return the Transferee’s security deposit, if any, until such deposit has come into Landlord’s actual possession and the Transferee is entitled to such security deposit pursuant to the terms of such sublease (the requirements of a proposed sublease as set forth in this Section 17.4(P) being collectively referred to herein as the “Basic Sublease Provisions”).
Nothing contained in this clause (P) limits the provisions of a Recognition Agreement that Landlord consummates with the applicable Transferee pursuant to Section 17.10 hereof.
     17.5. Preliminary Approval.
     Tenant shall have the right to submit to Landlord a statement that describes in reasonable detail the basic terms of a proposed Transfer that a Permitted Party proposes to consummate, and that identifies, and provides reasonable information that describes, the prospective Transferee (any such statement being referred to herein as a “Term Sheet”). Landlord shall not unreasonably withhold, condition or delay Landlord’s approval of the transaction described in the Term Sheet, provided that the transaction as described therein satisfies the requirements set forth in clauses (A), (B), (C), (D), (F), (G), (H), (I), (J), (K), (K), and (L), of Section 17.4 hereof. Tenant acknowledges that the applicable Transfer shall remain subject to Landlord’s approval pursuant to Section 17.4 hereof (except that the scope of Landlord’s review of the applicable Transfer under Section 17.4 hereof shall be limited as provided in this Section 17.5). If (i) Tenant gives to Landlord a Term Sheet in respect of a particular proposed Transfer as contemplated by this Section 17.5, (ii) Landlord approves (or is deemed to have approved) such Transfer under this Section 17.5, (iii) Tenant submits to Landlord a counterpart of the definitive documents that the applicable Permitted Party proposes to use for the applicable Transfer within one hundred eighty (180) days after the date that Tenant submits the Term Sheet to Landlord, and (iv) the terms of such definitive documents are consistent in all material respects with the terms set forth in the Term Sheet, then Landlord shall not have the right to withhold consent to the applicable Transfer pursuant to clauses (A), (B), (C), (D), (F), (G), (H), (I), (J), (K), (K), and (L), of Section 17.4 hereof (it being understood, however, that Landlord shall retain the right to object to the proposed Transfer to the extent that the applicable Transfer does not satisfy the requirements set forth in clauses (E), (N), (O) and (P) of Section 17.4 hereof). Landlord acknowledges that Tenant has the right to give a Term Sheet to Landlord in respect of a particular proposed Transfer prior to the Recapture Date (with the understanding, however, that nothing contained in this Section 17.5 limits Landlord’s rights under Section 17.3 hereof).
     17.6. Deemed Approval.
     If (w) Tenant requests Landlord’s approval of a proposed Transfer as provided in Section 17.4 hereof or in Section 17.5 hereof and Landlord fails to respond to Tenant’s request within ten (10) days after the date that Tenant gives Landlord notice thereof, (y) Tenant thereafter gives Landlord a second notice which provides in bold and capital letters as follows: “FINAL NOTICE: LANDLORD’S FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) DAYS SHALL BE DEEMED CONSENT HERETO” and (z) Landlord fails to respond to Tenant’s second request within five (5) days after the date that Tenant gives Landlord such second notice, then Landlord shall be deemed to have approved Tenant’s aforesaid request for purposes of Section 17.4 hereof or Section 17.5 hereof (as the case may be), provided that Landlord’s approval shall not be deemed to be granted for purposes of Section 17.4 hereof unless the Transferor and each other Permitted Party (if any) whose interest is superior to the interest of the Transferor, and the Transferee, executes and delivers to Landlord a consent to the Transfer in a form reasonably designated by Landlord as provided in Section 17.4(N) hereof.
     17.7. Transfer Taxes.
     Tenant shall pay any transfer taxes (and other similar charges and fees) that any Governmental Authority imposes in connection with any Transfer (including, without limitation, any such transfer taxes, charges or fees that a Governmental Authority imposes in connection with Landlord’s exercising Landlord’s rights to consummate a Recapture Sublease, a Recapture Assignment or a Recapture Termination (as the case may be)).
     17.8. Transfer Profit.
          (A) Subject to the terms of this Section 17.8 and Section 17.9 hereof, after first recouping one hundred percent (100%) of its Transfer Expenses for a given Transfer, Tenant shall pay as additional rent to Landlord, on the first (1st) day of each calendar month during the Term in the same manner as Fixed Rent, an amount equal to the excess of (I) fifty percent (50%) of the Transfer Profit for each Transfer that is determined as of the last day of the immediately preceding calendar month, over (II) the aggregate amount of the payments that Tenant has theretofore paid to Landlord for such Transfer under this Section 17.8(A).
          (B)
          (1) The term “Transfer Profit” shall mean, with respect to any particular Transfer, the excess (if any) of (x) the Transfer Inflow for such Transfer for the period beginning on the first (1st) day of the term of the applicable Transfer (if such Transfer is a sublease or sublicense) or the date that such Transfer becomes effective (if such Transfer is an assignment of the tenant’s interest under this Lease or an assignment of the subtenant’s interest under a sublease or a sublicense (or further sublease or sublicense)) (as the case may be), over (y) the sum of (a) the Transfer Outflow for such Transfer for such period, and (b) the Transfer Expenses for such Transfer for such period.
          (2) The term “Transfer Inflow” shall mean, with respect to any particular Transfer for any particular period, the amount that the Transferor receives during such period from or on behalf of the Transferee in connection with the applicable Transfer.
          (3) The term “Transfer Outflow” shall mean:
               (a) with respect to any Transfer that is a sublease or sublicense (or a further sublease or sublicense), the aggregate amount that the Transferor pays during the applicable period for the Applicable Space (or the applicable portion thereof that is involved in the Transfer) to the counterparty under the Occupancy Agreement through which the Transferor derives its rights to the Applicable Space (or the applicable portion thereof that is involved in the Transfer), and

               (b) with respect to any Transfer that is an assignment of the tenant’s interest under this Lease or the subtenant’s interest under a sublease or sublicense (or further sublease or sublicense), zero.
          (C) If the Transferor (or an Affiliate thereof) receives in a transaction that occurs concurrently with the applicable Transfer consideration from the Transferee (or an Affiliate thereof) for the sale or lease of personal property or for services that the Transferor (or an Affiliate thereof) agrees to provide for the Transferee (or an Affiliate thereof), then (I) the Transfer Inflow shall include (in addition to the consideration that the Transferor receives for the Transfer) an amount equal to such other consideration, and (II) the Transfer Outflow shall include (in addition to the items that are otherwise includible in Transfer Outflow for purposes hereof) (a) the cost that the Transferor (or such Affiliate thereof) incurs in acquiring the personal property that the Transferor (or such Affiliate thereof) sells to the Transferee (or an Affiliate thereof) in such concurrent transaction (to the extent that such cost has not theretofore been amortized in accordance with generally accepted accounting principles or international financial reporting standards, if and when the same may be adopted, as the case may be), (b) the amortization of the cost that the Transferor (or such Affiliate thereof) incurs in acquiring any personal property that the Transferor (or such Affiliate thereof) leases to the Transferee, or (c) the cost that the Transferor (or an Affiliate thereof) incurs in providing such services, as the case may be.
     17.9. Permitted Transfers.
          (A) The term “Net Worth Assignment Requirement” shall mean the requirement that Tenant has provided to Landlord, not later than the tenth (10th) Business Day after the applicable assignment has been consummated, an audited balance sheet for the applicable Permitted Party and the assignee that in either case is dated no earlier than the last day of the most recently ended fiscal quarter (or the last day of the fiscal quarter that immediately precedes the most recently ended fiscal quarter, if the applicable assignment occurs less than sixty (60) days after the last day of the most recently ended fiscal quarter) and that reflects that the assignee’s tangible net worth, as determined in accordance with generally accepted accounting principles or international financial reporting standards, if and when the same may be adopted, in either case, consistently applied, is not less than twelve (12) times the Fixed Rent then in effect hereunder with respect to the Premises (or if the proposed Transfer is for less than the entire Premises, the applicable portion thereof involved in the proposed Transfer).
          (B) A Permitted Party shall have the right to assign such Permitted Party’s entire interest under the applicable Occupancy Agreement to an Affiliate of such Permitted Party without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination or a Recapture Assignment in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) Tenant gives to Landlord, not later than the tenth (10th) Business Day after any such assignment is consummated, an instrument, duly executed by such Permitted Party and the aforesaid Affiliate of such Permitted Party, in form reasonably satisfactory to Landlord, to the effect that such Affiliate assumes all of the obligations of such Permitted Party under such Occupancy Agreement to the extent arising from and after the date of such assignment, and (ii) Tenant, with such notice, provides Landlord with reasonable evidence to the effect that the Person to which such Permitted Party is so assigning such Permitted Party’s interest under such Occupancy Agreement constitutes an Affiliate of such Permitted Party.
          (C) The merger or consolidation of a Permitted Party into or with another Person shall be permitted without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination or a Recapture Assignment in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) such merger or consolidation is not principally for the purpose of transferring such Permitted Party’s interest in the applicable Occupancy Agreement, (ii) Tenant gives Landlord notice of such merger or consolidation not later than the tenth (10th) Business Day after the occurrence thereof, (iii) Tenant, within ten (10) Business Days after such merger or consolidation, provides Landlord with reasonable evidence that the requirement described in clause (i) above has been satisfied, and (iv) the Net Worth Assignment Requirement is satisfied.
          (D) The assignment of a Permitted Party’s entire interest under the applicable Occupancy Agreement in connection with the sale of (1) all or substantially all of the assets of such Permitted Party or (2) the particular business unit of such Permitted Party that operates in the Premises or a portion thereof, shall be permitted without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination or a Recapture Assignment in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) Tenant gives to Landlord, not later than the tenth (10th) Business Day after any such assignment is consummated, an instrument, duly executed by such Permitted Party and the Transferee, in form reasonably satisfactory to Landlord, to the effect that such Transferee assumes all of the obligations of such Permitted Party to the extent arising under the applicable Occupancy Agreement from and after the date of such assignment, (ii) such sale of (1) all or substantially all of the assets or (2) such particular business unit of such Permitted Party is not principally for the purpose of transferring such Permitted Party’s interest in such Occupancy Agreement, (iii) Tenant, within ten (10) Business Days after such sale, provides Landlord with reasonable evidence that the requirement described in clause (ii) above has been satisfied, and (iv) the Net Worth Assignment Requirement is satisfied.
          (E) The direct or indirect transfer of shares or equity interests in a Permitted Party (including, without limitation, the issuance of treasury stock, or the creation or issuance of a new class of stock, in either case in the context of an initial public offering or in the context of a subsequent offering of equity securities) shall be permitted without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination or a Recapture Assignment in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) such transfer is not principally for the purpose of transferring the interest of such Permitted Party under the applicable Occupancy Agreement, (ii) Tenant gives Landlord notice of such transfer not later than the tenth (10th) Business Day after the occurrence thereof, and (iii) Tenant, within ten (10) Business Days after the date that such transfer occurs, provides Landlord with reasonable evidence that the requirement described in clause (i) has been satisfied (except that Tenant shall not be required to comply with this clause (iii) to the extent that such direct or indirect transfer of shares or equity interests is accomplished through the public “over-the-counter” securities market or through any recognized stock exchange).

          (F) A Permitted Party shall have the right to sublease or license (or further sublease or sublicense) the Premises, or any portion thereof, to an Affiliate of such Permitted Party, without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination or a Recapture Sublease in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) Tenant gives to Landlord a copy of such sublease or license, not later than the tenth (10th) Business Day after any such sublease or license is consummated, (ii) Tenant, with such copy of such sublease or license, provides Landlord with reasonable evidence to the effect that the Person to which such Permitted Party is so subleasing or licensing the Premises or a portion thereof constitutes an Affiliate of such Permitted Party, and (iii) such sublease includes the Basic Sublease Provisions.
          (G) If (I) (i) a Permitted Party assigns such Permitted Party’s entire interest under the applicable Occupancy Agreement to an Affiliate of such Permitted Party, or (ii) a Permitted Party subleases or licenses (or further subleases or sublicenses) all or part of the Premises to an Affiliate of such Permitted Party, in either case without Landlord’s consent as provided in this Section 17.9 and without paying to Landlord any Transfer Profit that derives therefrom, and (II) the assignee or subtenant or sublicensee subsequently assigns the interest of such assignee or such subtenant or sublicensee under the applicable Occupancy Agreement to a third party in a Transfer that is not governed by the provisions of this Section 17.9 or further subleases or sublicenses all or part of the Premises to a third party in a Transfer that is not governed by the provisions of this Section 17.9, then, for purposes of calculating the Transfer Profit that is due to Landlord for such subsequent assignment or sublease or sublicense, the parties shall assume that the assignment or sublease or sublicense that the Permitted Party consummated without Landlord’s approval under this Section 17.9 did not occur previously (and, accordingly, the parties, in calculating Transfer Profit for such Transfer that is not governed by this Section 17.9, shall include any Transfer Profit that resulted from the prior Transfer from the Permitted Party to its Affiliate).
     17.10. Recognition Agreements.
          (A) The term “Applicable Terms” shall mean all of the terms and conditions set forth in this Lease, except that:
          (1) the annual Rental that is payable by the applicable subtenant at any time from and after the Recognition Effective Date shall be an amount equal to the greater of (A) the rental that would have been payable by the applicable subtenant under the Major Sublease at such time if the applicable Major Sublease remained in effect, and (B) the product obtained by multiplying (I) the quotient obtained by dividing (x) the Rental that would have been payable hereunder for the Applicable Space or the Applicable Spaces that constitute the space demised by the applicable Major Sublease at such time (assuming that this Lease had remained in effect), by (y) the number of square feet of Rentable Area that would have comprised such Applicable Space or such Applicable Spaces at such time (assuming that this Lease had remained in effect), by (II) the number of square feet of Rentable Area comprising the space demised by such Major Sublease;

          (2) both of Tenant’s Office Premises Operating Expense Shares shall be redetermined on a pro-rata basis (as more specifically set forth in Section 17.3(G)(3)(a) hereof) based on the ratio that (I) the number of square feet of Rentable Area of the Office Premises that constitutes the space demised by the applicable Major Sublease, bears to (II) the number of square feet of Rentable Area of the Building (other than any retail portion thereof),
          (3) Tenant’s Tax Share for the Applicable Space or the Applicable Spaces shall be redetermined based on the ratio that (I) the number of square feet of Rentable Area of the space demised by the applicable Major Sublease, bears to (II) the number of square feet of Rentable Area of the Building (including, without limitation, the retail portion thereof) (it being understood, however, that both of Tenant’s Tax Shares with respect to the Office Premises, as the case may, shall be adjusted on a pro-rata basis (as more specifically set forth in Section 17.3(G)(3)(b) hereof) in accordance with the terms hereof),
          (4) the term of the applicable subtenant’s direct tenancy shall expire, with respect to each portion of Rentable Area that is demised by the applicable Major Sublease, on the date that the term of this Lease applicable to such portion of Rentable Area would have expired had this Lease not terminated;
          (5) if, on the Recognition Effective Date, the tangible net worth of the applicable subtenant or the applicable Major Sublease Guarantor, determined in accordance with generally accepted accounting principles or international financial reporting standards, if and when the same may be adopted, as the case may be, is less than twelve (12) times the annual Rental that is reasonably expected to be payable by the subtenant in connection with such direct tenancy, then, on the Recognition Effective Date, the applicable subtenant shall deposit with Landlord an amount equal to such annual Rental as of the Recognition Effective Date as security for such subtenant’s obligations to Landlord in respect of such direct tenancy;
          (6) the applicable subtenant shall have no right to exercise the Option, the Additional Space Option, or the Renewal Option unless the applicable subtenant is a Major Subtenant;
          (7) for purposes of such direct tenancy, references herein to the Premises shall be deemed to be references to the portion of the Premises demised by the applicable Major Sublease;
          (8) the applicable subtenant shall not be deemed to constitute the Person that executed and delivered this Lease initially (or an Affiliate of such Person) for purposes hereof;
          (9) the applicable subtenant shall not have the right to such direct tenancy (and accordingly, the applicable subtenant, at Landlord’s option, shall have no right to remain in occupancy of the applicable portion of the Premises from and after the Recognition Effective Date) if (v) this Lease is terminated by reason of an Event of Default that derives from the applicable subtenant’s default under the applicable Major Sublease, (w) on the day immediately preceding the Recognition Effective Date, the applicable Major Sublease would not satisfy the requirements for a Major Sublease as set forth in the definition thereof, (x) on the day immediately preceding the Recognition Effective Date, the applicable subtenant does not occupy at least one hundred percent (100%) of the Rentable Area that is demised by the Major Sublease for the conduct of business, or (y) the applicable subtenant is the Person, or an Affiliate of the Person, that constituted Tenant immediately prior to the Recognition Effective Date;
          (10) Landlord shall not have any obligation to consummate Recognition Agreements with further subtenants of any such subtenant;
          (11) subject to the provisions of clause (6) of this Section 17.10(A), the Applicable Terms shall not include any rights that Tenant did not grant to the subtenant under the applicable Major Sublease; and
          (12) Landlord shall not be:
               (a) liable for any act or omission of such subtenant’s lessor prior to the Recognition Effective Date (except to the extent any such act or omission (i) constitutes a default by Landlord hereunder, (ii) continues after the Recognition Effective Date, and (iii) may be remedied by providing a service or performing a repair);
               (b) subject to any credits, defenses or offsets which the applicable subtenant may have against any prior lessor;
               (c) bound by any payment of rental which the applicable subtenant may have made to any prior lessor more than thirty (30) days in advance of the month in which such payment was due; or
               (d) bound by any of the provisions of the applicable Major Sublease.
          (B) The term “Major Sublease” shall mean a sublease, between Tenant, as sublessor, and a third party, as sublessee, which:
          (1) Tenant enters into as the Transferor in accordance with the provisions of this Article 17,
          (2) demises to the sublessee not less than the entire Rentable Area in a Major Sublease Unit,
          (3) expires no earlier than the day immediately preceding the Fixed Expiration Date (or the day immediately preceding the last day of the Renewal Term, with respect to any such subleases that Tenant executes and delivers from and after the date that Tenant exercises the Renewal Option),
          (4) demises to the sublessee the entire Rentable Area of each Major Sublease Unit covered by such sublease (so that such sublease does not demise only a portion of any Major Sublease Unit), and
          (5) demises the uppermost or lowermost Major Sublease Unit or Major Sublease Units in the Premises (or, if Landlord has theretofore entered into a Recognition Agreement as contemplated by this Section 17.10 with a sublessee under another Major Sublease for space in the Premises, then the condition described in this Section 17.10(B)(5) shall be deemed to be satisfied if the Major Sublease Units demised by such other Major Sublease, and the Major Sublease Units demised by the particular sublease in question, constitutes the uppermost or lowermost portion of the Premises).
          (C) The term “Major Sublease Guarantor” shall mean a Person that executes and delivers a Recognition Agreement or another agreement to guaranty (on terms that are reasonably acceptable to Landlord) the performance of the obligations of the subtenant under a Major Sublease on the Applicable Terms if such subtenant becomes the direct tenant of Landlord.
          (D) The term “Major Sublease Unit” shall mean either (x) the entire Rentable Area of the portion of the Premises located on the fifth (5th) floor of the Building or (y) fifty (50%) of the Rentable Area of the portion of the Premises located on the fourth (4th) floor, but in no event less than 21,151 square feet of Rentable Area; it being understood, however that any portion of the Premises which constitute Recapture Space shall not constitute a Major Sublease Unit.
          (E) The term “Recognition Effective Date” shall mean the date that Landlord becomes the direct lessor of the applicable subtenant under a Major Sublease as contemplated by a Recognition Agreement.
          (F) If Tenant enters into a Major Sublease, then, subject to the terms of this Section 17.10, Landlord, promptly after Tenant’s request, shall execute and deliver to the applicable subtenant under such Major Sublease, and Tenant shall cause the subtenant under the applicable Major Sublease to execute and deliver to Landlord, an agreement (a “Recognition Agreement”), in form and substance reasonably satisfactory to Landlord, to the effect that if this Lease terminates during the term of the applicable Major Sublease for any reason other than by reason of the occurrence of a fire or other casualty, or a condemnation, or Tenant’s exercising Tenant’s right to terminate this Lease in accordance with the express terms hereof, then (i) Landlord will not evict such subtenant, disturb such subtenant’s possession or terminate or disturb such subtenant’s occupancy of the space that the applicable Major Sublease demises, and will recognize such subtenant as the direct tenant of Landlord on the Applicable Terms from and after the Recognition Effective Date, and (ii) such subtenant will recognize Landlord as such subtenant’s direct landlord on the Applicable Terms from and after the Recognition Effective Date. Tenant shall not have the right to request a Recognition Agreement as contemplated by this Section 17.10 (w) if the subtenant under the applicable Major Sublease is Tenant or an Affiliate of Tenant, (x) if an Event of Default has occurred and is then continuing, or (y) if the financial condition of the applicable subtenant is not reasonably satisfactory to Landlord (it being understood that if the tangible net worth of such subtenant or any applicable Major Sublease Guarantor, determined in accordance with generally accepted accounting principles, or international financial reporting standards, if and when the same may be adopted, as the case may be, is equal to or greater than twelve (12) times the annual Rental that would be reasonably expected to be payable by the applicable subtenant to Landlord pursuant to the Applicable Terms, then such subtenant’s financial condition shall be deemed to be reasonably satisfactory to Landlord).

          (G) Tenant shall submit to Landlord, with each request for a Recognition Agreement, financial information regarding the subtenant for whose benefit such agreement is requested, including, without limitation, documentation of such subtenant’s net worth, determined in accordance with generally accepted accounting principles or international financial reporting standards, if and when the same may be adopted, as the case may be.
          (H) Tenant shall reimburse Landlord for the reasonable Out-of-Pocket Costs incurred by Landlord in consummating a Recognition Agreement within thirty (30) days after Landlord’s request therefor. Landlord shall include with any such request reasonable supporting documentation for the charges described therein.
     17.11. Special Occupant.
     Tenant may permit portions of the Premises to be occupied, at any time and from time to time, by Persons who are not members, officers or employees of Tenant (each such Person who is permitted to occupy portions of the Premises pursuant to this Section 17.12 being referred to herein as a “Special Occupant”), without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that, in each case, (i) no demising walls are erected in the Premises separating the space used by a Special Occupant from the remainder of the Premises, (ii) the Special Occupant uses the Premises in conformity with all applicable provisions of this Lease, (iii) the use of any portion of the Premises by any Special Occupant shall not create any real property interest of the Special Occupant in or to the Premises, (iv) the portion of the Premises used by all Special Occupants shall not exceed ten percent (10%) of the Rentable Area of the Premises, (v) such Person maintains a business relationship with Tenant (other than by virtue of such occupancy) and such business relationship extends during the term of such occupancy, (vi) the Special Occupant does not pay for its occupancy rights an amount greater than the Rental that is reasonably allocable to the portion of the Premises that the Special Occupant has the right to occupy (it being understood that amounts that the Special Occupant pays to Tenant to reimburse Tenant reasonably for customary office services shall not be included in the calculation of the amount that the Special Occupant pays for its occupancy rights as provided in this clause (vi)), and (vii) at least ten (10) days prior to a Special Occupant taking occupancy of a portion of the Premises, Tenant gives notice to Landlord advising Landlord of (1) the name and address of such Special Occupant, (2) the character and nature of the business to be conducted by such Special Occupant, (3) the number of square feet of Rentable Area to be occupied by such Special Occupant, (4) the duration of such occupancy, and (5) the fee, if any, to be paid by such Special Occupant for its use of the applicable portion of the Premises. Within ten (10) Business Days after request by Landlord from time to time, Tenant shall provide Landlord with a list of the names of all Special Occupants then occupying any portion of the Premises and a description of the spaces occupied thereby.

Article 18
TENANT’S RIGHT OF FIRST OFFER TO LEASE
     18.1. Right of First Offer.
          (A) Landlord shall not lease to any Person other than Tenant or Landlord’s Affiliate the Option Space (or a part thereof) at any time during the Term, without first instituting the procedure described in, and subject to the limitations set forth in, this Section 18.1. If Landlord leases the Option Space (or a part thereof) to Landlord’s Affiliate, or Landlord’s Affiliate subleases the Option Space (or a part thereof) to Landlord’s Affiliate, in either case without first instituting the procedure described in this Article 18, then Landlord shall not permit Landlord’s Affiliate to sublease (or further sublease) the Option Space (or a part thereof) to any Person other than Tenant or Landlord’s Affiliate without first instituting the procedure described in, and subject to the limitations set forth in, this Article 18.
          (B) The term “Option Space” shall mean, subject to the provisions of this Article 18, (i) the portion of the leasable space in the Building that is located on the third (3rd) floor, as more particularly shown on Exhibit “18.1"-1 attached hereto and made a part hereof (such Option Space, “Option Space A”) (ii) all or any portion of the leasable space in the Building that is located on a portion of the third (3rd) floor, as shown on Exhibit “18.1"-2 attached hereto and made a part hereof, provided, however, Tenant shall only have the right to lease a portion thereof if Landlord, in Landlord’s sole discretion, intends to offer such portion for lease to then rental marketplace (such Option Space, or any portion thereof as so offered, “Option Space B”) and (iii) the portion of the leasable space in the Building that is located on the fifth (5th) floor, as shown on Exhibit “18.1"-3 attached hereto and made a part hereof (such Option Space, “Option Space C”). .
     18.2. Option Notice.
     Landlord shall institute the procedure described in this Article 18 by giving notice thereof (the “Option Notice”) to Tenant, which Option Notice shall (i) describe the Option Space (or the applicable portion thereof) (the Option Space (or such portion thereof) that is described in a particular Option Notice being referred to herein as the “Applicable Option Space”), (ii) have attached thereto a floor plan depicting the Applicable Option Space, (iii) set forth the date that Landlord reasonably expects that the Applicable Option Space will be vacant and available for Tenant’s occupancy (such date designated by Landlord being referred to herein as the “Scheduled Option Space Commencement Date”), and (iv) set forth Landlord’s calculation of the number of square feet of Rentable Area in the Applicable Option Space. Notwithstanding the foregoing to the contrary, Landlord shall have the right to accelerate the Scheduled Option Space Commencement Date by notice given to Tenant at any time; provided, however, that in no event shall the Scheduled Option Space Commencement Date occur earlier than thirty (30) after the date Landlord delivers the Option Notice to Tenant.
     18.3. Option Procedure.
          (A) With respect to Option Space B and Option Space C, Tenant shall have the one-time only option and with respect to Option Space A, subject to the terms hereof, Tenant shall have the option (the aforesaid options are collectively referred to herein as the “Option”) to lease the Applicable Option Space for a term (the “Option Term”) commencing on the Option Space Commencement Date and expiring on the Expiration Date by giving notice thereof (the “Option Response Notice”) to Landlord not later than the thirtieth (30th) day after the date that Landlord gives the Option Notice to Tenant. Time shall be of the essence as to the date by which Tenant must give the Option Response Notice to Landlord to exercise the Option. If Tenant does not give the Option Response Notice to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives the Option Notice to Tenant, then Landlord shall thereafter have the right to lease the Applicable Option Space (or any part thereof) to any other Person on terms acceptable to Landlord in Landlord’s sole discretion without being required to make any other offer to Tenant regarding the Applicable Option Space under this Article 18 (and, accordingly, such Applicable Option Space shall not thereafter constitute Option Space). Tenant shall not have the right to revoke an Option Response Notice given to Landlord pursuant to this Article 18; provided, however, that if (x) Tenant exercises the Option for the Applicable Option Space, and (y) Landlord subsequently exercises Landlord’s rights under Section 18.2 hereof to accelerate the Scheduled Option Space Commencement Date for such Option Space, then Tenant shall have the right to revoke Tenant’s exercise of the Option for such Option Space by giving notice thereof to Landlord on or prior to the fifteenth (15th) day after the date that Landlord gives Tenant notice of such acceleration of the Scheduled Option Space Commencement Date for such Option Space. Notwithstanding the foregoing to the contrary, in the event that Landlord leases Option Space A to a third party other than Wenner or the then occupant of the space leased to Wenner pursuant to the terms of the lease between Landlord and Wenner, and thereafter, Option Space A shall become available for leasing, Tenant shall have one additional option to lease Option Space A, subject to and in accordance with the terms of this Article 18 and Landlord shall not lease to any Person other than Tenant or Landlord’s Affiliate Option Space A (or any part thereof), without first instituting the procedure described in, and subject to the limitations set forth in this Article 18.
     18.4. Certain Limitations.
          (A) Tenant shall not have the right to exercise the Option (and, accordingly (x) Landlord shall have no obligation to give an Option Notice to Tenant, and (y) Landlord shall have the right to lease the Applicable Option Space to any other Person without first offering the Applicable Option Space to Tenant as contemplated by this Article 18) if, on the date that Landlord offers the Applicable Option Space for lease to the general public:
          (1) Tenant or a subtenant subleasing at least seventy percent (70%) of the Premises then demised hereunder (a “Major Subtenant”) occupies for the conduct of its business less than Fifty-One Thousand Five Hundred (51,500) square feet of Rentable Area of the Premises (the requirement that Tenant or a Major Subtenant occupy at lease 51, 500 square feet of Rentable Area of the Premises being referred to herein as the “ROFO Minimum Occupancy Requirement”), or
          (2) the Applicable Option Space constitutes Recapture Space with respect to which Landlord exercised its rights under Section 17.3 hereof.

          (B) Tenant shall not have the right to exercise the Option prior to Landlord’s leasing the Option Space (or the applicable portion thereof) to any Person that then occupies the Option Space (or such portion thereof) (regardless of whether such leasing is pursuant to an option or right contained in such Person’s lease), and accordingly, (I) Landlord shall have no obligation to give an Option Notice to Tenant with respect to the Option Space (or such portion thereof), and (II) Landlord shall have the right to lease the Option Space (or such portion thereof) to any such Person without first offering the Option Space (or the applicable portion thereof) to Tenant as contemplated by this Article 18.
          (C) Tenant’s exercise of the Option shall be ineffective if, on the date that Tenant gives the Option Response Notice, an Event of Default has occurred and is continuing. If (i) Tenant exercises the Option, and (ii) at any time prior to the Option Space Commencement Date, an Event of Default has occurred and is continuing, or (y) the ROFO Minimum Occupancy Requirement is not satisfied, then, at any time prior to the Option Space Commencement Date, Landlord shall have the right to declare Tenant’s exercise of the Option ineffective by giving notice thereof to Tenant, in which case Landlord shall have the right to lease the Applicable Option Space (or any portion thereof) to any other Person on terms acceptable to Landlord in Landlord’s sole discretion.
          (D) Tenant shall not have the right to exercise the Option from and after the Option Cutoff Date, and, accordingly, from and after the Option Cutoff Date, (I) Landlord shall have no obligation to give an Option Notice to Tenant with respect to the Option Space (or any portion thereof), and (II) Landlord shall have the right to lease the Option Space (or such portion thereof) to any other Person without first offering the Option Space (or such portion thereof) to Tenant as contemplated by this Article 18. The term “Option Cutoff Date” shall mean the date that is four (4) years before the Fixed Expiration Date, except that if Tenant exercises the Renewal Option for the entire Premises (and not only the Partial Renewal Space), then the Option Cutoff Date shall be the date that is four (4) years before the last day of the Renewal Term.
          (E) Tenant’s right to lease Option Space A, as set forth in this Article 18, shall be subject to any rights thereto that have been granted to Wenner Media LLC (“Wenner”) on or prior to the date hereof and Tenant’s right to lease Option Space C, as set forth in this Article 18, shall be subject to any rights thereto that have been granted to Microsoft Corporation and/or Wenner on or prior to the date hereof. Notwithstanding the foregoing to the contrary, in the event that Landlord leases Option Space A to a third party other than Wenner (or the then occupant of the Wenner Space), Tenant’s additional one-time right to lease Option Space A, as set forth in Section 18.3 hereof, shall be subject to (i) Landlord leasing Option Space A to such third party (regardless of whether such leasing is pursuant to an option or right contained in such lease with such third party) and (ii) any rights thereto that Landlord may grant to such third party in connection with such leasing of Option Space A.
     18.5. Lease Provisions Apply.
     If Tenant exercises the Option in accordance with the provisions of this Section 18.5, then, on the Option Space Commencement Date for the Applicable Option Space, the following provisions shall become effective:

          (A) The Applicable Option Space shall be added to the Premises for purposes of this Lease (except as otherwise provided in this Section 18.5).
          (B) The Tax Payment for each Tax Year from and after the Option Space Commencement Date shall be increased to reflect the inclusion of the Option Space in the Premises by an amount equal to the product obtained by multiplying (I) the ratio (expressed as a percentage) that the number of square feet of Rentable Area in the Applicable Option Space bears to the number of square feet of Rentable Area in the Building, by (II) the excess of (x) Taxes for the applicable Tax Year, over (y) the Taxes for the fiscal year that immediately follows the fiscal year during which the Option Space Commencement Date occurs.
          (C) The Operating Expense Payment for each Operating Expense Year from and after the Option Space Commencement Date shall be increased to reflect the inclusion of the Option Space in the Premises by an amount equal to the product obtained by multiplying (I) the ratio (expressed as a percentage) that the number of square feet of Rentable Area in the Applicable Option Space bears to the number of square feet of Rentable Area in the Building (other than any retail portion thereof), by (II) the excess of (x) Operating Expenses for the applicable Operating Expense Year, over (y) the Operating Expenses for the calendar year that immediately follows the calendar year during which the Option Space Commencement Date occurs.
          (D) Landlord shall not be obligated to perform any work or make any installations in the Applicable Option Space or grant Tenant a work allowance therefor.
          (E) The Fixed Rent for the Applicable Option Space shall be an amount equal to the Fair Market Rent therefor.
          (F) The amount of the security deposit required with respect to the applicable Option Space, if any, as the case may be, shall be determined by Landlord, based upon the then commonplace standards of the marketplace reasonably applied, after Landlord’s review of the then most recent Tenant’s Statements which shall be delivered to Landlord at least ninety (90) days prior to the Applicable Option Space Commencement Date. To the extent that any additional security deposit shall be required, Landlord shall promptly notify Tenant thereof and Tenant shall increase the Letter of Credit to the extent (if any) necessary on or prior the Applicable Option Space Commencement Date.
     18.6. Delivery.
     Landlord shall deliver vacant and exclusive possession of the Applicable Option Space to Tenant on the Scheduled Option Space Commencement Date; provided, however, that (x) if a Person remains in occupancy of the Applicable Option Space (or any portion thereof) on the Scheduled Option Space Commencement Date, then Landlord, at Landlord’s expense, shall use reasonable diligence (which reasonable diligence shall include, without limitation, Landlord’s instituting and diligently prosecuting a holdover proceeding against such Person) to cause vacant and exclusive possession of the Applicable Option Space to be delivered to Tenant as promptly as reasonably practicable thereafter (the Scheduled Option Space Commencement Date, or such later date on which Landlord delivers vacant and exclusive possession of the Applicable Option

Space to Tenant as contemplated by this Section 18.6, being referred to herein as the “Option Space Commencement Date”), and (y) if such Person’s right to remain in occupancy of the Applicable Option Space (or a portion thereof) terminates prior to the Scheduled Option Space Commencement Date, then Landlord shall have no liability to Tenant (except as otherwise set forth in clause (x) above), and except as expressly set forth herein, Tenant shall have no right to terminate or rescind this Lease or Tenant’s exercise of the Option or reduce the Rental, in each case deriving from Landlord’s failure to deliver vacant and exclusive possession of the Applicable Option Space to Tenant on the Scheduled Option Space Commencement Date. Landlord and Tenant intend that this Section 18.6 constitutes an “express provision to the contrary” for purposes of Section 223-a of the New York Real Property Law. If the Option Space Commencement Date for the Applicable Option Space does not occur on or prior to the one hundred eightieth (180th) day after the Scheduled Option Space Commencement Date for such Applicable Option Space, then Tenant, as Tenant’s sole remedy, shall have the right to terminate this Lease with respect only to such Applicable Option Space by giving notice thereof to Landlord not later than the one hundred ninetieth (190th) day after the Scheduled Option Space Commencement Date (it being understood that time shall be of the essence as to the date by which Tenant has the right to exercise such right to terminate this Lease with respect only to such Applicable Option Space); provided, however, that at the time Tenant gives such notice to Landlord, the Scheduled Option Space Commencement Date has not yet occurred. If Tenant exercises Tenant’s aforesaid right to terminate this Lease with respect to the Applicable Option Space, then the Applicable Option Space shall not be added to the Premises as contemplated by this Article 18.
Article 19
TENANT’S RIGHT TO LEASE ADDITIONAL SPACE
     19.1. Additional Space.
          (A) The term “Additional Space” shall mean, collectively, Expansion Space A and Expansion Space B.
          (B) The term “Expansion Space A” shall mean the space on the fourth (4th) floor in the Building described in Exhibit “19.1"-1 attached hereto and made a part hereof.
          (C) The term “Expansion Space B” shall mean, as determined by Landlord, in Landlord’s sole discretion, either (i) the entire space or (ii) collectively, the portions of such space, on the fifth (5th) floor in the Building described in Exhibit “19.1"-2 attached hereto and made a part hereof.
          (D) The term “Scheduled Additional Space Commencement Date” shall mean (x) a date designated by Landlord in a notice given to Tenant which date shall only be scheduled to occur during the period commencing on the fourth (4th) anniversary of the Office Premises Rent Commencement Date and ending on the sixth (6th) anniversary of the Office Premises Rent Commencement Date (for Expansion Space A) and (y)(1) a date designated by Landlord in a notice given to Tenant which date shall only be scheduled to occur during the period commencing on the eighth (8th) anniversary of the Office Premises Rent Commencement Date and ending on the tenth (10th) anniversary of the Office Premises Rent Commencement Date (for Expansion Space B as described in clause (i) of Section 19.1(C) hereof) or (2) (a) with respect to a portion of Expansion Space B that is not less than Thirteen Thousand Five Hundred (13,500) square feet of Rentable Area that is contiguous to the Premises, a date designated by Landlord in a notice given to Tenant which date shall only be scheduled to occur during the period commencing on the eighth (8th) anniversary of the Office Premises Rent Commencement Date and ending on the tenth (10th) anniversary of the Office Premises Rent Commencement Date and (b) with respect to any portions of the balance of Expansion Space B, a date or dates, applicable, designated by Landlord in a notice given to Tenant which date shall only be scheduled to occur during the period commencing on the eighth (8th) anniversary of the Office Premises Rent Commencement Date and ending on the twelfth (12th) anniversary of the Office Premises Rent Commencement Date (for Expansion Space B as described in clause (ii) of Section 19.1 (C) hereof); provided, however, that if (I) (i) Landlord has heretofore leased, or hereafter leases, the applicable Additional Space to another tenant that is not an Affiliate of Landlord for a term ending prior to the Applicable Scheduled Additional Space Commencement Date (for Expansion Space A) and the Applicable Scheduled Additional Space Commencement Date (for Expansion Space B), and (ii) such other tenant’s lease terminates (other than by reason of Landlord’s acceptance of a voluntary surrender thereof) earlier than the expiration of the term thereof, but in case of Expansion Space (B) only if during the period following the fifth (5th) anniversary of the Office Premises Rent Commencement Date, then Landlord shall have the right to accelerate the Scheduled Additional Space Commencement Date (x) for Expansion Space A by up to twelve (12) months only by giving at least sixty (60) days’ prior notice thereof to Tenant and (y) for Expansion Space B by giving at least sixty (60) days’ prior notice thereof to Tenant or (II) Landlord fails to lease Expansion Space A following the date hereof, then Landlord shall have the right to accelerate the Scheduled Additional Space Commencement Date to a date that occurs during the period that commences on the third (3rd) anniversary of the Office Premises Commencement Date and ending on the sixth (6th) anniversary of the Office Premises Rent Commencement Date.
     19.2. Option.
     Tenant shall have the option (the “Additional Space Option”) to lease an Additional Space for a term (the “Additional Space Term”) commencing on the applicable Additional Space Commencement Date and expiring on the Expiration Date by giving notice thereof (the “Additional Space Notice”) to Landlord on or prior to the later of (x) the later of (i) the date that occurs twelve (12) months before the Scheduled Additional Space Commencement Date for the applicable Additional Space (as such Scheduled Additional Space Commencement Date may have been accelerated by Landlord pursuant to Section 19.1(D) hereof) and (ii) the thirtieth (30th) day after Landlord gives Tenant the notice designating the Scheduled Additional Space Commencement Date referred to in Section 19.1(D) hereof and (y) the thirtieth (30th) day after the date that Landlord gives Tenant notice to the effect that Landlord makes the election described in Section 19.1(D) hereof to accelerate the Scheduled Additional Space Commencement Date for the applicable Additional Space. Time shall be of the essence as to the date by which Tenant must give the Additional Space Notice to Landlord to exercise the Additional Space Option. If Tenant does not give the Additional Space Notice to Landlord on or prior to such date, then Landlord shall thereafter have the right to lease the applicable Additional Space (or any part thereof) to any other Person on terms acceptable to Landlord in Landlord’s sole discretion without being required to make any other offer to Tenant regarding the applicable Additional Space under this Article 19. Tenant shall not have the right to revoke an Additional Space Notice given to Landlord pursuant to this Article 19; provided, however, that if (x) Tenant exercises the Additional Space Option for a particular Additional Space, and (y) Landlord subsequently exercises Landlord’s rights under Section 19.1(D) hereof to accelerate the Scheduled Additional Space Commencement Date for such Additional Space, then Tenant shall have the right to revoke Tenant’s exercise of the Additional Space Option for such Additional Space by giving notice thereof to Landlord on or prior to the fifteenth (15th) day after the date that Landlord gives Tenant notice of such acceleration of the Scheduled Additional Space Commencement Date for such Additional Space. Tenant shall not have the right to exercise the Additional Space Option for only a portion of Expansion Space A or a portion of Expansion Space B if Expansion Space B is as described in clause (ii) of Section 19.1(D) hereof. In the event that the Additional Space is Expansion Space B as described in clause (i) of Section 19.1(D) hereof, then Tenant may, by notice given to Landlord together with the Additional Space Notice, lease only the portion thereof designated in such notice provided that (I) such designated portion is at least fifty percent (50%) of the Rentable Area of such Expansion Space B, (II) such designated portion is contiguous to the most easterly side of the floor (i.e., contiguous to the Premises), (III) such designated portion and the balance of such Expansion Space B not so designated are regularly shaped and leasable, as determined by Landlord in Landlord’s reasonable business judgment and (IV) such designated portion and the balance of such Expansion Space B have reasonable access to the public corridor.
     19.3. Landlord’s Buildout.
          Landlord shall, at Landlord’s own cost and expense, simultaneously with the performance of Landlord’s Work and using the same architect and general contractor that perform Landlord’s Work, pre-build Expansion Space A (i) in a commercially leasable manner, (ii) in accordance with the Construction Documents and (iii) using Building Standard Installations.
     19.4. Certain Limitations.
          (A) Tenant shall have the right to exercise the Additional Space Option only during the period that Tenant or a Major Subtenant occupies for the conduct of its business at least Thirty-Six Thousand Nine Hundred Seventy (36,970) square feet of Rentable Area of the Premises (such requirement, the “Additional Space Option Minimum Occupancy Requirement”).
          (B) Tenant’s exercise of the Additional Space Option shall be ineffective if, on the date that Tenant gives the Additional Space Notice to Landlord, an Event of Default has occurred and is continuing. If (i) Tenant exercises the Additional Space Option, and (ii) at any time prior to the Additional Space Commencement Date, an Event of Default has occurred and is continuing, or the Additional Space Option Minimum Occupancy Requirement is not satisfied, then, at any time prior to the Additional Space Commencement Date, Landlord shall have the right to declare Tenant’s exercise of the Additional Space Option ineffective by giving notice thereof to Tenant, in which case Landlord shall have the right to lease the applicable Additional Space (or any portion thereof) to any other Person on terms acceptable to Landlord in Landlord’s sole discretion.

          (C) Tenant shall not have the right to exercise the Additional Space Option prior to Landlord’s leasing the Additional Space (or the applicable portion thereof) to any Person that then occupies the Additional Space (or such portion thereof) (regardless of whether such leasing is pursuant to an option or right contained in such Person’s lease), and, accordingly, (I) Landlord shall have no obligation to give an Additional Space Notice to Tenant with respect to the Additional Space (or such portion thereof), and (II) Landlord shall have the right to lease the Additional Space (or such portion thereof) to any such Person without first offering the Additional Space (or the applicable portion thereof) to Tenant as contemplated by this Article 19.
          (D) Tenant’s right to lease the Additional Space as set forth in this Article 19 shall be subject to any rights thereto that have been granted on or prior to the date hereof to other tenants of the Building.
     19.5. Lease Provisions Apply.
     If Tenant exercises the Additional Space Option in accordance with the provisions of this Article 19, then, on the Additional Space Commencement Date, the following provisions shall become effective:
          (A) The applicable Additional Space shall be added to the Premises for purposes of this Lease (except as otherwise provided in this Section 19.5).
          (B) The Tax Payment for each Tax Year from and after the applicable Additional Space Commencement Date shall be increased to reflect the inclusion of the applicable Additional Space in the Premises by an amount equal to the product obtained by multiplying (I) the ratio (expressed as a percentage) that the number of square feet of Rentable Area in the applicable Additional Space bears to the number of square feet of Rentable Area in the Building, by (II) the excess of (x) Taxes for the applicable Tax Year, over (y) the Taxes for the fiscal year that immediately follows the fiscal year during which the Additional Space Commencement Date occurs.
          (C) The Operating Expense Payment for each Operating Expense Year from and after the applicable Additional Space Commencement Date shall be increased to reflect the inclusion of the applicable Additional Space in the Premises by an amount equal to the product obtained by multiplying (I) the ratio (expressed as a percentage) that the number of square feet of Rentable Area in the applicable Additional Space bears to the number of square feet of Rentable Area in the Building (other than any retail portion thereof), by (II) the excess of (x) Operating Expenses for the applicable Operating Expense Year, over (y) the Operating Expenses for the calendar year that immediately follows the calendar year during which the Additional Space Commencement Date occurs.
          (D) Except as expressly set forth in Section 19.3 hereof, Landlord shall not be obligated to perform any work or make any installations in the applicable Additional Space or grant Tenant a work allowance therefor.
          (E) The Fixed Rent for Expansion Space A shall be an amount equal to the Fair Market Rent therefor.

          (F) The Fixed Rent for Expansion Space B shall be an amount equal to the Fair Market Rent therefor.
          (G) The amount of the security deposit required with respect to Expansion Space A and/or Expansion Space B, if any, as the case may be, shall be determined by Landlord, based upon the then commonplace standards of the marketplace reasonably applied, after Landlord’s review of the then most recent Tenant’s Statements which shall be delivered to Landlord at least ninety (90) days prior to the applicable Additional Space Commencement Date. To the extent that any additional security deposit shall be required, Landlord shall promptly notify Tenant thereof and Tenant shall increase the Letter of Credit to the extent (if any) necessary on or prior the applicable Additional Space Commencement Date.
     19.6. Delivery.
          (A) If Tenant exercises the Additional Space Option pursuant to this Article 19, then Landlord shall deliver vacant and exclusive possession of the applicable Additional Space to Tenant on the applicable Scheduled Additional Space Commencement Date; provided, however, that (x) if a Person remains in occupancy of the applicable Additional Space (or any portion thereof) on the Scheduled Additional Space Commencement Date, then Landlord, at Landlord’s expense, shall use reasonable diligence (which reasonable diligence shall include, without limitation, Landlord’s instituting and diligently prosecuting a holdover proceeding against such Person)to cause vacant and exclusive possession of the applicable Additional Space to be delivered to Tenant as promptly as reasonably practicable thereafter (the Scheduled Additional Space Commencement Date, or such later date on which Landlord delivers vacant and exclusive possession of the applicable Additional Space to Tenant as contemplated by this Section 19.6(A), being referred to herein as the “Additional Space Commencement Date”), and (y) if such Person’s right to remain in occupancy of the applicable Additional Space (or a portion thereof) terminates prior to the Scheduled Additional Space Commencement Date, then Landlord shall have no liability to Tenant (except as otherwise set forth in clause (x) above), and except as expressly set forth herein, Tenant shall have no right to terminate or rescind this Lease or Tenant’s exercise of the Additional Space Option or reduce the Rental, in each case deriving from Landlord’s failure to deliver vacant and exclusive possession of the applicable Additional Space to Tenant on the Scheduled Additional Space Commencement Date. Landlord and Tenant intend that this Section 19.6(A) constitutes an “express provision to the contrary” for purposes of Section 223-a of the New York Real Property Law. If the Additional Space Commencement Date for applicable Additional Space does not occur on or prior to the one hundred eightieth (180th) day after the Scheduled Additional Space Commencement Date for such applicable Additional Space, then Tenant, as Tenant’s sole remedy, shall have the right to terminate this Lease with respect only to such applicable Additional Space by giving notice thereof to Landlord not later than the one hundred ninetieth (190th) day after the Scheduled Additional Space Commencement Date (it being understood that time shall be of the essence as to the date by which Tenant has the right to exercise such right to terminate this Lease with respect only to such applicable Additional Space); provided, however, that at the time Tenant gives such notice to Landlord, the Scheduled Additional Space Commencement Date has not yet occurred. If Tenant exercises Tenant’s aforesaid right to terminate this Lease with respect to the applicable Additional Space, then the applicable Additional Space shall not be added to the Premises as contemplated by this Article 19.

Article 20
RENEWAL
     20.1. Renewal Option.
          (A) Subject to the terms of this Article 20, Tenant shall have the option (the “Renewal Option”) to extend the term of this Lease for the Renewal Premises for one (1) additional period of five (5) years (the “Renewal Term”), which Renewal Term shall commence on the day immediately succeeding the Fixed Expiration Date and end on the day that is five (5) years after the Fixed Expiration Date, provided that (a) this Lease has not been previously terminated, (b) no Event of Default has occurred and is continuing on the date that Tenant gives Landlord notice (the “Renewal Notice”) of Tenant’s election to exercise the Renewal Option, and (c) Tenant or a Major Subtenant occupies for the conduct of business at least seventy percent (70%) of the Renewal Premises on the date that Tenant gives the Renewal Notice to Landlord.
          (B) The Renewal Option shall be exercisable only by Tenant’s delivering the Renewal Notice to Landlord not later than the three hundred sixty-fifth (365th) day before the Fixed Expiration Date (as to which date time shall be of the essence). Landlord shall have the right to declare Tenant’s exercise of the Renewal Option ineffective if (a) an Event of Default has occurred and is continuing as of the Fixed Expiration Date, or (b) Tenant or a Major Subtenant does not occupy for the conduct of business at least seventy percent (70%) of the Renewal Premises as of the Fixed Expiration Date, in either case by giving notice thereof to Tenant during the period commencing on the Fixed Expiration Date and ending on the date that is fifteen (15) days after the Fixed Expiration Date (it being understood that (x) if Landlord so declares Tenant’s exercise of the Renewal Option ineffective, then the Term shall terminate on the fifteenth (15th) day after the date that Landlord gives Tenant notice of such declaration (in which case Tenant shall pay the Rental due hereunder in respect of the Renewal Term to the extent accruing during the period commencing on the first day of the Renewal Term and ending on the date that the Term so terminates), and (y) nothing contained in this Section 20.1(B) limits Landlord’s other rights or remedies after the occurrence of an Event of Default).
     20.2. Partial Renewal Space.
     Tenant shall have the right to renew the term hereof for the Renewal Term with respect to either (w) the entire Premises demised by this Lease on the Fixed Expiration Date, (x) all of the Premises located on the fourth (4th) floor of the Building then demised to Tenant hereunder, (y) seventy percent (70%) or more of the portion of the Premises described in clause (x) above, which portion shall be designated by Tenant in the Renewal Notice provided that (I) such designated portion is adjacent to the most easterly side of the Building, (II) such designated portion and the balance of the Premises located on the fourth (4th) floor of the Building not so designated are regularly shaped and leasable as determined by Landlord in its reasonable business judgment and (III) such designated portion and the balance of the Premises located on the fourth (4th) floor of the Building not so designated have reasonable access to the public corridor or (z) all of the Premises located on the fifth (5th) floor of the Building then demised to Tenant hereunder (the portion of the Premises with respect to which Tenant exercises the Renewal Option in accordance with the parameters set forth in this Section 20.2 being referred to herein as the “Partial Renewal Space”; the Premises, or the Partial Renewal Space with respect to which Tenant exercises the Renewal Option, being referred to herein as the “Renewal Premises”; the portion of the Premises that does not constitute the Partial Renewal Space is referred to herein as the “Removed Space”).
          (A) If (x) Tenant gives the Renewal Notice to Landlord, and (y) Tenant fails to (I) indicate therein that Tenant is exercising the Renewal Option for only the Partial Renewal Space, or (II) identify therein the Partial Renewal Space with reasonable particularity, then Tenant shall be deemed to have designated that the Renewal Premises constitutes the entire Premises demised by this Lease as of the Fixed Expiration Date.
          (B) If Tenant exercises the Renewal Option for only the Partial Renewal Space as contemplated by this Section 20.2, then (x) on the Fixed Expiration Date, Tenant shall surrender to Landlord vacant and exclusive possession of the Removed Space in accordance with the provisions of this Lease that govern Tenant’s obligations in respect of the delivery of vacant and exclusive possession of the Premises to Landlord upon the expiration or earlier termination of the Term, and (y) on or prior to the Fixed Expiration Date, Tenant, at Tenant’s expense and otherwise in accordance with the terms of Article 7 hereof, shall demise the Removed Space separately from the Partial Renewal Space.
     20.3. Lease Provisions Apply.
     If Tenant exercises the Renewal Option, then the leasing of the Renewal Premises during the Renewal Term shall be upon the terms set forth herein, except that:
          (A) the Fixed Rent for the Renewal Premises during the Renewal Term shall be the Fair Market Rent thereof;
          (B) Landlord shall have no obligation to perform any work in connection with Tenant’s exercise of the Renewal Option;
          (C) Landlord shall have no obligation to grant to Tenant any work allowance in connection with Tenant’s exercise of the Renewal Option;
          (D) the provisions of this Article 20 shall not be applicable to permit Tenant to further extend the Term;
          (E) if Tenant exercises the Renewal Option for the Partial Renewal Space (and not for the entire Premises), then, effective as of the first (1st) day of the Renewal Term, Tenant’s Tax Share shall be recalculated as the ratio (expressed as a percentage) that the number of square feet of Rentable Area of the Premises that constitutes the Partial Renewal Space bears to the number of square feet of Rentable Area of the Building (it being understood that from and after the first (1st) day of the Renewal Term, Tenant’s Tax Share shall no longer be bifurcated with respect to the Majority Portion of the Premises and the Minority Portion of the Premises); and
          (F) if Tenant exercises the Renewal Option for the Partial Renewal Space (and not for the entire Premises), then, effective as of the first (1st) day of the Renewal Term, Tenant’s Operating Expense Share shall be recalculated as the ratio (expressed as a percentage) that the number of square feet of Rentable Area of the Premises that constitutes the Partial Renewal

Space (other than the portion of the Partial Renewal Space (if any) that constitutes retail space) bears to the number of square feet of Rentable Area of the Building (other than the retail portion of the Building) (it being understood that from and after the first (1st) day of the Renewal Term, Tenant’s Operating Expense Share shall no longer be bifurcated with respect to the Majority Portion of the Premises and the Minority Portion of the Premises).
Article 21
FAIR MARKET RENT
     21.1. Certain Definitions.
          (A) The term “Fair Market Rent” shall mean annual fair market rental value.
          (B) The term “Applicable Area” shall mean:
          (1) the Renewal Premises, in connection with the determination of the Fair Market Rent thereof,
          (2) the Applicable Option Space, in connection with the determination of the Fair Market Rent thereof,
          (3) the applicable Additional Space, in connection with the determination of the Fair Market Rent thereof, and
          (4) an Additional Antennae Site, in connection with the determination of the Fair Market Rent therefor.
          (C) The term “Applicable Date” shall mean:
          (1) the Fixed Expiration Date, in connection with the determination of the Fair Market Rent of the Renewal Premises,
          (2) the Scheduled Option Space Commencement Date, in connection with the determination of the Fair Market Rent for the Applicable Option Space,
          (3) the Scheduled Additional Space Commencement Date, in connection with the determination of the Fair Market Rent for the applicable Additional Space. And
          (4) the date on which Landlord makes the applicable Additional Antennae Site available to Tenant, in connection with the Fair Market Rent therefor.
     21.2. Fair Market Rent Assumptions.
     The Fair Market Rent shall be determined assuming that the Applicable Area is free and clear of all leases and tenancies (including this Lease), that the Applicable Area is available for the purposes permitted by this Lease in the then rental market, that Landlord has had a reasonable time to locate a tenant, and that neither Landlord nor the prospective tenant is under any compulsion to rent, and taking into account all relevant factors.
     21.3. Fair Market Procedure.
     If Tenant exercises the Renewal Option, Tenant exercises the Option, or Tenant exercises an Additional Space Option, then Landlord and Tenant shall each deliver simultaneously to the other, at Landlord’s office, a notice (each, a “Rent Notice”), on a date mutually agreed upon, but in no event later than:
          (1) two hundred seventy (270) days before the Fixed Expiration Date, with respect to the Rent Notice for the determination of the Fair Market Rent for the Renewal Premises,
          (2) the later to occur of (I) six (6) months before the Scheduled Option Space Commencement Date, and (II) the thirtieth (30th) day after the date that Tenant gives the applicable Option Response Notice to Landlord, with respect to the Rent Notice for the determination of the Fair Market Rent for the Applicable Option Space, and
          (3) the later to occur of (I) six (6) months before the Scheduled Additional Space Commencement Date, and (II) the thirtieth (30th) day after the date that Tenant gives the applicable Additional Space Notice to Landlord, with respect to the Rent Notice for the determination of the Fair Market Rent for the applicable Additional Space, as the case may be, which Rent Notice shall set forth each of their respective determinations of the Fair Market Rent (Landlord’s determination of the Fair Market Rent is referred to as “Landlord’s Determination” and Tenant’s determination of the Fair Market Rent is referred to as “Tenant’s Determination”). If (i) Landlord fails to give Landlord’s Determination to Tenant, and (ii) Tenant tenders Tenant’s Determination to Landlord, then the Fair Market Rent for the Applicable Area shall be Tenant’s Determination. If (i) Tenant fails to give Tenant’s Determination to Landlord, and (ii) Landlord tenders Landlord’s Determination to Tenant, then the Fair Market Rent for the Applicable Area shall be Landlord’s Determination.
          (B) If Tenant’s Determination is lower than Landlord’s Determination, then Landlord and Tenant shall attempt in good faith to agree upon the Fair Market Rent for a period of thirty (30) days after the date that Landlord gives Landlord’s Determination to Tenant, and Tenant gives Tenant’s Determination to Landlord. If Tenant’s Determination is higher than Landlord’s Determination, then the Fair Market Rent for the Applicable Area shall be the average of Landlord’s Determination and Tenant’s Determination. If Landlord and Tenant do not agree on the Fair Market Rent for the Applicable Area within thirty (30) days after the date that Landlord gives Landlord’s Determination to Tenant, and the date that Tenant gives Tenant’s Determination to Landlord, then Landlord and Tenant shall select jointly an independent real estate appraiser that (i) neither Landlord nor Tenant, nor any of their respective Affiliates, has engaged during the immediately preceding period of three (3) years, and (ii) has at least ten (10) years of experience in leasing properties that are similar in character to the Building (such appraiser being referred to herein as the “Appraiser”). Landlord and Tenant shall each pay fifty percent (50%) of the Appraiser’s fee. If Landlord and Tenant do not agree on the Appraiser within ten (10) days after the last day of such period of thirty (30) days, then either party shall have the right to institute an Expedited Arbitration Proceeding for the sole purpose of designating the Appraiser.
          (C) The parties shall instruct the Appraiser to (i) conduct the hearings and investigations that he or she deems appropriate, and (ii) choose either Landlord’s Determination or Tenant’s Determination as the better estimate of Fair Market Rent for the Applicable Area, within thirty (30) days after the date that the Appraiser is designated. The Appraiser’s aforesaid choice shall be conclusive and binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with the procedure described in this Article 21. The Appraiser shall not have the power to supplement or modify any of the provisions of this Lease.
          (D) If the final determination of the Fair Market Rent is not made on or before the Applicable Date in accordance with the provisions of this Article 21, then, pending such final determination, the Fair Market Rent shall be deemed to be an amount equal to the average of Landlord’s Determination and Tenant’s Determination. If, based upon the final determination hereunder of the Fair Market Rent, the payments made by Tenant on account of the Rental for the period prior to the final determination of the Fair Market Rent were less than the Rental payable for such period, then Tenant, not later than the tenth (10th) day after Landlord’s demand therefor, shall pay to Landlord the amount of such deficiency, together with interest thereon at the Base Rate. If, based upon the final determination of the Fair Market Rent, the payments made by Tenant on account of the Rental for the period prior to the final determination of the Fair Market Rent were more than the Rental due hereunder for such period, then Landlord, not later than the tenth (10th) day after Tenant’s demand therefor, shall pay such excess to Tenant, together with interest thereon at the Base Rate (it being agreed that if Landlord fails to make such payment within thirty (30) days after Tenant’s demand therefor, then Tenant shall have the right to apply against the Rental thereafter coming due hereunder a credit in an aggregate amount equal to such excess and such interest, until such credit is exhausted).
Article 22
DEFAULT
     22.1. Events of Default.
     The term “Event of Default” shall mean the occurrence of any of the following events:
          (A) Tenant fails to pay any installment of Fixed Rent when due and such failure continues for five (5) Business Days after the date that Landlord gives notice of such failure to Tenant; provided, however, that if (x) Tenant fails to pay any installment of Fixed Rent when due, (y) Tenant has theretofore failed to pay at least three (3) installments of Fixed Rent when due during the immediately preceding period of twelve (12) months, and (z) Landlord has theretofore given Tenant notice of Tenant’s aforesaid failure to pay when due at least three (3) installments of Fixed Rent during such period of twelve (12) months, then Tenant’s failure to pay such installment of Fixed Rent shall constitute an Event of Default (without Landlord’s being required to first give Tenant notice of such failure and an opportunity to cure such failure, as aforesaid);
          (B) Tenant fails to pay any installment of Rental (other than Fixed Rent) when due and such failure continues for five (5) Business Days after the date that Landlord gives notice of such failure to Tenant;
          (C) a Permitted Party’s interest under the applicable Occupancy Agreement devolves upon or passes to any other Person, whether by operation of law or otherwise, except as expressly permitted under Article 17 hereof, and such Transfer is not reversed within ten (10) days after the date that such Transfer occurs;
          (D) Tenant defaults in respect of Tenant’s obligations under Section 4.14 hereof, and such default continues for more than three (3) Business Days after Landlord gives Tenant notice thereof;
          (E) Tenant defaults in respect of Tenant’s obligations under Section 7.5(A)(2) hereof, and such default continues for more than five (5) Business Days after Landlord gives Tenant notice thereof;
          (F) (i) Landlord presents the Letter of Credit for payment in accordance with the terms hereof, (ii) the issuer thereof fails to make payment thereon in accordance with the terms thereof, and (iii) either Tenant or such issuer fails to make such payment to Landlord within two (2) Business Days after the date that Landlord gives Tenant notice of such failure of such issuer;
          (G) Tenant fails to provide Landlord with a replacement Letter of Credit after Landlord presents the Letter of Credit for payment to apply the proceeds thereof after the occurrence of an Event of Default as provided in Section 26.2 hereof within five (5) Business Days after the date that Landlord gives Tenant notice demanding that Tenant provide such replacement;
          (H) an Insolvency Event occurs;
          (I) Tenant defaults in the observance or performance of any other covenant of this Lease on Tenant’s part to be observed or performed and Tenant fails to remedy such default within thirty (30) days after Landlord gives Tenant notice thereof, except that if (i) such default cannot be remedied with reasonable diligence during such period of thirty (30) days, (ii) Tenant takes reasonable steps during such period of thirty (30) days to commence Tenant’s remedying of such default, and (iii) Tenant prosecutes diligently Tenant’s remedying of such default to completion, then an Event of Default shall not occur by reason of such default; or
          (J) the Premises are abandoned prior to the Rent Commencement Date.

     22.2. Termination.
     If (1) an Event of Default occurs, and (2) Landlord, at any time thereafter, at Landlord’s option, gives a notice to Tenant stating that this Lease and the Term shall expire and terminate on the third (3rd) Business Day after the date that Landlord gives Tenant such notice, then this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as of the third (3rd) Business Day after the date that Landlord gives Tenant such notice, and Tenant immediately shall quit and surrender the Premises, but Tenant shall nonetheless remain liable for all of its obligations hereunder, as provided in Article 24 hereof and Article 25 hereof.
Article 23
TENANT’S INSOLVENCY
     23.1. Assignments pursuant to the Bankruptcy Code.
          (A) The term “Bankruptcy Code” shall mean 11 U.S.C. Section 101 et seq., or any statute of similar nature and purpose.
          (B) If Tenant, Tenant’s trustee or Tenant as debtor-in-possession (each, an “Insolvency Party”) proposes to assign the tenant’s interest hereunder pursuant to the provisions of the Bankruptcy Code to any Person that has made a bona fide offer to accept an assignment of the tenant’s interest under this Lease on terms acceptable to Tenant, then the Insolvency Party shall give to Landlord notice of such proposed assignment no later than twenty (20) days after the date that the Insolvency Party receives such offer, but in any event no later than ten (10) days before the date that the Insolvency Party makes application to a court of competent jurisdiction for authority and approval to consummate such assignment. Such notice given by the Insolvency Party to Landlord shall (a) set forth the name and address of such Person that has made such bona fide offer, (b) set forth all of the terms and conditions of such bona fide offer, and (c) confirm that such Person will provide to Landlord adequate assurance of future performance that conforms with the terms of Section 23.1(D) hereof. Landlord shall have the right to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such Person (less any brokerage commissions that would otherwise be payable by the Insolvency Party out of the consideration to be paid by such Person in connection with such assignment of the tenant’s interest under this Lease), by giving notice thereof to the Insolvency Party at any time prior to the effective date of such proposed assignment.
          (C) Tenant shall pay to Landlord an amount equal to the reasonable Out-of-Pocket Costs that Landlord incurs in connection with Tenant’s assignment of the tenant’s interest hereunder pursuant to the provisions of the Bankruptcy Code, within thirty (30) days after Landlord’s submission to Tenant of an invoice therefor that contains reasonable supporting documentation for the charges described therein.
          (D) A Person that submits a bona fide offer to take by assignment the tenant’s interest under this Lease as described in Section 23.1(B) hereof shall be deemed to have provided Landlord with adequate assurance of future performance only if such Person (a) deposits with

Landlord simultaneously with such assignee’s taking by assignment the tenant’s interest under this Lease an amount equal to the then annual Fixed Rent, as security for the faithful performance and observance by such assignee of the tenant’s obligations of this Lease (and such Person gives to Landlord, at least five (5) days prior to the date that the proposed assignment becomes effective, information reasonably satisfactory to Landlord that indicates that such Person has the ability to post such deposit), (b) gives to Landlord, at least five (5) days prior to the date that the proposed assignment becomes effective, such Person’s financial statements, audited by a certified public accountant in accordance with generally accepted accounting principles or international financial reporting standards, if and when the same may be adopted, in either case, consistently applied, for the three (3) fiscal years that immediately precede such assignment, that indicate that such Person has a tangible net worth of at least ten (10) times the then annual Fixed Rent for each of such three (3) years, and (c) gives to Landlord, at least five (5) days prior to the date that the proposed assignment becomes effective, such other information or takes such action that in either case Landlord, in its reasonable judgment, determines is necessary to provide adequate assurance of the performance by such assignee of the obligations of the tenant under this Lease; provided, however, that in no event shall such adequate assurance of future performance be less favorable to Landlord than the assurance contemplated by Section 365(b)(3) of the Bankruptcy Code (notwithstanding that this Lease may not be construed as a lease of real property in a shopping center).
          (E) If Tenant’s interest under this Lease is assigned to any Person pursuant to the provisions of the Bankruptcy Code, then any such assignee shall (x) be deemed without further act or deed to have assumed all the obligations of the tenant arising under this Lease from and after the date of such assignment, and (y) execute and deliver to Landlord upon demand an instrument confirming such assumption.
          (F) Nothing contained in this Article 23 limits Landlord’s rights against Tenant under Article 17 hereof.
     23.2. Replacement Lease.
     If (i) Tenant is not the Person that constituted Tenant initially, and (ii) either (I) this Lease is disaffirmed or rejected pursuant to the Bankruptcy Code, or (II) this Lease terminates by reason of occurrence of an Insolvency Event, then, subject to the terms of this Section 23.2, the Persons that constituted Tenant hereunder previously, including, without limitation, the Person that constituted Tenant initially (each such Person that previously constituted Tenant hereunder (but does not then constitute Tenant hereunder), and with respect to which Landlord exercises Landlord’s rights under this Section 23.2, being referred to herein as a “Predecessor Tenant”) shall (1) pay to Landlord the aggregate Rental that is then due and owing by Tenant to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (2) enter into a new lease, between Landlord, as landlord, and the Predecessor Tenant, as tenant, for the Premises, and for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Fixed Expiration Date (or the last day of the Renewal Term, if such disaffirmance, rejection or termination occurs during the Renewal Term), at the same Fixed Rent and upon the then executory terms that are contained in this Lease, except that (a) the Predecessor Tenant’s rights under the new lease shall be subject to the possessory rights of Tenant under this Lease and the possessory rights of any Person claiming by, through or under

Tenant or by virtue of any statute or of any order of any court, and (b) such new lease shall require all defaults existing under this Lease to be cured by the Predecessor Tenant with reasonable diligence. Landlord shall have the right to require the Predecessor Tenant to execute and deliver such new lease on the terms set forth in this Section 23.2 only by giving notice thereof to Tenant and to the Predecessor Tenant within thirty (30) days after Landlord receives notice of any such disaffirmance or rejection (or, if this Lease terminates by reason of Landlord making an election to do so, then Landlord may exercise such right only by giving such notice to Tenant and the Predecessor Tenant within thirty (30) days after this Lease so terminates). If the Predecessor Tenant defaults in its obligation to enter into said new lease for a period of ten (10) days following Landlord’s request therefor, then, in addition to all other rights and remedies by reason of such default, either at law or in equity, Landlord shall have the same rights and remedies against such Predecessor Tenant as if such Predecessor Tenant had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of such Predecessor Tenant’s default thereunder.
     23.3. Insolvency Events.
     This Lease shall terminate automatically upon the occurrence of any of the following events:
          (A) a Tenant Obligor commences or institutes any case, proceeding or other action (a) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or
          (B) a Tenant Obligor makes a general assignment for the benefit of creditors; or
          (C) any case, proceeding or other action is commenced or instituted against a Tenant Obligor (a) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases (i) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect, and (ii) remains undismissed for a period of ninety (90) days; or
          (D) any case, proceeding or other action is commenced or instituted against a Tenant Obligor seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which is not vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or

          (E) a Tenant Obligor takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (A), (B), (C), or (D) above; or
          (F) a trustee, receiver or other custodian is appointed for any substantial part of a Tenant Obligor’s assets, and such appointment is not vacated or stayed within fifteen (15) Business Days or if such event occurs without the acquiescence of Tenant, ninety (90) days (the events described in this Section 23.3 being collectively referred to herein as “Insolvency Events”).
The term “Tenant Obligor” shall mean (a) Tenant, (b) any Person that comprises Tenant (if Tenant is comprised of more than one (1) Person), (c) any partner in Tenant (if Tenant is a general partnership), (d) any general partner in Tenant (if Tenant is a limited partnership), (e) any Person that has guarantied all or any part of the obligations of Tenant hereunder, and (f) any Person that previously constituted Tenant hereunder; provided, however, that if (i) Tenant’s tangible net worth, determined in accordance with generally accepted accounting principles or international financial reporting standards, if and when the same may be adopted, in either case, consistently applied, is equal to or greater than twelve (12) times the annual Rental that is then payable hereunder as of the date that the Insolvency Event occurs, and (ii) Tenant, within forty-five (45) days after the occurrence of the Insolvency Event, gives to Landlord audited financial statements of Tenant for the fiscal quarter most recently ended that reflect such tangible net worth, then a Tenant Obligor shall not include (I) any Person that has guarantied all or any part of the obligations of Tenant hereunder, or (II) any Person that previously constituted Tenant hereunder, unless either case such Person is an Affiliate of Tenant. If this Lease terminates pursuant to this Section 23.3, then (I) Tenant immediately shall quit and surrender the Premises, and (II) Tenant shall nonetheless remain liable for all of its obligations hereunder, as provided in Article 24 hereof and Article 25 hereof.
     23.4. Effect of Stay.
     Notwithstanding anything to the contrary contained herein, if (i) Landlord’s right to terminate this Lease after the occurrence of an Event of Default, or the termination of this Lease upon the occurrence of an Insolvency Event, is stayed by order of any court having jurisdiction over an Insolvency Event, or by federal or state statute, (ii) the trustee appointed in connection with an Insolvency Event, or Tenant or Tenant as debtor-in-possession, fails to assume Tenant’s obligations under this Lease on or prior to the earliest to occur of (a) the last day of the period prescribed therefor by law, (b) the one hundred twentieth (120th) day after entry of the order for relief, or (c) a date that is otherwise designated by the court, or (iii) said trustee, Tenant or Tenant as debtor-in-possession fails to provide adequate protection of Landlord’s right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease as provided in Section 23.1(D) hereof, then Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on five (5) Business Days of advance notice to Tenant, Tenant as debtor-in-possession or said trustee, and, upon the expiration of said period of five (5) Business Days, this Lease shall cease and expire as aforesaid and Tenant, Tenant as debtor-in-possession or said trustee shall immediately quit and surrender the Premises as aforesaid.

     23.5. Rental for Bankruptcy Purposes.
     Notwithstanding anything contained in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, regardless of whether such amounts are expressly denominated as Rental, shall constitute rent for the purposes of Section 502(b)(6) of the Bankruptcy Code, and Tenant’s payment obligations with respect thereto shall constitute obligations to be timely performed pursuant to Section 365(d) of the Bankruptcy Code.
Article 24
REMEDIES AND DAMAGES
     24.1. Certain Remedies.
          (A) If (x) an Event of Default occurs and this Lease and the Term expires and comes to an end as provided in Article 22 hereof, or (y) this Lease terminates as provided in Section 23.3 hereof, then:
          (1) Tenant shall immediately quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may, without prejudice to any other remedy which Landlord may have, (a) re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by lawful force (without being liable to indictment, prosecution or damages therefor), (b) repossess the Premises and dispossess Tenant and any other Persons from the Premises, and (c) remove any and all of their property and effects from the Premises; and
          (2) Landlord, at Landlord’s option, may relet the whole or any portion or portions of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Fixed Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine.
          (B) Landlord shall have no obligation to relet the Premises or any part thereof and shall not be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting. Any such refusal or failure on Landlord’s part shall not relieve Tenant of any liability under this Lease or otherwise affect any such liability. Landlord, at Landlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.
          (C) In the event of a breach or threatened breach by Tenant, or any Persons claiming by, through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to (1) enjoin or restrain such breach, (2) invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach, and (3) seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease. The right to invoke the remedies hereinbefore set forth are cumulative and nonexclusive and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.
     24.2. No Redemption.
     Tenant, on its own behalf and on behalf of all Persons claiming by, through or under Tenant, including all creditors, does hereby waive any and all rights which Tenant and all such Persons might have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (a) Tenant has been dispossessed by a judgment or by warrant of any court or judge, or (b) any re-entry by Landlord, or (c) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination is by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.
     24.3. Calculation of Damages.
          (A) If this Lease terminates by reason of the occurrence of an Event of Default or by reason of the occurrence of an Insolvency Event, then Tenant shall pay to Landlord, on demand, and Landlord shall be entitled to recover:
          (1) all Rental payable under this Lease by Tenant to Landlord (x) to the date that this Lease terminates, or (y) to the date of re-entry upon the Premises by Landlord, as the case may be;
          (2) the excess of (a) the Rental for the period which otherwise would have constituted the unexpired portion of the Term, over (b) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of clause (2) of Section 24.1(A) hereof for any part of such period (such excess being referred to herein as a “Deficiency”), as damages (it being understood that (x) such net amount described in clause (b) above shall be calculated by deducting from the rents collected under any such reletting all of Landlord’s expenses in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and such reletting, including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and disbursements, alteration costs, contributions to work and other expenses of preparing the Premises for such reletting, (y) any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Fixed Rent or Escalation Rent (as the case may be), and (z) Landlord shall be entitled to recover from Tenant each monthly Deficiency as it arises, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding); and
          (3) regardless of whether Landlord has collected any monthly Deficiency as aforesaid, and in lieu of any further Deficiency, as and for liquidated and agreed final damages, an amount equal to the excess (if any) of (a) the Rental for the period which otherwise would have constituted the unexpired portion of the Term (commencing on the date immediately succeeding the last date with respect to which a Deficiency, if any, was collected), over (b) the then fair and reasonable net effective rental value of the Premises for the same period (which is calculated by (X) deducting from the fair and reasonable rental value of the Premises the expenses that Landlord would reasonably expect to incur in reletting the Premises, including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and disbursements, alteration costs, contributions to work and other expenses of preparing the Premises for such reletting, and (Y) taking into account the time period that Landlord would reasonably require to consummate a reletting of the Premises to a new tenant), both discounted to present value at the Base Rate. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, have been relet by Landlord to any Person other than an Affiliate of Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, then the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value of the Premises (or the applicable part thereof) so relet during the term of the reletting.
          (B) If the Premises, or any part thereof, are relet together with other space in the Building, then the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 24.3. Tenant acknowledges and agrees that in no event shall it be entitled to any rents collected or payable under any reletting, regardless of whether such rents exceed the Rental reserved in this Lease.
          (C) Nothing contained in this Article 24 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any applicable statute or rule of law, or of any sums or damages to which Landlord may be lawfully entitled in addition to the damages set forth in this Section 24.3.
Article 25
LANDLORD’S EXPENSES AND LATE CHARGES
     25.1. Landlord’s Costs.
          (A) Tenant shall pay to Landlord an amount equal to the reasonable costs that Landlord incurs in instituting or prosecuting any legal proceeding against Tenant (or any other Person claiming by, through or under Tenant) to the extent that such legal proceeding derives from the occurrence of an Event of Default, together with interest thereon calculated at the Applicable Rate from the date that Landlord incurs such costs, within thirty (30) days after Landlord gives to Tenant an invoice therefor (it being understood that (x) Landlord shall have the right to collect such amount from Tenant as additional rent to the extent that Landlord incurs such costs during the Term and as damages to the extent that Landlord incurs such costs after the Expiration Date, and (y) the amount that Landlord has the right to collect from Tenant under this Section 25.1(A) shall be adjusted appropriately to reflect the extent to which Landlord is successful in such legal proceeding).
          (B) Tenant shall pay to Landlord an amount equal to the reasonable costs that Landlord incurs in defending successfully against a claim made by Tenant (or any other Person claiming by, through or under Tenant) against Landlord that relates to this Lease in a legal proceeding, together with interest thereon calculated at the Applicable Rate from the date that Landlord incurs such costs, within thirty (30) days after Landlord gives to Tenant an invoice therefor (it being understood that (x) Landlord shall have the right to collect such amount from Tenant as additional rent to the extent that Landlord incurs such costs during the Term and as damages to the extent that Landlord incurs such costs after the Expiration Date, and (y) the amount that Landlord has the right to collect from Tenant under this Section 25.1(B) shall be adjusted appropriately to reflect the extent to which Landlord is successful in defending against such claim).
     25.2. Legal Proceeding Costs.
     If Landlord or Tenant, as the case may be, institutes or prosecutes any legal proceeding against the other arising out of this Lease, then the losing party in any such legal proceeding shall pay to the prevailing party an amount equal to the reasonable actual Out-of-Pocket Costs that the prevailing party incurred in instituting or prosecuting or defending such legal proceeding, together with interest thereon calculated at the Applicable Rate from the date that the prevailing party incurred such costs, within thirty (30) days after the prevailing party gives to the non-prevailing party an invoice therefor. If the determination in any such legal proceeding is that the prevailing party was partially liable, then the non-prevailing party shall pay to the prevailing party the percentage of the aforesaid costs equal to the percentage by which the prevailing party was successful (so that if, for example, the prevailing party was determined in any such proceeding to be twenty percent (20%) liable, then the non-prevailing party would pay the prevailing party only eighty percent (80%) of the prevailing party’s costs to institute or prosecute or defend such legal proceeding).
     25.3. Interest on Late Payments.
     If Tenant fails to pay any item of Rental on or prior to the fifth (5th) Business Day after the date that such payment is due, then Tenant shall pay to Landlord, in addition to such item of Rental, as a late charge and as additional rent, an amount equal to interest at the Applicable Rate on the amount unpaid, computed from the date such payment was due to and including the date of payment. Nothing contained in this Section 25.2 limits Landlord’s rights and remedies, by operation of law or otherwise, after the occurrence of an Event of Default.
Article 26
SECURITY
     26.1. Security Deposit.
          (A) Landlord and Tenant acknowledge and agree that (x) as of the date hereof, Tenant occupies certain space at the building known as One Penn Plaza, New York, New York pursuant to the terms of that certain Lease, dated as of March 21, 1996 (as heretofore amended, the “One Penn Lease”), between Mid-City Associates, as predecessor-in-interest to Landlord’s Affiliate, One Penn Plaza LLC (“One Penn Landlord”), and First Albany Companies, Inc., predecessor-in-interest to Tenant and (y) simultaneously herewith, Tenant shall enter into an assignment of the One Penn Lease (the “One Penn Assignment”) to Landlord pursuant to which Tenant from and after the Effective Date (as such term is defined in the One Penn Assignement)

shall be released from its obligations accruing under and shall have no further rights under the One Penn Lease. Landlord hereby acknowledges and agrees that as of the date hereof, One Penn Landlord, is currently holding a letter of credit in an amount equal to Two Million One Hundred Thousand Dollars and No Cents ($2,100,000.00) (the “Existing Letter of Credit” as security under the One Penn Lease. Subject to the terms of this Article 26, Tenant, on or prior to the Office Premises Rent Commencement Date, at Tenant’s option, shall deposit with Landlord, as security for the performance of Tenant’s obligations under this Lease, either (I) an amendment to the Existing Letter of Credit which shall increase the amount thereof to Three Million Seven Hundred Thousand Dollars and No Cents ($3,700,000.00) (the “Security Amount”), name Landlord as the beneficiary thereof in which case Landlord shall cause One Penn Landlord to cooperate in all reasonable respects in connection therewith, and which shall otherwise amend the provisions thereof as necessary to satisfy the requirements set forth in this Section 26.1 or (II) an unconditional, irrevocable and transferable letter of credit (the “Letter of Credit”) that (i) is an amount equal to the Security Amount (ii) is in a form that is reasonably satisfactory to Landlord, including, without limitation, payable on a sight draft only (iii) is issued for a term of not less than one (1) year, (iv) is issued for the account of Landlord, (v) automatically renews for periods of not less than one (1) year unless the issuer thereof otherwise advises Landlord on or prior to the thirtieth (30th) day before the applicable expiration date, and (vi) is issued by, and drawn on, a bank that (a) has a Standard & Poor’s rating of at least “A” (or, if Standard & Poor’s hereafter ceases the publication of ratings for banks, a rating of a reputable rating agency as reasonably designated by Landlord that most closely approximates a Standard & Poor’s rating of “A” as of the date hereof), (b) has not been declared insolvent or placed into receivership in either case by Federal Deposit Insurance Corporation or another governmental entity that has regulatory authority over such bank, (c) has been noted as being “stable” by the rating agency that provides the rating for such bank at a level that satisfies the requirements of clause (a) above, and (d) that either (I) has an office in the city where the Building is located at which Landlord can present the Letter of Credit for payment, or (II) has an office in the United States and allows Landlord to draw upon the Letter of Credit without presenting a draft in person (such as, for example, by submitting a draft by fax or overnight delivery service) (the aforesaid requirements for the bank that issues the Letter of Credit being collectively referred to herein as the “Bank Requirements”). If Tenant elects to amend and actually amends the Existing Letter of Credit in accordance with the terms hereof then such Existing Letter of Credit shall be deemed the Letter of Credit for purposes of this Lease. Notwithstanding anything to the contrary contained herein, if during the Term, Tenant exercises the Option, subject to and in accordance with the provisions of Article 18 hereof, or the Additional Space Option, subject to and in accordance with the provisions of Article 19 hereof, then Tenant shall amend the Letter of Credit to increase the Security Amount to the extent required by Landlord as set forth in Section 18.5(G) and 19.5(H), as the case may be and in such event the Letter of Credit and the Security Amount as so increased, shall be deemed the Security Amount and the Letter of Credit for purposes of this Lease.
     26.2. Landlord’s Rights.
     If (a) an Event of Default occurs and is continuing, (b) an Insolvency Event occurs, or (c) Tenant fails to vacate the Premises and surrender possession thereof in accordance with the terms of this Lease upon the Expiration Date, then Landlord may present the Letter of Credit for payment and apply the proceeds thereof (i) to the payment of any Rental that then remains unpaid, or (ii) to any damages to which Landlord is entitled hereunder and that Landlord incurs by reason of such Event of Default or such Insolvency Event or Tenant’s aforesaid failure to vacate the Premises or surrender possession thereof in accordance with the terms of this Lease upon the Expiration Date. If Landlord so applies any part of the proceeds of the Letter of Credit, then Tenant, upon demand, shall provide Landlord with a replacement Letter of Credit so that Landlord has the full amount of the required security at all times during the Term. If at any time the issuer of the Letter of Credit does not meet the Bank Requirements (it being understood that if Standard & Poor’s hereafter ceases the publication of ratings for banks, the parties, in determining whether the issuer of the Letter of Credit meets the Bank Requirements, shall substitute for the rating of Standard & Poor’s a rating of a reputable rating agency as reasonably designated by Landlord that most closely approximates a Standard & Poor’s rating of “A” as of the date hereof), then Tenant shall deliver to Landlord a replacement Letter of Credit, issued by a bank that satisfies the Bank Requirements (and otherwise meets the requirements set forth in Section 26.1 hereof) within fifteen (15) days after the date that Landlord gives Tenant notice of such issuer’s failure to satisfy the Bank Requirements. If Tenant fails to deliver to Landlord such replacement Letter of Credit within such period of fifteen (15) days, then Landlord, in addition to Landlord’s other rights at law, in equity or as otherwise set forth herein, shall have the right to present the Letter of Credit for payment and retain the proceeds thereof as security in lieu of the Letter of Credit (it being agreed that Landlord shall have the right to use, apply and transfer such proceeds in the manner described in this Article 26). Tenant shall reimburse Landlord for any reasonable costs that Landlord incurs in so presenting the Letter of Credit for payment within thirty (30) days after Landlord submits to Tenant an invoice therefor. Nothing contained in this Section 26.2 limits Landlord’s rights or remedies in equity, at law, or as otherwise set forth herein.
     26.3. Return of Security.
     Landlord shall return to Tenant the Letter of Credit (to the extent not theretofore presented for payment in accordance with the terms hereof) within thirty (30) days after Tenant performs all of the obligations of Tenant hereunder upon the expiration or earlier termination of the Term. Landlord’s obligations under this Section 26.3 shall survive the expiration or earlier termination of the Term.
     26.4. Transfer of Letter of Credit.
     Tenant, at Tenant’s expense, shall cause the issuer of the Letter of Credit to amend the Letter of Credit to name a new beneficiary thereunder in connection with Landlord’s assignment of Landlord’s rights under this Lease to a Person that succeeds to Landlord’s interest in the Real Property, promptly after Landlord’s request from time to time; it being understood, however, that in no event shall Tenant be required to pay any expenses in connection with any required amendment of the Letter of Credit as a result of any such transfer more frequently than once in any twelve (12) month period.
     26.5. Renewal of Letter of Credit.
     If Tenant fails to provide Landlord with a replacement Letter of Credit that complies with the requirements of this Article 26 on or prior to the thirtieth (30th) day before the expiration date of the Letter of Credit that is then expiring, then Landlord may present the Letter of Credit for payment and retain the proceeds thereof as security in lieu of the Letter of Credit (it being agreed that Landlord shall have the right to use, apply and transfer such proceeds in the manner described in this Article 26). Tenant shall reimburse Landlord for any reasonable costs that Landlord incurs in so presenting the Letter of Credit for payment within thirty (30) days after Landlord submits to Tenant an invoice therefor. Landlord also shall have the right to so present the Letter of Credit and so retain the proceeds thereof as security in lieu of the Letter of Credit at any time from and after the thirtieth (30th) day before the Expiration Date if the Letter of Credit expires earlier than the ninetieth (90th) day after the Expiration Date.
     26.6. Reduction in Security Amount.
          (A) Subject to the terms of Section 18.4(F) hereof, Section 19.4(C) hereof, and this Section 26.6, Tenant shall have the right to reduce the amount of the Letter of Credit to Three Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars and No Cents ($3,166,667.00) as of the date that is three (3) years after the Rent Commencement Date, and to further reduce the amount of the Letter of Credit to Two Million Six Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars and No Cents ($2,633,333.00) as of the date that is six (6) years after the Rent Commencement Date, and to further reduce the amount of the Letter of Credit to Two Million One Hundred Thousand Dollars and No Cents ($2,100,000.00) as of the date that is nine (9) years after the Rent Commencement Date. Notwithstanding the foregoing to the contrary, if during the Term, Tenant exercises the Option, subject to and in accordance with the provisions of Article 18 hereof, or the Additional Space Option, subject to and in accordance with the provisions of Article 19 hereof, then the aforesaid amounts shall be increased to include the amount of the security, if any, required for the Option Space and/or the Additional Space, as the case may be.
          (B) Tenant shall have the right to request any such reduction only by giving notice thereof to Landlord at any time from and after the tenth (10th) day before the date that Tenant is entitled to such reduction. Tenant shall not be entitled to reduce the amount of the Letter of Credit if (I) an Event of Default has occurred and is continuing on the date that Tenant requests such reduction or the date that Landlord consummates such reduction, or (II) Landlord theretofore applied all or any portion of the security deposited hereunder. If Tenant requests and is entitled to any such reduction in accordance with the terms of this Section 26.6, then Landlord shall permit Tenant, at Tenant’s expense, to amend or replace the Letter of Credit to reflect such reduction.
Article 27
END OF TERM
     27.1. End of Term.
     On the Expiration Date, Tenant shall quit and surrender to Landlord the Premises, vacant, broom-clean, in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and otherwise in compliance with the provisions hereof. Tenant expressly waives, for itself and for any Person claiming by, through or under Tenant, any rights which Tenant or any such Person may have under the provisions of

Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force in connection with any holdover summary proceedings that Landlord institutes to enforce the provisions of this Article 27.
     27.2. Holdover.
     If vacant and exclusive possession of the Premises is not surrendered to Landlord on the Expiration Date, then Tenant shall pay to Landlord on account of use and occupancy of the Premises, for each month (or any portion thereof) during which Tenant (or a Person claiming by, through or under Tenant) holds over in the Premises after the Expiration Date, (i) for the first month (or portion thereof) of such holdover, an amount equal to one hundred percent (100%) of the aggregate Rental that was payable under this Lease during the last month of the Term, (ii) for the second month (or portion thereof) of such holdover, an amount equal to one hundred fifty percent (150%) of the aggregate Rental that was payable under this Lease during the last month of the Term and (ii) for each month (or portion thereof) thereafter, an amount equal to two hundred percent (200%) of the aggregate Rental that was payable under this Lease during the last month of the Term. Landlord’s right to collect such amount from Tenant for use and occupancy shall be in addition to any other rights or remedies that Landlord may have hereunder or at law or in equity (including, without limitation, Landlord’s right to recover Landlord’s damages from Tenant that derive from vacant and exclusive possession of the Premises not being surrendered to Landlord on the Expiration Date; provided, however, in no event shall Landlord be entitled to such damages with respect to the first sixty (60) day period of such holdover). Nothing contained in this Section 27.2 shall permit Tenant to retain possession of the Premises after the Expiration Date or limit in any manner Landlord’s right to regain possession of the Premises, through summary proceedings or otherwise. Landlord’s acceptance of any payments from Tenant after the Expiration Date shall be deemed to be on account of the amount to be paid by Tenant in accordance with the provisions of this Article 27.
Article 28
NO WAIVER
     28.1. No Surrender.
          (A) During the period prior to the Expiration Date, Landlord shall be deemed to have accepted a surrender of the Premises only if Landlord executes and delivers to Tenant a written instrument providing expressly therefor.
          (B) No employee of Landlord or of Landlord’s agents shall have any power to accept the keys to the Premises prior to the Expiration Date. The delivery of such keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises. If Tenant at any time desires to have Landlord sublet the Premises on Tenant’s account, then Landlord or Landlord’s agents are authorized to receive said keys for such purpose without releasing Tenant from any of Tenant’s obligations under this Lease.

     28.2. No Waiver by Landlord.
          (A) Landlord’s failure to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules, shall not be deemed to be a waiver thereof. The receipt by Landlord of Rental with knowledge of the breach of any covenant of this Lease by Tenant shall not be deemed a waiver of such breach.
          (B) No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or other item of Rental herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or other item of Rental, or as Landlord may elect to apply such payment. No endorsement or statement on any check or any letter accompanying any check or payment as Fixed Rent or other item of Rental shall be deemed to be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Rent or other item of Rental or to pursue any other remedy provided in this Lease or otherwise available to Landlord at law or in equity.
          (C) Landlord’s failure during the Term to prepare and deliver any invoices, and Landlord’s failure during the Term to make a demand for payment under any of the provisions of this Lease, shall not in any way be deemed to be a waiver of, or cause Landlord to forfeit or surrender, its rights to collect any item of Rental which may have become due during the Term (except to the extent otherwise expressly set forth herein). Tenant’s liability for such amounts shall survive the expiration or earlier termination of this Lease (except to the extent otherwise expressly set forth herein).
          (D) No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing signed by Landlord.
     28.3. No Waiver by Tenant.
          (A) Tenant’s failure to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease on Landlord’s part to be performed, shall not be deemed to be a waiver. The payment by Tenant of any item of Rental or performance of any obligation of Tenant hereunder with knowledge of any breach by Landlord of any covenant of this Lease shall not be deemed a waiver of such breach, nor shall it prejudice Tenant’s right to pursue any remedy against Landlord in this Lease provided or otherwise available to Tenant in law or in equity. No provision of this Lease shall be deemed to have been waived by Tenant, unless such waiver is in writing signed by Tenant.
          (B) Tenant’s failure during the Term to make a demand for payment under any of the provisions of this Lease shall not in any way be deemed to be a waiver of, or cause Tenant to forfeit or surrender, its rights to collect any amount which may have become due during the Term (except to the extent otherwise expressly set forth herein). Landlord’s liability for such amounts shall survive the expiration or earlier termination of this Lease (except to the extent otherwise expressly set forth herein).

Article 29
JURISDICTION
     29.1. Governing Law.
     This Lease shall be construed and enforced in accordance with the laws of the State of New York.
     29.2. Submission to Jurisdiction.
     Tenant and Landlord hereby each (a) irrevocably consents and submits to the jurisdiction of any federal, state, county or municipal court sitting in the State of New York for purposes of any action or proceeding brought therein by one against the other concerning any matters relating to this Lease, (b) irrevocably waives all objections as to venue and any and all rights it may have to seek a change of venue with respect to any such action or proceedings, (c) agrees that the laws of the State of New York shall govern in any such action or proceeding and waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the State of New York, and (d) agrees that any final unappealable judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Tenant and Landlord further agree that any action or proceeding by one against the other concerning any matters arising out of or in any way relating to this Lease shall be brought only in the State of New York, County of New York.
     29.3. Waiver of Trial by Jury; Counterclaims.
          (A) Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or for the enforcement of any remedy under any statute, emergency or otherwise.
          (B) If Landlord commences any summary proceeding against Tenant, then Tenant shall not interpose any counterclaim of whatever nature or description in any such proceeding (except to the extent that applicable law precludes Tenant from asserting such counterclaim in another proceeding), and shall not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant. Nothing contained in this Section 29.3(B) limits Tenant’s right to assert claims against Landlord in a separate proceeding.
Article 30
NOTICES
     30.1. Addresses; Manner of Delivery.
     Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications that a party desires or is required to give to the other party under this Lease shall (1) be in writing, (2) be deemed sufficiently given if (a) delivered by hand (against a signed receipt), (b) sent by registered or certified mail (return receipt requested), or (c) sent by a nationally-recognized overnight courier (with verification of delivery), and (3) be addressed in each case:
if to Tenant, prior to the Office Premises Commencement Date, at:
Broadpoint Securities Group, Inc.
One Penn Plaza
New York, New York 10019
Attn.: Laurence Mascera
With a copy to:
Broadpoint Gleacher Securities Group, Inc.
12 East 49th Street, 31st Floor
New York, New York 10017
Attn: General Counsel
if to Tenant, following the Office Premises Commencement Date, at:
at the Building
Attn.: Laurence Mascera
With copies to:
Dechert LLP
1185 Avenue of the Americas
New York, New York 10036
Attn: Sean H. Porter
and
Broadpoint Gleacher Securities Group, Inc.
1290 Avenue of the Americas
New York, New York 10104
Attn: General Counsel
if to Landlord, at:
c/o Vornado Office Management LLC

888 Seventh Avenue
New York, New York 10019
Attn.: President — New York Office Division
with a copy to:
210 Route 4 East
Paramus, New Jersey 07652
Attn: Executive Vice President — Finance and Administration, Chief Financial Officer
or to such other address or addresses as Landlord or Tenant may designate from time to time on at least ten (10) Business Days of advance notice given to the other in accordance with the provisions of this Article 30. Any such bill, statement, consent, notice, demand, request, or other communication shall be deemed to have been given (x) on the date that it is hand delivered, as aforesaid, or (y) three (3) Business Days after the date that it is mailed, as aforesaid, or (z) on the first (1st) Business Day after the date that it is sent by a nationally-recognized overnight courier, as aforesaid. Any such bills, statements, consents, notices, demands, requests or other communications that the Person that is the property manager for the Building gives to Tenant in accordance with the terms of this Article 30 shall be deemed to have been given by Landlord (except that Landlord, at any time and from time to time, shall have the right to terminate or suspend such property manager’s right to give such bills, statements, consents, notices, demands, requests or other communications to Tenant by giving not less than five (5) days of advance notice thereof to Tenant).
Article 31
BROKERAGE
     31.1. Broker.
     Landlord and Tenant each represent to the other that it has not dealt with any broker, finder or salesperson in connection with this Lease other than Cushman & Wakefield, Inc. (the “Broker”). Landlord shall pay Broker a commission pursuant to the terms of a separate agreement between Landlord and Broker.
Article 32
INDEMNITY
     32.1. Tenant’s Indemnification of the Landlord Indemnitees.
          (A) Subject to the terms of this Section 32.1, Tenant shall indemnify the Landlord Indemnitees, and hold the Landlord Indemnitees harmless, from and against, all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that are incurred by a Landlord Indemnitee and that derive from a claim (a “Claim

Against Landlord”) made by a third party against such Landlord Indemnitee arising from or alleged to arise from:
          (1) a wrongful act or wrongful omission of any Tenant Indemnitee during the Term (including, without limitation, claims that derive from a Permitted Party’s conducting such Permitted Party’s business in the Premises) (it being understood that Tenant shall not have responsibility under this clause (1) for any wrongful act or wrongful omission of a Recapture Subtenant);
          (2) an event or circumstance that occurs during the Term in the Premises or in another portion of the Building with respect to which Tenant has exclusive use pursuant to the terms hereof (subject, however, to Landlord’s rights of access under Article 9 hereof) (it being understood that Tenant’s liability under this clause (2) shall not apply to the extent that Landlord exercises Landlord’s rights under Section 17.3 hereof with respect to the Recapture Space);
          (3) an event or circumstance that occurs in the Premises or in another portion of the Building to the extent Tenant accesses the Premises or such other portion of the Building during a Limited Access Period (subject, however, to Landlord’s rights of access under Article 9 hereof) (it being understood that Tenant’s liability under this clause (2) shall not apply to the extent that Landlord exercises Landlord’s rights under Section 17.3 hereof with respect to the Recapture Space);
          (4) the breach of any covenant to be performed by Tenant hereunder;
          (5) a misrepresentation made by Tenant hereunder (including, without limitation, a misrepresentation of Tenant under Section 31.1 hereof);
          (6) a Person with whom a Permitted Party has dealt making a claim for a leasing commission or other similar compensation in connection with a Transfer;
          (7) a Compliance Challenge (or Tenant’s delaying Tenant’s compliance with a Requirement during the pendency of a Compliance Challenge);
          (8) Landlord’s cooperating with Tenant in connection with Tenant’s obtaining the permits and licenses for the Antennae as provided in Section 3.6(E) hereof; or
          (9) Landlord’s cooperating with Tenant as contemplated by Section 7.4(A) hereof.
Tenant shall not be required to indemnify the Landlord Indemnitees, and hold the Landlord Indemnitees harmless, in either case as aforesaid, to the extent that it is finally determined that the negligence or wilful misconduct of a Landlord Indemnitee contributed to the loss or damage sustained by the Person making the Claim Against Landlord. Nothing contained in this Section 32.1 limits the provisions of Section 34.19 hereof.
          (B) The term “Landlord Indemnitees” shall mean, collectively, Landlord, each Lessor, each Mortgagee and their respective partners, members, managers, shareholders, officers, directors, employees, trustees and agents.

          (C) The term “Tenant Indemnitees” shall mean each Permitted Party and their respective partners, members, managers, shareholders, officers, directors, employees, trustees and agents.
          (D) The parties intend that the Landlord Indemnitees (other than Landlord) shall be third-party beneficiaries of this Section 32.1.
     32.2. Landlord’s Indemnification of the Tenant Indemnitees.
          (A) Subject to the terms of this Section 32.2, Landlord shall indemnify the Tenant Indemnitees, and hold the Tenant Indemnitees harmless, from and against, all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that are incurred by a Tenant Indemnitee and that derive from a claim (a “Claim Against Tenant”) made by a third party against such Tenant Indemnitee arising from or alleged to arise from:
          (1) the breach of any covenant to be performed by Landlord hereunder;
          (2) a misrepresentation made by Landlord hereunder (including, without limitation, a misrepresentation of Landlord under Section 31.1 hereof);
          (3) Landlord’s failure to pay the Broker a commission or other compensation in connection herewith; or
          (4) a wrongful act or wrongful omission of any Landlord Indemnitee (including, without limitation, a wrongful act or wrongful omission of the Person that has the right to occupy the Recapture Space by virtue of Landlord’s exercising Landlord’s rights under Section 17.3 hereof).
Landlord shall not be required to indemnify the Tenant Indemnitees, and hold the Tenant Indemnitees harmless, in either case as aforesaid, to the extent that it is finally determined that the negligence or wilful misconduct of a Tenant Indemnitee contributed to the loss or damage sustained by the Person making the Claim Against Tenant.
          (B) The parties intend that the Tenant Indemnitees (other than Tenant) shall constitute third-party beneficiaries of this Section 32.2.
     32.3. Indemnification Procedure.
          (A) If at any time a Claim Against Tenant is made or threatened against a Tenant Indemnitee, or a Claim Against Landlord is made or threatened against a Landlord Indemnitee, then the Person entitled to indemnity under this Article 32 (the “Indemnitee”) shall give to the other party (the “Indemnitor”) notice of such Claim Against Tenant or such Claim Against Landlord, as the case may be (the “Claim”); provided, however, that the Indemnitee’s failure to provide such notice shall not impair the Indemnitee’s rights to indemnity as provided in this Article 32 except to the extent that the Indemnitor is prejudiced materially thereby. Such notice shall state the basis for the Claim and the amount thereof (to the extent such amount is determinable at the time that such notice is given).

          (B) The Indemnitor shall have the right to defend against the Claim using attorneys that the Indemnitor designates and that the Indemnitee approves (it being understood that (I) the Indemnitee shall not unreasonably withhold, condition or delay such approval, (II) the Indemnitee shall be deemed to have approved such attorneys if the Indemnitee fails to respond within ten (10) days to the Indemnitor’s request for approval, and (III) the attorneys designated by the Indemnitor’s insurer shall be deemed approved by the Indemnitee for purposes hereof). The Indemnitor’s failure to notify the Indemnitee of the Indemnitor’s election to defend against the Claim within thirty (30) days after the Indemnitee gives such notice to the Indemnitor shall be deemed a waiver by the Indemnitor of its aforesaid right to defend against the Claim.
          (C) Subject to the terms of this Section 32.3(C), if the Indemnitor elects to defend against the Claim pursuant to Section 32.3(B) hereof, then the Indemnitee may participate, at the Indemnitee’s expense, in defending against the Claim. The Indemnitor shall have the right to control the defense against the Claim (and, accordingly, the Indemnitee shall cause its counsel to act accordingly). If there exists a conflict between the interests of the Indemnitor and the interests of the Indemnitee, then the Indemnitor shall pay the reasonable fees and disbursements of any counsel that the Indemnitee retains in so participating in the defense against the Claim. Except as otherwise provided in this Section 32.3(C), the Indemnitor shall not be required to pay the costs that Indemnitee otherwise incurs in engaging counsel to consult with Indemnitee in connection with the Claim.
          (D) If the Claim is a Claim Against Landlord, then Landlord shall cooperate reasonably with Tenant in connection therewith. If the Claim is a Claim Against Tenant, then Tenant shall cooperate reasonably with Landlord in connection therewith.
          (E) The Indemnitor shall not consent to the entry of any judgment or award regarding the Claim, or enter into any settlement regarding the Claim, except in either case with the prior approval of the Indemnitee (any such entry of any judgment or award regarding a Claim to which the Indemnitor consents, or any such settlement regarding a claim to which the Indemnitor agrees, being referred to herein as a “Settlement”). The Indemnitee shall not unreasonably withhold, condition or delay the Indemnitee’s approval of a proposed Settlement, provided that (I) the Indemnitor pays, in cash, to the Person making the Claim, the entire amount of the Settlement contemporaneously with the Indemnitee’s approval thereof (so that neither the Indemnitor nor the Indemnitee have any material obligations regarding the applicable Claim that remain executory from and after the consummation of the Settlement), or (II) the Person making the Claim releases the Indemnitee from any obligations owed to such Person pursuant to such Settlement that remain executory after the consummation thereof). If (x) the terms of the Settlement do not provide for the Indemnitor’s making payment, in cash, to the Person making the Claim, the entire amount of the Settlement, contemporaneously with the Indemnitee’s approval thereof (so that either the Indemnitor or the Indemnitee have any material obligations regarding the applicable Claim that remain executory from and after the consummation of the Settlement), (y) the Person making the Claim does not release the Indemnitee from any obligations owed to such Person pursuant to such Settlement that remain executory after the consummation thereof, and (z) the Indemnitee does not approve the proposed Settlement, then the Indemnitor’s aggregate liability under this Article 32 for the Claim (including, without limitation, the costs incurred by the Indemnitor for legal costs and other costs of defense) shall not exceed an amount equal to the sum of (i) the aggregate legal costs and defense costs that the

Indemnitor incurred to the date that the Indemnitor proposes such Settlement, (ii) the amount that the Indemnitor would have otherwise paid to the Person making the applicable Claim under the terms of the proposed Settlement, and (iii) the aggregate legal costs and defense costs that the Indemnitor would have reasonably expected to incur in consummating the proposed Settlement.
          (F) If the Indemnitor does not elect to defend against the Claim as contemplated by this Section 32.3, then the Indemnitee may defend against, or settle, such claim, action or proceeding in any manner that the Indemnitee deems appropriate, and the Indemnitor shall be liable for the Claim to the extent provided in this Article 32.
Article 33
LANDLORD’S CONSENTS; ARBITRATION
     33.1. Certain Limitations.
     Subject to the terms of Section 33.2 hereof, Tenant hereby waives any claim against Landlord for Landlord’s unreasonably withholding, unreasonably conditioning or unreasonably delaying any consent or approval requested by Tenant in cases where Landlord expressly agreed herein not to unreasonably withhold, unreasonably condition or unreasonably delay such consent or approval. If there is a determination that such consent or approval has been unreasonably withheld, unreasonably conditioned or unreasonably delayed, then (1) the requested consent or approval shall be deemed to have been granted, and (2) Landlord shall have no liability to Tenant for its refusal or failure to give such consent or approval, except to the extent set forth in Section 33.2(C) hereof. Tenant’s sole remedy for Landlord’s unreasonably withholding, conditioning or delaying consent or approval shall be as provided in this Article 33.
     33.2. Expedited Arbitration.
          (A) If (i) this Lease obligates Landlord to not unreasonably withhold, condition or delay Landlord’s consent or approval for a particular matter, (ii) Landlord withholds, delays or conditions its consent or approval for such matter, and (iii) Tenant believes that Landlord did so unreasonably, then Tenant shall have the right to submit the issue of whether Landlord unreasonably withheld, delayed or conditioned such consent or approval to an Expedited Arbitration Proceeding only by giving notice thereof to Landlord on or prior to the thirtieth (30th) day after the date that Landlord denied or conditioned such consent or approval, or the thirtieth (30th) day after the date that Tenant claims that Landlord’s delaying such consent or approval first became unreasonable, as the case may be.
          (B) The sole decision to be made in the Expedited Arbitration Proceeding shall be whether Landlord unreasonably withheld, delayed or conditioned its consent with respect to the particular matter being arbitrated. If the decision in the Expedited Arbitration Proceeding is that Landlord unreasonably withheld, conditioned, or delayed consent with respect to such matter, then (i) Landlord shall be deemed to have consented to such matter, and (ii) Landlord shall execute and deliver documentation that is reasonably requested by Tenant to evidence such consent.

          (C) Tenant shall have the right to institute legal proceedings in a court of competent jurisdiction against Landlord to recover the actual damages that Tenant sustains by reason of Landlord’s unreasonably withholding, conditioning or delaying Landlord’s consent or approval (in cases where Landlord agreed not to unreasonably withhold, condition or delay such consent or approval). Tenant shall not have the right to make any such recovery unless such court makes a final determination that Landlord unreasonably withheld, unreasonably delayed or unreasonably conditioned such consent or approval capriciously and arbitrarily.
          (D) The term “Expedited Arbitration Proceeding” shall mean a binding arbitration proceeding conducted in The City of New York under the Commercial Arbitration Rules of the American Arbitration Association (or its successor) and administered pursuant to the Expedited Procedures provisions thereof; provided, however, that with respect to any such arbitration, (i) the list of arbitrators referred to in Section E-4(b) shall be returned within five (5) Business Days from the date of mailing; (ii) the parties shall notify the American Arbitration Association (or its successor) by telephone, within four (4) Business Days, of any objections to the arbitrator appointed and, subject to clause (vii) below, shall have no right to object if the arbitrator so appointed was on the list submitted by the American Arbitration Association (or its successor) and was not objected to in accordance with Section E-4(c) as modified by clause (i) above; (iii) the notification of the hearing referred to in Section E-7 shall be four (4) Business Days in advance of the hearing; (iv) the hearing shall be held within seven (7) Business Days after the appointment of the arbitrator; (v) the arbitrator shall have no right to award damages or vary, modify or waive any provision of this Lease; (vi) the decision of the arbitrator shall be final and binding on the parties; and (vii) the arbitrator shall not have been employed by either party (or their respective Affiliates) during the period of three (3) years prior to the date of the Expedited Arbitration Proceeding. The arbitrator shall determine the extent to which each party is successful in such Expedited Arbitration Proceeding in addition to rendering a decision on the dispute submitted. If the arbitrator determines that one (1) party is entirely unsuccessful, then such party shall pay all of the fees of such arbitrator. If the arbitrator determines that both parties are partially successful, then each party shall be responsible for such arbitrator’s fees only to the extent such party is unsuccessful (e.g., if Landlord is eighty percent (80%) successful and Tenant is twenty percent (20%) successful, then Landlord shall be responsible for twenty percent (20%) of such arbitrator’s fees and Tenant shall be responsible for eighty percent (80%) of such arbitrator’s fees).
Article 34
ADDITIONAL PROVISIONS
     34.1. Tenant’s Property Delivered to Building Employees.
     Any Building employee to whom any property is entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property.

     34.2. Not Binding Until Execution.
     This Lease shall not be binding upon Landlord or Tenant unless and until Landlord and Tenant have executed and unconditionally delivered a fully executed counterpart of this Lease to each other.
     34.3. No Third Party Beneficiaries.
     Landlord and Tenant hereby acknowledge that they do not intend for any other Person to constitute a third-party beneficiary hereof, except to the extent otherwise set forth herein.
     34.4. Extent of Landlord’s Liability.
          (A) The obligations of Landlord under this Lease shall not be binding upon the Person that constitutes Landlord initially after the sale, conveyance, assignment or transfer by such Person of its interest in the Building or the Real Property, as the case may be (or upon any other Person that constitutes Landlord after the sale, conveyance, assignment or transfer by such Person of its interest in the Building or the Real Property, as the case may be), to the extent such obligations accrue from and after the date of such sale, conveyance, assignment or transfer.
          (B) The members, managers, partners, shareholders, directors, officers and principals, direct and indirect, comprising Landlord shall not be liable for the performance of Landlord’s obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder.
          (C) The liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Real Property and the proceeds thereof (including, without limitation, proceeds of a sale or refinancing of Landlord’s interest in the Real Property, casualty insurance proceeds, and condemnation awards). Tenant shall not look to any property or assets of Landlord (other than Landlord’s interest in the Real Property and such proceeds thereof) in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations.
     34.5. Extent of Tenant’s Liability.
     If Tenant is a corporation, limited partnership, limited liability partnership or limited liability company, then (i) the members, managers, limited partners, shareholders, directors, officers and principals, direct and indirect, comprising Tenant shall not be liable for the performance of Tenant’s obligations under this Lease, and (ii) Landlord shall look solely to Tenant to enforce Tenant’s obligations hereunder.
     34.6. Survival.
     Subject to the terms hereof, Tenant’s liability for all amounts that are due and payable to Landlord hereunder shall survive the Expiration Date.

     34.7. Recording.
     Tenant shall not record this Lease. Tenant shall not record a memorandum of this Lease. Landlord shall have the right to record a memorandum of this Lease. If Landlord submits to Tenant a memorandum hereof that is in reasonable form, then Tenant shall execute, acknowledge and deliver such memorandum promptly after Landlord’s submission thereof to Tenant.
     34.8. Entire Agreement.
     This Lease contains the entire agreement between the parties and supersedes all prior understandings, if any, with respect thereto. This Lease shall not be modified, changed, or supplemented, except by a written instrument executed by both parties.
     34.9. Counterparts.
     This Lease may be executed in counterparts, it being understood that all such counterparts, taken together, shall constitute one and the same agreement.
     34.10. Exhibits.
     If any inconsistency exists between the terms and provisions of this Lease and the terms and provisions of the Exhibits hereto, then the terms and provisions of this Lease shall prevail.
     34.11. Gender; Plural.
     Wherever appropriate in this Lease, personal pronouns shall be deemed to include the other gender and the singular to include the plural.
     34.12. Divisibility.
     If any term of this Lease, or the application thereof to any Person or circumstance, is held to be invalid or unenforceable, then the remainder of this Lease or the application of such term to any other Person or any other circumstance shall not be thereby affected, and each term shall remain valid and enforceable to the fullest extent permitted by law.
     34.13. Vault Space.
     If (i) Tenant uses or occupies any vaults, vault space or other space outside the boundaries of the Real Property that in each case is located below grade, and (ii) such space is diminished by any Governmental Authority or by any utility company, then such diminution shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord.
     34.14. Adjacent Excavation.
     If an excavation is made upon land adjacent to the Building, or is authorized to be made, then Tenant, upon reasonable advance notice, shall grant to the Person causing or authorized to cause such excavation a license to enter upon the Premises for the purpose of doing such work as said Person deems necessary to preserve the Building from injury or damage and to support the same by proper foundations, without any claim for damages or indemnity against Landlord, or diminution or abatement of Rental. Landlord acknowledges that Landlord’s right to access the Premises as provided in this Section 34.14 is subject to the provisions of Article 9 hereof.
     34.15. Captions.
     The captions are inserted only for convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision thereof.
     34.16. Parties Bound.
     The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.
     34.17. Authority.
          (A) Tenant hereby represents and warrants to Landlord that (i) Tenant is duly organized and validly existing in good standing under the laws of New York, and possesses all licenses and authorizations necessary to carry on its business, (ii) Tenant has full power and authority to carry on its business, enter into this Lease and consummate the transaction contemplated by this Lease, (iii) the individual executing and delivering this Lease on Tenant’s behalf has been duly authorized to do so, (iv) this Lease has been duly executed and delivered by Tenant, (v) this Lease constitutes a valid, legal, binding and enforceable obligation of Tenant (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Lease by Tenant will not cause or constitute a default under, or conflict with, the organizational documents of Tenant or any agreement to which Tenant is a party, (vii) to the best of Tenant’s knowledge, the execution, delivery and performance of this Lease by Tenant will not violate any Requirement, and (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Tenant for the execution, delivery and performance of this Lease have been obtained or made.
          (B) Landlord hereby represents and warrants to Tenant that (i) Landlord is duly organized and validly existing in good standing under the laws of Delaware, and possesses all licenses and authorizations necessary to carry on its business, (ii) Landlord has full power and authority to carry on its business, enter into this Lease and consummate the transaction contemplated by this Lease, (iii) the individual executing and delivering this Lease on Landlord’s behalf has been duly authorized to do so, (iv) this Lease has been duly executed and delivered by Landlord, (v) this Lease constitutes a valid, legal, binding and enforceable obligation of Landlord (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Lease by Landlord will not cause or constitute a default under, or conflict with, the organizational documents of Landlord or any agreement to which Landlord is a party, (vii) the execution, delivery and performance of this Lease by Landlord does not violate any Requirement, and (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Landlord for the execution, delivery and performance of this Lease have been obtained or made.
     34.18. Rent Control.
     If at the commencement of, or at any time or times during, the Term, the Rental reserved in this Lease is not fully collectible by reason of any Requirement, then Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may reasonably request and as may be legally permissible to allow Landlord to collect the maximum rents which may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction prior to the expiration of the Term, (a) the Rental shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the periods following such termination, and (b) Tenant shall pay to Landlord, if legally permissible, an amount equal to the excess of (i) the items of Rental which would have been paid pursuant to this Lease but for such legal rent restriction, over (ii) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect.
     34.19. Consequential Damages.
     Tenant shall have no liability for any consequential, indirect or punitive damages that Landlord suffers (it being understood, however, that nothing contained in this Section 34.19 limits Landlord’s right to recover damages (x) as expressly provided in Section 24.3(A) hereof and in Section 27.2 hereof, or (y) for Tenant’s failure to remove Specialty Alterations to the extent provided in Section 7.8(A) hereof). Landlord shall have no liability for any consequential, indirect or punitive damages that are suffered by Tenant or any Person claiming by, through or under Tenant.
     34.20. Tenant’s Advertising.
     Tenant shall not use a picture, photograph or drawing of the Building (or a silhouette thereof) in Tenant’s letterhead or promotional materials without Landlord’s prior approval.
     34.21. Specially Designated Nationals; Blocked Persons; Embargoed Persons.
          (A) Tenant represents and warrants that (i) Tenant and to the best of Tenant’s knowledge, each person or entity owning an interest in Tenant is (a) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (b) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (ii) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (iii) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (iv) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by Requirements or that this Lease is in violation of Requirements, and (v) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by Requirements or Tenant is in violation of Requirements.
          (B) Tenant covenants and agrees (a) to comply with all Requirements relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this Section 34.21(B) or Section 24.21(A) hereof are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under this Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms of this Section 34.21.
          (C) Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the term of this Lease shall be a default hereunder (subject to applicable notice and cure periods provided in this Lease). Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a default hereunder.
          (D) Tenant shall provide documentary and other evidence of Tenant’s identity and ownership as may be reasonably requested by Landlord at any time to enable Landlord to verify Tenant’s identity or to comply with any legal request.

These pages constitute the signature pages to the Lease, dated as of the                      day of September,
2009, between HWA 1290 III LLC, HWA 1290 IV LLC, AND HWA 1290 V LLC, collectively, as landlord, and BROADPOINT GLEACHER SECURITIES GROUP, INC., as tenant, for certain space in the building known by the street address of 1290 Avenue of the Americas, New York, New York 10104
     IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Lease as of the date first above written.

HWA 1290 III LLC, a Delaware limited liability company
By:	Hudson Waterfront Associates III, L.P., a Delaware limited partnership, its sole equity member

By:	Hudson Waterfront III Corporation, a Delaware corporation, its sole general partner

By:	/s/ David R. Greenbaum
David R. Greenbaum
President

HWA 1290 IV LLC, a Delaware limited liability company
By:	Hudson Waterfront Associates IV, L.P., a Delaware limited partnership, its sole equity member

By:	Hudson Waterfront IV Corporation, a Delaware corporation, its sole general partner

By:	/s/ David R. Greenbaum
David R. Greenbaum
President
[Signatures continued on next page.]

HWA 1290 V LLC, a Delaware limited liability company

By:	Hudson Waterfront Associates V, L.P., a Delaware limited partnership, its sole equity member

By:	Hudson Waterfront V Corporation, a Delaware corporation, its sole general partner

By:	/s/ David R. Greenbaum
David R. Greenbaum
President

BROADPOINT GLEACHER SECURITIES GROUP, INC., TENANT
By:	/s/ Lee Fensterstock
	Name:	Lee Fensterstock
	Title:	Chief Executive Officer

UNIFORM FORM CERTIFICATE OF ACKNOWLEDGMENT
(Within New York State)

STATE OF	New York		)

: ss.:
COUNTY OF	New York		)

     On the 30 day of September, in the year 2009, before me, the undersigned personally appeared Lee Fensterstock, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Patricia Arciero-Craig
Notary Public
UNIFORM FORM CERTIFICATE OF ACKNOWLEDGMENT
(Outside of New York State)

STATE OF		)

: ss.:
COUNTY OF		)

     On the ___ day of                     , in the year 2009, before me, the undersigned, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the                     . (Insert the city or other political subdivision and the state or country or other place the acknowledgement was taken.)

(Signature and office of individual taking acknowledgement)

Exhibit “A”-1
Office Premises — Portion of 4th Floor
[See Attached]

1290 Avenue of the Americas - 4th Floor Plan

VORNADO REALTY TRUST

West 52nd Street
6th Avenue
West 51st Street

Exhibit “A”-2
Office Premises — Portion of 5th Floor
[See Attached]

1290 Avenue of the Americas - 5th Floor Plan

West 52nd Street
6th Avenue
West 51st Street

Exhibit “A”-3
Supplemental Space
[See Attached]

1290 Avenue of the Americas - SC Floor Plan

N
West 52nd Street
COMPRESSOR AREA
A.C. FAN ROOM
PLENUM
WET ROOM
DRY ROOM
PARKING / LOADING / DELIVERY / REMOVING AREAS
UPS TRUCK PARKING AREA
FREIGHT/SERVICE HALL
STEAM METER RM.
LOCKSMITH SHOP
ELECTRIC SWITCHBOARD ROOM
803 USF
West 51st Street

Exhibit “A”-4
Existing Data Room
[See Attached]

1290 Avenue of the Americas - 5th Floor Plan

West 52nd Street
825 RSF
6th Avenue
West 51st Street

Exhibit “3.3”
Rules
1.	Tenant shall not obstruct the common areas of the Building. Tenant shall not use the common areas of the Building for any purpose other than for the purpose that the applicable common area is used ordinarily.

2.	Tenant shall not use any plumbing fixtures that are connected to Building Systems for any purpose other than the ordinary purpose for which such plumbing fixtures are installed.

3.	Tenant shall not use the Premises in any manner that materially and unreasonably interferes with the use of any other portion of the Building for ordinary business purposes.

4.	Tenant shall not at any time keep in the Premises any flammable, combustible or explosive substance, except for any such substances that are incidental to the use or maintenance of the Premises for ordinary office purposes or the performance of Alterations that are performed in accordance with the terms of this Lease.

5.	Tenant shall not bring any bicycles, vehicles or animals of any kind (except for service animals) into the Premises or the Building.

6.	Subject to Section 3.3 of the Lease, Tenant shall comply with the security procedures that Landlord reasonably adopts from time to time for the Building. Tenant acknowledges that Landlord’s security procedures may include, without limitation, (i) Landlord’s denying entry to the Building by any person who does not present a Building pass or who does not comply with Landlord’s procedures regarding the registration of visitors to the Building, and (ii) procedures governing the inspection of freight that arrives at the loading facilities for the Building.

7.	Landlord shall have the right to require Tenant to (x) direct Persons who are delivering packages to the Premises to make delivery to an office in the Building that Landlord designates (in which case Landlord shall make arrangements for such packages to be delivered to Tenant using other personnel that Landlord engages), or (y) arrange for such Persons to be escorted by a representative of Tenant while such Person makes delivery to the Premises.

8.	Tenant shall subject to inspection by Landlord or Landlord’s designee all items being brought into the Building by or on behalf of Tenant (including, without limitation, packages, boxes, bags, handbags, attaché cases, and suitcases). Landlord may refuse entry into the Building to any Person who refuses to cooperate with such inspection or who is carrying any item which has a reasonable likelihood of being dangerous to persons or property.

9.	Tenant, at Tenant’s expense, shall operate its interior lights for the employees of Landlord during the period that such employees make repairs in the Premises or perform cleaning services in accordance with the terms of this Lease.

10.	Tenant shall not canvass or solicit the other occupants of the Building. Tenant shall cooperate reasonably with Landlord in connection with Landlord’s efforts to prevent any Person from canvassing, soliciting or peddling in the Building.

11.	Tenant shall use in the Building only hand trucks and hand carts that in either case are equipped with rubber tires and side guards.

12.	Tenant shall implement a policy that precludes its personnel from smoking in the Building and shall use reasonable efforts to enforce such policy.

Exhibit “3.4”
Designated Shaftways
[See Attached]

1290 Avenue of the Americas (19) - 04 - Floorplan

West 52nd Street
West 51st Street

RED = ELECTRIC CLOSET SHAFTS
BLUE = TELEPHONE CLOSET SHAFTS

Exhibit “3.6”
Basic Antennae Site
[See Attached]

Exhibit “3.10”
Certificate of Occupancy
[See Attached]

Certificate of Occupancy
CO Number: 103457929F
Permissible Use and Occupancy

			Building	Building	Zoning
	Maximum	Live load	Code	Code	dwelling or
Floor	persons	lbs per	habitable	occupancy	rooming	Zoning
From To	permitted	sq. ft.	rooms	group	units	use group	Description of use
CEL	300	100				6	BUILDING UTILITIES, STORAGE, OFFICES BUILDING STORAGE BANK SPACES AND TELEPHONE EQUIPMENT ROOM.

SC1	60	OG				9
STORAGE LOCKER ROOM, BUILDING, UTILITY FIVE (5) LOADING BERTHS, BUILDING STORAGE, MECHANICAL EQUIPMENT & FAN ROOMS, PARKING FOR MORE THAN FIVE (5) MOTOR VEHICLES MAIL ROOM; OFFICES, RECEIVING, PACKING & SHIPPING, PHOTOSTATIC AND REPRODUCTION ROOM LIMITED TO FIVE (5) PERSONS ENGAGED IN MANUFACTURING.

001	350	100				6	LOBBY, BANK STORES. OFFICES, EATING AND DRINKING PLACE

002	690	50				6	BANK SPACES, DINING ROOM, OFFICES

003	690	50				6	OFFICES

004	895	125				6	OFFICES AND CAFETERIA

005	690	50				6	OFFICES

006	400	50		E		6	OFFICES

006	262			F-1B		6	MEETING ROOM

007	690	50				6	OFFICES

Borough Commissioner	Commissioner

B Form 54 (Revised 03/05)	DOCUMENT CONTINUES ON NEXT PAGE

Certificate of Occupancy
CO Number: 103457929F
Permissible Use and Occupancy

			Building	Building	Zoning
	Maximum	Live load	Code	Code	dwelling or
Floor	persons	lbs per	habitable	occupancy	rooming	Zoning use
From To	permitted	sq. ft.	rooms	group	units	group	Description of use
008	690	200				6	A.C. FAN ROOM, OFFICES, EMPLOYEE CAFETERIA

009-011	660	40				6	OFFICES ON EACH FLOOR

012-013	600	40				6	OFFICES ON EACH FLOOR

014-016	390	50				6	OFFICES ON EACH FLOOR.

017 019	180	50				6	OFFICES ON EACH FLOOR.

020	180	200				6	OFFICES & HOUSE TANK ROOM.

021-024	180	50				6	OFFICE ON EACH FLOOR

025	180	150				6	OFFICES AND A.C. FAN ROOM.

026-030	180	50				6	OFFICES ON EACH FLOOR

031-041	180	50				6	OFFICES ON EACH FLOOR

042	180	50				6	OFFICES

043	180	200				6	OFFICES AND COOLING TOWER

Borough Commissioner	Commissioner

B Form 54 (Revised 03/05)	DOCUMENT CONTINUES ON NEXT PAGE

Certificate of Occupancy
CO Number: 103457929F
Permissible Use and Occupancy

			Building	Building	Zoning
	Maximum	Live load	Code	Code	dwelling or
Floor	persons	lbs per	habitable	occupancy	rooming	Zoning
From To	permitted	sq.ft.	rooms	group	units	use group	Description of use
TO W							COOLING TOWER, HOUSE TANK, FAN ROOM AND ELEVATOR MACHINERY ROOM

NOTE: SCENERY OF SCENIC ELEMENTS ON OR ABOVE THE STAGE IS PROHIBITED WITHIN THE F1-B PLACE OF ASSEMBLY ON THE 6TH FLOOR. NOTE: GARAGE TO BE USED EXCLUSIVELY FOR STORAGE OR PASSENGER MOTOR VEHICLES OF TENANTS OR THEIR EMPLOYEES, CUSTOMERS OR PATRONS, ALL IN ACCORDANCE WITH

4-A OF THE ZONING RESOLUTION, NO SALE OF GASOLINE OR OIL OR SERVICE OR REPAIR FACILITIES PERMITTED. FIRE DEPARTMENT APPROVALS: STANDPIPE SYSTEM — MAY 1, 1963 SPRINKLER SYSTEM — JUNE 14, 1963 OLD CODE
END OF SECTION

Borough Commissioner	Commissioner

B Form 54 (Revised 03/05)	END OF DOCUMENT

Certificate of Occupancy
CO Number: 103457929F
This certifies that the premises described herein conforms substantially to the approved plans and specifications and to the requirements of all applicable laws, rules and regulations for the uses and occupancies specified. No change of use or occupancy shall be made unless a new Certificate of Occupancy is issued. This document or a copy shall be available for inspection at the building at all reasonable times.

A.	Borough: Manhattan	Block Number:	01267	Certificate Type:	Final

	Address: 1290 AVENUE OF THE AMERICAS	Lot Number(s):	1	Effective Date:	04/06/2006

	Building Identification Number (BIN): 1034510

	Special District: None	Building Type:	Altered

	This Certificate supercedes CO Number(s): 107176

	For zoning lot metes & bounds, please see BISWeb.

B.	Construction classification:	OLD CODE: 1	Number of stories:	43

	Building Occupancy Group classification:	COM	Height in feet:	546

	Multiple Dwelling Law Classification:	None	Number of dwelling units:	0

C.	Fire Protection Equipment: None associated with this filing.

D.	Type and number of open spaces:
	None associated with this filing.

E.	This Certificate is issued with the following legal limitations:
	None

	Borough Comments: None

Borough Commissioner	Commissioner

B Form 54 (Revised 03/05)	DOCUMENT CONTINUES ON NEXT PAGE

Exhibit “4.3”
HVAC Specifications
Summer: Indoor conditions not in excess of 75ºF dry bulb / 50% relative humidity, will be maintained when outdoor conditions are 91ºF dry bulb / 76ºF wet bulb, based upon a tenant occupancy of one person per 100 rentable square feet average and lighting/equipment average electric usage of 80% of 5 watts demand load per square foot of Usable Area. Building air conditioning systems which cool the Premises shall be provided with a minimum of 75% efficiency filter. Indoor conditions are based upon Building Systems delivering a minimum of 20 cfm per person of outside air.
Winter: Minimum 70ºF indoor conditions will be maintained when outdoor conditions are at or above 0ºF.

Exhibit “4.4”
Cleaning Specifications
NIGHTLY (ON BUSINESS DAYS)
•	Sweep hard-surfaced flooring in general office space using a dust-down preparation.

•	Carpet sweep carpets in general office areas without moving heavy furniture (such as desks, file cabinets, computer stands, and sofas).

•	Hand dust and wipe clean all furniture, fixtures and window sills in the general office areas that are within reach of the cleaning staff without ladders.

•	Empty and clean waste receptacles in the general office areas and remove wastepaper.

•	Dust the interior of waste receptacles in the general office areas.

•	Wash clean water fountains and coolers in the general office areas.

•	Sweep private stairways within the premises.

•	Sweep and wash (using disinfectant) all floors in the base building lavatories that are located in the Building core.

•	Wash and polish mirrors, shelves, bright work and enameled surfaces in the base building lavatories that are located in the Building core.

•	Wash and disinfect basins, bowls and urinals in the base building lavatories that are located in the Building core.

•	Wash toilet seats in the base building lavatories that are located in the Building core.

•	Hand dust and clean all partitions, tile walls, dispensers and receptacles in the base building lavatories that are located in the Building core.

•	Empty paper receptacles and remove wastepaper in the base building lavatories that are located in the Building core.

•	Fill toilet tissue holders in the base building lavatories that are located in the Building core.

•	Clean each Designated Pantry

•	Empty and clean sanitary disposal receptacles in the base building lavatories that are located in the Building core.

WEEKLY
•	Vacuum clean carpeting and rugs in the general office areas without moving heavy furniture (such as desks, file cabinets, computer stands, and sofas).

•	Dust door louvres and other ventilating louvres that are within reach of the cleaning staff without ladders.

•	Wipe clean bright work.
QUARTERLY
•	High dust the Premises, including the following:
•	Dust pictures, frames, charts, graphs and similar wall hangings that are not reached in nightly or weekly cleaning.

•	Dust clean vertical surfaces, such as walls, partitions, doors and door bucks and other surfaces not reached in nightly or weekly cleaning.

•	Dust pipes, ventilating and air-conditioning louvers, ducts, high moldings and other high areas not reached in nightly or weekly cleaning.

•	Dust Venetian blinds.
ADDITIONAL SERVICES
•	Wash the exterior of windows periodically, subject to weather conditions and Requirements.

Exhibit “6.2”-1 -A
Landlord’s Base Building Work
All references to the Office Premises contained in this Exhibit 6.2-1 shall be deemed to exclude the Existing Data Room. Landlord shall perform the following work in the Office Premises:
•	The Office Premises shall be in a broom clean condition, free of debris and demolished.

•	All perimeter convector enclosures and grilles shall be stripped of paint, repaired or replaced where necessary and delivered ready to receive Tenant finishes. All perimeter convector units to be cleaned and vacuumed. All sound attenuation materials replaced as needed. All piping, valves, thermostats and controls shall be in good working order and condition. There shall be a minimum of one (1) thermostat and associated control valve per column bay. Acoustics shall be installed within walls of the Office Premises that are located in between the individual offices constructed therein but only to the extent that there is induction piping or ductwork in such walls.

•	Floors of the Office Premises shall be delivered scraped, patched and leveled to the standard of a first class office building, ready to receive floor coverings.

•	There shall be firestopping and fireproofing at all locations required by Requirements.

•	All exposed steel shall be fireproofed. The inside face perimeter walls, sill or bulkheads, core wall, columns, and base building partitions within the Office Premises shall be framed, dry walled, insulated, spackled, finished, taped and polished from slab to finished ceiling ready to accept paint. Interior columns shall be stripped clean (if applicable) of all previous construction to the interior fireproofing surface.

•	Landlord shall provide a minimum of six (6) required connection points as required by the Permitted Uses, tie ins, and software reprogramming for the Office Premises for Tenant speakers, strobes, relays, and other addressable and non-addressable devices and connection to the Building’s Class “E” fire alarm system. Such system shall include, but not to be limited to, the installation of required warden stations, pull stations, smoke detectors, and speakers and strobes for the core areas including the core lavatories, of sufficient quantity and appropriate height to meet ADA and all code Requirements, whether local, state or federal.

•	Landlord shall install, trunk ducts for Tenant’s allocated HVAC supply and return air to the Office Premises, including all required fire alarm devices and fire/smoke dampers.

•	All perimeter windows shall be sealed and in weathertight condition, and all broken glass replaced. Landlord shall repair or repair the existing mullions inside the Office Premises where necessary, as determined by Landlord, in Landlord’s reasonable discretion.

•	All exterior window film shall be removed and replaced with clear film. Specifications for the window film are attached hereto as Exhibit “6.2-1-B”.

•	Landlord shall provide a temporary sprinkler loop together with complete infrastructure, including valved outlets on each floor of the Office Premises.

•	All restrooms on each floor of the Office Premises shall be upgraded to Landlord’s building standard finish which shall be comparable to the bathrooms located on the seventeenth (17th) through the twenty-first (21st) floors of the Building as of the date hereof; it being understood, however, that Tenant shall be permitted to request reasonable changes to the finishes located therein and Landlord shall use commercially reasonable efforts to work together with Tenant to accommodate such reasonable changes. If required by Requirements, Landlord shall build an ADA compliant unisex stall on each floor of the Office Premises in a location designated by Landlord and approved by Tenant which approval shall not be unreasonably withheld, conditioned or delayed.

•	Landlord shall construct a Building standard, code compliant demising wall and common corridor. Cosmetic finishes of the common corridor, along with a color rendering of the completed common corridor shall be comparable to the finishes located in the common corridors of the eighth (8th) and ninth (9th) floors of the Building as of the date hereof; it being understood, however, that Tenant shall be permitted to request reasonable changes to the finishes located therein and Landlord shall use commercially reasonable efforts to work together with Tenant to accommodate such reasonable changes. Landlord shall use commercially reasonable efforts to finish common corridor within thirty (30) days after Landlord completes the Office Improvement Work.

Exhibit “6.2”-1-B
Window Film Specifications
(See Attached)

3M

Sun Control Window Films

PR 70

PR 70 Benefits:

- Substantial heat rejection provides energy savings and enhanced comfort, combined with a clear film
- Increased on-angle heat rejection provides additional performance benefits
- Low reflection enhances views and overall beauty
- No metals; 3M technology provides superior performance with no corrosion or interference with cell phone signals
- Extends the life of furnishings by rejecting UV rays, the single largest component of fading
- Premium 3M manufacturer's warranty
- Reduces glare and eye discomfort
- Increases personal safety by minimizing flying glass

Performance Results:

Visible Light Transmitted	69%
Total Solar Energy Rejected	50%
TSER—On 60°Angle	59%
Infrared Rejected	97%
Visible Light Reflected Int.	9%
Visible Light Reflected Ext.	10%
UV Rejected	99.9%
Glare Reduction	23%
Luminous Efficacy	1.19

Performance data generated for a typical film on 6mm glass using applicable industry test methods and standards. Infrared rejection measured from 900nm–1000nm.

Prestige Series

PR 70

Glass Type (All 1/4")	Single Pane Clear	Single Pane Tinted	Double Pane Clear	Double Pane Tinted
Visible Light Transmitted	69%	41%	61%	37%
Total Solar Energy Rejected	50%	57%	44%	58%
Total Solar Energy Rejected — On 60° Angle	59%	63%	50%	62%
Infrared Rejected	97%	97%	97%	97%
Visible Light Reflected Int.	9%	8%	13%	12%
Visible Light Reflected Ext.	10%	6%	16%	9%
UV Rejected	99.9%	99.9%	99.9%	99.9%
Glare Reduction	23%	23%	23%	22%
Shading Coefficient	.59	.50	.64	.48
Emissivity	.78	.78	.78	.78
U Value	.99	.99	.46	.46
Luminous Efficacy	1.19	.82	.95	.77

3M

Building and Commercial Services Division

3M Center, Building 223-2S-24
St. Paul, MN 55144-1000

© 3M 2007 70-0709-0160-1 (174)

Exhibit “6.2”-2
Final Plans
ARCHITECTURAL

A001	GENERAL NOTES, DRAWING LIST, KEY PLAN
A002	GENERAL NOTES, ABBREVIATIONS + SYMBOLS
A003	KEY PLAN
A110	4TH FLR EXISTING/DEMOLITION PLAN
A111	4TH FLR EXISTING/DEMOLITION PLAN
A112	5TH FLR EXISTING/DEMOLITION PLAN
A120	4TH FLR CONSTRUCTION PLAN
A121	4TH FLR CONSTRUCTION PLAN
A122	5TH FLR CONSTRUCTION PLAN
A130	4TH FLR REFLECTED CEILING PLAN
A131	4TH FLR REFLECTED CEILING PLAN
A132	5TH FLR REFLECTED CEILING PLAN
A140	4TH FLR POWER/TELPHONE/DATA PLAN
A141	4TH FLR POWER/TELPHONE/DATA PLAN
A142	5TH FLR POWER/TELPHONE/DATA PLAN
A150	4TH FLR FINISH PLAN
A151	4TH FLR FINISH PLAN
A152	5TH FLR FINISH PLAN
A200	INTERIOR ELEVATIONS (multiple drawings to be issued)
A500	DETAILS: PARTITION TYPES (multiple drawings to be issued)
A600	DOOR SCHEDULE
A601	FINISH AND LIGHT SCHEDULE (multiple drawings to be issued)
A700	DETAILS: MILLWORK (multiple drawings to be issued)

Exhibit “17.3”
Cushman Competitors
[See Attached]

terms of this Section 3.6(A)(3) the term “Short List Competitor” shall mean any Person which is identified on the list attached hereto as Exhibit 3.6-4 provided however that any such Person shall constitute a Short List Competitor only during the period that such Person constitutes a “top tier” Real Estate Service Provider Tenant shall have the right by giving Landlord at least ten (10) Business Days of prior notice to replace any Person on Exhibit 3.6 -4 from time to time with a “top tier” Real Estate Service Provider (it being understood however that in no event shall Tenant have the right to identify a greater number of Persons than initially identified in Exhibit 3.6 -4 at any one time on such list) Subject to the terms of this Section 3.6(A)(3), the term “Long List Competitor” shall mean any Person which is identified on the list attached hereto as Exhibit “3.6” 5 provided, however that any such Person shall constitute a Long List Competitor only during the period that such Person constitutes a Real Estate Service Provider Tenant shall have the right by giving Landlord at least ten (10) Business Days of prior notice to replace any Person on Exhibit “3.6” 5 from time to time with a Real Estate Service Provider (regardless of whether such Real Estate Service Provider is “top tier” ) (it being understood however that in no event shall Tenant have the right to identify a greater number of Persons than initially identified in Exhibit “3.6’5 at any one time on such list) Landlord and Tenant acknowledge that the Short List Competitors that are listed on Exhibit 3.6-4 attached hereto constitute top tier’ Real Estate Service Providers as of the date hereof Landlord and Tenant acknowledge that the Long List Competitors that are listed on Exhibit 3.6 5 attached hereto constitute Real Estate Service Providers as of the date hereof If (i) at any time from and after the date hereof Landlord concludes that a particular Short List Competitor no longer constitutes a “top tier” Real Estate Service Provider and (ii) Landlord gives Tenant notice thereof then such Person shall not constitute a Short List Competitor as of the twentieth (20th) day after the date that Landlord gives such notice to Tenant unless Tenant objects thereto by giving Landlord notice thereof within such period of twenty (20) days in which case the parties shall seek in good faith the resolve the dispute (subject, however to Tenant’s right in accordance with all of the applicable terms of this Section 3.6(A)(3) to add such entity to the list of Short List Competitors at a later date if such entity is at the time in question a ‘top tier’ Real Estate Service Provider) If (i) at any time from and after the date hereof, Landlord concludes that a particular Long List Competitor no longer constitutes a Real Estate Service Provider and (ii) Landlord gives Tenant notice thereof, then such Person shall not constitute a Long List Competitor as of the twentieth (20th) day after the date that Landlord gives such notice to Tenant unless Tenant objects thereto by giving Landlord notice thereof within such period of twenty (20) days in which case the parties shall seek in good faith the resolve the dispute (subject however to Tenant’s right in accordance with all of the applicable terms of this Section 3.6(A)(3) to add such entity to the list of Long List Competitors at a later date if such entity is at the time in question, a Real Estate Service Provider) Landlord and Tenant shall each have the right to submit to an Expedited Arbitration Proceeding any unresolved dispute pursuant to the preceding two (2) sentences (it being agreed that during the pendency of such dispute or the disputes detailed in the preceding two (2) sentences, such Person shall be deemed to constitute a Short List Competitor or a Long List Compe titor as applicable) Following any such resolution which involves the removal of a particular Short List Competitor or Long List Competitor from the Short List Competitor list or the Long List Competitor list, as the case may be Tenant shall be entitled to add an additional entity to either such list as applicable pursuant to the terms of this Section 3.6. The term “Real Estate Service Provider” shall mean any Person or any division or business unit of any such Person that in either case (x) derives all or a substantial portion of its

57

revenue from providing any of the following services to a third party commercial real estate brokerage real estate investment sales including lodging and leisure sales property management facilities management project management, real estate appraisal and valuation commercial real estate mortgage brokerage commercial real estate market research and market analytics real estate debt placement, real estate transaction consulting lease administration (it being agreed that if an accounting firm (or a firm providing similar non real estate services) provides lease administration services to a third party then such accounting firm shall not be deemed a Real Estate Service Provider solely by reason of such provision of lease administration services provided however that any distinct division or business unit of such accounting firm (or a firm providing similar non real estate services) that provides lease administration services shall be considered a Real Estate Service Provider if it otherwise meets the definition of Real Estate Service Provider) real estate investment management and strategy and real estate fund management (collectively Real Estate Services ) or (y) (I) derives a material portion if its revenue from providing Real Estate Services to third parties (but does not derive all or substantially all of its revenue from providing Real Estate Services to third parties) and (II) is generally known as a provider of Real Estate Services (so that, for example (A) if as of the date hereof CB Richard Ellis Inc derives a material portion of its revenue from providing Real Estate Services to third parties (but does not derive all or substantially all of its revenues from providing Real Estate Services to third parties) then CB Richard Ellis Inc would nevertheless constitute a Real Estate Service Provider as of the date hereof because CB Richard Ellis Inc is generally known as a provider of Real Estate Services as of the date hereof and (B) if, as of the date hereof McDonald’s Corporation derives a material portion of its revenues from providing Real Estate Services to third parties (but does not derive all or substantially all of its revenues from providing Real Estate Services to third parties) then McDonald’s Corporation would not constitute a Real Estate Service Provider as of the date hereof because McDonald’s Corporation is not generally known as a provider of Real Estate Services as of the date hereof) it being agreed, however that a Financial Services Provider shall not constitute a Real Estate Service Provider. The parties hereby acknowledge that a Person that is not generally known as a provider of Real Estate Services to third parties but which Person has one or more Affiliates divisions or business units that provide Real Estate Services to third parties shall not necessarily constitute a Real Estate Service Provider itself but the particular Affiliate division or business unit of such Person that provides Real Estate Services to third parties shall constitute a Real Estate Service Provider (so that, for example if (I) Citibank Real Estate Services is in the business of providing Real Estate Services to third parties and (II) Citibank Real Estate Services comprises only a small component of the business of Citibank, then Citibank Real Estate Services” shall constitute a Real Estate Service Provider but Citibank shall not constitute a Real Estate Service Provider (merely by virtue of Citibank’s having such Affiliate division or business unit that is a Real Estate Service Provider)). The term “Financial Services Provider” shall mean a Person, division or business unit that derives at least seventy five (75%) percent of its revenues from providing financial services to third parties. The parties hereby acknowledge that the operation of a real estate fund, or providing investment advice to a real estate fund constitutes the provision of financial services. The term “Derivative Entity” shall mean a Person or an Affiliate, division or business unit of a Person that, in either case (I) has a name which includes a word or phrase that is or combination and/or abbreviation of one or more words or phrases that are derived from the name of a Short List Competitor a Long List Competitor or a Real Estate Service Provider as the case may be and (II) has included in its

58

name a word or phrase that is or combination and/or abbreviation of one or more words or phrases that are generally known as the name of a Short List Competitor a Long List Competitor or a Real Estate Service Provider as the case may be Thus for example if CB Richard Ellis Inc is a Real Estate Service Provider then CBRE Real Estate Funds CB Lease Audit Services and ‘CBRE Supermarkets shall constitute Derivative Entities of CB Richard Ellis Inc (regardless of whether ‘CBRE Real Estate Funds ‘CB Lease Audit Services and CBRE Supermarkets are themselves Real Estate Service Providers). However if Citibank Real Estate Services is a Real Estate Service Provider then Citibank and “Citibank Real Estate Funds’ shall not constitute Derivative Entities of Citibank Real Estate Services (assuming that Citibank and Citibank Real Estate Funds are not otherwise Real Estate Service Providers). If Landlord is engaged in bona fide negotiations with a Person regarding the leasing or subleasing of space in the Building and such Person is not identified on either the Short List Competitor list or the Long List Competitor list (and is not a Derivative Entity of a Person identified on either the Short List Competitor list or the Long List Competitor list) then Landlord shall have the right to send a notice to Tenant requesting Tenant to identify whether such person is a Real Estate Service Provider. If Tenant fails to respond to such notice then Landlord shall send Tenant a second notice (not sooner than (10) Business Days after giving the first notice). If Tenant fails to respond to such second notice within five (5) Business Days after receipt thereof then Landlord shall not be precluded from granting signage rights to such Person to an extent that would otherwise not be permitted for a Competitor pursuant to the terms of this Section 3.6(A). If Tenant however responds to such notices as applicable and identifies such Person as a Real Estate Service Provider then any lease or sublease (including without limitation granting signage rights) consummated between Landlord and such Person, if permitted hereunder shall be subject to the terms and provisions of this Lease. Landlord and Tenant shall each have the right to submit to an Expedited Arbitration Proceeding a dispute with respect to the provisions of this Section 3.6(A)(2) and/or the determination of whether a Person is a Competitor
          (B) If Landlord replaces or otherwise performs work on the curtain wall of the Building then Landlord shall have the right to obstruct Tenants Exterior Sign temporarily during the period that Landlord performs such work. If at any time the Tenant’s Exterior Sign is obstructed as aforesaid then Landlord shall perform (or cause to be performed) such work with reasonable diligence and otherwise take such action as may be reasonably necessary to minimize the period during which the Tenant’s Exterior Sign is temporarily obstructed and shall provide Tenant with a temporary sign (reasonably approved by Tenant) that is similar in size location (to the extent practicable) and prominence to Tenant’s Exterior Sign during the period that Tenant’s Exterior Sign is obstructed.
          (C) If Landlord performs work in the lobby of the Building, then Landlord shall have the right to obstruct Tenant’s Elevator Signs temporarily during the period that Landlord performs such work. If at any time the Tenant’s Elevator Signs are obstructed as aforesaid then Landlord shall perform (or cause to be performed) such work with reasonable diligence and otherwise take such action as may be reasonably necessary to minimize the period during which the Tenant’s Elevator Signs are temporarily obstructed and shall provide Tenant with temporary signs (reasonably approved by Tenant) that are similar in size location (to the extent practicable) and prominence to Tenant Elevator Signs during the period that Tenant’s Elevator Signs are obstructed.

59

replaces one of the existing Short List Competitors or Long List Competitors with such Person then any lease or sublease consummated between Landlord and such Person, if permitted hereunder shall be subject to the terms and provisions of this Lease.
          (B) Landlord shall have the right to lease any space in the Building that does not constitute Sensitive Space to any Person (the space in the Building that is not Sensitive Space being collectively referred to herein as the Peripheral Space) provided however that during the Term, provided that the Minimum Occupancy Requirement is satisfied and the Initial Tenant Requirement is satisfied (I) Landlord shall not lease any Peripheral Space to a particular Short List Competitor and/or a Derivative Entity thereof that provides commercial real estate brokerage and/or property management services to a third party for use by such Short List Competitor and/or such Derivative Entity as Headquarters Space (and any lease made by Landlord pursuant to the terms of this Section 33.22 to a Short List Competitor or a Derivative Entity thereof shall explicitly prohibit such use) (II) Landlord shall not lease Peripheral Space to a particular Short List Competitor and all Derivative Entities thereof (a particular Short List Competitor and all of the Derivative Entities thereof being referred to herein as a “Short List Competitor Family”) or any particular Short List Competitor or any particular Derivative Entity thereof that in either case is comprised of more than (X) the entire Rentable Area on more than two (2) full floors in the portion of the Building located on the seventeenth (17th) through the forty third (43rd) floors (such floors being collectively referred to herein as the “Tower Peripheral Space” ) or (Y) any portions of the Building that do not constitute Tower Peripheral Space or Sensitive Space (such portions of the Building that do not constitute Tower Peripheral Space or Sensitive Space being collectively referred to herein as the “Base Peripheral Space”) if the Base Peripheral Space that is leased to such particular Short List Competitor Family or any particular Short List Competitor or any particular Derivative Entity thereof together with any portion of the Tower Peripheral Space that is leased to such particular Short List Competitor Family or any particular Short List Competitor or any particular Derivative Entity thereof would comprise in the aggregate more than fifty five thousand (55,000) square feet of Rentable Area, and (III) in no event shall Landlord lease any Peripheral Space to (x) CB Richard Ellis Inc. or its corporate successor or a Derivative Entity of CB Richard Ellis Inc or its corporate successor in either case during the period that CB Richard Ellis Inc or its corporate successor constitutes a Short List Competitor or (y) Jones Lang LaSalle or its corporate successor or a Derivative Entity of Jones Lang LaSalle or its corporate successor in either case during the period that Jones Lang LaSalle or its corporate successor constitutes a Short List Competitor. The term “Headquarters Space” shall mean space in the Building designated by or generally known as such Short List Competitor’s and/or Derivative Entity’s New York, regional national and/or worldwide principal office. Any dispute between Landlord and Tenant regarding whether or not such space qualifies as Headquarters Space may be submitted by either party to an Expedited Arbitration Proceeding.
          (C) Subject to Section 33.22(D) hereof during the Term provided that the Minimum Occupancy Requirement is satisfied and the Initial Tenant Requirement is satisfied, Landlord shall not permit any tenant that leases from Landlord any Sensitive Space after the date hereof (or any Person claiming by through or under such tenant) to sublease sublicense or otherwise grant occupancy rights for the Sensitive Space (in whole or in part) or assign its lease sublease, license or other occupancy agreement (as the case may be) to any Long List Competitor (or any Derivative Entity thereof) or any Short List Competitor (or any Derivative

Entity thereof) provided however that nothing contained in this Section 33.22 precludes Landlord from permitting another tenant to sublease sublicense or otherwise grant occupancy rights for any space in the Building or assign its sublease license or other occupancy agreement to a Person that does not constitute a Long List Competitor (or any Derivative Entity thereof) or a Short Term Competitor (or any Derivative Entity thereof) on the date that such other tenant consummates the applicable sublease or assignment (but that thereafter constitutes a Long List Competitor (or any Derivative Entity thereof) or a Short List Competitor (or any Derivative Entity thereof) in accordance with the terms hereof) Tenant, hereby acknowledges that any tenant subtenant assignee licensee or occupant in the Building that in each case derives its rights by through or under a lease that is in effect on the date hereof may sublet the premises that are demised to such tenant, subtenant assignee licensee or occupant (in whole or in part) or assign its lease sublease license or occupancy agreement, as the case may be to a Short List Competitor (or a Derivative Entity thereof) or to a Long List Competitor (or a Derivative Entity thereof) provided however if any such tenant, subtenant, assignee, licensee or occupant in the Building that in each case derives its rights by through or under a lease that is in effect as of the date hereof voluntarily renews such lease (as opposed to a renewal pursuant to an existing renewal right in such lease) or voluntarily has additional space added to its existing premises then the provisions of Section 33. 22(A) hereof shall be applicable during such renewal term and/or to such additional space as the case may be If any tenant that leases from Landlord all or any portion of a floor of the Building after the date hereof is engaged in bona fide negotiations with a Person regarding the subleasing of space in the Building and such Person is not a Short List Competitor list or is not a Long List Competitor list (and in either case is not a Derivative Entity thereof) then Landlord shall have the right to send a notice to Tenant requesting Tenant to indicate whether Tenant intends to replace one of the existing Short List Competitors or Long List Competitors with such Person (to the extent that Tenant otherwise has the right to do so under Section 3.6 hereof). If Tenant fails to respond to such notice then Landlord shall send Tenant a second notice (not sooner than (10) Business Days after giving the first notice). If Tenant fails to respond to such second notice within five (5) Business Days after receipt thereof then such tenant shall not be precluded from consummating a lease or sublease for space in the Building with such Person. If Tenant however responds to such notices as applicable and so replaces one of the existing Short List Competitors or Long List Competitors with such Person then any lease or sublease consummated between such tenant and such Person, if permitted hereunder shall be subject to the terms and provisions of this Lease.
          (D) Any tenant that leases from Landlord all or any portion of Peripheral Space shall have the right to sublease sublicense or otherwise grant occupancy rights for such space (in whole or in part) or assign its lease sublease license or other occupancy agreement (as the case may be) to any Person provided, however that during the Term, provided that the Minimum Occupancy Requirement is satisfied and the Initial Tenant Requirement is satisfied (I) any such tenant shall not have the right to sublease sublicense or otherwise grant occupancy rights for any Peripheral Space to a particular Short List Competitor and/or a Derivative Entity thereof that provides commercial real estate brokerage and/or property management services to a third party for use by such Short List Competitor and/or such Derivative Entity as Headquarters Space (and any sublease made by such tenant pursuant to the terms of this Section 33.22 to a Short List Competitor or a Derivative Entity thereof shall explicitly prohibit such use) (II) any such tenant shall not have the right to sublease sublicense or otherwise grant occupancy rights for any Peripheral Space to a particular Short List Competitor Family or any particular Short List

Competitor or any particular Derivative Entity thereof that in either case is comprised of more than (X) the entire Rentable Area on more than two (2) full floors in the Tower Peripheral Space or (Y) any portions of the Base Peripheral Space if the Base Peripheral Space that is subleased sublicensed or otherwise demised to such particular Short List Competitor Family or any particular Short List Competitor or any particular Derivative Entity thereof together with any portion of the Tower Peripheral Space that is subleased sublicensed or otherwise demised to such particular Short List Competitor Family or any particular Short List Competitor or any particular Derivative Entity thereof would comprise in the aggregate more than fifty five thousand (55,000) square feet of Rentable Area, and (III) any such tenant shall not have the right to sublease sublicense or otherwise grant occupancy rights for any Peripheral Space to (x) CB Richard Ellis Inc or its corporate successor or a Derivative Entity of CB Richard Ellis Inc or its corporate successor in either case during the period that CB Richard Ellis Inc or its corporate successor constitutes a Short List Competitor or (y) Jones Lang LaSalle or its corporate successor or a Derivative Entity of Jones Lang LaSalle or its corporate successor in either case during the period that Jones Lang LaSalle or its corporate successor constitutes a Short List Competitor.
     33.23 Entrance.
     Landlord hereby agrees that the entrance to the Building located on the Sixth Avenue side of the Building shall remain open at all times during the Term.
Article 34
LEASING AND MANAGEMENT AGREEMENT
     34.1 Leasing and Management Agreement.
          (A) The provisions of this Article 34 shall only apply during the period that the Minimum Occupancy Requirement is satisfied and the Initial Tenant Requirement is satisfied.
          (B) As a material inducement for Tenant entering into this Lease Landlord and Tenant simultaneously herewith shall enter into that certain exclusive leasing agency agreement (the “Leasing Agreement”) in the form attached hereto as Exhibit “34” 1 and made a part hereof which grants Tenant the exclusive right to represent Landlord in the leasing of any and all space in the Building on the terms and subject to the conditions set forth therein. Subject to the terms of this Section 34.1(B) if at any time during the Term either (i) Landlord terminates the Leasing Agreement for any reason other than as permitted under the Leasing Agreement, or (ii) any successor to the rights of Landlord under this Lease fails to recognize Tenant as its exclusive leasing agent pursuant to the Leasing Agreement (the events as described in clauses (i) and (ii) being referred to collectively as “Termination Events” ) then, in any such case, Tenant, at its sole option and without limiting any other rights. Tenant may have under the Leasing Agreement, at law or in equity shall have the right to terminate this Lease (and if applicable the Existing Storage Lease) (the “Termination Right”) upon notice to Landlord (the “Termination Notice” ) which Termination Right only may be exercised by Tenant within six (6) months after the occurrence of any of the Termination Events. Upon the giving of a

Exhibit “3.6”-4
Short List Competitors

1	CB Richard Ellis

2	Newmark Knight Frank / Knight Frank

3	Grubb & Ellis Company

4	Staubach Company

5	GVA Worldwide

6	Jones Lang LaSalle

7	Colliers International

Exhibit “3.6”5
Long List Competitors

1	CB Richard Ellis

2	Newmark Knight Frank / Knight Frank

3	Grubb & Ellis Company

4	Staubach Company

5	GVA Worldwide

6	Jones Lang LaSalle

7	Colliers International

8	Cresa Partners

9	Massey Knakal

10	Studley Inc.

11	NAI

12	Eastern Consolidated

13	Eastdil

14	Equis

15	Savills

16	DTZ

17	Donaldsons

18	King Sturge

19	Cluttons

20	Drivers Jonas

21	Marcus & Millichap

Exhibit “18.1”-1
Option Space A
[See Attached]

1290 Avenue of the Americas - 3th Floor Plan

West 52nd Street
West 51st Street
N

Exhibit “18.1”-2
Option Space B
[See Attached]

1290 Avenue of the Americas - 3th Floor Plan

West 52nd Street
West 51st Street

Exhibit “18.1”-3
Option Space C
[See Attached]

1290 Avenue of the Americas - 5th Floor Plan

VORNADO REALTY TRUST

West 52nd Street
6th Avenue
West 51st Street

Exhibit “19.1”-1
Expansion Space A
[See Attached]

1290 Avenue of the Americas - 4th Floor Plan

West 52nd Street
6th Avenue
West 51st Street

Exhibit “19.1”-2
Expansion Space B
[See Attached]

1290 Avenue of the Americas - 5th Floor Plan

VORNADO REALTY TRUST

West 52nd Street
6th Avenue
West 51st Street